As filed with the Securities and Exchange Commission on June 6, 2011
Registration No. 333-173579
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
LRI Holdings, Inc. *
(Exact Name of Registrant as Specified in its Charter)

Delaware	5812	20-5894571
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
3011 Armory Drive, Suite 300
Nashville, Tennessee 37204
(615) 885-9056
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Amy L. Bertauski
Chief Financial Officer
LRI Holdings, Inc.
3011 Armory Drive, Suite 300
Nashville, Tennessee 37204
(615) 885-9056
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Peter J. Loughran, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6000

*	Information regarding additional registrants is contained in the Table of Additional Registrants on the following page.
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Unit(1)	Price	Registration Fee(2)
10.75% Senior Secured Notes due 2017 of Logan’s Roadhouse, Inc.	$355,000,000	100%	$355,000,000	$41,215.50(2)
Guarantee of 10.75% Senior Secured Notes due 2017 by LRI Holdings, Inc.	—	—	—	None(3)
Guarantee of 10.75% Senior Secured Notes due 2017 by Logan’s Roadhouse of Kansas, Inc.	—	—	—	None(3)
Guarantee of 10.75% Senior Secured Notes due 2017 by Logan’s Roadhouse of Texas, Inc.	—	—	—	None(3)
Total	$355,000,000	100%	$355,000,000	$41,215.50(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)	The registration fee has been calculated under Rule 457(f) of the Securities Act. Previously paid.

(3)	LRI Holdings, Inc., Logan’s Roadhouse of Kansas, Inc. and Logan’s Roadhouse of Texas, Inc. will fully and unconditionally guarantee the senior secured notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act, no separate fee for the guarantee is payable.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

State or Other
Jurisdiction of
Exact Name of Registrant		Incorporation	I.R.S. Employer
as Specified in its Charter		or Organization	Identification Number

Logan’s Roadhouse, Inc.*	Issuer	Tennessee	62-1602074
Logan’s Roadhouse of Kansas, Inc.*	Subsidiary Guarantor	Kansas	20-5948716
Logan’s Roadhouse of Texas, Inc.*	Subsidiary Guarantor	Texas	74-2902372

*	The address including zip code and telephone number including area code for each additional registrant is 3011 Armory Drive, Suite 300, Nashville, TN 37204, (615) 885-9056.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2011

PROSPECTUS

Logan’s Roadhouse, Inc.
Offer to Exchange
$355,000,0000 Outstanding 10.75% Senior Secured Notes due 2017
for
$355,000,0000 Registered 10.75% Senior Secured Notes due 2017

Logan’s Roadhouse, Inc., is offering to exchange $355,000,000 aggregate principal amount of outstanding 10.75% Senior Secured Notes (the “Old Notes”), for a like principal amount of registered 10.75% Senior Secured Notes due 2017 (the “New Notes”).

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the Old Notes and will not entitle their holders to registration rights.

No public market currently exists for the Old Notes or the New Notes.

The exchange offer will expire at   p.m., New York City time, on          , 2011 (the “Expiration Date”) unless we extend the Expiration Date. You should read the section called “The Exchange Offer” for further information on how to exchange your Old Notes for New Notes.

See “Risk Factors” beginning on page 20 for a discussion of risk factors that you should consider prior to tendering your Old Notes in the exchange offer and risk factors related to ownership of the Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2011

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. Also, you should not assume that there has been no change in the affairs of LRI Holdings, Inc. and its subsidiaries since the date of this prospectus.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire prospectus, including the more detailed information regarding our company, the New Notes being issued in the exchange offer and our consolidated financial statements and the related notes included in this prospectus. In this summary, we provide a number of key performance indicators used by management and others in the restaurant industry. These key performance indicators are discussed in more detail in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators.”

In this prospectus, unless the context requires otherwise, (1) the terms “we,” “us” and “our” refer to LRI Holdings, Inc. and its consolidated subsidiaries, (2) the term “LRI Holdings” refers to LRI Holdings, Inc., a Delaware corporation, which is the corporate parent of Logan’s Roadhouse, Inc. and a Guarantor of the Notes, and (3) the term “Issuer” means Logan’s Roadhouse, Inc. and not any of its subsidiaries.

Overview

Logan’s Roadhouse is a family-friendly, casual dining restaurant chain that recreates a traditional American roadhouse atmosphere offering customers value-oriented, high quality, “craveable” meals. Our restaurants are branded as The Real American Roadhouse, drawing their inspiration from the hospitable tradition and distinctive atmosphere of a Historic Route 66 style roadhouse. As of May 1, 2011, we have grown our restaurant base to 227 Logan’s Roadhouse restaurants. Of these 227 restaurants, we own and operate 201 restaurants with the additional 26 restaurants operated by two franchisees.

Our menu features an assortment of aged beef that is primarily hand-cut on premises, specially seasoned and grilled to order over mesquite wood. In addition, we offer a wide variety of seafood, ribs, chicken and vegetable dishes, including our signature Santa Fe Tilapia and Famous Baby Back Ribs. We also offer a distinctive selection of unique items such as our Smokin’ Hot Grilled Wings, Roadies and items on our Health Nuts! menu, as well as a broad assortment of timeless classics, including steak burgers, salads, sandwiches and our made-from-scratch yeast rolls.

Our restaurants provide a rockin’, upbeat atmosphere combined with friendly service from a lively staff, while our interactive jukeboxes play a mix of blues, rock and new country music. As part of our welcoming atmosphere, our customers are encouraged to enjoy “bottomless buckets” of roasted in-shell peanuts and to toss the shells on the floor while dining or waiting for a table. Our restaurants, which are open for lunch and dinner seven days a week, serve a broad and diverse customer base.

Our Strengths

Our core strengths include the following:

•	A menu featuring a variety of fresh, high-quality food.

•	Abundant portions at affordable prices.

•	Differentiated brand with broad customer appeal.

•	Efficient cost structure.

•	Attractive unit level economics

•	Strong free cash flow.

•	Experienced and invested management team.

Our Strategy

Our goals are to grow comparable restaurant sales and to pursue disciplined new restaurant development. We intend to achieve these goals by implementing the following strategies:

•	Comparable restaurant sales growth. In the thirty-nine weeks ended May 1, 2011, we achieved a positive change in comparable restaurant sales growth of 0.9%. We seek to continue this trend through the following initiatives:

•	Menu innovation.

•	Increasing our average check.

•	Promoting our brand.

•	Emphasizing excellent operations and customer satisfaction.

•	Disciplined new restaurant development. We believe differentiated, moderately priced roadhouse concepts have broad customer appeal, and remain under-penetrated relative to the bar & grill and steakhouse segments. We are primarily focused on maintaining disciplined growth of our brand by strategically opening additional company-owned restaurants to backfill existing states.

LRI Holdings, Inc. is incorporated under the laws of the state of Delaware. Our principal executive offices are located at 3011 Armory Drive, Suite 300, Nashville, Tennessee 37204. Our telephone number is (615) 885-9056.

The Transactions

On October 4, 2010, LRI Holdings was acquired by wholly owned subsidiaries of Roadhouse Holding Inc. (“Roadhouse Holding”), a Delaware corporation owned by Kelso Investment Associates VIII, L.P. and KEP VI, LLC (the “Kelso Affiliates”), which are affiliated with Kelso & Company, L.P. (“Kelso”), and certain members of our management team (collectively, the “Management Investors”). The acquisition was effected pursuant to an agreement and plan of merger, dated as of August 27, 2010 (the “Merger Agreement”), by and among LRI Holdings, Roadhouse Parent Inc. (“Parent”), Roadhouse Merger Inc. (“Merger Co”) and LRI Acquisition, LLC, which provided for the merger of Merger Co with and into LRI Holdings, with LRI Holdings continuing as the surviving corporation (the “LRI Merger”). In connection with the LRI Merger, Roadhouse Financing Inc. (“Finance Co”), a wholly owned subsidiary of Merger Co, merged with and into Logan’s Roadhouse, Inc., with Logan’s Roadhouse, Inc. continuing as the surviving corporation (the “Logan’s Merger” and, together with the LRI Merger, the “Merger”). Immediately following the Merger, LRI Holdings became a direct wholly owned subsidiary of Parent, which is the indirect wholly owned subsidiary of Roadhouse Holding.

The following transactions occurred in connection with the Merger:

•	All issued and outstanding shares of LRI Holdings’ common stock and preferred stock and all vested and unvested options to purchase LRI Holdings’ common stock were converted into, or canceled in exchange for, the right to receive an aggregate of approximately $353.9 million in cash;

•	New equity contributions of $230.0 million were made by the Kelso Affiliates and the Management Investors to purchase shares of Roadhouse Holding (the “Equity Investment”);

•	The Old Notes were issued by Finance Co;

•	All outstanding debt and accrued interest related to our then existing senior secured credit facilities (the “Prior Credit Facilities”) was retired. The amount of principal and accrued interest paid on the date of closing was approximately $133.1 million. Additionally, the interest rate swap agreement related to outstanding borrowings under the Prior Credit Facilities was terminated by payment of a termination fee of approximately $1.7 million;

•	All outstanding borrowings, accrued interest and a prepayment premium related to our then existing senior subordinated unsecured mezzanine term notes (the “Prior Mezzanine Notes” and, together with the Prior Credit Facilities, the “Prior Indebtedness”) was repaid. The amount paid at closing to retire the Prior Mezzanine Notes, including the prepayment premium, was approximately $89.7 million;

•	Finance Co entered into a new senior secured credit facility (the “Senior Secured Revolving Credit Facility”), guaranteed by Merger Co, which provides for senior secured revolving credit borrowings of up to $30.0 million, including a $12.0 million letter of credit sub-facility and a $5.0 million swingline sub-facility with a maturity date of October 4, 2015; and

•	Upon the consummation of the Merger, the rights and obligations of Finance Co and Merger Co under the Old Notes, the indenture governing the Notes (the “Indenture”), the Senior Secured Revolving Credit Facility and the credit agreement governing the Senior Secured Revolving Credit Facility (the “Credit Agreement”) became rights and obligations of Logan’s Roadhouse, Inc. and LRI Holdings, respectively.

The Merger, the payments to LRI Holdings’ then-existing shareholders and option holders in connection with the Merger, the Equity Investment, the entry into the Senior Secured Revolving Credit Facility, the repayment of the Prior Indebtedness, the closing of the issuance of the Old Notes and the payment of associated fees and expenses are collectively referred to in this prospectus as the “Transactions.” The Kelso Affiliates, through their equity ownership in Roadhouse Holding, beneficially own 97% of our common stock as of June 6, 2011.

Ownership and organizational structure

The following chart illustrates our ownership and organizational structure:

(1)	The Notes and the Senior Secured Revolving Credit Facility are guaranteed by LRI Holdings and each of the domestic subsidiaries of Logan’s Roadhouse, Inc., namely Logan’s Roadhouse of Kansas, Inc. and Logan’s Roadhouse of Texas, Inc. Neither of these subsidiaries has any material operations or assets.

*	Roadhouse Holding Inc., Roadhouse Intermediate Inc., Roadhouse Midco Inc. and Roadhouse Parent Inc. are holding companies affiliated with Kelso.

Presentation of Financial Information

We operate on a fiscal calendar widely used in the restaurant industry that results in a given fiscal year consisting of 52- or 53-weeks ending on the Sunday closest to July 31 of the applicable year. For example, references to “fiscal year 2010” refer to the fiscal year ended August 1, 2010. Our fiscal year 2008 consisted of 53 weeks, fiscal year 2009 consisted of 52 weeks, fiscal year 2010 consisted of 52 weeks and fiscal year 2011 consists of 52 weeks.

Trademarks and Tradenames

This prospectus includes our tradename, Logan’s Roadhouse, our trademarks, such as Logan’s Roadhouse® and the design, our stylized logos set forth on the cover and back pages of this prospectus, Logan’s® and the design, The Logan®, Onion Brewski®, Brewski Onions®, Peanut Shooter®, Roadies® and

The Real American Roadhouse®, as well as the peanut man logo and the trade dress element consisting of the “bucket” used in connection with our restaurant services, which are protected under applicable intellectual property laws and are the property of LRI Holdings, Inc. or its subsidiaries. This prospectus may also contain trademarks, service marks, tradenames and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks, service marks and tradenames referred to in this prospectus may appear without the ®, tm or sm symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and tradenames.

Summary of the Terms of the Exchange Offer

The Notes	On October 4, 2010 (the “Issuance Date”), the Issuer issued and privately placed $355,000,000 aggregate principal amount of 10.75% Senior Secured Notes due 2017 pursuant to exemptions from the registration requirements of the Securities Act. The initial purchasers for the Old Notes were J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC (the “Initial Purchasers”). When we use the term “Old Notes” in this prospectus, we mean the 10.75% Senior Secured Notes due 2017 that were privately placed with the Initial Purchasers on October 4, 2010, and were not registered with the SEC.

When we use the term “New Notes” in this prospectus, we mean the 10.75% Senior Secured Notes due 2017 registered with the SEC and offered hereby in exchange for the Old Notes. When we use the term “Notes” in this prospectus, the related discussion applies to both the Old Notes and the New Notes.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and will not be subject to restrictions on transfer, will bear a different CUSIP and ISIN number than the Old Notes, will not entitle their holders to registration rights and will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.

The CUSIP numbers for the Old Notes are 76972KAA7 (Rule 144A) and U7501AAA1 (Regulation S). The ISIN numbers for the Old Notes are US76972KAA79 (Rule 144A), and USU7501AAA17 (Regulation S). The CUSIP number for the New Notes is 76972KAC3 and the ISIN number for the New Notes is US76972KAC36.

The Exchange Offer	You may exchange Old Notes for a like principal amount of New Notes. The consummation of the exchange offer is not conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered for exchange.

Resale of New Notes	We believe the New Notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussions under the headings “The Exchange Offer” and “Plan of Distribution” for further information regarding the exchange offer and resale of the New Notes.

Registration Rights Agreement	We have undertaken the exchange offer pursuant to the terms of the registration rights agreement we entered into with the Initial Purchasers on October 4, 2010 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed to consummate an exchange offer for the Old Notes pursuant to an effective registration statement or to cause resales of the Old Notes to be registered. The Registration Rights Agreement provides that if a Registration Default occurs, the interest rate on the Registrable Securities will be increased by (i) 0.25% per annum for the first 90-day period beginning on the day immediately following such Registration Default and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until and including the date such Registration Default ends, up to a maximum increase of 1.00% per annum. See “Exchange Offer; Registration Rights.”

Consequences of Failure to Exchange the Old Notes	You will continue to hold Old Notes that remain subject to their existing transfer restrictions if:

• you do not tender your Old Notes; or

• you tender your Old Notes and they are not accepted for exchange.

We will have no obligation to register the Old Notes after we consummate the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old Notes.”

Expiration Date	The exchange offer will expire at p.m., New York City time, on , 2011 (the “Expiration Date”), unless we extend it, in which case Expiration Date means the latest date and time to which the exchange offer is extended.

Interest on the New Notes	The New Notes will accrue interest from the most recent date to which interest has been paid or provided for on the Old Notes or, if no interest has been paid on the Old Notes, from the date of original issue of the Old Notes.

Conditions to the Exchange Offer	The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes, and we may terminate or amend the exchange offer, if we determine in our reasonable judgment at any time before the Expiration Date that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC. The foregoing conditions are for our sole benefit and may be waived by us at any time. In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to:

• the registration statement of which this prospectus constitutes a part; or

• the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

See “The Exchange Offer — Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must tender your Old Notes and do the following on or prior to the Expiration Date,

unless you follow the procedures described under “The Exchange Offer — Guaranteed Delivery Procedures.”

• if Old Notes are tendered in accordance with the book-entry procedures described under “The Exchange Offer — Book-Entry Transfer,” transmit an Agent’s Message to the Exchange Agent through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”), or

• transmit a properly completed and duly executed letter of transmittal, or a facsimile copy thereof, to the Exchange Agent, including all other documents required by the letter of transmittal.

See “The Exchange Offer — Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your Old Notes, but cannot properly do so prior to the Expiration Date, you may tender your Old Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders of Old Notes may be withdrawn at any time prior to p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a notice of withdrawal must be actually received by the Exchange Agent at its address set forth in “The Exchange Offer — Exchange Agent” prior to p.m., New York City time, on the Expiration Date. See “The Exchange Offer — Withdrawal Rights.”

Acceptance of Old Notes and Delivery of New Notes	Except in some circumstances, any and all Old Notes that are validly tendered in the exchange offer prior to p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the exchange offer will be delivered promptly after the Expiration Date. See “The Exchange Offer — Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Material U.S. Federal Tax Considerations	We believe that the exchange of the Old Notes for the New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association is serving as the Exchange Agent (the “Exchange Agent”).

Summary of the Terms of the Notes

The terms of the New Notes offered in the exchange offer are identical in all material respects to the Old Notes, except that the New Notes:

•	are registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to additional interest;

•	will bear a different CUSIP and ISIN number;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.

Maturity Date	October 15, 2017.

Offering Price	100%.

Interest Rate	10.75% per year.

Interest Payment Dates	April 15 and October 15.

Optional Redemption	The Notes are redeemable at the Issuer’s option, in whole or in part, at any time on or after October 15, 2013, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to October 15, 2013, the Issuer may redeem up to 35% of the original principal amount of the Notes with the proceeds of certain equity offerings at a redemption price of 110.75% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to October 15, 2013, the Issuer may also redeem the Notes, in whole but not in part, at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, plus a “make-whole premium” specified herein.

In addition, prior to October 15, 2013, the Issuer has the option to redeem, during each 12-month period commencing on October 15, 2010, up to 10% of the original aggregate principal amount of the Notes at a price equal to 103% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to the date of redemption.

Mandatory Offers to Purchase	The occurrence of certain change of control events will be a triggering event requiring the Issuer to offer to purchase from you all or a portion of your Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events that may require the Issuer to use the proceeds from those asset dispositions to make an offer to purchase the Notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within a specified period to repay certain indebtedness or to invest in certain assets.

Guarantees	The Notes are guaranteed, jointly and severally, on a senior secured basis by LRI Holdings and all of the Issuer’s existing and future direct and indirect subsidiaries that borrow under or guarantee any obligation under the Senior Secured Revolving Credit Facility or that guarantee our other indebtedness or indebtedness of another Guarantor. Under certain circumstances, subsidiary Guarantors may be released from their guarantees without the consent of the holders of Notes. As of the date of this prospectus, all of the Issuer’s subsidiaries are Guarantors. See “Description of Notes — Note Guarantees.”

Collateral	The Notes and related guarantees, subject to permitted liens, have the benefit of a second-priority lien on the collateral, which consists generally of the Issuer’s and the Guarantors’ tangible and intangible assets (other than Excluded Assets) that secure obligations under the Senior Secured Revolving Credit Facility on a first-priority basis. These assets include, subject to certain exceptions, the capital stock of the Issuer, any other capital stock now owned or acquired in the future by the Issuer and the Guarantors and substantially all of the Issuer’s and the Guarantors’ assets (other than Excluded Assets).

On October 4, 2010, the Issuer and the Guarantors entered into an intercreditor agreement defining the rights of lenders and certain other parties under the Senior Secured Revolving Credit Facility and the holders of the Notes with respect to the collateral. The intercreditor agreement contains limitations on the ability of the holders of the Notes to take action in respect of the collateral. See — “Description of Notes — Collateral — Intercreditor Arrangements.”

No appraisal of the value of the collateral has been made in connection with this exchange offer, and the value of the collateral in the event of liquidation may be materially different from the book value.

The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the collateral in an orderly sale, general economic conditions and the availability of buyers. The amount to be received upon a sale of the collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time or in an orderly manner. Further, in the event of a bankruptcy, your ability to realize upon any of the collateral may be subject to certain bankruptcy law limitations. In addition, the collateral does not include any capital stock of a subsidiary of LRI Holdings, including the Issuer, to the extent that the pledge of such capital stock results in LRI Holdings or such subsidiary being required to file separate financial statements of such subsidiary with the SEC (or any other governmental agency) under Rule 3-16 of Regulation S-X under the Securities Act, and any such capital stock covered by a pledge that triggers such a requirement to file financial statements of such subsidiary with the SEC ceases automatically to be included in the collateral. See “Description of Notes — Collateral.”

Some of the Issuer’s and the Guarantors’ property and assets are excluded from the collateral, as described in “Description of Notes — Collateral — Excluded Assets.”

For a more detailed discussion, see “Description of Notes — Collateral.”

Ranking	The Notes and the guarantees are the Issuer’s and the Guarantors’ senior secured obligations and:

• rank equal in right of payment with all of the Issuer’s and the Guarantors’ existing and future senior indebtedness;

• rank senior in right of payment to all of the Issuer’s and the Guarantors’ existing and future subordinated indebtedness;

• are effectively senior to all of the Issuer’s and the Guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral (after giving effect to any senior lien on the collateral);

• are effectively subordinated to any of the Issuer and the Guarantors’ existing and future secured indebtedness that is secured by a prior lien on the collateral securing the Notes, including the obligations under the Senior Secured Revolving Credit Facility, to the extent of the value of the assets securing such debt; and

• are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the Issuer’s subsidiaries that does not guarantee the Notes (as of the issue date of the Notes, there will be no non-guarantor subsidiaries).

As of May 1, 2011:

• the Issuer had $355.0 million of total indebtedness, representing the Old Notes; and

• of the Issuer’s total indebtedness, the Issuer had $355.0 million of secured indebtedness, representing the Old Notes, and the Issuer had commitments under the Senior Secured Revolving Credit Facility available to it of $30.0 million (less approximately $4.4 million of undrawn outstanding letters of credit), all of which would be secured on a first-priority basis if borrowed.

Covenants	The New Notes will be issued under the Indenture with Wells Fargo Bank, National Association, as trustee and as collateral agent. The Indenture, among other things, limits our ability and the ability of our restricted subsidiaries, subject to certain exceptions, to:

• incur additional indebtedness;

• pay dividends or make other distributions or repurchase or redeem our capital stock;

• prepay, redeem or repurchase certain indebtedness;

• make loans and investments;

• sell assets;

• incur liens;

• enter into transactions with affiliates;

• alter the businesses it conducts;

• enter into agreements restricting the Issuer’s subsidiaries’ ability to pay dividends; and

• consolidate, merge or sell all or substantially all of its assets.

These covenants are subject to a number of important exceptions and qualifications. Certain of these covenants will cease to apply to the Notes at all times when the Notes have investment grade ratings from both Moody’s Investor Service, Inc. and Standard & Poor’s. For more details, see “Description of Notes.”

Activities of LRI Holdings	The Indenture requires the activities of LRI Holdings to be restricted. See “Description of Notes — Certain Covenants — Limitation on Activities of Holdings.”

Risk Factors	In evaluating an investment in the Notes, prospective investors should carefully consider, along with the other information in this prospectus, the specific factors set forth under “Risk Factors” beginning on page 20.

Ratio of Earnings to Fixed Charges

	Original Predecessor		Immediate Predecessor						Successor
		Period from	Period from						Period from
	Fiscal	July 29,	December 6,				Thirty-nine	Period from	October 4,
	year	2006	2006				weeks	August 2,	2010
	ended	to	to	Fiscal year ended			ended	2010 to	to
	July 28,	December 5,	July 29,	August 3,	August 2,	August 1,	May 2,	October 3,	May 1,
	2006	2006	2007	2008	2009	2010	2010	2010	2011
Ratio of earnings to fixed charges(1)	2.1	1.1	1.2	—	—	2.0	2.0	—	—

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of calculating the ratio of earnings to fixed charges, earnings represents pre-tax income (loss) from continuing operations, plus fixed charges and amortization of capitalized interest less interest capitalized. Fixed charges include: (i) interest expense and amortization of debt issuance costs; (ii) capitalized interest; and (iii) the portion of rental expense that we believe is representative of the interest component of rental expense. For fiscal year 2008, fiscal year 2009, the period from August 2, 2010 to October 3, 2010 and the period from October 4, 2010 to May 1, 2011, earnings were insufficient to cover fixed charges by approximately $4.4 million, $7.6 million, $8.5 million, and $1.8 million, respectively.

Summary Historical Consolidated Financial and Operating Data

The following table sets forth certain summary historical consolidated financial and operating data for the periods and at the dates indicated. We derived the statement of income (loss) data for the thirty-nine weeks ended May 2, 2010, the period from August 2, 2010 to October 3, 2010 and the period from October 4, 2010 to May 1, 2011 and the balance sheet data as of May 1, 2011 from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. We derived the statement of income (loss) data for the fiscal years ended August 3, 2008, August 2, 2009 and August 1, 2010 and the balance sheet data as of August 2, 2009 and August 1, 2010 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the balance sheet data as of August 3, 2008 from our audited historical financial statements not included in this prospectus.

As a result of the completion of the Transactions on October 4, 2010, LRI Holdings was acquired by certain wholly owned subsidiaries of Roadhouse Holding, a newly formed Delaware corporation owned by the Kelso Affiliates and the Management Investors. The Transactions resulted in a change in ownership of substantially all of LRI Holdings’ outstanding common stock and is accounted for in accordance with accounting guidance for business combinations and, accordingly, resulted in the recognition of assets and liabilities at fair value as of October 4, 2010. As a result of the Transactions, our consolidated financial statements after October 4, 2010 are not comparable to our consolidated financial statements prior to such date. All periods prior to October 4, 2010 and after the 2006 Acquisition (as defined in “Selected Historical Consolidated Financial and Operating Data”) are referred to as Immediate Predecessor, and all periods including and after October 4, 2010 are referred to as Successor.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. The historical financial data for the periods prior to October 4, 2010 do not reflect the completion of the Transactions or our capital structure following the completion of the Transactions and are not indicative of results that would have been reported had the Transactions occurred as of the dates indicated.

This information should be read in conjunction with “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Immediate Predecessor					Successor
					Period	Period
					from	from
				Thirty-nine	August 2,	October 4,
				weeks	2010	2010
	Fiscal year ended			ended	to	to
	August 3,	August 2,	August 1,	May 2,	October 3,	May 1,
(In thousands, except restaurant data and percentages)	2008	2009	2010	2010	2010	2011
Statement of income (loss) data:
Revenues:
Net sales	$529,424	$533,248	$555,460	$414,483	$93,762	$346,182
Franchise fees and royalties	2,574	2,248	2,068	1,531	348	1,245

Total revenues	531,998	535,496	557,528	416,014	94,110	347,427

Costs and expenses:
Restaurant operating costs:
Cost of goods sold	176,010	172,836	174,186	130,220	29,172	112,967
Labor and other related expenses	164,074	161,173	165,877	123,945	28,578	100,989
Occupancy costs	37,952	39,923	42,397	31,677	8,046	25,333
Other restaurant operating expenses	80,255	79,263	81,826	60,472	15,478	49,374
Depreciation and amortization	16,146	17,206	17,040	12,761	3,112	10,019
Pre-opening expenses	3,170	2,137	2,111	1,791	783	2,442
General and administrative	26,538	25,126	24,216	17,219	14,440	24,384
Impairment and store closing charges	6,622	23,187	91	3	—	—

Total costs and expenses	510,767	520,851	507,744	378,088	99,609	325,508

Income (loss) from operations	21,231	14,645	49,784	37,926	(5,499)	21,919
Other (expense) income:
Interest expense, net	(22,618)	(20,557)	(18,857)	(14,246)	(3,147)	(23,586)
Other (expense) income, net	(2,631)	(1,543)	798	496	182	15

Total other expense	(25,249)	(22,100)	(18,059)	(13,750)	(2,965)	(23,571)

(Loss) income before income taxes	(4,018)	(7,455)	31,725	24,176	(8,464)	(1,652)
(Benefit from) provision for income taxes	(3,392)	(5,484)	11,704	9,062	(4,675)	(558)

Net (loss) income	(626)	(1,971)	20,021	15,114	(3,789)	(1,094)
Undeclared preferred dividend	(9,605)	(10,568)	(12,075)	(8,926)	(2,270)	—

Net (loss) income attributable to common stockholders	$(10,231)	$(12,539)	$7,946	$6,188	$(6,059)	$(1,094)

Selected other data:
Restaurants open (end of period):
Company-owned	170	177	186	185	189	201
Total	196	203	212	211	215	227
Average unit volumes (in millions)(1)	$3.2	$3.0	$3.0	$2.3	$0.5	$1.8
Operating weeks(1)	8,692	9,092	9,539	7,121	1,692	5,865
Restaurant operating margin(2)	13.4%	15.0%	16.4%	16.4%	13.3%	16.6%
EBITDA(3)	$34,746	$30,308	$67,622	$51,183	$(2,205)	$31,953
Adjusted EBITDA(3)	54,987	65,117	75,045	56,495	8,567	51,865
Adjusted EBITDAR(3)	83,665	94,949	107,184	80,454	15,695	70,089
Capital expenditures	37,372	27,039	26,367	16,221	7,036	20,478
Comparable restaurant data:(4)
Change in comparable restaurant sales	0.8%	(2.8)%	(0.3)%	(1.3)%	4.2%	0.0%
Average check	$13.01	$12.79	$12.70	$12.69	$12.75	$13.09
Cash flow data:
Operating activities	$28,201	$35,500	$56,400	$39,556	$2,664	$(7,614)
Investing activities	(18,738)	(27,039)	(15,100)	(6,479)	(5,380)	(330,318)
Financing activities	(6,215)	(1,580)	(2,158)	(1,035)	—	345,604

	Immediate Predecessor			Successor
	August 3,	August 2,	August 1,	May 1,
(In thousands)	2008	2009	2010	2011
Selected balance sheet data:
Cash and cash equivalents	$6,188	$13,069	$52,211	$7,672
Working (deficit) capital(5)	(17,295)	(6,164)	23,878	(16,659)
Total assets	415,794	408,256	443,145	714,507
Total debt	220,050	220,063	218,683	355,000

(1)	Represents the average sales for company-owned restaurants over a specified period of time. It is typically measured on a 52 week basis but may also be applied to a shorter period. Average unit volume reflects total company restaurant sales divided by total operating weeks, which is the aggregate number of weeks that company-owned restaurants are in operation over a specified period of time, multiplied by the number of weeks in the measurement period.

(2)	Restaurant operating margin represents net sales less (a) cost of goods sold, (b) labor and other related expenses, (c) occupancy costs and (d) other restaurant operating expenses, divided by net sales. Restaurant operating margin is a supplemental measure of operating performance of our company-owned restaurants that does not represent and should not be considered as an alternative to net income or net sales as determined by generally accepted accounting principles in the United States (“U.S. GAAP”), and our calculation thereof may not be comparable to that reported by other companies. Restaurant operating margin has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Management believes restaurant operating margin is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant operating margin as a key metric to evaluate our financial performance compared with our competitors, to evaluate the profitability of incremental sales and to evaluate our performance across periods.

The following table sets forth a reconciliation of net sales to restaurant operating margin:

	Immediate Predecessor					Successor
					Period	Period
					from	from
				Thirty-nine	August 2,	October 4,
				weeks	2010	2010
	Fiscal year ended			ended	to	to
	August 3,	August 2,	August 1,	May 2,	October 3,	May 1,
(In thousands)	2008	2009	2010	2010	2010	2011
Net sales(A)	$529,424	$533,248	$555,460	$414,483	$93,762	$346,182
Restaurant operating costs:
Cost of goods sold	176,010	172,836	174,186	130,220	29,172	112,967
Labor and other related expenses	164,074	161,173	165,877	123,945	28,578	100,989
Occupancy costs	37,952	39,923	42,397	31,677	8,046	25,333
Other restaurant operating expenses	80,255	79,263	81,826	60,472	15,478	49,374

Restaurant operating profit(B)	$71,133	$80,053	$91,174	$68,169	$12,488	$57,519
Restaurant operating margin(B÷A)	13.4%	15.0%	16.4%	16.4%	13.3%	16.6%

(3)	Adjusted EBITDA represents net income (loss) before interest expense, net, income tax expense, depreciation and amortization, adjusted to reflect the additions and eliminations described in the table below. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flows from operations as determined under U.S. GAAP, and our calculations thereof may not be comparable to those reported by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for, capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in the restaurant industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Adjusted EBITDA only supplementally. We further believe that our presentation of these non-GAAP financial measures provides information that is useful to analysts and investors because it is an important indicator of the strength of our operations and the performance of our core business.

As noted in the table below, Adjusted EBITDA includes adjustments for restaurant impairments, pre-opening expenses (excluding rent), sponsor management fees, hedging (gain) loss and losses on property sales, among other items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate partly because the amounts recognized can vary significantly from period to period and complicate comparisons of our internal operating results and operating results of other restaurant companies over time. In addition, Adjusted EBITDA includes adjustments for other items that we do not expect to regularly record following the completion of the Transactions, including costs related to the Transactions, tradename impairment and restructuring costs. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the reconciliation table below help to provide management with a measure of our core operating performance over time by removing items that are not related to day-to-day restaurant level operations.

Management uses Adjusted EBITDA:

•	as a measure of operating performance to assist us in comparing the operating performance of our restaurants on a consistent basis because it removes the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our internal annual operating budgets and financial projections;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to calculate incentive compensation payments for our employees, including assessing performance under our annual incentive compensation plan.

Adjusted EBITDAR further excludes cash rent expense from Adjusted EBITDA. Cash rent expense represents actual cash payments under our leases.

In addition, EBITDA, Adjusted EBITDA and Adjusted EBITDAR are used by investors as supplemental measures to evaluate the overall operating performance of companies in the restaurant industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as reasonable bases for comparing our ongoing results of operations. Many investors are interested in understanding the performance of our business by comparing our results from ongoing operations from one period to the next and would ordinarily add back items that are not part of normal day-to-day operations of our business. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives.

We also present Adjusted EBITDA because it is based on “Consolidated EBITDA,” a measure that is used in calculating financial ratios in material debt covenants in the Indenture and the Credit Agreement. We believe that presenting Adjusted EBITDA is appropriate to provide additional information to investors about how the covenants in those agreements operate. The Credit Agreement and the Indenture may permit us to exclude other non-cash charges and specified non-recurring expenses in calculating Consolidated EBITDA in future periods, which are not reflected in the Adjusted EBITDA data presented in this prospectus. The material covenants in the Indenture and the Credit Agreement are discussed further in “Description of Other Indebtedness” and “Description of Notes.”

The following table sets forth a reconciliation of net income (loss), the most directly comparable U.S. GAAP financial measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDAR.

	Immediate Predecessor					Successor
					Period	Period
					from	from
				Thirty-nine	August 2,	October 4,
				weeks	2010	2010
	Fiscal year ended			ended	to	to
	August 3,	August 2,	August 1,	May 2,	October 3,	May 1,
(In thousands)	2008	2009	2010	2010	2010	2011
Net (loss) income	$(626)	$(1,971)	$20,021	$15,114	$(3,789)	$(1,094)
Interest expense, net	22,618	20,557	18,857	14,246	3,147	23,586
Income tax (benefit) expense	(3,392)	(5,484)	11,704	9,062	(4,675)	(558)
Depreciation and amortization	16,146	17,206	17,040	12,761	3,112	10,019

EBITDA	$34,746	$30,308	$67,622	$51,183	$(2,205)	$31,953

Adjustments:
Sponsor management fees(a)	$1,250	$1,486	$1,611	$1,199	$205	$607
Non-cash asset write-offs:
Tradename impairment(b)	—	16,781	—	—	—	—
Restaurant impairment(c)	6,622	6,252	91	(16)	—	—
Loss on disposal of property and equipment(d)	977	877	928	519	164	423
Restructuring costs(e)	683	892	—	—	—	—
Pre-opening expenses (excluding rent)(f)	2,561	1,443	1,624	1,483	598	2,026
Hedging loss (gain)(g)	2,631	1,543	(798)	(496)	(182)	—
Losses on sales of property(h)	1,206	—	—	26	39	14
Non-cash rent adjustment(i)	3,599	4,505	3,367	2,475	(334)	3,395
Costs related to the Transactions(j)	613	187	111	9	10,272	12,869
Non-cash stock-based compensation(k)	—	—	—	—	—	569
Other adjustments(l)	99	843	489	113	10	9

Adjusted EBITDA	$54,987	$65,117	$75,045	$56,495	$8,567	$51,865
Cash rent expense(m)	28,678	29,832	32,139	23,959	7,128	18,224

Adjusted EBITDAR	$83,665	$94,949	$107,184	$80,454	$15,695	$70,089

(a)	Prior to the completion of the Transactions, sponsor management fees consisted of fees paid to Bruckman, Rosser, Sherrill & Co. and Black Canyon Capital LLC under a management and consulting services agreement. We terminated that agreement in connection with the completion of the Transactions. Following the completion of the Transactions, sponsor management fees consist of fees paid to Kelso under the advisory agreement. See “Certain Relationships and Related Party Transactions.”

(b)	We recorded an impairment charge in fiscal year 2009 related to our Logan’s Roadhouse tradename. See Note 5 to the consolidated financial statements included in this prospectus for additional details.

(c)	Restaurant impairment charges were recorded in connection with the determination that the carrying value of certain of our restaurants exceeded their estimated fair value. See Note 7 to the consolidated financial statements included in this prospectus for additional details.

(d)	Loss on disposal of property and equipment consists of the loss on disposal or retirement of assets that are not fully depreciated.

(e)	Restructuring costs include severance and other related costs resulting from the restructuring of our corporate office in late fiscal year 2008 and early fiscal year 2009.

(f)	Pre-opening expenses (excluding rent) include expenses directly associated with the opening of a new restaurant. See Note 2 to the consolidated financial statements included in this prospectus for additional details.

(g)	Hedging (gain) loss relates to fair market value changes of an interest rate swap and the related interest. See Note 9 to the consolidated financial statements included in this prospectus for additional details.

(h)	We recognize losses in connection with the sale and leaseback of restaurants when the fair value of the property being sold is less than the undepreciated cost of the property. See Note 12 to the consolidated financial statements included in this prospectus for additional details.

(i)	Non-cash rent adjustments represent the non-cash rent expense calculated as the difference between U.S. GAAP rent expense and amounts payable in cash under the leases during such time period. In measuring our operational performance, we focus on our cash rent payments. See Note 2 to the consolidated financial statements included in this prospectus for additional details.

(j)	Costs related to the Transactions include: expenses related to business combination accounting recognized in connection with the Transactions, a one-time fee of $7.0 million to Kelso Affiliates and legal, professional, and other fees incurred as a result of the Transactions. Prior to fiscal year 2011, these costs related to the 2006 Acquisition (as defined in “Selected Historical Consolidated Financial and Operating Data”).

(k)	Non-cash stock-based compensation represents compensation expense recognized for service-based stock options issued by Roadhouse Holding.

(l)	Other adjustments include $0.6 million of casualty losses resulting from damages to our restaurants during fiscal year 2009, ongoing expenses of closed restaurants, as well as inventory write-offs, employee termination buyouts and incidental charges related to restaurant closings.

(m)	Cash rent expense represents actual cash payments under our leases.

(4)	We use a number of key performance indicators in assessing the performance of our restaurants, including change in comparable restaurant sales and average check. These key performance indicators are discussed in more detail in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators.”

(5)	Working (deficit) capital is defined as current assets less current liabilities.

RISK FACTORS

Investing in the Notes involves a high degree of risk. Before you make your investment decision, you should carefully consider the risks described below and the other information contained in this prospectus, including the consolidated financial statements and the related notes. If any of the following risks actually occurs, our business, financial condition, results of operations or cash flows could be materially adversely affected.

Risks Related to Our Business

If we fail to execute our strategy and to open new restaurants that are profitable, our business could suffer.

A key aspect of our strategy is disciplined restaurant growth. In fiscal year 2011, we have opened all 15 planned restaurants as of the date of this prospectus. We expect to open substantially all of our new restaurants in, or adjacent to, states where we have existing restaurants. Delays or failures in opening new restaurants, or achieving lower than expected sales in new restaurants, could materially adversely affect us. Our ability to open new restaurants successfully will also depend on numerous other factors, some of which are beyond our control, including, among other items, the following:

•	our ability to secure suitable new restaurant sites;

•	consumer acceptance of our new restaurants;

•	our ability to control construction and development costs of new restaurants;

•	our ability to secure required governmental approvals and permits in a timely manner and any changes in local, state or federal laws and regulations that adversely affect our costs or ability to open new restaurants; and

•	the cost and availability of capital to fund construction costs and pre-opening expenses.

We cannot assure you that any restaurant we open will be profitable or achieve operating results similar to those of our existing restaurants. The actual performance of our new restaurants may also differ from their originally targeted performance, which difference may be material. Such performance can vary significantly depending on a number of factors, including site selection, average unit volumes, restaurant-level profitability and associated investment costs.

We cannot assure you that we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and on our existing infrastructure, nor that we will be able to hire or retain the necessary management and operating personnel. Our existing restaurant management systems, financial and management controls and information systems may not be adequate to support our planned expansion. Our ability to manage our growth effectively will require us to continue to enhance these systems, procedures and controls and to locate, hire, train and retain management and operating personnel.

Some of our new restaurants will be located in areas where we have existing restaurants. Increasing the number of locations in these markets may cause us to over-saturate markets and temporarily or permanently divert customers and sales from our existing restaurants, thereby adversely affecting our overall profitability.

Some of our new restaurants will be located in areas where we have little or no experience. Those markets may have different competitive conditions, market conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful than restaurants in existing markets.

Macroeconomic conditions could adversely affect our ability to increase the sales and profits of existing restaurants or to open new restaurants.

As in fiscal years 2009 and 2010, the United States may continue to suffer from a severe downturn in economic activity and remain in a recession. Recessionary economic cycles, higher interest rates, higher fuel and other energy costs, higher foreclosure rates, inflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws or other economic factors that may affect discretionary consumer spending could adversely affect our revenues and profit margins and make opening new restaurants or operating existing restaurants more difficult. In particular, during the recent recession, we have experienced a reduction in customer traffic and a decrease in average check at our restaurants, which has negatively impacted our sales. We could continue to experience reduced customer traffic, reduced average checks or limitations on the prices we can charge for our menu items, any of which could further reduce our sales and profit margins. Also, businesses in the trade area in which some of our restaurants are located may experience difficulty as a result of macroeconomic trends or cease to operate, which could, in turn, further negatively affect customer traffic at our restaurants. All of these factors could have a material adverse impact on our results of operations and growth.

Our success depends on our ability to compete with many other restaurants.

The restaurant industry is intensely competitive, and we compete with many well-established restaurant companies on the basis of taste of our menu items, price of products offered, customer service, atmosphere, location and overall customer experience. Our competitors include a large and diverse group of restaurant chains and individual restaurants that range from independent local operators to well-capitalized national restaurant companies. Many of our competitors have substantially greater brand recognition as well as greater financial and other resources than us (which may allow them to react to changes in the restaurant industry better than we can). As our competitors expand their operations or as new competitors enter the industry, we expect competition to intensify. Moreover, our competitors can harm our business, even if they are not successful in their own operations, by taking away some customers or employees or by aggressive and costly advertising, promotional or hiring practices. We also compete with other restaurant chains and retail businesses for quality site locations, management and hourly employees.

Health concerns and government regulation relating to the consumption of beef, chicken, peanuts or other food products could affect consumer preferences and could negatively impact our results of operations.

Many of the food items on our menu contain beef and chicken. The preferences of our customers for our menu items could be affected by health concerns about the consumption of beef or chicken, or negative publicity concerning food quality, illness and injury generally. In recent years, there has been negative publicity concerning e. coli, hepatitis A, “mad cow” disease, apthous fever, which is also known as “foot-and-mouth” disease, avian influenza, peanut and other food allergies and other public health concerns affecting the food supply. This negative publicity, as well as any other negative publicity concerning food products we serve, may adversely impact demand for our food and could result in a decrease in customer traffic to our restaurants. If we react to the negative publicity by changing our menu, we may lose customers who do not prefer the new menu, and we may not be able to attract sufficient new customers to generate the revenue needed to make our restaurants profitable. These health concerns, negative publicity, or menu changes could result in a decrease in customer traffic or a change in product mix, which could materially harm our business.

Peanuts contribute to the atmosphere of our restaurants, and we offer buckets of peanuts on our tables and throughout our restaurants. Owing to the severe nature of some peanuts allergies, peanuts have recently been identified by the U.S. Food and Drug Administration as a significant allergen, and federal and state regulators have contemplated extending current peanut labeling regulations to the restaurant industry. The introduction of such regulations could cause us to reduce our use of peanuts and modify the atmosphere of our restaurants, which could adversely affect our business and brand differentiation.

Health concerns arising from outbreaks of viruses or food-borne illness may have an adverse effect on our business.

The United States and other countries have experienced, or may experience in the future, outbreaks of viruses, such as avian influenza, SARS and H1N1, or food-borne illness (such as “foot-and-mouth” disease, hepatitis A, lysteria, salmonella and e. coli). A widespread health epidemic or food-borne illness, whether or not traced to one of our restaurants, may cause customers to avoid public gathering places or otherwise change their eating behaviors. Even the prospect of a health epidemic could change consumer perceptions of food safety, disrupt our supply chain and impact our ability to supply certain menu items or staff our restaurants. To the extent that a virus is food-borne, future outbreaks may adversely affect the price and availability of certain food products and cause our customers to eat less of a product or avoid eating in restaurants. To the extent that a virus is transmitted by human-to-human contact, our employees or customers could become infected, or could choose, or be advised, to avoid gathering in one or more of our restaurants or other public places. In particular, if any of our employees or customers of one of our restaurants were to test positive for any of these viruses, local or national health authorities would likely become involved and may issue a press release notifying the public in such restaurant’s affected area of such development. Any of these events or any related negative publicity would adversely affect our business.

Changes in consumer preferences could harm our performance.

Our success depends upon consumer preferences for beef and our other menu items. We also depend on trends regarding away-from-home dining. Consumer preferences might shift as a result of, among other things, health concerns or dietary trends related to cholesterol, carbohydrate, fat and salt content of certain food items. Negative publicity over the health risks of such food items may adversely affect demand for our menu items and could result in lower customer traffic, sales and results of operations.

Our operations are seasonal and influenced by weather conditions.

Weather, which is unpredictable, can adversely impact our sales. Harsh weather conditions that discourage customers from dining out result in lost opportunities for our restaurants. Our net sales fluctuate seasonally and are typically lowest in the fall. Because a significant portion of our restaurant operating costs is fixed or semi-fixed in nature, the loss of sales during these periods adversely impacts our profitability. For these reasons, sequential quarter-to-quarter comparisons may not be a good indication of our performance or how we may perform in the future.

Changes in food and supply costs could adversely affect our results of operations.

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs. Commodity pricing is volatile and can change unpredictably and over short periods. The impact of changes in commodity prices is also affected by the term and duration of our supply contracts, which are typically one-year contracts. Four food categories (beef (29.8%), produce (11.7%), seafood (8.6%) and chicken (7.9%)) account for the largest share of our cost of goods sold. Other categories affected by the commodities markets, such as cheese, dairy and pork, may each account for approximately 4-6%, individually, of our food purchases. Any increase in food prices, particularly for beef, could adversely affect our operating results. We are currently under a fixed price contract for beef with JBS Swift Beef Company which expires in July 2011. Market prices for beef have increased and trended consistently higher in recent months, and these increased beef prices could unfavorably impact our contract renewal and have a material impact on our profitability. In addition, we are susceptible to increases in food costs as a result of factors beyond our control, such as weather conditions, food safety concerns, costs of distribution, production problems, delivery difficulties, product recalls and government regulations. We cannot predict whether we will be able to anticipate and react to changing food costs by adjusting our purchasing practices, menu items and prices, and a failure to do so could adversely affect our operating results. In addition, because our menu items are moderately priced, we may not seek to or be able to pass along price increases to our customers. If we adjust pricing there is no assurance that we will realize the full benefit of any adjustment due to changes in our customers’ menu item selections and customer traffic.

We rely heavily on certain vendors, suppliers and distributors which could adversely affect our business.

Our ability to maintain consistent prices and quality throughout our restaurants depends in part upon our ability to acquire specified food products and supplies in sufficient quantities. In some cases, we may have only one supplier for a product or supply. Our dependence on single source suppliers subjects us to the possible risks of shortages, interruptions and price fluctuations. We are under contract through July 2011 to purchase substantially all of our beef needs from the largest beef supplier in the world. We have also contracted with a large chicken supplier for all of our fresh chicken, chicken wing and chicken tender requirements through December 2011. In addition, we rely on a contract with one primary distributor to deliver products to our restaurants. These contracts are negotiated annually and we cannot guarantee that they will be available to us in the future on favorable terms or at all. If any of these vendors, our other suppliers or our primary distributor is unable to fulfill their obligations, or if we are unable to find replacement providers in the event of a supply or service disruption, we could encounter supply shortages and incur higher costs to secure adequate supplies, which would materially harm our business.

A majority of our company-owned restaurants are located in the Southeast and Southwest United States and, as a result, we are sensitive to economic and other trends and developments in those regions.

A majority of our company-owned restaurants are located in the Southeast and Southwest United States, and as a result, we are particularly susceptible to adverse trends and economic conditions in those regions, including their labor markets. In addition, given our geographic concentration in these regions, negative publicity regarding any of our restaurants in these regions could have a material adverse effect on our business and operations, as could other occurrences in these regions such as local strikes, energy shortages or increases in energy prices, droughts, hurricanes, fires, floods or other natural disasters.

We have implemented an enhanced restaurant prototype, but our current restaurant prototype and any future prototypes may not be successful and could have a negative impact on our sales, returns on invested capital and brand image.

We have implemented an enhanced restaurant prototype which will be used for future expansion. This enhanced restaurant prototype incorporates changes in size, materials, layout, and operational and aesthetic elements from our previous restaurant prototype, and there can be no assurance that this or any future prototypes will be successful in all or any of our markets. If our current restaurant prototype does not continue to be successful, particularly as we seek to increase our rate of opening new restaurants, we may need to reduce our rate of development of this current restaurant prototype or modify our plans by altering the current restaurant prototype or developing a new restaurant prototype. The introduction of any new prototypes could slow growth and result in less favorable sales and lower returns on invested capital than we have experienced with our previous restaurant prototypes. Additionally, any future changes to our restaurant prototype and layout could negatively impact our brand image.

We may incur costs or liabilities resulting from breaches of security of confidential customer information related to our electronic processing of credit and debit card transactions.

The majority of our restaurant sales are by credit or debit cards. Other retailers have experienced security breaches in which credit and debit card information has been stolen. Though we have mechanisms in place to protect information transmitted by credit or debit card, including PCI DSS Level I security compliance and annual assessment by a third-party qualified security assessor, there is no guarantee that such mechanisms will be effective to prevent such information from being compromised by unscrupulous third parties. We may in the future become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits or other proceedings relating to these types of incidents. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have an adverse impact on our financial condition and results of operations. Further, adverse publicity resulting from these allegations may have a material adverse effect on us and our restaurants.

We may need additional capital in the future, and it may not be available on acceptable terms.

The development of our business may require significant additional capital in the future to fund our operations and growth, among other activities. We have historically relied upon cash generated by our operations and lease financing to fund our expansion. In the future, we intend to rely on funds from operations, lease financing and the Senior Secured Revolving Credit Facility. We may also need to access the debt and equity capital markets for additional financing. There can be no assurance, however, that these sources of financing will be available on acceptable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance, investor sentiment and our ability to incur additional debt in compliance with agreements governing our then-outstanding debt. These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we are unable to generate sufficient funds from operations or raise additional capital, our growth would be impeded.

We may be required to record additional impairment charges in the future.

In accordance with accounting guidance as it relates to the impairment of long-lived assets, we make certain estimates and projections with regard to company-owned restaurant operations, as well as our overall performance in connection with our impairment analyses for long-lived assets. When impairment triggers are deemed to exist for any given company-owned restaurant, the estimated undiscounted future cash flows for the restaurant are compared to its carrying value. If the carrying value exceeds the undiscounted cash flows, an impairment charge would be recorded equal to the difference between the carrying value and the estimated fair value.

We also review the value of our goodwill and other intangible assets on an annual basis and when events or changes in circumstances indicate that the carrying value of goodwill or other intangible assets may exceed the fair value of such assets. The estimates of fair value are based upon the best information available as of the date of the assessment and incorporate management assumptions about expected future cash flows and contemplate other valuation measurements and techniques.

The estimates of fair value used in these analyses requires the use of judgment, certain assumptions and estimates of future operating results. If actual results differ from our estimates or assumptions, additional impairment charges may be required in the future. If impairment charges are significant, our results of operations could be adversely affected.

We depend upon our executive officers and may not be able to retain or replace these individuals or recruit additional personnel, which could harm our business.

We believe that we have benefited substantially from the leadership and experience of our executive officers, including our President and Chief Executive Officer, G. Thomas Vogel, and our Chief Financial Officer, Amy L. Bertauski. The loss of the services of these and any of our other executive officers could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis. Other than our President and Chief Executive Officer, none of our executive officers are subject to non-compete or non-solicitation obligations at the present time. Moreover, we do not have employment agreements with any of our executive officers, except for our President and Chief Executive Officer, and we do not maintain “key man” or “key woman” insurance policies on the lives of any executive officers. As our business expands, our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified executive-level personnel. Our inability to attract and retain qualified executive officers in the future could impair our growth and harm our business.

We are dependent on attracting and retaining qualified employees while also controlling labor costs.

We are dependent upon the availability of qualified restaurant personnel. Our future performance will depend on our ability to attract, motivate and retain our regional managers and general managers. Competition for these employees is intense. The loss of the services of members of our restaurant management team or the inability to attract additional qualified personnel as needed could materially harm our business.

In addition, availability of staff varies widely from restaurant to restaurant. If restaurant management and staff turnover trends increase, we could suffer higher direct costs associated with recruiting, training and retaining replacement personnel. Moreover, we could suffer from significant indirect costs, including restaurant disruptions due to management changeover and potential delays in new restaurant openings or adverse customer reactions to inadequate customer service levels due to staff shortages. Competition for qualified employees exerts upward pressure on wages paid to attract such personnel, resulting in higher labor costs, together with greater recruitment and training expense.

We, and our franchisees, must comply with the Fair Labor Standards Act and various federal and state laws governing employment matters, such as minimum wage, tip credit allowance, overtime pay practices, child labor laws and other working conditions and citizenship requirements. Federal and state laws may also require us to provide new or increased levels of employee benefits to our employees, many of whom are not currently eligible for such benefits. Many of our employees are hourly workers whose wages are likely to be affected by an increase in the federal or state minimum wage or changes to the tip credit allowance. Proposals have been made, and continue to be made, at federal and state levels to increase minimum wage levels, including changes to the tip credit allowance. An increase in the minimum wage or a change in the tip credit allowance may require an increase or create pressure to increase the pay scale for our employees. A shortage in the labor pool or other general inflationary pressures or changes could also increase our labor costs. A shortage in the labor pool could also cause our restaurants to be required to operate with reduced staff, which could negatively impact our ability to provide adequate service levels to our customers.

Legal complaints or litigation may hurt us.

Restaurant customers have filed and will likely continue to file complaints or lawsuits against us or our franchisees alleging that we are responsible for some illness or injury they suffered at or after a visit to our restaurants, or that we have problems with food quality or operations. We and our franchisees are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims, claims by franchisees and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters. We could also become subject to class action lawsuits related to these matters in the future. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their customers.

Regardless, however, of whether any claim brought against us is valid or whether we are liable, such a claim would be expensive to defend for us and our franchisees and may divert time and money away from our and our franchisees’ operations and, thereby, hurt our business.

We are subject to state and local “dram shop” statutes, which may subject us to uninsured liabilities. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. In the past, after allegedly consuming alcoholic beverages at our restaurants, individuals have been killed or injured or have killed or injured third parties. Because a plaintiff may seek punitive damages, which may not be fully covered by insurance, this type of action could have an adverse impact on our or our franchisees’ financial condition and results of operations. A judgment in such an action significantly in excess of our insurance coverage, or the insurance coverage of one of our franchisees, could adversely affect our financial condition or results of operations. Further, adverse publicity resulting from any such allegations may adversely affect us, our franchisees and our restaurants taken as a whole.

Our current insurance may not provide adequate levels of coverage against claims.

We currently maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business and results of operations. In addition, we self-insure a significant portion of expected losses under our workers’ compensation, general liability, employee health and property insurance programs. Unanticipated changes in the actuarial assumptions and management estimates underlying our reserves for these losses could result in materially different amounts of expense under these programs, which could have a material adverse effect on our business, results of operations and financial condition.

Failure to obtain and maintain required licenses and permits or to comply with alcoholic beverage or food control regulations could lead to the loss of our liquor and food service licenses and, thereby, harm our business.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. Such regulations are subject to change from time to time. The failure to obtain and maintain these licenses, permits and approvals could adversely affect our operating results. Typically, licenses must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses and approvals could adversely affect our existing restaurants and delay or result in our decision to cancel the opening of new restaurants, which would adversely affect our business.

We plan to responsibly increase our alcoholic beverage sales in the future. Alcoholic beverage control regulations require each of our restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license or permit to sell alcoholic beverages on-premises and to provide service for extended hours and on Sundays. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. In the past, we and our franchisees have been subject to fines for violations of alcoholic beverage control regulations. Any future failure to comply with these regulations and obtain or retain liquor licenses could adversely affect our business, results of operations and overall financial condition.

We rely heavily on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.

We rely heavily on information systems, including point-of-sale processing in our restaurants, management of our supply chain, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures, some of which are licensed from third parties. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. The failure of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a breach in security of these systems could result in delays in customer service and reduce efficiency in our operations. Remediation of such problems could result in significant, unplanned capital investments.

Our failure or inability to enforce our intellectual property rights could adversely affect our competitive position or the value of our brand.

We own certain common law trademark rights and a number of federal trademark and service mark registrations, including Logan’s Roadhouse® and the design, our stylized logos set forth on the cover and back pages of this prospectus, Logan’s® and the design, The Logan®, Onion Brewski®, Brewski Onions®, Peanut Shooter®, Roadies® and The Real American Roadhouse®, as well as the peanut man logo and the trade dress element consisting of the “bucket” used in connection with our restaurant services, and proprietary rights relating to our methods of operation and certain of our core menu offerings. We currently own the exclusive rights to use various domain names containing or relating to our brand. We rely on the trademark, copyright and trade secret laws of the United States, as well as nondisclosure and confidentiality agreements, to protect our intellectual property rights. We believe that our intellectual property rights are important to our success and our competitive position, and, therefore, we devote resources to the protection of our intellectual property rights. However, we may not be able to prevent unauthorized use, imitation or infringement by others, which could harm our image, brand or competitive position. If we commence litigation to enforce our rights, such proceedings could be burdensome and costly, and we may not prevail.

We are not aware of any assertions that our intellectual property infringes upon the proprietary rights of any third parties, but we cannot be certain that our intellectual property does not and will not infringe the intellectual property rights of others, or that third parties will not claim infringement by us in the future. Any such claim, whether or not it has merit, could be time-consuming and distracting for executive management, result in costly litigation and, should we be found liable, cause changes to existing menu items or delays in introducing new menu items, or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our business, results of operations and financial condition.

If we fail to comply with federal and state statutes, regulations and rules governing our offer and sale of franchises and our relationship with our franchisees, we may be subject to franchisee-initiated litigation and governmental or judicial fines or sanctions.

We are subject to various state laws that govern the offer and sale of franchises, as well as the rules and regulations of the Federal Trade Commission. Additionally, many state laws regulate various aspects of the franchise relationship, including the nature, timing and sufficiency of disclosures to franchisees upon the initiation of the franchisor-potential franchisee relationship, our conduct during the franchisor-franchisee relationship and renewals and terminations of franchises.

Any past or future failures by us to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in franchisee-initiated lawsuits, a ban or temporary suspension on future franchise sales, civil and administrative penalties or other fines, or require us to make offers of rescission, disgorgement or restitution, any of which could adversely affect our business and operating results. We could also face lawsuits by our franchisees based upon alleged violations of these laws. In the case of willful violations, criminal sanctions could be brought against us.

Our franchisees could take actions that could be harmful to our business.

Our franchisees are contractually obligated to operate their restaurants in accordance with our standards and all applicable laws. Although we attempt to properly train and support franchisees, franchisees are independent third parties that we do not control, and the franchisees own, operate and oversee the daily operations of their restaurants. As a result, the ultimate success and quality of any franchised restaurant rests with the franchisee. If franchisees do not successfully operate restaurants in a manner consistent with our standards, our image and reputation could be harmed, which in turn could adversely affect our business and operating results. Further, the failure of either of our two franchisees or any of their restaurants to remain financially viable could result in their failure to pay royalties owed to us. Finally, regardless of the actual validity of such a claim, we may be named as a party in an action relating to, and/or be held liable for, the conduct of our franchisees if it is shown that we exercise a sufficient level of control over a particular franchisee’s operation.

We are subject to many federal, state and local laws with which compliance is both costly and complex.

The restaurant industry is subject to extensive federal, state and local laws and regulations, including those relating to building and zoning requirements and those relating to the preparation and sale of food. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic and other regulations and requirements. We are also subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards and liquor licenses, federal and state laws governing our relationships with employees (including the Fair Labor Standards Act of 1938, the Immigration Reform and Control Act of 1986 and applicable requirements concerning the minimum wage, overtime, family leave, tip credits, working conditions, safety standards, immigration status, unemployment tax rates, workers’ compensation rates and state and local payroll taxes), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans With Disabilities Act of 1990, or the ADA. In addition, we are subject to a variety of federal, state and local laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials.

We will be impacted by the recent passage of the U.S. Patient Protection and Affordable Care Act. Under this Act, we may be required to amend our health care plans to, among other things, provide affordable coverage, as defined in the Act, to certain employees, or otherwise be subject to a payment per employee based on the affordability criteria in the Act; cover adult children of our employees to age 26; delete lifetime limits; and delete pre-existing condition limitations. Many of these requirements will be phased in over a period of time. Additionally, some states and localities have passed state and local laws mandating the provision of certain levels of health benefits by some employers. Increased health care costs could have a material adverse effect on our business, financial condition and results of operations.

We do not expect to incur any material costs from compliance with the provisions of health care laws requiring disclosure of calories on menus, but cannot anticipate any changes in customer behavior resulting from the implementation of any such portion of the law, which could have an adverse effect on our sales or results of operations.

We are subject to various federal, state and local environmental laws and regulations, including those governing discharges from our restaurants and the handling and disposal of solid and hazardous wastes. We may incur investigation, remediation or other costs related to releases of hazardous materials or other environmental conditions at our restaurants or the land on which our restaurants are located, regardless of whether we own or lease the restaurants or land in question and regardless of whether such environmental conditions were created by us or a third party, such as a prior owner or tenant. We cannot provide assurance that all such environmental conditions have been identified by us.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and therefore have an adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. In addition, certain laws, including the ADA, could require us to expend significant funds to make modifications to our restaurants if we failed to comply with applicable standards. Compliance with all of these laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings.

Any strategic transactions that we consider in the future may have unanticipated consequences that could harm our business and our financial condition.

From time to time, we evaluate potential mergers, acquisitions of restaurants (including from our franchisees), joint ventures or other strategic initiatives to acquire or develop additional concepts. To successfully execute any acquisition or development strategy, we will need to identify suitable acquisition or development candidates, negotiate acceptable acquisition or development terms and obtain appropriate financing. Any acquisition or future development that we pursue, whether or not successfully completed, may involve risks, including:

•	material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition or development as the restaurants are integrated into our operations;

•	risks associated with entering into new domestic markets or conducting operations where we have no or limited prior experience, including international markets;

•	risks inherent in accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates, and our ability to achieve projected economic and operating synergies; and

•	the diversion of management’s attention from other business concerns.

Significant resources and management oversight will be required to comply with the requirements of the Sarbanes-Oxley Act of 2002.

We will be subject to the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), which requires, among other things, SEC reporting companies to maintain disclosure controls and procedures to ensure timely disclosure of material information, and have management review the effectiveness of those controls on a quarterly basis. These requirements may place a strain on our systems and resources. Sarbanes-Oxley also requires SEC reporting companies to have and maintain internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements and to have management review the effectiveness of those controls on an annual basis. In order to maintain and improve our disclosure controls and procedures and internal control over financial reporting, additional resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes.

We have a significant amount of indebtedness. As of May 1, 2011, our total long-term debt was $355.0 million, representing the Old Notes, and we have commitments under the Senior Secured Revolving Credit Facility available to us of $30.0 million (less approximately $4.4 million of undrawn outstanding letters of credit), all of which would be secured on a first-priority basis if borrowed.

Subject to the limits contained in the Credit Agreement and the Indenture, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the Notes, including:

•	making it more difficult for us to satisfy our obligations with respect to the Notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as borrowings under the Senior Secured Revolving Credit Facility will be at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the Indenture and the Credit Agreement contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the Notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the Notes. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Credit Agreement and the Indenture restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the Notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the Notes could declare all outstanding principal and interest to be due and payable, the lenders under the Senior Secured Revolving Credit Facility could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the Notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future, including secured debt. Although the Indenture and the Credit Agreement contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the Notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness, including obligations under lease arrangements that are currently recorded as operating leases even if operating leases were to be treated as debt under GAAP. In addition, we have commitments under the Senior Secured Revolving Credit Facility available to us of $30.0 million (less approximately $4.4 million of undrawn outstanding letters of credit). All of those borrowings would be secured indebtedness on a first-lien basis. If new debt is added to our current debt levels, the related risks that we and the Guarantors now face could intensify. See “Description of Other Indebtedness” and “Description of Notes.”

The terms of the Credit Agreement and the Indenture restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The Indenture and the Credit Agreement contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem capital stock;

•	prepay, redeem or repurchase certain indebtedness;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

The covenants in the Indenture are subject to important exceptions and qualifications, which are described under “Description of Notes.” Certain of these covenants will cease to apply to the Notes at all times when the Notes have investment grade ratings from both Moody’s Investor Service, Inc. and Standard & Poor’s.

In addition, the restrictive covenants in the Credit Agreement require us, at any time revolving loans are made or are outstanding or any letter of credit is issued or outstanding, to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control.

A breach of the covenants under the Indenture or under the Credit Agreement could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the Credit Agreement permits the lenders under the Senior Secured Revolving Credit Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under the Senior Secured Revolving Credit Facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or holders of Notes accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

As a result of restrictions contained in the Indenture and the Credit Agreement, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy.

The Notes are effectively subordinated to our and the Guarantors’ indebtedness under the Senior Secured Revolving Credit Facility and any other future secured indebtedness of us and the Guarantors’ to the extent of the value of the assets securing such indebtedness on a basis senior to the Notes.

The Notes and the guarantees are effectively subordinated to our and the Guarantors’ indebtedness under the Senior Secured Revolving Credit Facility (and any hedging obligations and cash management agreements with lenders under the Senior Secured Revolving Credit Facility or their affiliates) with respect to collateral securing such obligations. The effect of this subordination is that upon a default in payment on, or the acceleration of, any indebtedness under the Senior Secured Revolving Credit Facility, or other indebtedness secured on a basis senior to the Notes, or in the event of bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or the Guarantors of the Senior Secured Revolving Credit Facility or of such other secured debt, the proceeds from the sale of assets that secure indebtedness on a priority basis relative to the Notes will be available to pay obligations on the Notes only after all indebtedness secured by such assets has been paid in full.

There may not be sufficient collateral to pay all or any of the Notes.

No appraisal of the value of the collateral has been made in connection with the exchange offer and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the collateral securing the Notes may not produce proceeds in an amount sufficient to pay any amounts due on the Notes.

Our obligations under the Senior Secured Revolving Credit Facility are secured by the collateral on a first-priority basis (and certain hedging obligations and cash management agreements with lenders under the Senior Secured Revolving Credit Facility and their affiliates are also secured by the collateral on a first-priority basis). As a result, upon any distribution to our creditors, foreclosure, liquidation, reorganization, bankruptcy or other insolvency proceedings, or following acceleration of our indebtedness or an event of default under our indebtedness, the lenders under the Senior Secured Revolving Credit Facility (and under any such hedging obligations and cash management agreements) are entitled to be repaid in full from the proceeds of the assets securing such facilities on a priority basis before any payment is made to you from the proceeds of such collateral. In addition, the terms of the Indenture permit, subject to certain limitations, the incurrence of additional debt that may be secured on a senior priority basis or a pari passu priority basis.

The fair market value of the collateral securing the Notes is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time or in an orderly manner. In the event of a foreclosure, liquidation, reorganization, bankruptcy or other insolvency proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the Notes. In addition, in the event of any such proceeding, the ability of the holders of the Notes to realize upon any of the collateral may be subject to bankruptcy and insolvency law limitations. See “Description of Notes — Collateral — Certain Limitations on the Collateral.”

In addition, the security interest of the Trustee, as collateral agent for the Notes, is subject to practical problems generally associated with the realization of security interests in collateral. For example, the Trustee, as collateral agent for the Notes, may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Also, certain items included in the collateral, such as liquor licenses and other permits, may not be transferable (by their terms or pursuant to applicable law) and therefore the Trustee may not be able to realize value from such items in the event of a foreclosure. Accordingly, the Trustee, as collateral agent for the Notes, may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The collateral securing the Notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the administrative agent under the Senior Secured Revolving Credit Facility and any creditors that have the benefit of first liens on the collateral securing the Notes from time to time. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Notes, as well as the ability of the Trustee, as collateral agent for the Notes, to realize or foreclose on such collateral.

The Notes will be structurally subordinated to all obligations of our future subsidiaries that do not become Guarantors of the Notes.

The Notes are guaranteed by LRI Holdings and by each of the Issuer’s existing and subsequently acquired or organized subsidiaries that are borrowers under or guarantee the Senior Secured Revolving Credit Facility or that, in the future, guarantee our indebtedness or indebtedness of another Guarantor. Our subsidiaries that do not guarantee the Notes will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Notes will be structurally subordinated to all indebtedness and other obligations of any non-Guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a Guarantor, all of that subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment from that subsidiary’s assets.

In addition, the Indenture, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

In addition, the Issuer’s subsidiaries that provide, or will provide, guarantees of the Notes will be automatically released from those guarantees in accordance with the terms of the Indenture upon the occurrence of certain events, including the following:

•	the designation of that subsidiary Guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Notes by such subsidiary Guarantor if it would not then otherwise be required to guarantee the Notes; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary Guarantor.

If any subsidiary guarantee is released, no holder of the Notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the Notes. See “Description of Notes — Guarantees.”

Certain assets are excluded from the collateral.

Certain assets are excluded from the collateral securing the Notes as described under “Description of Notes — Collateral” including, among other things, typical exclusions, such as capital stock of non-wholly owned subsidiaries if the pledge of such capital stock would violate a contractual obligation or a contract or license, or if the grant of a lien would violate a contract, license or agreement; any rights or interests in any contract or lease covering real or personal property if the terms of such contract or lease prohibit the grant of a security interest; certain interests in real property acquired after the closing date of the Notes; all real property that we lease; and alcoholic beverage inventory. In addition, the collateral does not include any capital stock of a subsidiary of LRI Holdings, including the Issuer, to the extent that the pledge of such capital stock results in LRI Holdings or such subsidiary being required to file separate financial statements of such subsidiary with the SEC (or any other governmental agency) under Rule 3-16 of Regulation S-X under the Securities Act, and any such capital stock covered by a pledge that triggers such a requirement to file financial statements of such subsidiary with the SEC ceases automatically to be included in the collateral. Accordingly, a significant portion of the capital stock of the Issuer is not included in the pledge as collateral as a result of our filing of the registration statement of which this prospectus forms a part. See “Description of Notes — Collateral — Excluded Assets” for additional information. If an event of default occurs and the Notes are accelerated, the Notes and the guarantees will rank equally with the holders of the other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property. As of May 1, 2011, all but eight of our operating restaurant properties were located on properties that are leased from third parties, and such leased properties are excluded from the collateral.

Security over certain collateral was not in place or perfected on the issue date of the Old Notes.

Certain security was not in place or was not perfected on the issue date for the Old Notes. If we or any Guarantor were to become subject to a bankruptcy proceeding, any mortgage delivered after the issue date of the Old Notes would face a greater risk of being invalidated than if we had delivered it at the issue date. Mortgages delivered after the issue date for the Old Notes will be treated under bankruptcy law as if it were delivered to secure previously existing debt, which is materially more likely to be avoided as a preference by the bankruptcy court than if the mortgage were delivered and promptly recorded at the time of the issue date of the Old Notes. To the extent that the grant of any such mortgage is avoided as a preference, you would lose the benefit of the security interest in the real property that the mortgage was intended to provide.

Rights of holders of the Notes in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. There can be no assurance that the collateral agent for the Notes has taken all actions necessary to create properly perfected security interests in the collateral, which may result in the loss of the priority of the security interest in favor of the holders of the Notes to which they would otherwise have been entitled.

In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the Guarantors have limited obligations to perfect the security interest of the holders of the Notes in specified collateral. There can be no assurance that the Trustee or the collateral agent will monitor, or that we will inform such Trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the Trustee nor the collateral agent has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the Notes against third parties.

Additionally, a failure, for any reason that is not permitted or contemplated under the security documents relating to the collateral, to perfect the security interests in the properties and assets included in the collateral securing the Notes may result in a default under the Indenture and the other agreements governing the Notes.

The rights of holders of the Notes with respect to the collateral are substantially limited by the terms of the intercreditor agreement.

Under the terms of the intercreditor agreement, which was entered into with the administrative agent under the Senior Secured Revolving Credit Facility, at any time that obligations that have the benefit of the first-priority liens on the collateral are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the security documents, will be at the direction of the holders of the obligations secured by the first-priority liens, and neither the Trustee nor the collateral agent, on behalf of the holders of the Notes, has the ability to control or to direct such actions, even if the rights of the holders of the Notes are adversely affected, subject to certain exceptions. See “Description of Notes — Collateral” and “Description of Notes — Amendments and Waivers.” Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the collateral are outstanding, if the holders of such indebtedness release the collateral for any reason whatsoever (except the termination of the Senior Secured Revolving Credit Facility), including, without limitation, in connection with any sale of assets, the second-priority security interest in such collateral securing the Notes will be automatically and simultaneously released without any consent or action by the holders of the Notes, subject to certain exceptions. The collateral so released will no longer secure the Guarantors’ obligations under the Notes. In addition, because the holders of the indebtedness secured by first-priority liens in the collateral control the disposition of the collateral, such holders could decide not to proceed against the collateral, regardless of whether there is a default under the documents governing such indebtedness or under the Indenture. In such event, subject to certain limited exceptions, the only remedy available to the holders of the Notes would be to sue for payment on the Notes and the related guarantees. In addition, the intercreditor agreement gives the holders of first-priority liens on the collateral the right to access and to use the collateral that secures the Notes to allow those holders to protect the collateral and to process, store and dispose of the collateral. In addition, in the event of any insolvency or liquidation proceeding, if the lenders under the Senior Secured Revolving Credit Facility desire to permit any amount of debtor-in-possession (“DIP”) financing, the collateral agent for the Notes is not, subject to certain exceptions, permitted to raise any objection to such DIP financing. The intercreditor agreement limits the right of the collateral agent for the Notes to seek relief from the “automatic stay” in an insolvency proceeding or to seek or accept “adequate protection” from a bankruptcy court even though such holders’ rights with respect to the collateral are being affected.

There are circumstances other than repayment or discharge of the Notes under which the collateral securing the Notes and guarantees is released automatically, without your consent or the consent of the Trustee or the collateral agent, and you may not realize any payment upon disposition of such collateral.

Under various circumstances, the collateral securing the Notes is released automatically, including:

•	a sale, transfer or other disposal in a transaction not prohibited under the Indenture and the collateral documents;

•	with respect to collateral held by a Guarantor, upon the release of such Guarantor from its guarantee in accordance with the Indenture;

•	in whole or in part, as applicable, with respect to collateral which has been taken by eminent domain, condemnation or other similar circumstances;

•	in whole upon satisfaction and discharge of the Indenture as described in the section titled “Description of Notes — Satisfaction and Discharge”;

•	in whole upon a legal defeasance or covenant defeasance of the Indenture as described in the section titled “Description of Notes — Defeasance”; and

•	in whole or in part with the consent of holders holding 66 2/3% or more of the principal amount of the Notes (including without limitation consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes) outstanding.

In addition, upon certain sales of the assets that constitute the collateral, we are required to repay amounts outstanding under the Senior Secured Revolving Credit Facility, prior to repayment of any of our other indebtedness, including the Notes, with the proceeds of such collateral disposition.

In addition, the guarantee of a Guarantor is automatically released in connection with a sale of such Guarantor in a transaction not prohibited by the Indenture. The Indenture also permits us to designate one or more of our restricted subsidiaries that is a Guarantor as an unrestricted subsidiary. If we designate a

Guarantor as an unrestricted subsidiary for purposes of the Indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the Indenture but not necessarily under the Senior Secured Revolving Credit Facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. There are also various releases in accordance with the provisions of the intercreditor agreement. In addition, the creditors of the unrestricted subsidiary and its subsidiaries have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Notes.”

The waiver in the intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the Notes in a bankruptcy or foreclosure scenario.

The Notes and the guarantees are, subject to permitted liens and certain filing limitations, secured on a second-priority lien basis by the collateral. The intercreditor agreement provides that, at any time that obligations that have the benefit of the first-priority liens on the collateral are outstanding, the holders of the Notes, the Trustee under the Indenture and the collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens in the collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the collateral would likely be required to liquidate collateral on which the Notes did not have a lien, if any, prior to liquidating the collateral, thereby maximizing the proceeds of the collateral (due to the reductions in the amount of the indebtedness with a prior claim on such collateral) that would be available to repay our obligations under the Notes. As a result of this waiver, the proceeds of sales of the collateral could be applied to repay any indebtedness secured by first-priority liens in the collateral before applying proceeds of other collateral on which the Notes did not have a lien, and the holders of Notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the Notes.

In the event of a bankruptcy of us or any of the Guarantors, holders of the Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the Notes exceed the value of the collateral available to secure the Notes.

In any bankruptcy proceeding with respect to the Issuer or any of the Guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the value of the collateral with respect to the Notes is less than the then-current principal amount outstanding under the Notes on the date of the bankruptcy filing. Upon a finding by the bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim up to the value of the collateral and an unsecured claim for any deficiency. As a result, the claim of the holders of the Notes could be unsecured in whole or in part.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the Notes to receive post-petition interest and a lack of entitlement to receive other “adequate protection” under federal bankruptcy laws with respect to the unsecured portion of the Notes. See “Risk Factors — Risks Related to the Notes — Bankruptcy laws may limit the ability of holders of the Notes to realize value from the collateral.” In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the Notes.

Bankruptcy laws may limit the ability of holders of the Notes to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the Indenture is likely to be significantly impaired by applicable bankruptcy laws if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the pledged assets. Under applicable federal bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect which, among other things, stays:

•	the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

•	any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

•	any act to create, perfect or enforce any lien against property of the bankruptcy estate; and

•	any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.

For example, under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, or taking other actions to levy against a debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection” with respect to the secured portion of its claim against the debtor. The meaning of the term “adequate protection” may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the secured creditor against decreases in the value of the secured creditor’s interest in the collateral as a result of the automatic stay or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Adequate protection may take the form of cash payments or the granting of additional security, if and at such times as the court in its discretion determines. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, and even if the Notes were fully collateralized, it is impossible to predict (a) how long payments under the Notes could be delayed following commencement of a bankruptcy case, (b) whether or when the collateral agent could repossess or dispose of the pledged assets and (c) whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of “adequate protection.”

The collateral is subject to casualty risks and potential environmental liabilities.

We maintain insurance for our properties against loss or damage by fire or other hazards to a similar extent as other companies operating properties of a similar nature in the same or similar localities. There are, however, some losses that may be either uninsurable or not economically insurable, or insured for values less than the then current fair market value of such equipment, in whole or in part. As a result, insurance proceeds may not compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, the proceeds received by us in respect thereof may not be sufficient to satisfy all the secured obligations, including the Notes.

Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose on collateral consisting of real property because owners and operators of real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may be unable to or may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of Notes.

We will in most cases have control over the collateral.

The security documents generally allow us and the Guarantors to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the collateral. These rights may adversely affect the value of the collateral at any time.

Any future pledge of collateral in favor of the holders of the Notes might be voidable in bankruptcy.

Any future pledge of collateral in favor of the holders of the Notes, might be voidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the Bankruptcy Code, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Notes to receive a greater recovery than what the holders of the Notes would receive in a liquidation under Chapter 7 of the Bankruptcy Code if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The value of the collateral securing the Notes may not be sufficient to give the holders of the Notes the right to receive post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of Notes will only be entitled to post-petition interest under the Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of Notes that have a security interest in the collateral with a value equal to or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the Bankruptcy Code. No appraisal of the fair market value of the collateral was prepared in connection with the issuance of the Old Notes or has been prepared in connection with this exchange offer and we therefore cannot assure you that the value of the holders’ interest in the collateral will equal or exceed the principal amount of the Notes.

We may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the Senior Secured Revolving Credit Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend. The source of funds for any purchase of the Notes and repayment of borrowings under the Senior Secured Revolving Credit Facility is our available cash or cash generated from our and our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Notes may be limited by law. In order to avoid the obligations to repurchase the Notes and events of default and potential breaches of the Credit Agreement, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the Indenture, constitute a “change of control” that would require us to repurchase the Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Notes. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the Indenture includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all of our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the Notes and/or the guarantees, and if that occurs, you may not receive any payments on the Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Notes and the incurrence of the guarantees of the Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the Guarantors, as applicable, (a) issued the Notes or incurred the guarantee with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the Notes or incurring the guarantee and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes or the incurrence of the guarantee;

•	the issuance of the Notes or the incurrence of the guarantee left us or any of the Guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

•	we or any of the Guarantors intended to, or believed that we or such Guarantor would, incur debts beyond our or such Guarantor’s ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court would likely find that a Guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such Guarantor did not obtain a reasonably equivalent benefit from the issuance of the Notes.

We cannot be certain as to the standards a court would use to determine whether or not we or any of the Guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the Notes or the guarantees would be subordinated to our or any of our Guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the Notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Notes or that guarantee, could subordinate the Notes or that guarantee to presently existing and future indebtedness of ours or of the related Guarantor or could require the holders of the Notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Notes. Further, the avoidance of the Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of Notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of Notes and (3) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

A lowering or withdrawal of the credit ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade credit rating, and any credit rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. Credit ratings are not recommendations to purchase, hold or sell the Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the Notes. Any downgrade by a rating agency could decrease earnings and may result in higher borrowing costs.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Notes without a substantial discount.

Risks Relating to our Relationship with Kelso

We are controlled by the Kelso Affiliates, and their interests as equity holders may conflict with your interests as a holder of the Notes.

The Kelso Affiliates beneficially own a substantial majority of our equity. The Kelso Affiliates control our board of directors, and thus are able to appoint new management and approve any action requiring the vote of our outstanding common stock, including amendments of our certificate of incorporation, mergers and sales of substantially all of our assets. The directors elected by the Kelso Affiliates are able to make decisions affecting our capital structure, including decisions to issue additional capital stock and incur additional debt. The interests of our equity holders may not in all cases be aligned with your interests as a holder of the Notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a holder of Notes. In that situation, for example, the holders of the Notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and pay our debts, while our equity holders might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transaction might involve risks to you as a holder of the Notes.

Risks Related to Not Participating in the Exchange Offer

You may have difficulty selling the Old Notes that you do not exchange.

If you do not exchange your Old Notes for the New Notes offered in the exchange offer, your Old Notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the Indenture and arose because the Old Notes were originally issued under exemptions from the registration requirements of the Securities Act.

The Old Notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. The Issuer did not register the Old Notes under the Securities Act, and it does not intend to do so. If you do not exchange your Old Notes, your ability to sell those Notes will be significantly limited.

If a large number of outstanding Old Notes are exchanged for New Notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged Old Notes due to the limited amounts of Old Notes that would remain outstanding following the exchange offer.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the following:

•	our ability to successfully execute our strategy and open new restaurants that are profitable;

•	macroeconomic conditions;

•	our ability to compete with many other restaurants;

•	potential negative publicity regarding food safety and health concerns;

•	health concerns arising from the outbreak of viruses or food-borne illness;

•	changes in consumer preferences;

•	the effects of seasonality and weather conditions on sales;

•	changes in food and supply costs;

•	our reliance on a small number of vendors, suppliers and distributors;

•	our geographic concentration in the Southeast and Southwest United States;

•	the success of our current restaurant prototype and any future prototypes;

•	costs resulting from breaches of security of confidential information;

•	our ability to generate or raise capital in the future;

•	impairment charges on certain long-lived or intangible assets;

•	the continued service of our executive officers;

•	our ability to attract and retain qualified employees while also controlling labor costs;

•	legal complaints or litigation;

•	our ability to maintain insurance that provides adequate levels of coverage against claims;

•	our ability to obtain and maintain required licenses and permits or to comply with alcoholic beverage or food control regulations;

•	the reliability of our information systems;

•	our ability to protect and enforce our intellectual property rights;

•	compliance with laws and regulations related to the offer and sale of franchises and our relationship with our franchisees;

•	our franchisees’ actions;

•	the cost of compliance with federal, state and local laws;

•	any potential strategic transactions;

•	the resources and management oversight required to comply with the requirements of the Sarbanes-Oxley Act of 2002;

•	our substantial indebtedness; and

•	our ability to incur additional debt under the Indenture and the Credit Agreement.

Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

Other risks, uncertainties and factors, including those discussed under “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. You should read carefully the factors described in the “Risk Factors” section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE EXCHANGE OFFER

Pursuant to the Registration Rights Agreement, we agreed to prepare and file with the SEC a registration statement on an appropriate form under the Securities Act with respect to a proposed offer to the holders of the Old Notes to issue and deliver to such holders of Old Notes, in exchange for their Old Notes, a like aggregate principal amount of New Notes that are identical in all material respects to the Old Notes, except for provisions relating to registration rights and the transfer restrictions relating to the Old Notes, and except for certain related differences described below. See “Exchange Offer; Registration Rights.”

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date, unless you have previously withdrawn them.

When you tender Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal. In tendering Old Notes, you should also note the following important information:

•	You may only tender Old Notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus, to all of the registered holders of Old Notes at their addresses listed in the Trustee’s security register with respect to the Old Notes.

•	The exchange offer expires at p.m., New York City time, on , 2011; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open.

•	As of the date of this prospectus, $355.0 million aggregate principal amount of Old Notes was outstanding. The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

•	Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described under “— Conditions to the Exchange Offer.”

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of an extension to the Exchange Agent and notice of that extension to the holders of Notes as described below. During any extension, all Old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised as described under “— Withdrawal Rights.” Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder of Notes promptly after the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, at any time prior to the Expiration Date. If we make a material change to the terms of the exchange offer, including the waiver of a material condition, we will, to the extent required by law, disseminate additional offer materials and extend the period of time for which the exchange offer is open so that at least five business days remain in the exchange offer following notice of a material change.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Notes as promptly as practicable. If we extend the Expiration

Date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news agency. Such announcement may state that we are extending the exchange offer for a specified period of time.

•	Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old Notes which are not tendered for exchange, or are tendered but not accepted, in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making to us the representations described under “— Resale of the New Notes.”

Important rules concerning the exchange offer

You should note the following important rules concerning the exchange offer:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes if such acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date shall be final and binding on all parties. Neither we, the Exchange Agent nor any other person shall be under any duty to notify you of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failing to so notify you.

Procedures for Tendering Old Notes

What to submit and how

If you, as a holder of any Old Notes, wish to tender your Old Notes for exchange in the exchange offer, you must, except as described under “— Guaranteed Delivery Procedures,” transmit the following on or prior to the Expiration Date to the Exchange Agent:

(1) if Old Notes are tendered in accordance with the book-entry procedures described under “— Book-Entry Transfer,” an Agent’s Message, as defined below, transmitted through DTC’s ATOP, or (2) a properly completed and duly executed letter of transmittal, or a facsimile copy thereof, to the Exchange Agent at the address set forth below under “— Exchange Agent,” including all other documents required by the letter of transmittal.

In addition,

(1) a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent’s account at DTC using the procedure for book-entry transfer described under “— Book-Entry Transfer” (a “Book-Entry Confirmation”), along with an Agent’s Message, must be actually received by the Exchange Agent prior to the Expiration Date, or

(2) certificates for Old Notes must be actually received by the Exchange Agent along with the letter of transmittal on or prior to the Expiration Date, or

(3) you must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message, transmitted through ATOP by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by the letter of transmittal or, in the case of an Agent’s Message relating to guaranteed delivery, that such holder has received and further agrees to be bound by the notice of guaranteed delivery, and that we may enforce the letter of transmittal, and the notice of guaranteed delivery, as the case may be, against such holder.

The method of delivery of Old Notes, letters of transmittal, notices of guaranteed delivery and all other required documentation, including delivery of Old Notes through DTC and transmission of Agent’s Messages through DTC’s ATOP, is at your election and risk. Delivery will be deemed made only when all required documentation is actually received by the Exchange Agent. Delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent. Holders tendering Old Notes or transmitting Agent’s Messages through DTC’s ATOP must allow sufficient time for completion of ATOP procedures during DTC’s normal business hours. No Old Notes, Agent’s Messages, letters of transmittal, notices of guaranteed delivery or any other required documentation should be sent to us.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes being surrendered for exchange are tendered:

(1) by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

(2) for the account of an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act, or a commercial bank or trust company having an office or correspondent in the United States that is a member in good standing of a medallion program recognized by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (“STAMP”), the Stock Exchanges Medallion Program (“SEMP”) and the New York Stock Exchange Medallion Signature Program (“MSP”) (each, an “Eligible Institution”).

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by an Eligible Institution.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes and with the signatures guaranteed.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of such person’s authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept all Old Notes properly tendered and not properly withdrawn, and will issue the New Notes promptly after the Expiration Date. See “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of acceptance to the Exchange Agent will be considered our acceptance of the tendered Old Notes.

In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the Exchange Agent of:

•	a Book-Entry Confirmation or Old Notes in proper form for transfer,

•	a properly transmitted Agent’s Message or a properly completed and duly executed letter of transmittal, and

•	all other required documentation.

If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the exchange offer, if you submit certificates representing Old Notes in a greater principal amount than you wish to exchange or if you properly withdraw tendered Old Notes in accordance with the procedures described under “— Withdrawal Rights,” we will return any unaccepted, non-exchanged or properly withdrawn Old Notes, as the case may be, without expense to the tendering holder. In the case of Old Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC using the book-entry transfer procedures described below, unaccepted, non-exchanged or properly withdrawn Old Notes will be credited to an account maintained with DTC. We will return the Old Notes or have them credited to the DTC account, as applicable, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems, including Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”) may make book-entry delivery of Old Notes by causing DTC to transfer Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of book-entry transfer of Old Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an Agent’s Message and all other documents required by the letter of transmittal. Only participants in DTC may deliver Old Notes by book-entry transfer.

Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the letter of transmittal, or a facsimile copy thereof, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, with all other required documentation, must in any case be transmitted to and received by the Exchange Agent at its address listed under “— Exchange Agent” on or prior to the Expiration Date, or you must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery Procedures.”

If your Old Notes are held through DTC, you must complete the accompanying form called “Instructions to Registered Holder and/or Book-Entry Participant,” which will instruct the DTC participant through whom you hold your Old Notes of your intention to tender your Old Notes or not tender your Old Notes. Please note that delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent and we will not be able to accept your tender of Old Notes until the Exchange Agent actually receives from DTC the information and documentation described under “— Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Guaranteed Delivery Procedures

If you are a registered holder of Old Notes and you want to tender your Old Notes but the procedure for book-entry transfer cannot be completed prior to the Expiration Date, your Old Notes are not immediately available or time will not permit your Old Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if:

•	the tender is made through an Eligible Institution, as defined above,

•	prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution, by facsimile transmission, mail or hand delivery, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, or an Agent’s Message with respect to guaranteed delivery in lieu thereof, in either case stating:

•	the name and address of the holder of Old Notes,

•	the amount of Old Notes tendered,

•	that the tender is being made by delivering such notice and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, will be deposited by that Eligible Institution with the Exchange Agent, and

•	a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

Withdrawal Rights

You can withdraw your tender of Old Notes at any time on or prior to   p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, a written notice of withdrawal must be actually received by the Exchange Agent prior to such time, properly transmitted either through DTC’s ATOP or to the Exchange Agent at the address listed below under “— Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person having tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn;

•	specify the principal amount of the Old Notes to be withdrawn;

•	contain a statement that the tendering holder is withdrawing its election to have such Notes exchanged for New Notes;

•	except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender;

•	if certificates for Old Notes have been delivered to the Exchange Agent, specify the name in which the Old Notes are registered, if different from that of the withdrawing holder;

•	if certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of those certificates, specify the serial numbers of the particular certificates to be withdrawn, and, except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, include a notice of withdrawal signed in the same manner as the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees; and

•	if Old Notes have been tendered using the procedure for book-entry transfer described above, specify the name and number of the account at DTC from which the Old Notes were tendered and the name and number of the account at DTC to be credited with the withdrawn Old Notes, and otherwise comply with the procedures of DTC.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer. New Notes will not be issued in exchange for such withdrawn Old Notes unless the Old Notes so withdrawn are validly re-tendered.

If you have properly withdrawn Old Notes and wish to re-tender them, you may do so by following one of the procedures described under “— Procedures for Tendering Old Notes” above at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if we determine in our reasonable judgment at any time before the Expiration Date that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

The foregoing conditions are for our sole benefit and may be waived by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. The rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act.

We reserve the right to terminate or amend the exchange offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the Exchange Agent for the exchange offer. All executed letters of transmittal, notices of guaranteed delivery, notices of withdrawal and any other required documentation should be directed to the Exchange Agent at the address set forth below. Requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:

Deliver To:

By Registered or Certified Mail: WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	By Regular Mail or Overnight Courier: WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	In Person by Hand Only: WELLS FARGO BANK, NATIONAL ASSOCIATION 12th Floor — Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479

By Facsimile: (for Eligible Institutions only) Fax: (612) 667-6282 Attn: Bondholder Communications		For Information or Confirmation by: Telephone: (800) 344-5128, Option 0 Attn: Bondholder Communications

Delivery to an address other than the address of the Exchange Agent as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the Exchange Agent reasonable and customary fees (including attorney fees and expenses) for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and Exchange Agent expenses, will be paid by us and are estimated in the aggregate to be $0.8 million.

Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable by holders thereof (other than affiliates of us) after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Old Notes participating in the exchange offer, as set forth below). The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, the Morgan Stanley & Co. Incorporated letter, which was made available by the SEC on June 5, 1991, the K-111 Communications Corporation letter, which was made available by the SEC on May 14, 1993, and the Shearman & Sterling letter, which was made available by the SEC on July 2, 1993.

However, any purchaser of Old Notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the New Notes:

•	will not be able to rely on such SEC interpretation;

•	will not be able to tender its Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Old Notes unless such sale or transfer is made pursuant to an exemption from those requirements.

By executing, or otherwise becoming bound by, the letter of transmittal, each holder of the Old Notes will represent that:

•	any New Notes to be received by such holder will be acquired in the ordinary course of its business;

•	it has no arrangements or understandings with any person to participate in the distribution of the Notes within the meaning of the Securities Act; and

•	it is not an “affiliate” within the meaning of Rule 405 under the Securities Act of us or, if it is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the New Notes as it has made in previous no-action letters.

In addition, in connection with any resales of those Old Notes, each participating broker-dealer receiving New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such exchanging dealer as a result of market-making activities or other trading activities, (“Participating Broker-Dealer”) must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See “Plan of Distribution.”

The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, by delivery of the prospectus contained in the exchange offer registration statement.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreements we entered into in connection with the private offering of the Old Notes. We will not receive any cash proceeds from the issuance of the New Notes under the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in like principal amounts, the terms of which are identical in all material respects to the New Notes, subject to limited exceptions. Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our indebtedness.

The net proceeds from the sale of the Old Notes were approximately $341.7 million. We used the net proceeds from the offering of the Old Notes, together with contributions to the equity of LRI Holdings, to fund the Transactions.

CAPITALIZATION

The following table sets forth our capitalization as of May 1, 2011 on an actual basis. You should read the following table in conjunction with the sections entitled “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of
May 1,
(In thousands)	2011

Long-term debt, including current portion:
Senior Secured Revolving Credit Facility(1)	$—
Old Notes	355,000

Total debt	355,000
Stockholder’s equity:
Common stock(2)	230,000
Retained deficit	(1,094)

Total stockholder’s equity	228,906

Total capitalization	$583,906

(1)	As of May 1, 2011, no amounts were drawn under the Senior Secured Revolving Credit Facility, and the Issuer had commitments available to it thereunder of $30.0 million (less approximately $4.4 million of undrawn outstanding letters of credit). LRI Holdings and all of the Issuer’s wholly owned domestic subsidiaries guarantee the Senior Secured Revolving Credit Facility. See “Description of Other Indebtedness” for a summary of the terms of the Senior Secured Revolving Credit Facility.

(2)	Represents the purchase of Roadhouse Holding’s common stock by the Kelso Affiliates and the Management Investors, the proceeds of which were contributed to Merger Co and, upon the consummation of the Merger, were treated as contributions to the equity of LRI Holdings.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statements of income (loss) for the thirty-nine weeks ended May 1, 2011 and the fiscal year ended August 1, 2010 are based on our historical consolidated financial statements appearing elsewhere in this prospectus and give effect to the Transactions as if they had occurred on the first day of the fiscal year ended August 1, 2010.

The unaudited pro forma condensed consolidated statements of income (loss) give effect to adjustments that (i) are directly attributable to the Transactions; (ii) are factually supportable; and (iii) are expected to have a continuing impact on us. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated statements of income (loss) are presented for informational purposes only and are not intended to represent what our actual consolidated results of operations would have been had the Transactions actually occurred on the date indicated and are not necessarily indicative of our future consolidated results of operations. This information should be read in conjunction with the information contained in “Summary — The Transactions,” “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

The Transactions resulted in a change in ownership of substantially all of LRI Holdings’ outstanding common stock and is accounted for in accordance with accounting guidance for business combinations and, accordingly resulted in the recognition of assets acquired and liabilities assumed at fair value as of October 4, 2010. The purchase price paid in the Transactions has been “pushed down” to our financial statements. For purposes of these pro forma financial statements, we have included preliminary valuation results as they are recorded in our financial statements for the Successor period ended May 1, 2011. The allocation of purchase price is subject to change based on finalization of a study related to the tax treatment of certain costs related to the Transactions. These adjustments, if any, will not impact our cash flows including cash interest and rent but may result in increases or decreases to net income, and those amounts may be material.

Unaudited Pro Forma Condensed Consolidated
Statement of Income (Loss)

		Period from
	Period from	August 2, 2010
	October 4, 2010	to			Pro forma
	to	October 3, 2010			thirty-nine
	May 1, 2011	(Immediate	Pro forma		weeks ended
(In thousands of dollars)	(Successor)	Predecessor)	adjustments		May 1, 2011
Revenues:
Net sales	$346,182	$93,762	$—		$439,944
Franchise fees and royalties	1,245	348	—		1,593

Total revenues	347,427	94,110	—		441,537

Costs and expenses:
Restaurant operating costs -
Cost of goods sold	112,967	29,172	—		142,139
Labor and other related expenses	100,989	28,578	—		129,567
Occupancy costs	25,333	8,046	243	(b)	33,622
Other restaurant operating expenses	49,374	15,478	—		64,852
Depreciation and amortization	10,019	3,112	36	(c)	13,167
Pre-opening expenses	2,442	783	—		3,225
General administrative	24,384	14,440	(21,347	)(d)	17,477

Total costs and expenses	325,508	99,609	(21,068)		404,049

Income (loss) from operations	21,919	(5,499)	21,068		37,488
Other income (expense):
Interest expense, net	(23,586)	(3,147)	(3,993	)(e)	(30,726)
Other income, net	15	182	(182	)(f)	15

Total other expense	(23,571)	(2,965)	(4,175)		(30,711)

(Loss) income before income taxes	(1,652)	(8,464)	16,893		6,777
(Benefit from) provision for income taxes	(558)	(4,675)	6,851	(g)	1,618

Net (loss) income	$(1,094)	$(3,789)	$10,042		$5,159

Unaudited Pro Forma Condensed Consolidated
Statement of Income (Loss)

				Pro forma
	Fiscal year			fiscal year
	ended	Pro forma		ended
(In thousands of dollars)	August 1, 2010	adjustments		August 1, 2010

Revenues:
Net sales	$555,460	$—		$555,460
Franchise fees and royalties	2,068	—		2,068

Total revenues	557,528	—		557,528

Costs and expenses:
Restaurant operating costs -
Cost of goods sold	174,186	2,533	(a)	176,719
Labor and other related expenses	165,877	—		165,877
Occupancy costs	42,397	837	(b)	43,234
Other restaurant operating expenses	81,826	—		81,826
Depreciation and amortization	17,040	(249	)(c)	16,791
Pre-opening expenses	2,111	—		2,111
General administrative	24,216	(1,097	)(d)	23,119
Impairment and store closing charges	91	—		91

Total costs and expenses	507,744	2,024		509,768

Income from operations	49,784	(2,024)		47,760
Other income (expense):
Interest expense, net	(18,857)	(22,939	)(e)	(41,796)
Other income, net	798	(798	)(f)	—

Total other expense	(18,059)	(23,737)		(41,796)

Income before income taxes	31,725	(25,761)		5,964
Provision for income taxes	11,704	(10,375	)(g)	1,329

Net income	$20,021	$(15,386)		$4,635

Notes to Unaudited Pro Forma Condensed Consolidated
Statement of Income (Loss)

(a)	The adjustment to cost of goods sold reflects the amortization of a favorable contract valued in connection with the Transactions as follows:
Thirty-nine weeks ended May 1, 2011:  The Successor period as reported includes $1.8 million of amortization expense related to the favorable contact, thus no pro forma adjustment is required.
Fiscal year ended August 1, 2010: The pro forma adjustment represents the total amortization of the $2.5 million favorable contract.

(b)	The adjustment to occupancy costs reflects the modifications required to account for the Transactions as follows:
Thirty-nine weeks ended May 1, 2011:  Includes an increase to straight-line rent expense for leases in place on the first day of fiscal year 2010 of $0.3 million and a decrease in expense of $0.1 million due to the increase in net unfavorable lease amortization expense.
Fiscal year ended August 1, 2010: Includes an increase to straight-line rent expense for leases in place on the first day of fiscal year 2010 of $1.3 million and a decrease in expense of $0.5 million due to the increase in net unfavorable lease amortization expense.

(c)	The adjustment to depreciation and amortization reflects the adjustment to fair value of tangible and intangible assets in connection with the Transactions as follows:
Thirty-nine weeks ended May 1, 2011:  Includes an increase in expense of $81 thousand due to the change in basis and related useful lives of property and equipment and a decrease in expense of $45 thousand due to a net decrease in other intangible assets subject to amortization.
Fiscal year ended August 1, 2010: Includes a decrease in expense of $0.2 million due to a net decrease in other intangible assets subject to amortization.

(d)	The adjustment to general administrative costs reflects the following:
Thirty-nine weeks ended May 1, 2011:  Includes the removal of $21.3 million of transaction-related non-recurring expenses.
Fiscal year ended August 1, 2010: Includes the removal of $0.5 million of transaction-related non-recurring expenses, the removal of $0.1 million of compensation expense related to certain management shares and a decrease in expense of $0.5 million due to the replacement of the management fee paid in fiscal year 2010 to prior owners with the management fee that would have been paid under the current advisory agreement with the Kelso Affiliates.

(e)	Reflects additional net interest expense as a result of new debt used to fund the Transactions, as follows:

	Thirty-nine
	weeks ended	Fiscal year ended
(In thousands)	May 1, 2011	August 1, 2010

10.75% Senior Secured Notes	$28,594	$38,587
Senior Secured Revolving Credit Facility	295	393
Amortization of debt issuance costs	2,113	2,822
Other	(276)	(6)

Total	$30,726	$41,796

(f)	Represents the removal of the ineffective portion of the interest rate swap associated with historical debt.

(g)	The historical effective tax rates have been adjusted to remove non-recurring costs related to the Transactions and are calculated as follows:

	Thirty-nine
	weeks ended	Fiscal year ended
	May 1, 2011	August 1, 2010

Tax at federal statutory rate	35.0%	35.0%
State and local tax, net of federal benefit	5.0%	4.9%
General business and other tax credits	(16.5)%	(35.6)%
Rate changes and other	0.4%	18.0%

Total	23.9%	22.3%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth certain selected historical consolidated financial and operating data for the periods and at the dates indicated. We derived the statement of income (loss) data for the thirty-nine weeks ended May 2, 2010, the period from August 2, 2010 to October 3, 2010 and the period from October 4, 2010 to May 1, 2011 and the balance sheet data as of May 1, 2011 from our unaudited interim condensed consolidated financial statements included in this prospectus. We derived the statement of income (loss) data for the fiscal years ended August 3, 2008, August 2, 2009 and August 1, 2010 and the balance sheet data as of August 2, 2009 and August 1, 2010 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the statement of income (loss) data for the fiscal year ended July 28, 2006, the period from July 29, 2006 to December 5, 2006 and the period from December 6, 2006 to July 29, 2007 and the balance sheet data as of July 28, 2006, July 29, 2007 and August 3, 2008 from our audited historical financial statements not included in this prospectus. All fiscal years presented comprise 52 weeks except fiscal year 2008 which comprises 53 weeks.

On December 6, 2006, Bruckman, Rosser, Sherrill & Co. (“BRS”), Black Canyon Capital LLC (“Black Canyon”), Canyon Capital Advisors LLC (“Canyon Capital”) and their co-investors, together with our executive officers and other members of management, through LRI Holdings, Inc., acquired Logan’s Roadhouse, Inc., which we refer to as the “2006 Acquisition.” All periods prior to the 2006 Acquisition are referred to as Original Predecessor, and all periods including and after such date and prior to October 4, 2010, the date of the completion of the Transactions, are referred to as Immediate Predecessor.

Several significant factors or events have had a material impact on our results of operations for the periods discussed below and affect the comparability of our results of operations from periods prior to the 2006 Acquisition to periods thereafter. Immediately following the 2006 Acquisition, Logan’s Roadhouse, Inc. became a wholly owned subsidiary of LRI Holdings. LRI Holdings had no assets, liabilities or operations prior to December 6, 2006. The consolidated financial data for all periods through December 5, 2006 are that of Logan’s Roadhouse, Inc., the Original Predecessor. The consolidated financial data for the periods from December 6, 2006 to October 3, 2010 is that of LRI Holdings, the Immediate Predecessor. As a result of the 2006 Acquisition, the financial data for the Original Predecessor periods are not comparable to those of the Immediate Predecessor or Successor periods presented in this prospectus. Prior to the 2006 Acquisition, consolidated financial statements were prepared on a carve-out basis from Cracker Barrel Old Country Store, Inc. (formerly CBRL Group, Inc.) (“Cracker Barrel”). The carve-out financial data include allocations of certain overhead costs incurred by Cracker Barrel on the Original Predecessor’s behalf. In the Immediate Predecessor and Successor periods, we no longer incur these allocated costs, but do incur certain expenses as a stand-alone company for similar functions. These allocated costs were based upon various assumptions and estimates and actual results may differ from these allocated costs, assumptions and estimates. Accordingly, the carve-out financial data may not be a comparable presentation of our financial position or results of operations as if we had operated as a stand-alone entity during the Original Predecessor periods. In connection with the 2006 Acquisition, we sold the real estate assets associated with 62 restaurants to various landlords for gross proceeds of $202.8 million ($198.8 million net of expenses). We then simultaneously leased the land and buildings pursuant to non-cancelable operating leases with initial terms of 20 years. Prior to these sale and leaseback transactions, we had 74 existing land leases. As a result of the sale and leaseback transaction, annual rent expense increased substantially following the 2006 Acquisition, because these properties were previously owned.

As a result of the completion of the Transactions on October 4, 2010, LRI Holdings was acquired by certain wholly owned subsidiaries of Roadhouse Holding, a newly formed Delaware corporation owned by the Kelso Affiliates and Management Investors. The Transactions resulted in a change in ownership of substantially all of LRI Holdings’ outstanding common stock and is accounted for in accordance with accounting guidance for business combinations and, accordingly, resulted in the recognition of assets and liabilities at fair value as of October 4, 2010. As a result of the Transactions, our consolidated financial statements after October 4, 2010 are not comparable to our consolidated financial statements prior to such date. All periods prior to October 4, 2010 and after the 2006 Acquisition are referred to as Immediate Predecessor, and all periods including and after October 4, 2010 are referred to as Successor.

This information should be read in conjunction with “Risk Factors,” “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus.

	Original Predecessor		Immediate Predecessor						Successor
		Period from	Period from						Period from
	Fiscal	July 29,	December 6,				Thirty-nine	Period from	October 4,
	year	2006	2006				weeks	August 2,	2010
	ended	to	to	Fiscal year ended			ended	2010 to	to
	July 28,	December 5,	July 29,	August 3,	August 2,	August 1,	May 2,	October 3,	May 1,
(In thousands, except restaurant data and percentages)	2006	2006	2007	2008	2009	2010	2010	2010	2011
Statement of income (loss) data:
Revenues:
Net sales	$421,098	$153,663	$321,421	$529,424	$533,248	$555,460	$414,483	$93,762	$346,182
Franchise fees and royalties	2,467	851	1,697	2,574	2,248	2,068	1,531	348	1,245

Total revenue	423,565	154,514	323,118	531,998	535,496	557,528	416,014	94,110	347,427

Costs and expenses:
Restaurant operating costs:
Cost of goods sold	139,523	49,527	104,881	176,010	172,836	174,186	130,220	29,172	112,967
Labor and other related expenses	126,405	48,580	97,641	164,074	161,173	165,877	123,945	28,578	100,989
Occupancy costs	13,902	5,768	22,365	37,952	39,923	42,397	31,677	8,046	25,333
Other restaurant operating expenses	63,146	26,116	47,335	80,255	79,263	81,826	60,472	15,478	49,374
Depreciation and amortization	14,928	5,631	9,351	16,146	17,206	17,040	12,761	3,112	10,019
Pre-opening expenses	4,260	699	3,008	3,170	2,137	2,111	1,791	783	2,442
General and administrative	29,577	11,996	19,209	26,538	25,126	24,216	17,219	14,440	24,384
Impairment and store closing charges	3,747	—	—	6,622	23,187	91	3	—	—

Total costs and expenses	395,488	148,317	303,790	510,767	520,851	507,744	378,088	99,609	325,508

Income (loss) from operations	28,077	6,197	19,328	21,231	14,645	49,784	37,926	(5,499)	21,919
Other (expense) income:
Interest expense, net	(11,086)	(5,533)	(15,101)	(22,618)	(20,557)	(18,857)	(14,246)	(3,147)	(23,586)
Other income (expense), net	—	—	(313)	(2,631)	(1,543)	798	496	182	15

Total other expense	(11,086)	(5,533)	(15,414)	(25,249)	(22,100)	(18,059)	(13,750)	(2,965)	(23,571)

Income (loss) before income taxes	16,991	664	3,914	(4,018)	(7,455)	31,725	24,176	(8,464)	(1,652)
Provision for (benefit from) income taxes	3,695	(422)	566	(3,392)	(5,484)	11,704	9,062	(4,675)	(558)

Net income (loss)	13,296	1,086	3,348	(626)	(1,971)	20,021	15,114	(3,789)	(1,094)
Undeclared preferred dividend	—	—	(5,552)	(9,605)	(10,568)	(12,075)	(8,926)	(2,270)	—

Net income (loss) attributable to common stockholders	$13,296	$1,086	$(2,204)	$(10,231)	$(12,539)	$7,946	$6,188	$(6,059)	$(1,094)

Selected other data:
Restaurants open end of period:
Company-owned	141	143	156	170	177	186	185	189	201
Total	166	169	182	196	203	212	211	215	227
Average unit volumes (in millions)(1)	$3.2	$1.0	$2.1	$3.2	$3.0	$3.0	$2.3	$0.5	$1.8
Operating weeks(1)	6,872	2,564	5,119	8,692	9,092	9,539	7,121	1,692	5,865
Restaurant operating margin(2)	18.6%	15.4%	15.3%	13.4%	15.0%	16.4%	16.4%	13.3%	16.6%
EBITDA	$43,005	$11,828	$28,367	$34,746	$30,308	$67,622	$51,183	$(2,205)	$31,953
Adjusted EBITDA(3)	40,059	12,391	39,694	54,987	65,117	75,045	56,495	8,567	51,865
Adjusted EBITDAR(3)	47,691	16,611	55,524	83,665	94,949	107,184	80,454	15,695	70,089
Capital expenditures	56,351	15,637	31,864	37,372	27,039	26,367	16,221	7,036	20,478
Comparable restaurant data:(4)
Change in comparable restaurant sales	0.8%	0.6%	1.8%	0.8%	(2.8)%	(0.3)%	(1.3)%	4.2%	0.0%
Average check	$12.61	$12.76	$12.95	$13.01	$12.79	$12.70	$12.69	$12.75	$13.09
Cash flow data:
Operating activities	$37,727	$(28,983)	$21,917	$28,201	$35,500	$56,400	$39,556	$2,664	$(7,614)
Investing activities	(54,591)	184,780	(304,401)	(18,738)	(27,039)	(15,100)	(6,479)	(5,380)	(330,318)
Financing activities	17,000	(150,898)	285,424	(6,215)	(1,580)	(2,158)	(1,035)	—	345,604

	Original
	Predecessor	Immediate Predecessor				Successor
	July 28,	July 29,	August 3,	August 2,	August 1,	May 1,
(in thousands)	2006	2007	2008	2009	2010	2011
Selected balance sheet data:
Cash and cash equivalents	$1,732	$2,940	$6,188	$13,069	$52,211	$7,672
Working (deficit) capital(5)	(212,891)	(21,611)	(17,295)	(6,164)	23,878	(16,659)
Total assets	403,764	415,285	415,794	408,256	443,145	714,507
Total debt	190,679	223,424	220,050	220,063	218,683	355,000

(1)	Represents the average sales for company-owned restaurants over a specified period of time. It is typically measured on a 52-week basis but may also be applied to a shorter period. Average unit volume reflects total company restaurant sales divided by total operating weeks, which is the aggregate number of weeks that company-owned restaurants are in operation over a specified period of time, multiplied by the number of weeks in the measurement period.

(2)	Restaurant operating margin represents net sales less (a) cost of goods sold, (b) labor and other related expenses, (c) occupancy costs and (d) other restaurant operating expenses, divided by net sales. Restaurant operating margin is a supplemental measure of operating performance of our company-owned restaurants that does not represent and should not be considered as an alternative to net income or net sales as determined by U.S. GAAP, and our calculation thereof may not be comparable to that reported by other companies. Restaurant operating margin has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Management believes restaurant operating margin is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. Management uses restaurant operating margin as a key metric to evaluate our financial performance compared with our competitors, to evaluate the profitability of incremental sales and to evaluate our performance across periods.

The following table sets forth a reconciliation of net sales to restaurant operating margin:

	Original Predecessor		Immediate Predecessor						Successor
		Period	Period					Period	Period
		from	from					from	from
	Fiscal	July 29,	December 6,				Thirty-nine	August 2,	October 4,
	year	2006	2006				weeks	2010	2010
	ended	to	to	Fiscal year ended			ended	to	to
	July 28,	December 5,	July 29,	August 3,	August 2,	August 1,	May 2,	October 3,	May 1,
(in thousands)	2006	2006	2007	2008	2009	2010	2010	2010	2011
Net sales(A)	$421,098	$153,663	$321,421	$529,424	$533,248	$555,460	$414,483	$93,762	$346,182
Restaurant operating expenses:
Cost of goods sold	139,523	49,527	104,881	176,010	172,836	174,186	130,220	29,172	112,967
Labor and other related expenses	126,405	48,580	97,641	164,074	161,173	165,877	123,945	28,578	100,989
Occupancy costs	13,902	5,768	22,365	37,952	39,923	42,397	31,677	8,046	25,333
Other restaurant operating expenses	63,146	26,116	47,335	80,255	79,263	81,826	60,472	15,478	49,374

Restaurant operating profit(B)	$78,122	$23,672	$49,199	$71,133	$80,053	$91,174	$68,169	$12,488	$57,519
Restaurant operating margin(B÷A)	18.6%	15.4%	15.3%	13.4%	15.0%	16.4%	16.4%	13.3%	16.6%

(3)	Adjusted EBITDA represents net income (loss) before interest expense, net, income tax expense, depreciation and amortization, adjusted to reflect the additions and eliminations described in the table below. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations as determined under U.S. GAAP, and our calculations thereof may not be comparable to those reported by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

• EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for, capital expenditures or contractual commitments;

• EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

• EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness;

• EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

• although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

• other companies in the restaurant industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Adjusted EBITDA only supplementally. We further believe that our presentation of these non-GAAP financial measures provides information that is useful to analysts and investors because it is an important indicator of the strength of our operations and the performance of our core business.

As noted in the table below, Adjusted EBITDA includes adjustments for restaurant impairments, pre-opening expenses (excluding rent), sponsor management fees, hedging (gain) loss and losses on property sales, among other items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate partly because the amounts recognized can vary significantly from period to period and complicate comparisons of our internal operating results and operating results of other restaurant companies over time. In addition, Adjusted EBITDA includes adjustments for other items that we do not expect to regularly record following the completion of the Transactions, including costs related to the Transactions, tradename impairment, restructuring costs and non-recurring Original Predecessor Costs. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the reconciliation table below help to provide management with a measure of our core operating performance over time by removing items that are not related to day-to-day restaurant level operations.

Management uses Adjusted EBITDA:

• as a measure of operating performance to assist us in comparing the operating performance of our restaurants on a consistent basis because it removes the impact of items not directly resulting from our core operations;

• for planning purposes, including the preparation of our internal annual operating budgets and financial projections;

• to evaluate the performance and effectiveness of our operational strategies; and

• to calculate incentive compensation payments for our employees, including assessing performance under our annual incentive compensation plan.

Adjusted EBITDAR further excludes cash rent expense from Adjusted EBITDA. Cash rent expense represents actual cash payments under our leases.

In addition, EBITDA, Adjusted EBITDA and Adjusted EBITAR are used by investors as supplemental measures to evaluate the overall operating performance of companies in the restaurant industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as reasonable bases for comparing our ongoing results of operations. Many investors are interested in understanding the performance of our business by comparing our results from ongoing operations from one period to the next and would ordinarily add back items that are not part of normal day-to-day operations of our business. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives.

We also present Adjusted EBITDA because it is based on “Consolidated EBITDA,” a measure which is used in calculating financial ratios in material debt covenants in the Indenture and the Credit Agreement. We believe that presenting Adjusted EBITDA is appropriate to provide additional information to investors about how the covenants in the agreements governing our debt facilities operate. The Credit Agreement and the Indenture may permit us to exclude other non-cash charges and specified non-recurring expenses in calculating Consolidated EBITDA in future periods, which are not reflected in the Adjusted EBITDA data presented in this prospectus. The material covenants in the Indenture and the Senior Secured Revolving Credit Facility are discussed further in “Description of Other Indebtedness” and “Description of Notes.”

The following table sets forth a reconciliation of net income (loss), the most directly comparable U.S. GAAP financial measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDAR.

	Original Predecessor		Immediate Predecessor						Successor
		Period	Period					Period	Period
		from	from					from	from
	Fiscal	July 29,	December 6,				Thirty-nine	August 2,	October 4,
	year	2006	2006				weeks	2010	2010
	ended	to	to	Fiscal year ended			ended	to	to
	July 28,	December 5,	July 29,	August 3,	August 2,	August 1,	May 2,	October 3,	May 1,
(in thousands)	2006	2006	2007	2008	2009	2010	2010	2010	2011
Net income (loss)	$13,296	$1,086	$3,348	$(626)	$(1,971)	$20,021	$15,114	$(3,789)	$(1,094)
Interest expense, net	11,086	5,533	15,102	22,618	20,557	18,857	14,246	3,147	23,586
Income tax expense	3,695	(422)	566	(3,392)	(5,484)	11,704	9,062	(4,675)	(558)
Depreciation and amortization	14,928	5,631	9,351	16,146	17,206	17,040	12,761	3,112	10,019

EBITDA	$43,005	$11,828	$28,367	$34,746	$30,308	$67,622	$51,183	$(2,205)	$31,953
Adjustments
Sponsor management fees(a)	$—	$—	$865	$1,250	$1,486	$1,611	$1,199	$205	$607
Non-cash asset write-offs:
Tradename impairment(b)	—	—	—	—	16,781	—	—	—	—
Restaurant impairment(c)	2,967	—	—	6,622	6,252	91	(16)	—	—
Loss on disposal of property and equipment(d)	656	444	554	977	877	928	519	164	423
Restructuring costs(e)	—	—	—	683	892	—	—	—	—
Pre-opening expenses (excluding rent)(f)	3,529	450	2,364	2,561	1,443	1,624	1,483	598	2,026
Hedging loss (gain)(g)	—	—	313	2,631	1,543	(798)	(496)	(182)	—
Losses on sales of property(h)	—	2,579	—	1,206	—	—	26	39	14
Non-cash rent adjustment(i)	1,882	(268)	3,422	3,599	4,505	3,367	2,475	(334)	3,395
Costs related to the Transactions(j)	745	1,232	3,848	613	187	111	9	10,272	12,869
Non-recurring Original Predecessor costs(k)	3,704	1,627	—	—	—	—	—	—	—
Pro forma sale and leaseback rent adjustment(l)	(16,778)	(5,593)	—	—	—	—	—	—	—
Non-cash stock-based compensation(m)	—	—	—	—	—	—	—	—	569
Other adjustments(n)	349	92	(39)	99	843	489	113	10	9

Adjusted EBITDA	$40,059	$12,391	$39,694	$54,987	$65,117	$75,045	$56,495	$8,567	$51,865
Cash rent expense(o)	7,632	4,220	15,830	28,678	29,832	32,139	23,959	7,128	18,224

Adjusted EBITDAR	$47,691	$16,611	$55,524	$83,665	$94,949	$107,184	$80,454	$15,695	$70,089

(a)	Prior to the completion of the Transactions, sponsor management fees consisted of fees paid to BRS and Black Canyon under a management and consulting services agreement. We terminated that agreement in connection with the completion of the Transactions. Following the completion of the Transactions, sponsor management fees consist of fees paid to Kelso under the advisory agreement. See “Certain Relationships and Related Party Transactions.”

(b)	We recorded an impairment charge in fiscal year 2009 related to our tradename. See Note 5 to our consolidated financial statements included in this prospectus for additional details.

(c)	Restaurant impairment charges were recorded in connection with the determination that the carrying value of certain of our restaurants exceeded their estimated fair value. See Note 7 to our consolidated financial statements included in this prospectus for additional details.

(d)	Loss on disposal of property and equipment consists of the loss on disposal or retirement of assets that are not fully depreciated.

(e)	Restructuring costs include severance and other related costs resulting from the restructuring of our corporate office in late fiscal year 2008 and early fiscal year 2009.

(f)	Pre-opening expenses (excluding rent) include expenses directly associated with the opening of a new restaurant. See Note 2 to the consolidated financial statements included in this prospectus for additional details.

(g)	Hedging (gain) loss relates to fair market value changes of an interest rate swap and the related interest. See Note 9 to our consolidated financial statements included in this prospectus for additional details.

(h)	We recognize losses in connection with the sale and leaseback of restaurants when the fair value of the property being sold is less than the undepreciated cost of the property. See Note 12 to the consolidated financial statements included in this prospectus for additional details.

(i)	Non-cash rent adjustments represent the non-cash rent expense calculated as the difference between U.S. GAAP rent expense and amounts payable in cash under the leases during such time period. In measuring our operational performance, we focus on our cash rent payments. See Note 2 to our consolidated financial statements included in this prospectus for additional details.

(j)	Costs related to the Transactions include: expenses related to business combination accounting recognized in connection with the Transaction, a one-time fee of $7.0 million to Kelso Affiliates and legal, professional, and other fees incurred as a result of the Transaction. Prior to fiscal year 2011, these costs related to the 2006 Acquisition (as defined in “Selected Historical Consolidated Financial and Operating Data”).

(k)	Non-recurring Original Predecessor costs include (x) an allocation of Cracker Barrel corporate overhead costs for presentation as a stand-alone entity and (y) an allocation of stock option expense on shares of Cracker Barrel stock recognized in accordance with applicable accounting guidance.

(l)	The Prior Credit Facilities required that certain transactions be given pro forma effect in the calculation of “Consolidated EBITDA,” including cash rent payments associated with sale and leaseback transactions entered into in connection with the 2006 Acquisition. The Prior Credit Facilities required us to deduct from Consolidated EBITDA the pro forma cash rent payments that would have been incurred if the sale and leaseback transactions had occurred prior to the 2006 Acquisition. Pro forma sale and leaseback rent adjustment represents such pro forma rent expense for the Original Predecessor periods.

(m)	Non-cash stock-based compensation represents compensation expense recognized for service-based stock options issued by Roadhouse Holding.

(n)	Other adjustments include $0.6 million casualty losses resulting from damages to our restaurants during fiscal year 2009, ongoing expenses of closed restaurants, as well as inventory write-offs, employee termination buyouts and incidental charges related to restaurant closings.

(o)	Cash rent expense represents actual cash payments under our leases.

(4)	We use a number of key performance indicators in assessing the performance of our restaurants, including change in comparable restaurant sales and average check. These key performance indicators are discussed in more detail in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators.”

(5)	Working (deficit) capital is defined as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with “Selected Historical Consolidated Financial and Operating Data,” and our historical financial statements and related notes included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

We operate on a fiscal calendar widely used in the restaurant industry that results in a given fiscal year consisting of 52- or 53-weeks ending on the Sunday closest to July 31 of the applicable year. For example, references to “fiscal year 2010” refer to the fiscal year ended August 1, 2010. Our fiscal year 2008 consisted of 53 weeks, fiscal year 2009 consisted of 52 weeks, fiscal year 2010 consisted of 52 weeks, and fiscal year 2011 consists of 52 weeks.

Overview

Logan’s Roadhouse is a casual dining restaurant chain which offers customers value-oriented, high quality, “craveable” meals served in the hospitable tradition and distinctive atmosphere reminiscent of a 1930’s and 1940’s Historic Route 66 style American roadhouse. Our restaurants provide a rockin’, upbeat atmosphere combined with friendly service from a lively staff and our interactive jukeboxes play a mix of blues, rock and new country music. While dining or waiting for a table, our customers are encouraged to enjoy “bottomless buckets” of roasted in-shell peanuts and to toss the shells on the floor. We open our restaurants for both lunch and dinner seven days a week. As of May 1, 2011, we have a total of 201 company-owned restaurants located in 20 states and 26 franchised restaurants located in four states.

Our History and the Transactions

We opened our first restaurant in Lexington, Kentucky in 1991 and operated as a public company from July 1995 through our acquisition by Cracker Barrel in February 1999. At the time of the acquisition by Cracker Barrel in February 1999, we owned and operated 42 restaurants located in nine states and had an additional three franchised restaurants located in three states. From February 1999 to December 2006, we were a wholly owned subsidiary of Cracker Barrel and grew to a system of 143 restaurants located in 17 states and had an additional 26 franchised restaurants located in four states. In December 2006, BRS, Canyon Capital, Black Canyon and their co-investors, together with our executive officers and other members of management, through LRI Holdings, Inc., acquired Logan’s Roadhouse, Inc.

On October 4, 2010, LRI Holdings was acquired by certain wholly owned subsidiaries of Roadhouse Holding, a newly formed Delaware corporation owned by the Kelso Affiliates and the Management Investors. The acquisition was effected pursuant to the Merger Agreement, pursuant to which Merger Co merged with and into LRI Holdings, with LRI Holdings continuing as the surviving corporation, and in connection with which Finance Co., a wholly owned subsidiary of Merger Co, merged with and into Logan’s Roadhouse, Inc., with Logan’s Roadhouse, Inc. continuing as the surviving corporation. Immediately following the Merger, LRI Holdings became a direct wholly owned subsidiary of Parent, which is the indirect wholly owned subsidiary of Roadhouse Holding.

The following transactions occurred in connection with the Transactions:

•	All issued and outstanding shares of LRI Holdings’ common stock and preferred stock and all vested and unvested options to purchase LRI Holdings’ common stock were converted into, or canceled in exchange for, the right to receive an aggregate of approximately $353.9 million in cash;

•	New equity contributions of $230.0 million were made by the Kelso Affiliates and the Management Investors to purchase shares of Roadhouse Holding;

•	The Old Notes were issued by Finance Co;

•	All outstanding debt and accrued interest related to the Prior Credit Facilities was retired. The amount of principal and accrued interest paid on the date of closing was approximately $133.1 million. Additionally, the interest rate swap agreement related to outstanding borrowings under the Prior Credit Facilities was terminated by payment of a termination fee of approximately $1.7 million;

•	All outstanding borrowings, accrued interest and a prepayment premium related to the Prior Mezzanine Notes was repaid. The amount paid at closing to retire the Prior Mezzanine Notes, including the prepayment premium, was approximately $89.7 million;

•	Finance Co entered into the Senior Secured Revolving Credit Facility, guaranteed by Merger Co, which provides for senior secured revolving credit borrowings of up to $30.0 million, including a $12.0 million letter of credit sub-facility and a $5.0 million swingline sub-facility with a maturity date of October 4, 2015; and

•	Upon the consummation of the Merger, the rights and obligations of Finance Co and Merger Co under the Old Notes, the Indenture, the Senior Secured Revolving Credit Facility and the Credit Agreement became rights and obligations of Logan’s Roadhouse, Inc. and LRI Holdings, respectively.

The Transactions resulted in a change in ownership of substantially all of LRI Holdings’ outstanding common stock and are accounted for in accordance with accounting guidance for business combinations and, accordingly resulted in the recognition of assets and liabilities assumed at fair value as of October 4, 2010. The purchase price paid has been “pushed down” to LRI Holdings’ financial statements. The allocation of purchase price is subject to change based on finalization of a study related to the tax treatment of certain costs related to the Transactions. These adjustments, if any, will not impact cash flows including cash payments of interest and rent, but may result in increases or decreases to net income and those amounts may be material.

Outlook

While the economy has recently shown signs of improvement, many of our customers are still facing difficulties, unemployment levels remain high, and we expect that discretionary spending will remain at reduced levels over the near term. However, we believe that our compelling value proposition driven by our affordable average check along with our strong restaurant-level economics support our growth strategy. As of the date of this prospectus we have opened the planned 15 company owned restaurants during fiscal year 2011 and believe we can achieve a long-term annual company-owned restaurant growth rate of approximately 10%.

As the economic recovery continues, we believe we are well-positioned to capitalize on improving consumer sentiment and increases in discretionary spending levels. We believe our concept will continue to gain market share as consumers continue to seek fresh, quality offerings in a relaxed atmosphere at affordable prices.

Key Performance Indicators

In assessing the performance of our business, we consider a variety of performance and financial measures. The key measures for determining how our business is performing include average unit volume, operating weeks, average check, comparable restaurants, change in comparable restaurant sales and customer traffic.

Average unit volume.  Average unit volume represents the average sales for company-owned restaurants over a specified period of time. It is typically measured on a 52-week basis but may also be applied to a shorter period. Average unit volume reflects total company restaurant sales divided by total operating weeks, which is the aggregate number of weeks that company-owned restaurants are in operation over a specified period of time, multiplied by the number of weeks in the measurement period.

Average check.  Average check is net sales for company-owned restaurants over a specified period of time divided by the total number of customers served during the period. Management uses this indicator to analyze the dollars spent in our restaurants per customer. This measure aids management in identifying trends in customer preferences, as well as the effectiveness of menu price increases and other menu changes.

Comparable restaurants.  Comparable restaurants for a reporting period include company-owned restaurants that have been open for six or more full quarters at the beginning of the later of the two reporting periods being compared.

Change in comparable restaurant sales.  Change in comparable restaurant sales reflects changes in sales over the prior year for a comparable group of restaurants over a specified period of time.

Customer traffic.  Customer traffic is the total number of customers served over a specified period of time.

Key Financial Definitions

Net sales.  Net sales consist of food and beverage sales of company-owned restaurants and other miscellaneous income.

Franchise fees and royalties.  Franchise fees and royalties include franchise fees and royalty income paid by franchisees. We currently have two franchisees that operate 26 restaurants.

Cost of goods sold.  Cost of goods sold consists of food and beverage costs, along with related purchasing and distribution costs.

Labor and other related expenses.  Labor and other related expenses capture all restaurant management and hourly labor costs, including salaries, wages, benefits, bonuses and other indirect labor costs.

Occupancy costs.  Occupancy costs include rent, common area maintenance, property taxes, licenses and other related fees.

Other restaurant operating expenses.  Other restaurant operating expenses include all restaurant-level operating costs, the major components of which are operating supplies, utilities, repairs and maintenance, advertising, general liability and credit card fees.

Depreciation and amortization.  Depreciation and amortization includes the depreciation of fixed assets, capitalized leasehold improvements and the amortization of intangible assets.

Pre-opening expenses.  Pre-opening expenses consist of costs related to a new restaurant opening and are made up primarily of manager salaries, employee payroll, travel, non-cash rent expense and other costs related to training and preparing new restaurants for opening. Pre-opening costs will fluctuate from period to period based on the number and timing of restaurant openings.

General and administrative expenses.  General and administrative expenses comprise expenses associated with corporate and administrative functions that support restaurant operations and development.

Impairment and store closing charges.  Impairment and store closing charges includes long-lived and indefinite-lived asset impairment charges and store closing charges.

Interest expense, net.  Interest expense, net consists primarily of interest expense related to our debt, net of interest income.

Other expense (income), net.  Other expense (income), net consists primarily of expenses associated with interest rate swaps.

Matters Affecting Comparability of Results

The Transactions, which occurred on October 4, 2010, have had a material impact on our results of operations for the Successor period discussed below and affect the comparability of our results of operations to Immediate Predecessor periods.

The Transactions resulted in a change in ownership of substantially all of our outstanding common stock and are accounted for in accordance with accounting guidance for business combinations and, accordingly resulted in the recognition of assets acquired and liabilities assumed at fair value as of October 4, 2010.

Allocation of purchase price

The allocation of purchase price to the assets acquired and liabilities assumed based on their respective fair values resulted in changes in the values of tangible and intangible assets. The adjustment of property and equipment basis and remaining useful lives affects comparability of depreciation expense between Immediate Predecessor and Successor periods. Allocation of purchase price to intangible assets affects the comparability of cost of goods sold, rent expense and amortization expense between Immediate Predecessor and Successor periods.

New debt structure

In connection with the Transactions, Immediate Predecessor debt instruments were retired and replaced with new financing. This increase in long-term debt and related debt issuance costs affects the comparability of interest expense between the Immediate Predecessor and Successor periods.

General and administrative expense

Transaction costs expensed in the Immediate Predecessor and Successor periods have a significant impact on results and comparability between periods.

Provision for (benefit from) income taxes

Non-deductibility of certain of the costs incurred in connection with the Transactions impacted the income tax rates in both the Successor period ended May 1, 2011 and Immediate Predecessor period ended October 3, 2010.

Pro Forma Consolidated Financial Results

For the reasons discussed above, the consolidated financial statements after October 4, 2010 are not comparable to those prior to that date. We have included pro forma results of operations for comparison of the Immediate Predecessor period from August 2, 2010 to October 3, 2010 and the Successor period from October 4, 2010 to May 1, 2011 to the prior year thirty-nine weeks ended May 2, 2010. We believe these pro forma results of operations, in conjunction with the historical results, provide a meaningful comparison of our financial and operational performance.

For additional information regarding the pro forma adjustments presented below, please refer to “Unaudited Pro Forma Condensed Consolidated Financial Information”.

	As reported			Pro forma	As reported		Pro forma
		Period from
	Period from	August 2,			Thirty-nine
	October 4,	2010 to		Thirty-	weeks		Thirty-
	2010 to	October 3,		nine weeks	ended May 2,		nine weeks
	May 1,	2010	Pro	ended	2010	Pro	ended
	2011	(Immediate	forma	May 1,	(Immediate	forma	May 2,
(in thousands)	(Successor)	Predecessor)	adjustments	2011	Predecessor)	adjustments	2010

Revenues:
Net sales	$346,182	$93,762	$—	$439,944	$414,483	$—	$414,483
Franchise fees and royalties	1,245	348	—	1,593	1,531	—	1,531

Total revenues	347,427	94,110	—	441,537	416,014	—	416,014

Costs and expenses:
Restaurant operating costs -
Cost of goods sold	112,967	29,172	—	142,139	130,220	1,793	132,013
Labor and other related expenses	100,989	28,578	—	129,567	123,945	—	123,945
Occupancy costs	25,333	8,046	243	33,622	31,677	566	32,243
Other restaurant operating expenses	49,374	15,478	—	64,852	60,472	—	60,472
Depreciation and amortization	10,019	3,112	36	13,167	12,761	(168)	12,593
Pre-opening expenses	2,442	783	—	3,225	1,791	—	1,791
General and administrative	24,384	14,440	(21,347)	17,477	17,219	(463)	16,756
Impairment and store closing charges	—	—	—	—	3	—	3

Total costs and expenses	325,508	99,609	(21,068)	404,049	378,088	1,728	379,816

Income (loss) from operations	21,919	(5,499)	21,068	37,488	37,926	(1,728)	36,198
Other income (expense):
Interest expense, net	(23,586)	(3,147)	(3,993)	(30,726)	(14,246)	(17,208)	(31,454)
Other income (expense), net	15	182	(182)	15	496	(496)	—

Total other expense	(23,571)	(2,965)	(4,175)	(30,711)	(13,750)	(17,704)	(31,454)

(Loss) income before income taxes	(1,652)	(8,464)	16,893	6,777	24,176	(19,432)	4,744
(Benefit from) provision for income taxes	(558)	(4,675)	6,851	1,618	9,062	(8,004)	1,058

Net (loss) income	$(1,094)	$(3,789)	$10,042	$5,159	$15,114	$(11,428)	$3,686

Results of Operations

The tables below summarize key components of our operating results for the periods discussed in this section. The consolidated financial statements for all periods prior to October 4, 2010 are those of the Company prior to the Transactions (“Immediate Predecessor”). The consolidated financial statements for the period beginning October 4, 2010 are those of the Company subsequent to the Transactions (“Successor”).

Summary of Operating Results

The table below summarizes our historical results of operations for the fiscal years ended August 3, 2008, August 2, 2009 and August 1, 2010, the thirty-nine weeks ended May 2, 2010, the period from August 2, 2010 to October 3, 2010 and the period from October 4, 2010 to May 1, 2011.

	Immediate Predecessor					Successor
					Period	Period
					from	from
				Thirty-nine	August 2,	October 4,
				weeks	2010	2010
	Fiscal year ended			ended	to	to
	August 3,	August 2,	August 1,	May 2,	October 3,	May 1,
(in thousands)	2008	2009	2010	2010	2010	2011
				(unaudited)	(unaudited)	(unaudited)
Net sales	$529,424	$533,248	$555,460	$414,483	$93,762	$346,182
Franchise fees and royalties	2,574	2,248	2,068	1,531	348	1,245

Total revenue	531,998	535,496	557,528	416,014	94,110	347,427

Costs and expenses:
Restaurant operating costs:
Cost of goods sold	176,010	172,836	174,186	130,220	29,172	112,967
Labor and other related expenses	164,074	161,173	165,877	123,945	28,578	100,989
Occupancy costs	37,952	39,923	42,397	31,677	8,046	25,333
Other restaurant operating expenses	80,255	79,263	81,826	60,472	15,478	49,374
Depreciation and amortization	16,146	17,206	17,040	12,761	3,112	10,019
Pre-opening expenses	3,170	2,137	2,111	1,791	783	2,442
General and administrative	26,538	25,126	24,216	17,219	14,440	24,384
Impairment and store closing charges	6,622	23,187	91	3	—	—

Total costs and expenses	510,767	520,851	507,744	378,088	99,609	325,508

Income (loss) from operations	21,231	14,645	49,784	37,926	(5,499)	21,919
Other (expense) income:
Interest expense, net	(22,618)	(20,557)	(18,857)	(14,246)	(3,147)	(23,586)
Other (expense) income, net	(2,631)	(1,543)	798	496	182	15

Total other expense	(25,249)	(22,100)	(18,059)	(13,750)	(2,965)	(23,571)
(Loss) income before income taxes	(4,018)	(7,455)	31,725	24,176	(8,464)	(1,652)
(Benefit from) provision for income taxes	(3,392)	(5,484)	11,704	9,062	(4,675)	(558)

Net (loss) income	$(626)	$(1,971)	$20,021	$15,114	$(3,789)	$(1,094)

Additional Operating Information

The following table sets forth additional operating information that we use in assessing our performance throughout this section.

	Immediate Predecessor					Successor
					Period	Period
					from	from
				Thirty-nine	August 2,	October 4,
				weeks	2010	2010
	Fiscal year ended			ended	to	to
	August 3,	August 2,	August 1,	May 2,	October 3,	May 1,
	2008	2009	2010	2010	2010	2011
Selected other data:
New company-owned restaurants, net	14	7	9	8	3	12
Average unit volume (in millions)	$3.2	$3.0	$3.0	$2.3	$0.5	$1.8
Comparable restaurant data:
Comparable restaurants	130	147	164	164	174	174
Change in comparable restaurant sales	0.8%	(2.8)%	(0.3)%	(1.3)%	4.2%	0.0%
Average check	$13.01	$12.79	$12.70	$12.69	$12.75	$13.09

Period from August 2, 2010 to October 3, 2010 and period from October 4, 2010 to May 1, 2011 compared to the thirty-nine weeks ended May 2, 2010 and the pro forma comparison of the thirty-nine weeks ended May 1, 2011 compared to the thirty-nine weeks ended May 2, 2010.

Total revenue

Total revenue was $347.4 million in the Successor period from October 4, 2010 to May 1, 2011 and $94.1 million in the Predecessor period from August 2, 2010 to October 3, 2010 compared to $416.0 million in the thirty-nine weeks ended May 2, 2010. The lower total revenue in each of the Successor period from October 4, 2010 to May 1, 2011 and the Predecessor period from August 2, 2010 to October 3, 2010, when compared to the thirty-nine weeks ended May 2, 2010 was due to thirty-nine weeks of operations included in the thirty-nine weeks ended May 2, 2010 compared with thirty weeks and nine weeks in each of the respective fiscal 2011 periods. For each of the Successor period from October 4, 2010 to May 1, 2011 and the Predecessor period from August 2, 2010 to October 3, 2010, we experienced new restaurant growth from the opening of twelve and three restaurants, respectively, which positively impacted revenues in each of those periods.

Total revenue for the pro forma thirty-nine weeks ended May 1, 2011 was $441.5 million an increase of $25.5 million, or 6.1%, compared to the pro forma thirty-nine weeks ended May 2, 2010. The revenue increase was driven primarily by new restaurant growth from the opening of 16 restaurants in the year over year period and an increase in comparable restaurant sales. Comparable restaurant sales increased 0.9% due to an increase in average check of 2.4% partially offset by a decrease in customer traffic of 1.5%.

Franchise fees and royalties were comparable for the two thirty-nine week periods.

Costs and expenses

The following table presents changes in costs and expenses of the pro forma results of operations for the thirty-nine weeks ended May 1, 2011 compared to the thirty-nine weeks ended May 2, 2010.

	Pro forma thirty-nine
	weeks ended
	May 1,	May 2,	Increase/
(in thousands)	2011	2010	(decrease)	%Change

Cost of goods sold	$142,139	$132,013	$10,126	7.7%
Labor and other related expenses	129,567	123,945	5,622	4.5%
Occupancy costs	33,622	32,243	1,379	4.3%
Other restaurant operating expenses	64,852	60,472	4,380	7.2%
Depreciation and amortization	13,167	12,593	574	4.6%
Pre-opening expenses	3,225	1,791	1,434	80.1%
General and administrative	17,477	16,756	721	4.3%
Impairment & store closing charges	—	3	(3)	n.m.

Total costs and expenses	$404,049	$379,816	$24,233	6.4%

Cost of goods sold

Cost of goods sold was $113.0 million in the Successor period from October 4, 2010 to May 1, 2011 and $29.2 million in the Predecessor period from August 2, 2010 to October 3, 2010 compared to $130.2 million in the thirty-nine weeks ended May 2, 2010. Cost of goods sold was 32.6% of net sales in the Successor period ended May 1, 2011, 31.1% in the Predecessor period ended October 3, 2010 and 31.4% in the thirty-nine weeks ended May 2, 2010. The Successor period ended May 1, 2011 was impacted by amortization of a favorable contract recognized as part of the Transactions.

Cost of goods sold for the pro forma thirty-nine weeks ended May 1, 2011 was $142.1 million, an increase of $10.1 million, or 7.7%, compared to the pro forma thirty-nine weeks ended May 2, 2010. The increase was driven primarily by more restaurants being operated in the current period. Cost of goods sold as a percentage of net sales increased from 31.9% to 32.3% in the comparable thirty-nine week periods. The increase in percentage was primarily a result of unfavorable menu mix and commodity inflation partially offset by menu pricing.

Labor and other related expenses

Labor and other related expenses were $101.0 million in the Successor period from October 4, 2010 to May 1, 2011 and $28.6 million in the Predecessor period from August 2, 2010 to October 3, 2010 compared to $123.9 million in the thirty-nine weeks ended May 2, 2010. Labor and other related expenses were 29.2% of net sales in the Successor period ended May 1, 2011, 30.5% in the Predecessor period ended October 3, 2010 and 29.9% in the thirty-nine weeks ended May 2, 2010. The decline in the Successor period ended May 1, 2011 as a percent of net sales was due to improved labor staffing and wage rate efficiency and the recognition of payroll tax credits related to an incentive program which expired at the end of the calendar year, offset by an increase in workers’ compensation insurance reserves.

Labor and other related expenses for the pro forma thirty-nine weeks ended May 1, 2011 were $129.6 million, an increase of $5.6 million, or 4.5%, compared to the pro forma thirty-nine weeks ended May 2, 2010 primarily due to new restaurant openings. Labor and other related expenses as a percentage of net sales declined from 29.9% to 29.5% in the comparable thirty-nine week periods. The decrease in percentage was primarily due to improved labor staffing and wage rate efficiency in addition to payroll tax credits relating to an incentive program offset by an increase in workers’ compensation insurance reserves.

Occupancy costs

Occupancy costs were $25.3 million in the Successor period from October 4, 2010 to May 1, 2011 and $8.0 million in the Predecessor period from August 2, 2010 to October 3, 2010 compared to $31.7 million in the thirty-nine weeks ended May 2, 2010. Occupancy costs were 7.3% of net sales in the Successor period ended May 1, 2011, 8.6% in the Predecessor period ended October 3, 2010 and 7.6% in the thirty-nine weeks ended May 2, 2010. The fluctuation in occupancy costs as a percent of net sales for each of these periods is primarily due to the fixed nature of the costs. Sales are seasonally lower in the nine weeks of the Predecessor period ended October 3, 2010, resulting in a higher percent of net sales and sales are seasonally higher in the thirty weeks of the Successor period ended May 1, 2011, resulting in a lower percent of net sales as compared to the full thirty-nine week period ended May 2, 2010.

Occupancy costs for the pro forma thirty-nine weeks ended May 1, 2011 were $33.6 million, an increase of $1.4 million, or 4.3%, compared to the pro forma thirty-nine weeks ended May 2, 2010. The increase was driven primarily by rent expense associated with new restaurant openings. Occupancy costs as a percentage of net sales decreased slightly from 7.8% to 7.6% in the comparable thirty-nine week periods.

Other restaurant operating expenses

Other restaurant operating expenses were $49.4 million in the Successor period from October 4, 2010 to May 1, 2011 and $15.5 million in the Predecessor period from August 2, 2010 to October 3, 2010 compared to $60.5 million in the thirty-nine weeks ended May 2, 2010. Other restaurant operating expenses were 14.3% of net sales in the Successor period ended May 1, 2011, 16.5% in the Predecessor period ended October 3, 2010 and 14.6% in the thirty-nine weeks ended May 2, 2010. The fluctuation of other restaurant operating expenses as a percent of net sales is primarily due to a normal seasonal decrease in utilities in the Successor period ended May 1, 2011 magnified by the higher sales in these thirty weeks of the fiscal year as compared to the first nine weeks. Additionally, general liability reserves decreased in the Successor period ended May 1, 2011 as compared to the Predecessor period ended October 3, 2010 and the thirty-nine weeks ended May 2, 2010.

Other restaurant operating expenses for the pro forma thirty-nine weeks ended May 1, 2011 were $64.9 million, an increase of $4.4 million, or 7.2%, compared to the pro forma thirty-nine weeks ended May 2, 2010 primarily due to new restaurant openings. Other restaurant operating expenses as a percentage of net sales increased slightly from 14.6% to 14.7% in the comparable thirty-nine week periods. Marketing costs increased in the pro forma thirty-nine weeks ended May 1, 2011 and were offset by a decline in restaurant operating supplies and maintenance and a decline in general liability insurance reserves.

Depreciation and amortization

Depreciation and amortization expense was $10.0 million in the Successor period from October 4, 2010 to May 1, 2011 and $3.1 million in the Predecessor period from August 2, 2010 to October 3, 2010 compared to $12.8 million in the thirty-nine weeks ended May 2, 2010. Depreciation and amortization expense was 2.9% of total revenues in the Successor period ended May 1, 2011, 3.3% in the Predecessor period ended October 3, 2010 and 3.1% in the thirty-nine weeks ended May 2, 2010. The decline in depreciation and amortization in the Successor period ended May 1, 2011 as a percent of total revenues is attributable to the lower depreciable basis of property and equipment and intangible asset basis subject to amortization recognized as a result of the Transactions.

Depreciation and amortization expense for the pro forma thirty-nine weeks ended May 1, 2011 was $13.2 million, an increase of $0.6 million, or 4.6%, compared to the pro forma thirty-nine weeks ended May 2, 2010. As a percent of total revenues, depreciation and amortization expense remained constant at 3.0%.

Pre-opening expenses

Pre-opening expenses were $2.4 million in the Successor period from October 4, 2010 to May 1, 2011 and $0.8 million in the Predecessor period from August 2, 2010 to October 3, 2010 compared to $1.8 million in the thirty-nine weeks ended May 2, 2010. Pre-opening expenses in each period is a function of the number of openings during the period and the timing of expenses for those openings.

Pre-opening expenses for the pro forma thirty-nine weeks ended May 1, 2011 was $3.2 million, an increase of $1.4 million, or 80.1%, compared to the pro forma thirty-nine weeks ended May 2, 2010. Pre-opening expenses as a percentage of total revenues increased from 0.4% to 0.7% in the comparable thirty-nine week periods due to increased new restaurant openings and timing of these openings within the fiscal year.

General and administrative

General and administrative expense was $24.4 million in the Successor period from October 4, 2010 to May 1, 2011 and $14.4 million in the Predecessor period from August 2, 2010 to October 3, 2010 compared to $17.2 million in the thirty-nine weeks ended May 2, 2010. General and administrative expense was 7.0% of total revenues in the Successor period ended May 1, 2011, 15.3% in the Predecessor period ended October 3, 2010 and 4.1% in the thirty-nine weeks ended May 2, 2010. Costs related to the Transactions in the amount of $11.1 million and $10.3 million were recorded in the Successor period ended May 1, 2011 and the Predecessor period ended October 3, 2010, respectively. Excluding these non-recurring costs, general and administrative expense was $13.3 million (or 3.8% of total revenues) in the Successor period ended May 1, 2011 and $4.2 million (or 4.4% of total revenues) in the Predecessor period ended October 3, 2010. After excluding costs related to the Transactions, the fluctuations as a percent of total revenues are primarily due to the relative fixed nature of these expenses compared to the seasonal sales differences for the weeks presented in the two periods.

General and administrative expense for the pro forma thirty-nine weeks ended May 1, 2011 was $17.5 million, an increase of $0.7 million, or 4.3%, compared to the pro forma thirty-nine weeks ended May 2, 2010. General and administrative expense as a percentage of total revenues was consistent at 4.0% in the comparable thirty-nine week periods.

Interest expense, net

Interest expense, net was $23.6 million in the Successor period from October 4, 2010 to May 1, 2011 and $3.1 million in the Predecessor period from August 2, 2010 to October 3, 2010 compared to $14.2 million in the thirty-nine weeks ended May 2, 2010. Interest expense, net increased in the Successor period ended May 2, 2011 as a result of the debt incurred in connection with the Transactions. Additional fluctuations between the periods are due to the number of weeks included in each period.

Interest expense, net for the pro forma thirty-nine weeks ended May 1, 2011 was $30.7 million, a decrease of $0.7 million, or 2.3%, compared to the pro forma thirty-nine weeks ended May 2, 2010. This decrease was primarily due to a greater amount of interest being capitalized in the thirty-nine weeks ended May 1, 2011 as a result of increased store openings.

Other income, net

Other income, net was $15 thousand in the Successor period from October 4, 2010 to May 1, 2011 and $0.2 million in the Predecessor period from August 2, 2010 to October 3, 2010 compared to $0.5 million in the thirty-nine weeks ended May 2, 2010. Other income, net represented changes in the fair market value of an interest rate swap in both the Predecessor period ended October 3, 2010 and in the thirty-nine weeks ended May 2, 2010. The interest rate swap was terminated in connection with the Transactions.

Other income, net, for the pro forma thirty-nine weeks ended May 1, 2011 was $15 thousand. There was no other income, net in the pro forma thirty-nine weeks ended May 2, 2010.

Provision for (benefit from) income taxes

The benefit from income taxes was $0.6 million in the Successor period from October 4, 2010 to May 1, 2011 and a benefit of $4.7 million in the Predecessor period from August 2, 2010 to October 3, 2010 compared to a provision of $9.1 million in the thirty-nine weeks ended May 2, 2010. The effective tax rate was 33.8% in the Successor period ended May 1, 2011, 55.2% in the Predecessor period ended October 3, 2010 and 37.5% in the thirty-nine weeks ended May 2, 2010. The effective tax rate for the Successor period ended May 1, 2011 was impacted by the tax treatment of certain costs related to the Transactions offset by the magnified effect of wage credits on low estimated pre-tax income. The effective income tax rate for the Predecessor period ended October 3, 2010 was impacted by the tax treatment of costs related to the Transactions. The effective income tax rate for the Predecessor thirty-nine week period ended May 2, 2010 was impacted by a one-time charge to adjust the federal tax rate applied to the deferred balances from 34% to 35%, offset by wage credits.

The provision for income taxes was $1.6 million in the pro forma thirty-nine weeks ended May 1, 2011 compared to a provision of $1.1 million in the pro forma thirty-nine weeks ended May 2, 2010. The pro forma effective tax rates were 23.9% and 22.3% for the pro forma thirty-nine week periods ended May 1, 2011 and May 2, 2010, respectively.

Net income (loss)

The Successor period ended May 1, 2011 resulted in a net loss of $1.1 million, the Predecessor period resulted in a net loss of $3.8 million and the thirty-nine weeks ended May 2, 2010 resulted in net income of $15.1 million. The Successor period ended May 1, 2011 was negatively impacted by costs related to the Transactions and additional interest due to the new debt incurred to fund the Transactions, partially offset by a tax benefit, payroll tax credits and new store opening margin contributions. The Predecessor period ended October 3, 2010 was negatively impacted by costs related to the Transactions and the impact of fixed costs on lower sales for the weeks included, partially offset by a tax benefit.

The pro forma thirty-nine weeks ended May 1, 2011 resulted in net income of $5.2 million as compared to net income of $3.7 million in the pro forma thirty-nine weeks ended May 2, 2010. The increase in net income is due to new restaurant margin contributions, labor and wage rate efficiency and the payroll tax credits recorded in the pro forma thirty-nine weeks ended May 1, 2011 offset by additional pre-opening expenses related to the greater number of openings.

Fiscal year 2010 (52 weeks) compared to fiscal year 2009 (52 weeks)

Total revenue

Total revenue was $557.5 million in fiscal year 2010, an increase of $22.0 million, or 4.1%, as compared to fiscal year 2009.

The revenue increase of $22.0 million was driven primarily by new restaurant growth from the opening of nine restaurants, partially offset by a decline in comparable restaurant sales in fiscal year 2010. Comparable restaurant sales decreased 0.3% in fiscal year 2010 compared with fiscal year 2009 due to a decrease in average check of 0.8% partially offset by an increase in customer traffic of 0.5%. The decline in average check was driven primarily by a change in product mix partially offset by price increases on select menu items.

Franchise fees and royalties decreased by $0.2 million, or 8.0%, to $2.1 million in fiscal year 2010 compared to fiscal year 2009. This decrease was due to lower restaurant sales at our franchised restaurants.

Costs and expenses

The following table presents changes in costs and expenses for fiscal year 2010 compared to fiscal year 2009.

	Fiscal year ended
	August 2,	August 1,	Increase/
(in thousands)	2009	2010	(decrease)	% Change

Cost of goods sold	$172,836	$174,186	$1,350	0.8%
Labor and other related expenses	161,173	165,877	4,704	2.9%
Occupancy costs	39,923	42,397	2,474	6.2%
Other restaurant operating expenses	79,263	81,826	2,563	3.2%
Depreciation and amortization	17,206	17,040	(166)	(1.0)%
Pre-opening expenses	2,137	2,111	(26)	(1.2)%
General and administrative	25,126	24,216	(910)	(3.6)%
Impairment and store closing charges	23,187	91	(23,096)	(99.6)%

Total costs and expenses	$520,851	$507,744	$(13,107)	(2.5)%

Cost of goods sold

Cost of goods sold increased by $1.4 million, or 0.8%, to $174.2 million in fiscal year 2010 compared to fiscal year 2009. The increase was driven primarily by more restaurants being operated in fiscal year 2010 compared to the prior year. Cost of goods sold declined to 31.4% of net sales in fiscal year 2010, compared to 32.4% in fiscal year 2009. The improvement from the prior year resulted primarily from lower commodity costs, combined with other purchasing efficiencies and price increases on select menu items.

Labor and other related expenses

Labor and other related expenses increased by $4.7 million, or 2.9%, to $165.9 million in fiscal year 2010 compared to fiscal year 2009, primarily due to new restaurant openings. Labor expenses as a percentage of net sales declined to 29.9% in fiscal year 2010 compared to 30.2% in fiscal year 2009. The decrease in percentage was primarily due to lower hourly labor costs in our restaurants.

Occupancy costs

Occupancy costs increased by $2.5 million, or 6.2%, to $42.4 million in fiscal year 2010 compared to fiscal year 2009. The increase was driven primarily by rent expense associated with new restaurant openings. Occupancy costs as a percentage of net sales were 7.6% in fiscal year 2010 compared to 7.5% in fiscal year 2009.

Other restaurant operating expenses

Other restaurant operating expenses increased by $2.6 million, or 3.2%, to $81.8 million in fiscal year 2010 compared to fiscal year 2009, primarily due to more restaurants being operated in fiscal year 2010. Other restaurant operating expenses as a percentage of net sales were 14.7% in fiscal year 2010 compared to 14.9% in fiscal year 2009. The decrease was primarily due to lower utility costs and variable operating expenses, which were partially offset by higher marketing expenses.

Depreciation and amortization

Depreciation and amortization expense decreased by $0.2 million, or 1.0%, to $17.0 million in fiscal year 2010 compared to fiscal year 2009.

Pre-opening expenses

Pre-opening expenses were $2.1 million for both fiscal year 2010 and fiscal year 2009.

General and administrative

General and administrative expense decreased by $0.9 million, or 3.6%, to $24.2 million in fiscal year 2010 compared to fiscal year 2009. General and administrative expense as a percentage of total revenue was 4.3% in fiscal year 2010 compared to 4.7% in fiscal year 2009. The decrease was primarily due to lower salary and related payroll expenses, much of it related to a corporate head count reduction that took place in early fiscal year 2009.

Impairment and store closing charges

During fiscal year 2010, we did not have any restaurant closures or additional restaurants requiring impairment; however, we did record impairment and store closing charges of $0.1 million to write off additions for the restaurants that had been fully impaired in prior years and residual store closing expenses for the restaurant closed in the prior year. During fiscal year 2009, we closed one restaurant and recorded asset impairment charges of $6.3 million and a tradename impairment of $16.8 million.

Interest expense, net

Net interest expense decreased by $1.7 million, or 8.3%, to $18.9 million in fiscal year 2010, primarily due to a reduced average interest rate under the Prior Credit Facilities.

Other expense (income), net

Other expense, net, decreased by $2.3 million in fiscal year 2010 compared to fiscal year 2009 due to a $1.4 million reduction in expense associated with our interest rate swap related to the Prior Credit Facilities and a $0.9 million favorable shift in the fair market value of the swap.

Provision for (benefit from) income taxes

The provision for income taxes increased by $17.2 million, to $11.7 million, from a benefit of $5.5 million in the prior year due to an increase in pre-tax income of $39.2 million and fluctuations in the effective tax rate. The effective tax rates were 36.9% and 73.6% for fiscal year 2010 and fiscal year 2009, respectively. The tax rate for fiscal year 2010 was impacted by a one-time charge to adjust the federal tax rate applied to the deferred balances from 34% to 35%, offset by wage credits. The tax rate for fiscal year 2009 was impacted by $23.2 million of asset impairment charges and additional wage credits, which caused an increase in the effective tax rate for the period due to the non-deductability of the impairment charges.

Net income (loss)

Net income increased by $22.0 million, to $20.0 million, in fiscal year 2010 from a net loss of $2.0 million in fiscal year 2009. This increase was due primarily to $23.2 million of impairment charges and store closing expenses in fiscal year 2009 combined with an increase in revenues and higher restaurant-level operating margins in fiscal year 2010 partially offset by an increase in the provision for income taxes.

Fiscal year 2009 (52 weeks) compared to fiscal year 2008 (53 weeks)

Total revenue

Total revenue was $535.5 million in fiscal year 2009, an increase of $3.5 million, or 0.7%, compared to fiscal year 2008. Excluding the 53rd week in fiscal year 2008, sales would have increased 2.7% in fiscal year 2009.

The revenue increase was driven by the opening of eight new restaurants, partially offset by a decline in comparable restaurant sales. Comparable restaurant sales decreased 2.8% in fiscal year 2009 compared with fiscal year 2008 due to a 1.6% decline in average check and a 1.2% drop in customer traffic. The decline in average check was driven primarily by a change in product mix, partially offset by price increases on select menu items.

Franchise fees and royalties decreased by $0.3 million, or 12.7%, to $2.2 million in fiscal year 2009, due to a decline in sales at our franchised restaurants.

Costs and expenses

The following table presents changes in costs and expenses for fiscal year 2009 compared to fiscal year 2008.

	Fiscal year ended
	August 3,	August 2,	Increase/
(in thousands)	2008	2009	(decrease)	% Change

Cost of goods sold	$176,010	$172,836	$(3,174)	(1.8)%
Labor and other related expenses	164,074	161,173	(2,901)	(1.8)%
Occupancy costs	37,952	39,923	1,971	5.2%
Other restaurant operating expenses	80,255	79,263	(992)	(1.2)%
Depreciation and amortization	16,146	17,206	1,060	6.6%
Pre-opening expenses	3,170	2,137	(1,033)	(32.6)%
General and administrative	26,538	25,126	(1,412)	(5.3)%
Impairment and store closing charges	6,622	23,187	16,565	250.1%

Total costs and expenses	$510,767	$520,851	$10,084	2.0%

Cost of goods sold

Cost of goods sold decreased by $3.2 million, or 1.8%, to $172.8 million in fiscal year 2009 compared to fiscal year 2008. Cost of goods sold were 32.4% of net sales in fiscal year 2009 compared to 33.2% in fiscal year 2008. The improvement was primarily the result of lower beef costs, price increases on certain menu items and other menu initiatives.

Labor and other related expenses

Labor and other related expenses decreased by $2.9 million, or 1.8%, to $161.2 million in fiscal year 2009 compared to fiscal year 2008. Labor expenses as a percentage of net sales were 30.2% in fiscal year 2009 compared to 31.0% in fiscal year 2008. The decrease in percentage resulted from lower workers’ compensation insurance and employee benefits expenses.

Occupancy costs

Occupancy costs increased by $2.0 million, or 5.2%, to $39.9 million in fiscal year 2009 compared to fiscal year 2008, primarily due to rent associated with new unit growth. Occupancy costs as a percentage of net sales were 7.5% in fiscal year 2009 compared to 7.2% in fiscal year 2008.

Other restaurant operating expenses

Other restaurant operating expenses decreased by $1.0 million, or 1.2%, to $79.3 million in fiscal year 2009 compared to fiscal year 2008. Other restaurant operating expenses as a percentage of net sales were 14.9% in fiscal year 2009 compared to 15.2% in fiscal year 2008. The decline stemmed primarily from cost savings on variable operating expenses, including supplies and services, partially offset by higher marketing expense.

Depreciation and amortization

Depreciation and amortization expense increased by $1.1 million to $17.2 million in fiscal year 2009 compared to fiscal year 2008. The increase was driven by incremental depreciation associated with new restaurant growth.

Pre-opening expenses

Pre-opening expenses were $2.1 million in fiscal year 2009 compared to $3.2 million in fiscal year 2008. The decrease in pre-opening expenses was due to the variance in the timing and number of restaurants opened.

General and administrative

General and administrative expenses decreased by $1.4 million, or 5.3%, to $25.1 million in fiscal year 2009 compared to fiscal year 2008. General and administrative expenses as a percentage of total revenue was 4.7% in fiscal year 2009 compared to 5.0% in fiscal year 2008. The decrease resulted primarily from a corporate office head count reduction in late fiscal year 2008 and early fiscal year 2009.

Impairment and store closing charges

We performed a long-lived asset impairment analysis during fiscal year 2009 and determined that eight restaurants had carrying amounts in excess of their fair value. The same analysis performed during fiscal year 2008 determined three restaurants had carrying amounts in excess of their fair value. Impairment charges of $6.3 million and $6.6 million were recorded in fiscal years 2009 and 2008, respectively. During fiscal year 2009, we closed one restaurant which had been impaired in fiscal year 2008.

We also performed an assessment of the indefinite-lived tradename intangible asset in fiscal year 2009 and recorded a non-cash impairment charge of $16.8 million representing the excess of the carrying cost of the tradename over its calculated fair value.

Interest expense, net

Interest expense, net, decreased by $2.1 million to $20.6 million in fiscal year 2009 due primarily to a reduced average interest rate under the Prior Credit Facilities.

Other expense (income), net

Other expense, net, decreased by $1.1 million to $1.5 million in fiscal 2009 compared to fiscal year 2008, resulting from a $0.7 million increase in expense associated with our interest rate swap offset by a $1.8 million favorable shift in the fair market value of the swap.

Provision for (benefit from) income taxes

The benefit from income taxes increased by $2.1 million, to $5.5 million, due primarily to the increase in pre-tax loss of $3.4 million and fluctuations in the effective tax rate. The effective tax rates were 73.6% and 84.4% for fiscal year 2009 and fiscal year 2008, respectively. The tax rates for both periods were primarily due to asset impairment charges in both years, and were also impacted by the effect of wage credits on the low pre-tax losses.

Net income (loss)

Our net loss increased by $1.3 million to a net loss of $2.0 million in fiscal year 2009, driven primarily by tradename impairment charges of $16.8 million partially offset by increases in revenue and higher operating margins.

Liquidity and Capital Resources

General

Our primary requirement for liquidity and capital is new restaurant development. Historically, our primary sources of liquidity and capital resources have been net cash provided from operating activities and operating lease financing. As of May 1, 2011, we had $7.7 million in cash and cash equivalents.

Consistent with many other restaurant and retail chain store operations, we use operating lease arrangements and sale and leaseback arrangements for a portion of our restaurant locations. We believe that these financing arrangements provide a useful source of capital in a financially efficient manner. As of May 1, 2011, we owned only eight operating restaurant locations and had purchased land for an additional location. As a result of our limited ownership of our restaurant locations, the use of sale and leaseback transactions as a substantial financing alternative in future periods is not likely. However, we may use operating lease agreements or sale and leaseback arrangements for a portion of our new restaurant locations.

Post-Transaction Liquidity

The total sources used to fund the Transactions of $628.6 million included $230.0 million of new capital contribution indirectly from the Kelso Affiliates and the Management Investors; $355.0 million from the proceeds of the offering of the Old Notes; and $43.6 million of cash from our balance sheet. The funds were used to repay existing indebtedness of $224.4 million; pay seller expenses of $28.5 million; pay buyer expenses (primarily debt issuance costs) of $20.0 million; with the remainder payable to our stockholders and option holders as consideration for their equity interests.

As part of the Transactions, we entered into the Senior Secured Revolving Credit Facility, which provides for up to $30.0 million of borrowings. The Senior Secured Revolving Credit Facility is available to fund working capital and for general corporate purposes. As of May 1, 2011, we had no borrowings drawn on the Senior Secured Revolving Credit Facility and $4.4 million of outstanding letters of credit resulting in available credit of $25.6 million.

Based on our current restaurant development plans, we anticipate that our cash position, our expected cash flows from operations and availability under the Senior Secured Revolving Credit Facility will be sufficient to finance our planned capital expenditures, operating activities and debt service requirements. However, our ability to fund future operating expenses and capital expenditures and our ability to make scheduled payments of interest on, to pay principal of or refinance our indebtedness and to satisfy any other of our present or future debt obligations will depend on our future operating performance which will be affected by general economic, financial and other factors beyond our control. See “Risk Factors — Risks Related to Our Business.” We may need additional capital in the future, and it may not be available on acceptable terms.

The Indenture and the Credit Agreement contain significant financial and operating covenants, including prohibitions on our ability to incur certain additional indebtedness or to pay dividends, and restrictions on our ability to make capital expenditures. The Senior Secured Revolving Credit Facility also requires us to maintain certain financial ratios and will contain borrowing conditions and customary events of default, including for non-payment of principal or interest, violation of covenants, cross-defaults to other indebtedness, bankruptcy and other insolvency events. As of May 1, 2011, we were in compliance with the required financial covenants. See “Risk Factors— Risks Related to the Notes — Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.”

Pre-Transaction Liquidity

In December 2006, we entered into the Prior Credit Facilities which comprised (a) a six year $138.0 million term loan and (b) a five year revolving credit facility of up to $30.0 million in revolving credit loans and letters of credit. All outstanding borrowings, plus accrued and unpaid interest, under the Prior Credit Facilities were repaid in connection with the Transactions.

We issued $80.0 million aggregate principal amount of Prior Mezzanine Notes on December 6, 2006. We added $1.4 million and $2.8 million in paid-in-kind interest to the principal balances during fiscal years 2009 and 2008, respectively. These Prior Mezzanine Notes were repaid in connection with the Transactions, including prepayment premium and accrued and unpaid interest.

Operating activities

Net cash (used in) provided by operating activities was ($7.6) million, $2.7 million and $39.6 million in the Successor period ended May 1, 2011, the Immediate Predecessor period ended October 3, 2010 and the thirty-nine weeks ended May 2, 2010, respectively. The Successor period ended May 1, 2011 and the Immediate Predecessor period ended October 3, 2010 were impacted by costs related to the Transactions expensed in both periods of $11.1 million and $10.3 million, respectively. Offsetting the Immediate Predecessor period ended October 3, 2010 was a tax benefit related to the exercise of stock options in connection with the Transactions.

Net cash provided by operating activities was $56.4 million in fiscal year 2010 compared to $35.5 million in fiscal year 2009. The increase was primarily due to a shift in deferred income taxes and a decrease in income taxes receivable.

Net cash provided by operating activities was $35.5 million in fiscal year 2009 compared to $28.2 million in fiscal year 2008. The increase in fiscal year 2009 was primarily the result of increased net income, excluding a non-cash tradename impairment charge.

We had positive working capital of $23.9 million on August 1, 2010 and negative working capital for prior periods of $6.2 million as of August 2, 2009 and $17.3 million as of August 3, 2008. Like many other restaurant companies, we are able, and expect from time to time, to operate with negative working capital. Restaurant operations do not require significant inventories and substantially all sales are for cash or paid by third-party credit cards.

Investing activities

Capital expenditures were $20.5 million in the Successor period ended May 1, 2011 and $7.0 million in the Immediate Predecessor period ended October 3, 2010 compared to $16.2 million in the comparable prior year period due to a greater number of planned new restaurant openings, timing of new restaurants under construction and the mix of owned versus leased properties. In each period, development of new restaurants accounted for the majority of the expenditures. Additionally, the Successor period includes the impact of the Transactions. Offsetting capital expenditures in each period were proceeds from sale and leaseback transactions of $1.8 million, $1.7 million and $8.6 million in the Successor period ended May 1, 2011, Immediate Predecessor period ended October 3, 2010 and thirty-nine week period ended May 2, 2010, respectively. Also, during the thirty-nine weeks ended May 2, 2010, we received proceeds of $1.2 million related to the sale of a closed restaurant property.

Capital expenditures in fiscal year 2010, fiscal year 2009 and fiscal year 2008 were $26.4 million, $27.0 million and $37.4 million, respectively. In each period, development of new restaurants accounted for the majority of the expenditures. Period-over-period variances in capital expenditures were due to the number and timing of new restaurants under construction and the mix of owned versus leased properties for new restaurants. During fiscal year 2010, we received net proceeds of $1.2 million on the sale of assets related to restaurant closings and proceeds of $10.1 million from sale and leaseback transactions. We did not enter into any sale and leaseback transactions in 2009. During fiscal year 2008, we received proceeds of $18.0 million from sale and leaseback transactions.

Financing activities

The Transactions were funded by $355.0 million of Senior Secured Notes issued by Logan’s Roadhouse, Inc. our wholly owned subsidiary and $230.0 million of equity contributed indirectly from the Kelso Affiliates and Management Investors. The funds were used in part to repay Immediate Predecessor principal indebtedness of $220.4 million. Additionally, debt issuance costs of $19.0 million were incurred in order to secure new financing. In the thirty-nine weeks ended May 2, 2010, mandatory principal repayments on the Prior Credit Facilities were $1.0 million.

Mandatory principal repayments on the Prior Credit Facilities were $1.4 million for each of fiscal years 2008, 2009 and 2010.

Pro Forma Contractual Obligations

The following table sets forth our contractual obligations and commercial commitments as of August 1, 2010, on a pro forma basis after giving effect to the Transactions:

	Payments due by period in years
		Less than			More than
(in thousands)	Total	1 year	1-3 years	3-5 years	5 years

Senior Secured Notes	$355,000	$—	$—	$—	$355,000
Senior Secured Revolving Credit Facility(1)	—	—	—	—	—
Interest(2)	272,819	38,979	77,959	78,708	77,173
Operating leases(3)	735,600	33,016	67,380	68,382	566,822
Purchase obligations(4)	10,881	10,881	—	—	—

Total	$1,374,300	$82,876	$145,339	$147,090	$998,995

(1)	Represents a $30.0 million commitment. We have not drawn on the Senior Secured Revolving Credit Facility as of the date of this prospectus. Borrowings under the Senior Secured Revolving Credit Facility will bear interest at the rates specified in “Description of Other Indebtedness.”

(2)	Represents estimated interest payments on the notes and costs relating to letters of credit and commitment fees under the Senior Secured Revolving Credit Facility. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

(3)	Includes base lease terms and certain optional renewal periods that are included in the lease term in accordance with accounting guidance related to leases.

(4)	Excludes any agreements that are cancelable without significant penalty or that do not contain fixed commitments or minimum purchase quantities.

Off-Balance Sheet Arrangements

Except for restaurant operating leases, we have no material off-balance sheet arrangements.

Seasonality

Our net sales fluctuate seasonally and are typically lowest in the fall. Because of the seasonality of our business, results for any quarter are not necessarily indicative of the results that may be achieved for future quarters or for the full fiscal year.

Segment Reporting

We aggregate our operations into a single reportable segment within the restaurant industry, providing similar products to similar customers, exclusively in the United States. The restaurants also possess similar pricing structures, resulting in similar long-term expected financial performance characteristics. Accordingly, no further segment reporting beyond the consolidated financial statements is presented.

Impact of Inflation

We do not believe general inflation has had a significant impact on our operations over the past several years. In general, we have been able to substantially offset restaurant and operating cost increases resulting from inflation by altering our menu items, increasing menu prices or making other adjustments. However, certain areas of costs, notably commodities, utilities and labor, can be significantly volatile or subject to significant changes due to market conditions or changes in laws or regulations, such as the minimum wage laws.

Recent Accounting Pronouncements

On August 17, 2010, the Financial Accounting Standards Board and the International Accounting Standards Board issued an exposure draft, which proposes creating a new accounting model for both lessees and lessors and eliminates the concept of operating leases. Under this new accounting model, operating leases would be treated as a right to use asset and debt effective upon the date of initial application of the new model. The boards currently contemplate issuing the final standard in the second half of 2011. Any such change in lease accounting standards could have a substantial impact on our accounting procedures and could adversely impact our ability to comply with certain debt covenants.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Critical accounting policies are those that management believes are both most important to the portrayal of our financial condition and operating results and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We base our estimates on historical experience, outside advice from parties believed to be experts in such matters, and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our consolidated financial statements.

Goodwill and Intangible Assets

Goodwill is recorded when the aggregate purchase price of an acquisition exceeds the estimated fair value of the net identified tangible assets and intangible assets acquired. Intangible assets resulting from the acquisition are accounted for using the purchase method of accounting and are estimated by management based on the fair value of the assets received. Intangible assets are composed primarily of the tradename which is considered to have an indefinite life and menu, franchise agreements, liquor license and favorable lease agreements which are determined to have finite lives. Intangible assets with finite lives are amortized over the period of the estimated benefit. Goodwill and tradename are not subject to amortization.

We perform an annual impairment test of goodwill and the indefinite-lived tradename asset annually, or more frequently if indications of impairment exist.

In the annual impairment test of goodwill, we primarily use the income approach method of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies to determine the fair value. Significant assumptions in the valuation include new unit growth, future trends in sales, profitability, changes in working capital along with an appropriate discount rate. For the most recent annual testing, the initial step of the impairment test indicated that the estimated fair value of the reporting unit was substantially in excess of its carrying value and thus no impairment charge was recorded.

In the annual impairment test of the indefinite-lived tradename intangible asset, we primarily use the relief from royalty method under the income approach method of valuation. Significant assumptions include growth assumptions, future trends in sales, a royalty rate and appropriate discount rate.

Future changes in assumptions used may require us to record material impairment charges for these assets.

Impairment of Long-Lived Assets

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset or group of assets to the estimated undiscounted future identifiable cash flows expected to be generated by those assets. Identifiable cash flows are measured at the lowest level where they are essentially independent of cash flows of other groups of assets and liabilities, generally at the restaurant level. If the carrying amount of an asset or group of assets exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Insurance Reserves

We self-insure a significant portion of expected losses under our workers’ compensation, general liability, employee health and property insurance programs. We have purchased insurance for individual claims that exceed certain deductible limits as well as aggregate limits above certain risk thresholds. We record a liability for our estimated exposure for aggregate incurred but unpaid losses below these limits.

Leases

We have ground leases, ground plus building leases and office space leases that are recorded as operating leases, most of which contain rent escalation clauses and rent holiday periods. In accordance with applicable accounting guidance, rent expense under these leases is recognized on a straight-line basis over the shorter of the useful life, or the related lease life including probable renewal periods. The difference in the straight-line expense in any year and amounts payable under the leases during that year is recorded as deferred rent liability. We use a lease life that begins on the date that we become legally obligated under the lease and extends through renewal periods that can be exercised at our option, when it is probable at the inception of the lease that we will exercise the renewal option.

Some of our leases provide for contingent rent, which is determined as a percentage of sales in excess of specified minimum sales levels. We recognize contingent rent expense prior to the achievement of the specified sales target that triggers the contingent rent, provided achievement of the sales target is considered probable.

Occasionally, we are responsible for the construction of leased restaurant locations and for paying project costs that may be in excess of an agreed upon amount with the landlord. Applicable accounting guidance requires us to be considered the owner of these types of projects during the construction period.

Income Taxes

We account for income taxes pursuant to applicable accounting guidance which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in our financial statements. Under this method, deferred tax assets and liabilities are determined based on the tax affected differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by valuation allowances, which represent the estimated amount of deferred tax assets that may not be realized based upon estimated future taxable income. Future taxable income, reversals of temporary differences, available carry back periods, and changes in tax laws could affect these estimates. Employer tax credits for FICA taxes paid on employee tip income are accounted for by the flow-through method.

We recognize a tax position in our financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities that have full knowledge of all relevant information. A recognized tax position is then measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement.

Unredeemed Gift Cards

Gift card revenue generally is recognized as the cards are redeemed, or estimated never to be redeemed, over the historical redemption period as described below. Unredeemed gift cards represent a liability related to unearned income and are recorded at their expected redemption value. We make estimates of the ultimate unredeemed gift cards in the period of the original sale and reduce our liability and record revenue accordingly. These estimates are determined based on our redemption history and trends and are amortized over the historical redemption period based upon our monthly redemption rates. Changes in redemption behavior or management’s judgments regarding redemption trends in the future may produce materially different amounts of deferred revenue to be reported. If gift cards that have been removed from the liability are later redeemed, we recognize revenue and reduce the liability as we would with any redemption.

Legal Proceedings

Occasionally, we are a defendant in litigation arising in the ordinary course of our business, including claims resulting from “slip and fall” accidents, “dram shop” claims, construction-related disputes, employment-related claims and claims from customers or employees alleging illness, injury or other food quality, health or operational concerns. As of the date of this report, we are not a party to any litigation that we believe could have a material adverse effect on our business or our consolidated financial statements.

Quantitative and qualitative disclosures of market risk

Commodity price risk

Many of the food products we purchase are affected by commodity pricing and are subject to price volatility caused by weather, production problems, delivery difficulties and other factors which are outside our control and which are generally unpredictable. Four food categories (beef, produce, seafood and chicken) account for the largest share of our costs of goods sold (at 29.8%, 11.7%, 8.6% and 7.9%, respectively in fiscal year 2010). Other categories affected by the commodities markets, such as cheese and dairy and pork, may each account for approximately 4-6%, individually, of our food purchases. We recognize that commodity pricing is extremely volatile and can change unpredictably and over short periods. Changes in commodity prices would generally affect us and our competitors similarly, depending on the terms and duration of supply contracts. We enter into fixed price supply contracts for certain products in an effort to minimize volatility of supply and pricing. In many cases, or over the longer term, we believe we will be able to pass through some or all of the increased commodity costs by adjusting menu pricing. From time to time, competitive circumstances, or judgments about consumer acceptance of price increases, may limit menu price flexibility and, in those circumstances, increases in commodity prices can have an adverse effect on restaurant operating margins. Recent inflation in beef and other commodities has not materially affected our results of operations as we operate under fixed price contracts for the majority of our food products. As these contracts expire, however, we are subject to commodity price risk that could materially affect our results of operations. Our commodity spend is heavily influenced by beef and recent increases in market prices for beef could unfavorably impact our upcoming contract renewal (our current fixed price contract expires in July 2011) and have a material impact on our results of operations.

We are subject to additional risk due to our reliance on a single supplier for the majority of our beef purchases and a limited number of suppliers for other commodity purchases. However, while we have some of our menu items prepared to our specifications, our menu items are based on generally available products, and if any existing suppliers fail, or are unable, to deliver in quantities we require, we believe that there are sufficient alternative suppliers in the marketplace so that our sources of supply can be replaced as necessary. Although we believe the supply could be replaced by alternative suppliers, we may encounter temporary supply shortages or incur higher supply costs which could have an adverse effect on our results of operations.

Interest rate risk

We are subject to interest rate risk in connection with borrowings under the Senior Secured Revolving Credit Facility, which will bear interest at variable rates. We currently have no borrowings outstanding under the Senior Secured Revolving Credit Facility.

BUSINESS

Our Company

Logan’s Roadhouse is a family-friendly, casual dining restaurant chain that recreates a traditional American roadhouse atmosphere offering customers value-oriented, high quality, “craveable” meals. Our restaurants are branded as The Real American Roadhouse, drawing their inspiration from the hospitable tradition and distinctive atmosphere of a Historic Route 66 style roadhouse. As of May 1, 2011, we have grown our restaurant base to 227 Logan’s Roadhouse restaurants. Of these 227 restaurants, we own and operate 201 restaurants with the additional 26 restaurants operated by two franchisees.

Our menu features an assortment of aged beef that is primarily hand-cut on premises, specially seasoned and grilled to order over mesquite wood. In addition, we offer a wide variety of seafood, ribs, chicken and vegetable dishes, including our signature Santa Fe Tilapia and Famous Baby Back Ribs. We also offer a distinctive selection of unique items such as our Smokin’ Hot Grilled Wings, Roadies and items on our Health Nuts! menu, as well as a broad assortment of timeless classics, including steak burgers, salads, sandwiches and our made-from-scratch yeast rolls.

Our restaurants provide a rockin’, upbeat atmosphere combined with friendly service from a lively staff, while our interactive jukeboxes play a mix of blues, rock and new country music. As part of our welcoming atmosphere, our customers are encouraged to enjoy “bottomless buckets” of roasted in-shell peanuts and to toss the shells on the floor while dining or waiting for a table. Our restaurants, which are open for lunch and dinner seven days a week, serve a broad and diverse customer base.

Our change in comparable restaurant sales has outperformed or been on par with the KNAPP-TRACK: FLASH report of casual dining restaurants for 20 of the last 21 quarters. While our change in comparable restaurant sales decreased 0.3% in fiscal year 2010 and 2.8% in fiscal year 2009, we have achieved a positive change in comparable restaurant sales of 0.9% in the thirty-nine weeks ended May 1, 2011. Over the last five fiscal years ended August 1, 2010, we have grown by 62 company-owned restaurants. From fiscal year 2006 to fiscal year 2010, we have grown our total revenue and Adjusted EBITDA at compound annual growth rates of 7.1% and 17.0%, respectively. In fiscal year 2010, our total revenues, Adjusted EBITDA and net income were $557.5 million, $75.0 million and $20.0 million, respectively, an increase of $22.0 million, $9.9 million and $22.0 million, respectively, compared with fiscal year 2009. See “Selected Historical Consolidated Financial and Operating Data” for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP financial measure, net income.

Market Data and Forecasts

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on information from independent industry analysts and publications, including KNAPP-TRACK:FLASHtm, which is a weekly sales and customer count tracking service, as well as our own estimates and research. We evaluate our comparable restaurant sales growth percentage to a simple average of KNAPP-TRACK:FLASHtm weekly comparable restaurant sales percentages for the corresponding weeks in our fiscal year. Our estimates are derived from information released by third-party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. None of the independent industry publications used in this prospectus was prepared on our behalf.

This prospectus also contains information regarding customer feedback, customer satisfaction, customer demographics and other similar items. This information is based upon data collected by us during the periods presented. This information is reported voluntarily by our customers and thus represents responses from only a portion of the total number of our customers. We have not independently verified any of the demographic information collected from our customers. Over the periods presented, we have also made changes to the questionnaires used to collect this information from customers and to the way in which we encourage customers to respond to them. We use the information collected as one measure of the performance of our restaurants.

Our Strengths

Our core strengths include the following:

Menu featuring a variety of high-quality items.  We are committed to serving a variety of fresh food, including specially seasoned, aged beef, always-fresh, never-frozen chicken breast entrées, high quality seafood, hearty steak burgers and farm-fresh salads. We believe the freshness and distinctive flavor profiles of our signature dishes, coupled with the variety of our menu, differentiate us from our competitors.

Abundance and affordability.  Our entrée portions are generous and include a choice of two side items, all at affordable prices. Our unlimited roasted in-shell peanuts and made-from-scratch yeast rolls are both complimentary. As of May 1, 2011, our comparable restaurant average check was $12.02 and $13.64 for lunch and dinner, respectively. We believe our comparable restaurant average check is lower than that of substantially all of our primary competitors in the bar & grill and steakhouse segments.

Differentiated brand with broad customer appeal.  Our brand is based on a dining experience centered around our inviting roadhouse atmosphere and hospitable, friendly service. Our restaurants have a relaxed, come-as-you-are environment where we encourage our customers to throw their peanut shells on the floor. Our Real American Roadhouse theme is enhanced by the interaction of servers with our customers, combined with jukeboxes in our restaurants that play an upbeat mix of toe tappin’ music. We are committed to providing friendly roadside hospitality to our approximately 4,600 weekly customers per company-owned restaurant in fiscal year 2010 through warm, welcoming, personalized and attentive service. As a result, we believe we attract a diverse and broad customer base across household income levels and age groups, with a balanced mix of male and female customers as well as adults and families.

Efficient cost structure.  Our efficient cost structure allows us to offer our customers compelling price points without compromising customer satisfaction or our profitability. We drive cost control in our restaurants through our in-restaurant meat cutting process, cross utilization of products and efficient cooking methods centered around the grill. Our restaurant operating margins improved from 13.4% in fiscal year 2008 to 16.4% in fiscal year 2010 as a result of our continued focus on food and labor costs, lower commodity costs and other operational improvements. During the same period, we also streamlined our corporate overhead structure and achieved operating leverage as we grew revenues, reducing our general and administrative expenses as a percentage of total revenues from 5.0% in fiscal year 2008 to 4.3% in fiscal year 2010. We believe we can continue to improve our cost structure as we grow.

Attractive unit level economics.  Our restaurants generated average unit volumes of $3.0 million in fiscal year 2010. In recent years, we have reduced our restaurant prototype from 8,000 square feet to 6,500 square feet, which improved new unit investment costs without sacrificing the number of tables, customer experience or sales potential. In addition, we enhanced our new unit selection process, which has improved the performance of our recent new unit openings. Our revised site selection process incorporates a rigorous review that includes internally identified site characteristics, a sales risk assessment model, a thorough review and evaluation of the competitive dynamics of each site and senior management involvement in all aspects of the site selection process, including site visits. We intend to continue to focus on new unit investment costs and selecting outstanding sites to maintain strong unit level returns.

Strong free cash flow profile.  We generate substantial free cash flow, which we believe is driven by our strong restaurant operating margins, our efficient general and administrative cost structure and low annual maintenance capital expenditures as a result of our relatively new store base and timeless roadhouse theme. From fiscal year 2008 to fiscal year 2010, total net debt decreased from $213.9 million to $166.5 million and Adjusted EBITDA increased from $55.0 million to $75.0 million, demonstrating our strong cash generation. Although our debt structure changed as a result of the Transactions, we believe we will continue to generate cash flow from operations sufficient to meet debt service requirements and fund new restaurant openings.

Experienced and invested management team.  Our senior management team has an average of eight years of experience working together with us and an average of 24 years of relevant industry experience with leading dining chains, including Brinker International, Darden Restaurants and Yum! Brands. In addition, our management depth goes beyond the corporate office. Our regional and general managers also have long tenures with us, and we have a track record for promoting management personnel from within. We believe our management’s experience at all levels has allowed us to continue to grow our restaurant base while improving operations and driving efficiencies.

Our Strategy

Our goals are to grow comparable restaurant sales and to pursue disciplined new restaurant development. We intend to achieve these goals by implementing the following strategies:

Comparable restaurant sales growth.  In the thirty-nine weeks ended May 1, 2011, we achieved a positive change in comparable restaurant sales growth of 0.9%. We seek to continue this trend through the following initiatives:

•	Menu innovation. The Real American Roadhouse concept provides a broad platform from which to expand our menu using signature ingredients that are readily available to us in preparing our existing menu items. Our goal is to add four to eight new menu items each year. We utilize a rigorous new menu item development process that begins with local testing and concludes with testing in multiple markets. Market testing allows us to gain customer, operational and financial insight prior to finalizing any changes to the existing menu. Using this process, we have successfully introduced new menu items such as our Roadies, our Health Nuts! menu (offering 12 items with under 550 calories each), our Bleu Cheese Sirloin, our Cinnamon Roll Sundae and our Loaded Sweet Potato. We believe the introduction of new items on an ongoing basis invites return visits from our customers.

•	Increasing our average check. We believe our comparable restaurant average check of $12.02 and $13.64 for lunch and dinner, respectively, is lower than that of substantially all of our primary competitors in the bar & grill and steakhouse segments. Additionally, we believe the prices of comparable food items at our restaurants are typically lower than those at our competitors’ restaurants. This gives us the ability to selectively implement moderate pricing increases without impacting our value proposition. Our alcoholic beverage sales were 7.2% of total sales in the thirty-nine weeks ended May 1, 2011, compared to approximately 9% before fiscal year 2008, which we believe corresponded with the onset of the economic downturn. We expect that, as the economy improves, our alcoholic beverage sales will increase back to historical levels.

•	Promoting our brand. We intend to focus our marketing efforts on driving repeat visits from existing customers in addition to attracting new customers. We use various marketing programs, including television, radio and print advertising as well as various local marketing efforts. We also promote our brand using a combination of in-restaurant sales initiatives, including specials and happy hours, table-top merchandising, outdoor banners, gift cards and our on-line loyalty club. We believe that our brand awareness will continue to increase as we backfill units in existing states and expand into adjacent states.

•	Emphasizing excellent operations and customer satisfaction. We believe we currently maintain an advantage in our overall customer satisfaction scores relative to our peers. We intend to improve upon our strong customer satisfaction by focusing on processes and delivering a superior customer experience. Our servers are generally limited to serving no more than four tables at a time, allowing them to provide attentive service to our customers. We invite our customers to participate in a detailed telephone customer satisfaction survey through an invitation printed on the customer’s receipt. Participating customers receive a discount off their next food purchase. We receive approximately 120,000 survey results from customers each fiscal year. In fiscal year 2010, 75% of survey respondents gave us the highest rating in the “Overall Satisfaction” category, an increase of eight percentage points since 2006. We believe the telephone survey is an additional useful metric, along with comparable restaurant sales and customer traffic, because the telephone survey is a more focused metric based upon direct customer feedback. We will continue to invest in our in-restaurant execution through ongoing operational programs to improve our customer experience.

Disciplined new restaurant development.  We believe differentiated, moderately priced roadhouse concepts have broad customer appeal, and remain under-penetrated relative to the bar & grill and steakhouse segments. We are primarily focused on maintaining disciplined growth of our brand by strategically opening additional company-owned restaurants to backfill existing states. We also believe the broad appeal of The Real American Roadhouse concept enhances the portability of our restaurants, which will also allow us to pursue company-owned restaurant openings in adjacent states and grow our footprint over time. The geographic portability of our concept is illustrated by the fact that our top quartile units by average unit volumes for fiscal year 2010 operated across 15 states. In an effort to achieve adequate returns on capital and to increase the likelihood of a successful restaurant opening, we utilize an analytical model incorporating various geographic, demographic and financial information to enhance our site selection process. Our site selection process incorporates a rigorous review process that includes internally identified site characteristics, a sales risk assessment model, a thorough review and evaluation of the competitive dynamics of each site and senior management involvement in all aspects of the process, including site visits. We opened nine company-owned restaurants in fiscal year 2010 and as of the date of this prospectus have opened all 15 of our planned fiscal year 2011 openings.

Our Restaurants

Overview

Our Real American Roadhouse design provides a come-as-you-are, upbeat, family-friendly experience for our customers. The restaurant décor includes neon signs, numerous gig posters and our prominent jukebox, which allows customers to select their own musical favorites. The primary aesthetic driver in our restaurant design is the rough-hewn cedar siding that typically covers the exterior and interior walls. Our restaurant design has a centrally located bar with alcoholic beverages on display and ready to serve. Our current restaurant prototype consists of a 6,500 square foot freestanding building constructed on sites of approximately 1.5 to 1.7 acres. With approximately 59 tables, seating capacity is 237, including 15 bar seats. As of May 1, 2011, we have opened 32 restaurants based on this restaurant prototype. Our previous 8,000 square foot restaurant prototype was constructed on sites of approximately 1.7 to 2.0 acres, with approximately 60 tables and a seating capacity of 290 seats, including 20 bar seats.

We believe that we attract a broad and diverse customer base. Based on surveys conducted by a third party in July 2010, 4% of our customers were between the ages of 21 and 24, 14% were between the ages of 25 and 34, 18% were between the ages of 35 and 44, 24% were between the ages of 45 and 54, 23% were between the ages of 55 and 64 and 18% were aged 65 and above. The same surveys also demonstrated the range of annual household income levels represented by our customers, with 18% in the under-$30,000 range, 28% in the $30,000 to $50,000 range, 24% in the $50,000 to $75,000 range, 16% in the $75,000 to $100,000 range and 14% in the over-$100,000 range.

We also believe that our restaurants, which are open for lunch and dinner seven days a week, strike a good balance between daypart sales and day-of-week sales. In fiscal year 2010, lunch and dinner represented 36% and 64% of our sales, respectively, and we generated 46% and 54% of our sales during the week (Monday through Thursday) and on the weekends (Friday through Sunday), respectively.

Existing Restaurant Locations

As of May 1, 2011, we had 201 company-owned restaurants and 26 franchise restaurants in 23 states as shown in the chart below.

	Number of restaurants
	Company-
	owned	Franchised	Total
	restaurants	restaurants	restaurants

Alabama	19	—	19
Arizona	4	—	4
Arkansas	4	—	4
California	—	8	8
Florida	11	—	11
Georgia	10	1	11
Illinois	3	—	3
Indiana	12	—	12
Kansas	3	—	3
Kentucky	10	—	10
Louisiana	6	—	6
Michigan	16	—	16
Mississippi	9	—	9
Missouri	4	—	4
North Carolina	—	11	11
Ohio	6	—	6
Oklahoma	6	—	6
Pennsylvania	3	—	3
South Carolina	—	6	6
Tennessee	24	—	24
Texas	38	—	38
Virginia	8	—	8
West Virginia	5	—	5

Total	201	26	227

Site Selection

Our site selection process is critical to our growth strategy. We devote substantial time and resources to evaluate each potential restaurant site. Over the last three years, we have enhanced our new unit selection process, which has improved the performance of our recent new unit openings. Our revised site selection process incorporates a rigorous review that includes internally identified site characteristics and a sales risk assessment model to evaluate a range of sales risks for proposed new site locations, including:

•	local market demographics and psychographic profiles;

•	population make-up and density;

•	household income levels;

•	proximity of existing or planned hotels, retail establishments, office space and other establishments that draw restaurant traffic;

•	vehicle traffic patterns;

•	daytime dining habits;

•	competitive presence and results;

•	available square footage, parking and lease economics;

•	visibility and access;

•	local investment and operating costs;

•	development and expansion constraints; and

•	management’s experience in the market and proximity to and performance of existing restaurants.

The site selection process also includes a thorough review and evaluation of the competitive dynamics of each site and senior management involvement in all aspects of the process, including site visits.

Menu and Food Quality

Our restaurants are designed to appeal to a broad range of customers by offering a wide variety of high quality meals at affordable prices. Our menu features an assortment of aged beef that is primarily hand-cut on premises, specially seasoned, and grilled to order over mesquite wood. Our chicken breast entrées are made from always-fresh, never-frozen poultry. Our made-from-scratch yeast rolls are freshly baked on premises every 10 to 20 minutes and our salads are made from fresh lettuce cut daily. Our signature sirloin steaks include The Logan (our biggest sirloin steak) and the Onion Brewski Sirloin (our 8-ounce sirloin, stacked on top of beer-braised onions, smothered with garlic butter and topped with crispy onions). Our signature steak burgers are freshly ground on premises and made with a blend of sirloin, chuck, ribeye and filet. We also offer a wide variety of premium steak cuts, including ribeye, prime rib, filet, T-bone and porterhouse. Additionally, we offer a wide variety of seafood, ribs, chicken and vegetable dishes, including our signature Santa Fe Tilapia, Mesquite Wood-Grilled Chicken, Famous Baby Back Ribs, grilled vegetable skewers and baked sweet potatoes. Approximately 40% of our entrées are steak items.

Our current dinner menu offers a selection of over 60 entrées and 13 appetizers. Most dinner entrées include a choice of two side items, which includes a dinner salad, sweet potato, baked potato, mashed potatoes, grilled vegetables, fries or other side items. We are also open for lunch seven days a week. We offer our lunch and dinner customers an all-you-can-eat supply of our yeast rolls and peanuts. As of May 1, 2011, dinner accounted for 64% of our total restaurant sales, lunch accounted for 36% of our total restaurant sales and the comparable restaurant average dinner check and lunch check per customer were $13.64 and $12.02, respectively. Prices currently range from $5.99 to $26.49 for items on our menu, including appetizers ordered as entrées.

We regularly review our menu to consider enhancements to existing menu items or the introduction of new items. We typically revise our menu one to two times each year. As part of the menu changes, we generally introduce four to eight new menu items using signature ingredients that are readily available to us in preparing our existing menu items. We utilize a rigorous new menu item development process that begins with local testing and concludes with testing in multiple markets. Market testing allows us to gain customer, operational and financial insight prior to finalizing any changes to the existing menu. Using this process, we have successfully introduced new menu items such as our Roadies, our Health Nuts! menu (offering 12 items with under 550 calories each), our Bleu Cheese Sirloin and our Loaded Sweet Potato. During fiscal year 2010, we introduced eight new items to our menu, including the Wing Sampler Trio, the Bacon and Cheddar Encrusted Sirloin and the Cinnamon Roll Sundae.

Most of our restaurants feature a full bar that offers an extensive selection of draft and bottled beer. Most of our restaurants also serve a selection of major brands of liquor and wine, as well as frozen margaritas and specialty drinks. During the thirty-nine weeks ended May 1, 2011, 7.2% of our total sales from company-owned restaurants were from alcoholic beverages. In most of our restaurants, we offer a happy hour intended to increase alcohol sales and drive incremental customer traffic. We emphasize responsible alcohol consumption, which we reinforce with our employees through training and operational standards.

Food Safety

Providing a safe and clean dining experience for our customers is of the utmost importance to us. We have designed food safety and quality assurance programs to attempt to ensure that our restaurant team members and managers are properly trained on food safety and that our suppliers are providing our restaurants with safe and wholesome products. To help our restaurants meet our standards for clean and healthy restaurants, we retain an independent consultant to conduct a comprehensive health inspection of each restaurant at least three times per year.

Our philosophy is to proactively make food safety an integral part of the brand. Training is a key component of ensuring proper food handling for all managers and hourly employees. In addition, we include food safety standards and procedures and critical control points in every recipe for our cooks as part of the training process.

Food safety is also a key component in our supplier selection. Our suppliers are inspected by a reputable, qualified inspection service, which helps ensure they are compliant with U.S. Food and Drug Administration and U.S. Department of Agriculture guidelines.

Customer Satisfaction

We are committed to providing our customers prompt, friendly and efficient service, keeping table-to-server ratios low and staffing each restaurant with an experienced management team to maintain attentive customer service and consistent food quality. We receive valuable customer feedback through regular in-restaurant customer interaction with our restaurant managers and a detailed telephone customer satisfaction survey program. Customers are invited to take the telephone survey through a random invitation printed on the customer’s receipt, and customers who participate in the telephone survey currently receive a discount of $3.00 off their next food purchase. Customers rate various attributes (ranging from “Taste of Food” and “Friendliness of Server” to “Overall Satisfaction”) of their experience on a scale of 1 to 5, with “5” described as “great.” For fiscal year 2010, we received a “5” from 75% of those customers that completed the telephone survey for the attribute of “Overall Satisfaction,” an increase of eight percentage points since 2006. This survey program delivers 50-250 customer survey responses per restaurant each month for a total of approximately 120,000 survey responses each fiscal year. In addition, we also accept internet surveys that, together with our telephone surveys and in-restaurant feedback, allow us to identify and focus on key drivers of customer satisfaction and monitor long-term trends in customer satisfaction and perception.

Marketing

Our advertising and marketing strategy is designed to increase customer traffic and promote the Logan’s Roadhouse brand. Our goal is to attract new customers and increase the frequency with which existing customers visit our restaurants. We use a combination of broadcast advertising, print advertising and in-restaurant marketing. Our marketing budget also includes marketing support and related costs, including research costs, agency fees and costs to support local marketing efforts. We spent 2.3% of revenues on marketing in fiscal year 2010 and expect to spend approximately 2.5% of revenues on marketing in fiscal year 2011.

•	Broadcast Advertising — We use local broadcast media, which include television and radio, to advertise new product offerings and promotions. We also use broadcast advertising to establish brand identity, demonstrate our distinctive and upbeat roadhouse atmosphere, and attract first-time customers in new markets.

•	Print Advertising — Our print media advertising includes free-standing newspaper inserts that are die cut to increase their visibility. We also use inserts in coupon mailings to target price sensitive customers. Our print media advertising is designed to communicate new products, promotions and value.

•	In-Restaurant Marketing — Our in-restaurant marketing efforts include signs announcing specials and happy hours, table-top merchandising, menu merchandising, outdoor banners, gift cards and our on-line loyalty club. We use our in-restaurant marketing to drive word of mouth advertising and repeat customers. These initiatives also promote beverage sales, entrée specials and new menu items.

Purchasing and Distribution

Our purchasing strategy is to develop long-term relationships with a core group of reputable and dependable supply sources. In general, we have adopted procurement strategies for all product categories that include contingency plans for key products, ingredients and supplies. These plans, in some instances, include the approval of secondary suppliers and alternative products.

We negotiate directly with food suppliers as to specifications, price, freight and other material terms of most food purchases in an attempt to ensure consistent quality, freshness and cost of our products. We invite our key suppliers to spend time in our kitchens and, conversely, our suppliers invite us to visit and develop products in their production facilities. As a result, we believe that our suppliers understand our brand, our direction, our systems and our needs, and we are able to better understand our suppliers’ capabilities. Additionally, our management team is regularly kept abreast of commodity trends through commodity review meetings.

We purchase the majority of our food products, including beef, and restaurant supplies through a contracted national foodservice distributor on an annually negotiated fixed case-fee basis, with adjustments for changing fuel costs. The distributor is responsible for warehousing and delivering food products to our restaurants. Certain perishable food items are purchased locally by the management of our restaurants.

The food item accounting for the largest share of our product cost is beef. Most of our steaks are hand-cut on premises, in contrast to many in the restaurant industry that purchase pre-portioned steaks. We are under a fixed price contract through July 2011 to purchase substantially all of our beef needs from the largest beef supplier in the world. We have also contracted with a large chicken supplier for all of our fresh chicken, chicken wing and chicken tender requirements through December 2011. If any beef or chicken items from these suppliers become unavailable for any reason, we believe that these items could be obtained in sufficient quantities from other sources at competitive prices, but we could be more susceptible to market fluctuations.

Restaurant Management and Quality Controls

The complexity of operating our restaurants requires an effective management team at the restaurant level. Our restaurant level management generally consists of a general manager who oversees a kitchen manager and two assistant managers. In addition, we have regional managers to support individual restaurant managers along with two operational vice presidents who support individual regional managers. Each regional manager typically supports eight to ten individual restaurants. Each operational vice president typically supports 10 or 11 regional managers. Through regular visits to our company-owned restaurants, regional managers and operational vice presidents ensure that our standards of quality and operating procedures are being followed.

All new restaurant managers are required to complete four to seven weeks of training at a Logan’s Roadhouse restaurant. We also have a specialized training program required for restaurant managers and hourly service employees on responsible alcohol service. As motivation for restaurant managers to increase revenues and improve operational performance, we maintain an incentive bonus plan that rewards restaurant managers for achieving sales and profit targets, as well as key operating cost measures.

Information Systems and Restaurant Reporting

All of our company-owned restaurants are equipped with computerized point-of-sale and back-office systems. These systems are designed to make our restaurants operate more efficiently and give our team members real-time access to key operating data. We provide various operating reports to our restaurant managers, regional managers and certain members of our executive staff, and we distribute ranking reports to these same individuals that compare weekly and period-to-date performance across restaurants.

Transaction information is uploaded to our corporate office on a nightly basis where we have business intelligence software programs that analyze information relating to key performance areas of all our restaurants, including daily sales and weekly restaurant operating results. Our back-office restaurant systems are integrated with our financial and human resources systems to support our financial reporting processes and controls. On a weekly basis, condensed operating statements provide management with a detailed analysis of sales, product, labor and other key costs.

We maintain a comprehensive security strategy including an incident recovery plan, which is in place and is reviewed and tested at an off-site facility annually. We also maintain PCI DSS Level I security compliance and have an annual assessment performed by a third-party qualified security assessor.

Franchise Restaurants

We currently have two franchisees — CMAC, Inc. and L.G. Enterprises. As of May 1, 2011 CMAC, Inc. had 18 restaurants in North Carolina, South Carolina and Georgia, and L.G. Enterprises had eight restaurants in California. Both franchisees originally had development agreements that prohibited us from developing, owning, operating or granting a license to anyone else to operate a Logan’s Roadhouse restaurant in their respective territories. The development agreements with CMAC, Inc. and L.G. Enterprises (which prohibited us from developing new restaurants within franchisees’ respective territories) have expired. Therefore, we are no longer prohibited from developing new restaurants within our franchisees’ respective territories, except that we are generally prohibited from developing new restaurants within five miles of existing CMAC, Inc. or L.G. Enterprises operated restaurants.

Our existing franchisees operate under a form of franchise agreement that has an initial term of 20 years and contains either one or two five-year renewal options, exercisable upon the satisfaction of certain conditions. Our franchise agreements with our existing franchisees require that they pay us a royalty fee ranging from 3.0% to 3.5% of restaurant sales, depending on when the agreements were executed, and to pay us annually up to 1.0% of restaurant sales into an advertising fund. We also have the right to require our franchisees to make certain advertising expenditures in their local markets. Each franchise agreement governs the relationship between an individual franchised restaurant and us.

We do not offer financing, financial guarantees or other financial assistance to either of our franchisees and do not have an ownership interest in their properties or assets. We do not currently expect to establish any new franchises.

Properties

Our corporate headquarters are located in Nashville, Tennessee. We occupy our current facility, which is approximately 38,500 square feet, under a lease that expires in February 2015. We also occupy a 6,000 square feet culinary training center under a lease that expires in February 2015.

As of May 1, 2011, we own 8 restaurant locations and lease 193 restaurant locations. As of May 1, 2011, we have purchased 1 additional property and have an additional 15 properties subject to executed contracts for future restaurant sites. The following is a list of all of our restaurant properties as of May 1, 2011:

	Restaurant properties
	Owned	Leased	Total

Alabama	1	18	19
Arizona	1	3	4
Arkansas	1	3	4
Florida	—	11	11
Georgia	—	10	10
Illinois	—	3	3
Indiana	—	12	12
Kansas	—	3	3
Kentucky	1	9	10
Louisiana	—	6	6
Michigan	—	16	16
Mississippi	1	8	9
Missouri	—	4	4
Ohio	—	6	6
Oklahoma	1	5	6
Pennsylvania	—	3	3
Tennessee	1	23	24
Texas	1	37	38
Virginia	—	8	8
West Virginia	—	5	5

Total	8	193	201

Of the 193 leased restaurant properties, 114 are land leases and 79 are land and building leases.

Employees

As of May 1, 2011, we employed approximately 15,000 people, of whom 128 were executive and administrative (including 22 regional managers), 778 were restaurant management and the remainder were hourly restaurant personnel. Many of our hourly restaurant employees work part-time. None of our employees are covered by a collective bargaining agreement. We believe that we have good relations with our employees.

Competition

The restaurant industry is fragmented and intensely competitive. We believe that competition in the restaurant industry is based upon a variety of factors, including taste of menu items, price, service, atmosphere, location and overall dining experience. Our competitors include a large and diverse group of restaurant operators ranging from independent local proprietors to well-capitalized national restaurant chains, which vary regionally in number, size, strength and sophistication. Our primary competitors in the bar & grill segment include Chili’s Grill and Bar, Applebee’s Neighborhood Grill and Bar, TGI Friday’s and O’Charley’s, and our primary competitors in the steakhouse segment include Longhorn Steakhouse, Outback Steakhouse and Texas Roadhouse. For information regarding the risks associated with competition, see “Risk factors — Risks Related to Our Business — Our success depends on our ability to compete with many other restaurants.”

Trademarks and Service Marks

Our registered trademarks and service marks include the marks Logan’s Roadhouse® and the design, our stylized logos set forth on the cover and back pages of this prospectus, Logan’s® and the design, The Logan®, Onion Brewski®, Brewski Onions®, Peanut Shooter®, Roadies® and The Real American Roadhouse®, as well as the peanut man logo and the trade dress element consisting of the “bucket” used in connection with our restaurant services.

We have used all of the foregoing marks in connection with our restaurants or items offered through our restaurants. We believe that our trademarks and service marks have significant value and are important to our brand-building efforts and identity and the marketing of our restaurant concept.

Government Regulation

We and our franchisees are subject to a variety of federal, state and local laws. Each of our and our franchisees’ restaurants is subject to permits, licensing and regulation by a number of government authorities, relating to alcoholic beverage control, health, safety, sanitation, and building and fire codes, including compliance with the applicable zoning, land use and environmental laws and regulations. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent or increase the cost of the development of a new restaurant in a particular area.

Alcoholic beverage control regulations require each of our and our franchisees’ restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations affect many aspects of restaurant operations, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages.

We are subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our comprehensive general liability insurance policy, which includes a $250,000 self-insured retention and an excess umbrella coverage of up to $75.0 million.

Our restaurant operations are also subject to federal and state laws governing such matters as the minimum hourly wage, unemployment tax rates, sales tax and similar matters. A significant number of our employees are paid at rates related to the federal minimum wage, which currently is $7.25 per hour. Increases in the federal minimum wage or changes in the tip credit amount would increase our labor costs.

Our facilities must comply with the applicable requirements of the ADA and related state accessibility statutes. Under the ADA and related state laws, we must provide equivalent service to disabled persons and make reasonable accommodation for their employment, and when constructing or undertaking significant remodeling of our restaurants, we must make those facilities accessible.

We are subject to laws and regulations relating to nutritional content, nutritional labeling, product safety and menu labeling. Regulations relating to nutritional labeling may lead to increased operational complexity and expenses and may impact our sales.

Litigation

We are a defendant from time to time in litigation arising in the ordinary course of our business, including claims resulting from “slip and fall” accidents, “dram shop” claims, construction-related disputes, employment-related claims, and claims from customers or employees alleging illness, injury or other food quality, health or operational wrong-doing. As of the date of this prospectus, we are not a party to any litigation that we believe could have a material adverse effect on our business, results of operations or financial condition.

MANAGEMENT

Set forth below are the name, age, position and description of the business experience of our executive officers and directors as of June 6, 2011:

Name	Age	Title(s)

G. Thomas Vogel	47	President, Chief Executive Officer and Director
Amy L. Bertauski	41	Chief Financial Officer and Treasurer
Robert R. Effner	45	Chief Development Officer and Secretary
Stephen R. Anderson	48	Senior Vice President of Marketing, Food & Beverage
James B. Kuehnhold	49	Senior Vice President of Operations
Paul S. Pendleton	50	Senior Vice President of Operations
Lynne Wildman	42	Vice President of Purchasing
Philip E. Berney	47	Director
Stephen C. Dutton	29	Director
Michael P. O’Donnell	55	Director
Stanley de J. Osborne	40	Director

Executive Officers

G. Thomas Vogel has served as our President and Chief Executive Officer since July 2006 and as a member of our board of directors since December 2006. Mr. Vogel joined Logan’s Roadhouse in August 2003 as President and Chief Operating Officer. Before joining Logan’s Roadhouse, he spent 12 years at Darden Restaurants, Inc., where he held positions in operations, concept development, food and beverage and marketing. While with Darden Restaurants, Mr. Vogel served as the Senior Vice President of Operations for the Southeast Division of Red Lobster. He has 24 years of experience in the restaurant industry and has earned awards for innovation and sales excellence. Mr. Vogel holds a B.B.A. in Hotel and Restaurant Management from the University of Central Florida and an M.B.A. from the University of Florida. Mr. Vogel’s qualifications to serve on our board of directors include his knowledge of our Company and the restaurant industry and his years of leadership at our company.

Amy L. Bertauski has served as our Chief Financial Officer since December 2006. Ms. Bertauski has responsibility for all aspects of finance, accounting, treasury, information technology, benefits and risk management. She joined Logan’s Roadhouse in May 2000 as the Director of Accounting. Ms. Bertauski was promoted to Vice President of Accounting in August 2004 and to Senior Vice President of Accounting & Finance and Principal Accounting Officer in August 2006. Prior to joining Logan’s Roadhouse, Ms. Bertauski worked for two years with Applebee’s International as the Manager of Corporate Accounting and for three years at Rio Bravo as an Accounting Manager. In addition to 15 years of restaurant industry experience, Ms. Bertauski also worked for four years with Arthur Andersen in their audit practice. Ms. Bertauski holds a B.S. in Accounting from the University of Illinois.

Robert R. Effner has served as our Chief Development Officer since December 2010. He is responsible for real estate, design and construction, human resources, facilities, franchise relations, and new restaurant operations. He joined Logan’s Roadhouse in December 2003 as our Vice President of Concept Development and was promoted to Senior Vice President of Development and Operations Innovation in August 2005. Prior to joining Logan’s Roadhouse, he spent 20 years at Darden Restaurants, Inc., where he held positions at Red Lobster in operations, training, strategic planning, operations development, prototype development, and concept development. His work has received the Brand Reinvention Award from Chain Store Age and the Successful Settings Award from Nations Restaurant News.

Stephen R. Anderson has served as our Senior Vice President of Marketing, Food & Beverage since August 2008. Mr. Anderson joined Logan’s Roadhouse as Senior Director of Menu & Culinary Innovation in October 2003. Before joining Logan’s Roadhouse, Mr. Anderson worked in marketing for Red Lobster as the

Director of Product Development and Corporate Executive Chef. He has also served as executive chef at several independent restaurants and worked for the Harvey Hotel Corporation in Dallas, Texas. He has spent over 31 years in the restaurant business and has won several industry awards, including the 1999 and 2005 MenuMasters Awards for Best Menu Revamp and the 2002 MenuMasters Award for Chef on the Rise/Innovator from Nation’s Restaurant News. He was also recognized by Restaurant Business magazine as the 2001 Menu Strategist of the Year and the 2001 Menu Strategist for casual dining chefs. Mr. Anderson holds a B.S. in Hotel Administration from Cornell University and an M.B.A. from the University of Florida.

James B. Kuehnhold is a Senior Vice President of Operations and is responsible for all aspects of day-to-day operations for the markets and regional managers he oversees. Mr. Kuehnhold joined Logan’s Roadhouse in July 2001 and has over 30 years experience in the restaurant industry. Prior to joining Logan’s Roadhouse, Mr. Kuehnhold was with Romano’s Macaroni Grill as a Regional Manager. In addition, Mr. Kuehnhold was with Olive Garden for five years where he served as Regional Manager. He also worked with Chevy’s/Rio Bravo for five years as a Director of Operations, overseeing both concepts.

Paul S. Pendleton is a Senior Vice President of Operations and is responsible for all aspects of day-to-day operations for the markets and regional managers he oversees. Mr. Pendleton joined Logan’s Roadhouse in April 1999. Mr. Pendleton has over 30 years experience in the restaurant industry with 20 years of multi-unit restaurant experience, including as Director of Operations for Cucina! Presto!. He was also a Regional Manager with The Cooker Bar and Grille and began his restaurant career with Houston’s. Mr. Pendleton holds a B.S. in Hotel Restaurant and Travel Administration with a concentration in Food and Natural Resources from the University of Massachusetts.

Lynne D. Wildman is Vice President of Purchasing and is responsible for all aspects of Logan’s supply chain management. Ms. Wildman joined Logan’s Roadhouse in November 2005. She has over 18 years of commodity, restaurant purchasing and distribution experience. Prior to joining Logan’s Roadhouse, Ms. Wildman was Vice President of Purchasing for ARCOP, where she was a key player in all aspects of purchasing for Arby’s Purchasing Cooperative. Before ARCOP, she served in key management and leadership roles with Darden Restaurants, Inc. for almost eight years. She has also held strategic purchasing and development positions with YUM! Brands as well as Cargill. Ms. Wildman holds a B.A. and M.A. in Agricultural Economics from the University of Illinois.

The executive officers of each of LRI Holdings and Logan’s Roadhouse, Inc. are appointed by their respective boards of directors and serve until their successors have been duly elected and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board of Directors

The boards of directors of each of LRI Holdings and Logan’s Roadhouse, Inc. comprises five members, including Mr. Vogel and the individuals named below.

Philip E. Berney has served as a member of the board of directors since the consummation of the Transactions and is a Managing Director at Kelso & Company, L.P. Prior to joining Kelso in 1999, he was a Senior Managing Director and Head of the High Yield Capital Markets group at Bear, Stearns & Co. Inc. Previously, he worked in High Yield Finance at The First Boston Corporation. Mr. Berney received a B.S. in Business Administration from the University of North Carolina at Chapel Hill, where he was a Morehead Scholar. He is a director of Audio Visual Services Corporation, CCS Corporation, Custom Building Products, Inc., DS Waters of America, Inc., iGPS Company LLC and Wilton Re Holdings Limited. Mr. Berney was a director of Cambridge Display Technology, Inc. and Del Laboratories, Inc. Mr. Berney brings to our board of directors extensive experience in corporate strategy and business development and his knowledge gained from service on the boards of various public and private companies.

Stephen C. Dutton has served as a member of the board of directors since the consummation of the Transactions and is a Vice President at Kelso & Company, L.P. Prior to joining Kelso in 2006, he worked in the investment banking division of Bear, Stearns & Co. Inc. Mr. Dutton received a B.S. in Commerce with distinction from the McIntire School of Commerce at the University of Virginia. He is a director of iGPS Company LLC. Mr. Dutton’s qualifications to serve on our board of directors include his extensive experience in finance and management.

Michael P. O’Donnell has served as a member of our board of directors since June 2007. Mr. O’Donnell is currently President and CEO of Ruth’s Hospitality Group, a publicly traded restaurant group where he is responsible for the overall strategic and operational direction of the company. In addition to the board of Ruth’s Hospitality Group, Inc., Mr. O’Donnell is also a Director of Cosi, Inc. and Sbarro, Inc. Mr. O’Donnell has previously served as the Chief Executive Officer, President and Chairman of the Board of Champps Entertainment, Inc. from March 2005 to November 2007 and as Chief Executive Officer and Director of Sbarro, Inc. from September 2003 to March 2005. Prior to that, Mr. O’Donnell held the position of President and Chief Executive Officer of New Business at Outback Steakhouse, Inc. As a result of these and other professional experiences, Mr. O’Donnell brings to the board the knowledge, qualifications and leadership skills that come from 30 years of experience in the restaurant industry, including significant experience at the senior executive and board level in both the bar & grill and steakhouse segments. Mr. O’Donnell received his B.A. in English from Rollins College.

Stanley de J. Osborne has served as a member of the board of directors since the consummation of the Transactions and is a Managing Director at Kelso & Company, L.P. Prior to joining Kelso in 1998, Mr. Osborne was an Associate at Summit Partners. Previously, Mr. Osborne was an Associate in the Private Equity Group and an Analyst in the Financial Institutions Group at J.P. Morgan & Co. He received a B.A. in Government from Dartmouth College. Mr. Osborne is a director of Custom Building Products, Inc., Global Geophysical Services, Inc., Hunt Marcellus, LLC and Traxys S.a.r.l. Mr. Osborne was a director of CVR Partners, L.P., CVR Energy, Inc. and Shelter Bay Energy, Inc. Mr. Osborne’s qualifications to serve on our board of directors include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various public and private companies.

Corporate Governance

Board Composition

The boards of directors of each of LRI Holdings and Logan’s Roadhouse, Inc. currently consists of five members, all of whom were elected as directors in accordance with the board composition provisions of the Stockholders Agreement. The Stockholders Agreement entitles the Kelso Affiliates to nominate all members of the board of directors of Roadhouse Holding which, in turn, nominates each of the boards of directors of LRI Holdings and Logan’s Roadhouse, Inc. The Stockholders Agreement also provides that our Chief Executive Officer will be a member of the board of directors of Roadhouse Holding.

Under our amended and restated certificate of incorporation, our boards of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office, subject to approval by the board of directors of Roadhouse Holding. Any additional directorships resulting from an increase in the number of directors may be filled by the directors then in office. The term of office for each director will be until the earlier of the election and qualification of his or her successor, or his or her death, resignation or removal. Stockholders will elect directors each year at our annual meeting.

Committees of the Board of Directors

LRI Holdings has established a compensation committee and an audit committee which both report to its board of directors as they deem appropriate, and as the board requests.

Our compensation committee is responsible for, among other matters: (a) reviewing and approving the compensation and benefits of our officers, directors and consultants; (b) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (c) authorizing, ratifying and administering our employee benefit plans, including our stock option plans and other incentive compensation plans. The members of our compensation committee are Philip E. Berney, Stanley de J. Osborne and G. Thomas Vogel, chairperson, none of whom are “independent” as such term is defined by The NASDAQ Stock Market corporate governance standards.

Our audit committee is responsible for, among its other duties and responsibilities: (a) overseeing our accounting and financial reporting processes; (b) assisting with our legal and regulatory compliance; (c) the audits of our financial statements; (d) the qualifications and independence of our independent registered public accounting firm; and (e) the performance of our internal audit function and independent registered public accounting firm. The members of our audit committee are Stanley de J. Osborne and Stephen C. Dutton, neither of whom is “independent” as such term is defined by The NASDAQ Stock Market corporate governance standards.

Director Independence

Though not formally considered by our board of directors because our common stock is not listed on a national securities exchange, our board of directors has determined that Mr. O’Donnell is “independent” as such term is defined by The NASDAQ Stock Market corporate governance standards.

Compensation Committee Interlocks and Insider Participation

G. Thomas Vogel is a member of LRI Holdings’ compensation committee and serves as our President and Chief Executive Officer. No other member of LRI Holdings’ compensation committee was an officer or employee during the last fiscal year, a former officer of LRI Holdings or Logan’s Roadhouse, Inc. or had any relationship requiring disclosure under Item 404 of Regulation S-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This compensation discussion and analysis provides information about the material elements of compensation that are paid, awarded to, or earned by, our “named executive officers”, who consist of our principal executive officer, principal financial officer and our three other most highly compensated executive officers, for fiscal year 2010 and certain compensation actions taken subsequent to fiscal year 2010:

•	G. Thomas Vogel, President, Chief Executive Officer and Chairman of the Board of Directors;

•	Amy L. Bertauski, Chief Financial Officer;

•	Robert R. Effner, Chief Development Officer;

•	Stephen R. Anderson, Senior Vice President of Marketing, Food & Beverage; and

•	Lynne D. Wildman, Vice President of Purchasing.

During fiscal year 2010, Mr. Effner’s title was Senior Vice President of Development and Operations Innovation.

Subsequent to the end of fiscal year 2010, we were acquired by the Kelso Affiliates and the Management Investors pursuant to the Merger Agreement. Following the Merger, we became an indirect subsidiary of Roadhouse Holding, a company controlled by the Kelso Affiliates. This compensation discussion and analysis describes our executive compensation for fiscal year 2010, as well as certain important compensation decisions made subsequent to year end, which became effective after the Merger. The compensation committee evaluated these decisions and determined that they were necessary to facilitate the Merger. See “Summary — The Transactions” for a discussion of the Merger. The principal changes made subsequent to year end were the following:

•	we entered into an amended and restated employment agreement with our President and Chief Executive Officer which modifies the definitions of “Good Reason” and “Cause”, and made certain other technical and clarifying changes (See “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table”); and

•	we adopted a new equity program which provides for the granting of performance- and time-vested stock options to our executive officers, key employees and directors. See “Elements of Compensation — Long-Term Equity-Based Compensation-After the Merger”

Role of the Compensation Committee

The role of our compensation committee is to assist our board of directors in the discharge of its responsibilities relating to our executive compensation program. Our compensation committee is responsible for establishing and administering our policies governing the compensation for our executive officers, including determining base salaries, cash incentive awards and equity incentive compensation. Prior to the Merger, our compensation committee also considered the recommendations of our President and Chief Executive Officer when determining the appropriate levels of compensation for each of our executive officers, including our named executive officers. Since the Merger, our President and Chief Executive Officer is a member of our compensation committee. However, our President and Chief Executive Officer does not make recommendations on his own compensation either as a member of the compensation committee or otherwise.

The Roadhouse Holding Stockholders’ Agreement entered into in connection with the Merger required that the composition of our board of directors and compensation committee be changed. During fiscal year 2010, our board of directors consisted of G. Thomas Vogel, Thomas D. Barber, Edward P. Grace III, Michael K. Hooks, Michael P. O’Donnell, Jacob A. Organek and Harold O. Rosser and our compensation committee consisted of Messrs. Hooks and Rosser. Effective upon the Merger, the members of our board of directors became Philip E. Berney, Stephen C. Dutton, Michael P. O’Donnell, Stanley de J. Osborne and G. Thomas Vogel, and Messrs. Berney, Osborne and Vogel became members of the compensation committee.

Compensation Philosophy and Objectives

We have designed our executive compensation program to help attract and retain talented individuals to manage and operate all aspects of our business, to reward those individuals based on corporate results, and to align their interests with those of our stockholders. We also intend for our executive compensation program to make us competitive within the restaurant and foodservice industry, where there is significant competition for talented leaders who possess the skills and experience to build and deliver on long-term value creation. We seek to apply a consistent philosophy to compensation for all executive officers.

We believe that the compensation of our executive officers should incentivize them to focus on the achievement of both short- and long-term business objectives and strategies. In that regard, we have strived to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity-based awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers. Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in our industry;

•	reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	motivate the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning their individual objectives with the interests of the executive management team and our company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.

A significant portion of the compensation of our named executive officers has historically consisted of cash incentive compensation and equity-based compensation contingent upon the achievement of financial and operational performance metrics. These two elements of executive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with our financial performance. Payment of cash incentives is dependent on our achievement of pre-determined financial objectives. Equity-based compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance.

In addition, both long and short-term incentives can address the challenges to retention resulting from the consummation of the Merger. Long-term incentives balance the emphasis on long-term versus short-term business objections and reinforce that one should not be achieved at the expense of the other. We believe our new long-term equity incentive program and our current annual cash incentives help to further our compensation objectives, including retaining high-performing, experienced executives whose interests are strongly aligned with our stockholders. The combination of performance components and vesting over time help to ensure that the value received by executives depends on our strong performance over time. See “Elements of Compensation — Cash Incentive Awards — Long-Term Equity-Based Compensation — After the Merger”

Competitive Analysis

For fiscal year 2010, the head of our human resources department compiled executive compensation data from the Chain Restaurant Compensation Association Compensation Survey (the “CRCA Survey”) to assist with the assessment of our compensation programs. The CRCA Survey includes data from approximately 125 restaurant concepts, including the average base salary and short-term incentive compensation provided to executive officers who are in a group of companies pooled together by annual revenues. The names of the companies included in these revenue groups are not disclosed in the CRCA Survey. Our use of the CRCA Survey is limited to our review of the compensation data for the group of unidentified companies with gross annual revenues comparable to us, which were between $350 million and $999.9 million.

We do not have any input into the restaurant companies that are included in the survey. The CRCA survey was chosen because it is our industry’s primary source of compensation and benefit information on quick-service and broader chain restaurants and the companies in it represent companies with which we compete for executive talent. We share many criteria with many companies in the survey, including but not limited to annual revenues, similar geographic locations, workforce demographic, company culture and financial performance.

The compensation of each of the named executive officers was compared to the average compensation of executives with comparable positions and job responsibilities at companies in the applicable revenue group. The compensation components reviewed for each position were base salary and annual cash incentive awards, both individually and in the aggregate. The CRCA Survey data was used to assess competitive levels of compensation for our named executive officers. The Chief Executive Officer considered the CRCA Survey data and made recommendations to the compensation committee or board of directors who considered this along with other factors described below, in setting both the individual compensation components and the total pay of each of our named executive officers, as described below.

Compensation Decision-Making Process

In fiscal year 2010, we were a privately held company with a relatively small number of stockholders. Subsequent to the Merger, we remain a privately-held company. As a result, we have not been subject to any stock exchange listing or SEC rules requiring a majority of our board of directors to be independent or relating to the formation and functioning of the various board committees. We have had a compensation committee since 2007.

We entered into an employment agreement with our President and Chief Executive Officer in December 2006, which was amended and restated on March 23, 2011. The employment agreement sets forth many of the terms of his compensation. We do not currently have employment agreements with any other named executive officer. See “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table.”

Compensation of our named executive officers has historically been highly individualized, resulting from independent negotiations between us and such individuals and based on a variety of factors considered at the time of the applicable compensation decisions, including our financial condition and available resources, the need for a particular position to be filled, the skills and experience required for a particular job, the job responsibilities and the length of service of the named executive officer, the individual performance of the named executive officer, and comparisons to the compensation levels of our other executives and with an understanding of competitive market practice. We take these factors into account in seeking to set compensation at levels that will retain and motivate our named executive officers to achieve superior levels of performance.

In addition to the CRCA Survey described above, we also informally consider the competitive market for corresponding positions within comparable geographic areas and companies of similar size and stage of development operating in the restaurant and foodservice industry. This informal consideration is based on the general knowledge possessed by our President and Chief Executive Officer regarding the compensation provided to certain executive officers of other companies in our industry through informal discussions with recruiting firms, general research and review of third party survey data, as well as through informal benchmarking against his personal knowledge of the competitive market.

Historically, our President and Chief Executive Officer and our compensation committee, and, in the case of our President and Chief Executive Officer, our board of directors, has reviewed the performance of each of our named executive officers on an annual basis, typically in connection with our spring board and committee meetings. Our President and Chief Executive Officer, based on his experience and his evaluation of our executives, recommends compensation levels for our named executive officers, other than himself, to our compensation committee for its review and approval.

We have not retained a compensation consultant to assist in determining or recommending the amount or form of executive compensation. The compensation committee may elect in the future to retain a compensation consultant if it determines that doing so would assist it in implementing and maintaining our compensation programs.

Elements of Compensation

Our fiscal year 2010 executive compensation program, which was set by our board of directors, in consultation with our compensation committee and our President and Chief Executive Officer, consisted of the following components:

•	base salary;

•	annual cash incentive awards linked to corporate performance;

•	periodic grants of long-term equity-based compensation, such as performance based stock options; and

•	customary benefits.

In connection with the Merger, all outstanding equity compensation which was held in the form of stock options vested and was cashed out and the Roadhouse Holding Inc. Stock Incentive Plan (the “2011 Plan”) was adopted, effective January 18, 2011. Under the new long-term equity incentive program, both performance and time-vesting stock options were granted, this grant was subsequent to fiscal year 2010. This is the only post-Merger change to the elements of compensation described above. See “Elements of Compensation — Long-Term Equity-Based Compensation — After the Merger” and “Executive Compensation — Roadhouse Holding Stock Incentive Plan (2011 Plan).”

Executive compensation includes both fixed components (base salary and benefits) and variable or “at-risk” components (annual incentive and performance-based options and since the Merger, time-vesting options). Each component is linked to one or more of the strategic objectives listed above. The fixed components of compensation are designed to be competitive in order to induce talented executives to join and remain with our company. Revisions to the fixed components of compensation occur infrequently aside from our annual salary review. Salary increases are, in part, designed to reward executives for their management activities during the year and to maintain their level of income with respect to cost of living increases.

The variable compensation related to the annual cash incentive award program is tied to the achievement of our annual financial objectives and is designed so that above average performance is rewarded with above average payouts. Target cash incentive award levels, as a percentage of base salary, are set when the executive is hired and generally relate to his or her scope of responsibility, with revisions typically occurring upon promotions or substantial increases to the executive’s scope of responsibility. Although target cash incentive award levels, as a percentage of base salary, generally do not change, executives have the opportunity to earn cash incentive award payments above the target amount for the year based upon our overall financial performance. Our cash incentive award policy is designed to align each executive’s annual objectives for their respective area of responsibility with the financial goals of the entire business, as set by our board of directors.

The other material element of variable compensation is stock option grants. Historically, these grants were awarded in the form of performance-based options to purchase LRI Holdings Class A common stock pursuant to the LRI Holdings, Inc. Option Plan (the “2007 Plan”). In connection with the Merger, all stock options held by our employees, including our named executive officers, vested and were exercised and the common stock was canceled in exchange for proceeds from the Merger. Following the Merger, we made grants to our employees of options to purchase shares of Roadhouse Holding common stock (both performance- and time-based), pursuant to the 2011 Plan. See “Elements of Compensation — Long-Term Equity-Based Compensation — After the Merger” and “Executive Compensation — Roadhouse Holding Stock

Incentive Plan (2011 Plan).” We have not typically made annual grants of stock options. These grants have no public market and no opportunity for liquidity, making them inherently long-term compensation. These awards are used to motivate executives to individually and collectively build long-term stockholder value that might in the future create a liquid market opportunity.

Base Salary

Base salary is designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.

Base salaries are reviewed each year by our compensation committee and our President and Chief Executive Officer to ensure that salary levels remain appropriate and competitive, and salary increases typically take effect at the beginning of each fiscal year, unless business circumstances require otherwise. In past years, our compensation committee and/or board of directors reviewed the performance of all executive officers, and based on this review and their consideration of the competitive market data, as described above, set the salary level for each executive officer for the coming year.

Mr. Vogel’s employment agreement, as in effect during fiscal year 2010, sets forth his initial annual salary of $400,000 in 2006 and provides for salary increases from time to time at the sole discretion of our board of directors. Mr. Vogel’s base salary for fiscal year 2010 was $462,000, the same as his base salary during fiscal year 2009. Mr. Vogel’s base salary was not increased for fiscal year 2010 due to the uncertain and challenging macroeconomic environment. As part of our annual review process, in July 2010, our board of directors determined to increase Mr. Vogel’s base salary, effective for fiscal year 2011, to $550,000 based upon his leadership during the prior fiscal year, which resulted in continued sales that outperformed industry peers, growth in new restaurants, growth in Adjusted EBITDA and improved customer satisfaction.

In light of the uncertain and challenging macroeconomic environment in early 2009, our President and Chief Executive Officer determined not to recommend merit increases to the base salaries of our named executive officers and other salaried employees for fiscal year 2010. As part of our annual review process, in July 2010, our President and Chief Executive Officer recommended and our compensation committee approved annual merit increases for each of our named executive officers. These merit increases for fiscal year 2011 ranged from approximately 5% to 31% and took into account accomplishments of each individual; for example, Ms. Bertauski’s contributions to financial management and controls; Mr. Effner’s management of our new restaurant growth and training development programs; Mr. Anderson’s contributions to menu development and marketing initiatives; and Ms. Wildman’s contributions to supply chain management and efficiencies. Effective for fiscal year 2011, Ms. Bertauski’s salary increased from $236,500 to $310,000; Mr. Effner’s salary increased from $225,500 to $238,000; Mr. Anderson’s salary increased from $194,250 to $204,000; and Ms. Wildman’s salary increased from $199,500 to $209,000.

Cash Incentive Awards

Our compensation committee and/or board of directors have authority to award annual cash incentive awards to our executive officers. The annual cash incentive awards are designed to reward the achievement of corporate objectives linked to our overall financial results. We believe that establishing cash incentive award opportunities helps us attract and retain qualified and highly skilled executives. These annual cash incentive awards are intended to reward executive officers who have a positive impact on corporate results.

On an annual basis, or at the commencement of an executive officer’s employment with us, the compensation committee and/or board of directors typically set a target level of cash incentive award compensation as a percentage of the executive officer’s annual base salary. For fiscal year 2010, Mr. Vogel’s target cash incentive award amount was set in accordance with his employment agreement at 100% of base salary. Ms. Bertauski and Messrs. Effner and Anderson’s target cash incentive award amount was each set by the compensation committee at 60% of base salary based upon each executive’s scope of responsibility and impact upon our financial performance. Ms. Wildman’s target cash incentive award amount was set by the compensation committee at 45% of base salary based upon her scope of responsibility and impact upon our financial performance.

The actual cash incentive awards made in any year will depend on our achievement of corporate objectives, as discussed below. In addition, the compensation committee and/or board of directors may adjust cash incentive awards up or down due to extraordinary or nonrecurring events, such as significant financings, equity offerings or acquisitions, as well as unforeseen economic conditions.

Each year we establish our corporate financial performance objective and target amounts with reference to achieving pre-set levels of desired financial performance, and with consideration given to our annual and long-term financial plan, as well as to macroeconomic conditions. For fiscal year 2010, the annual cash incentive award was linked to achievement of Adjusted EBITDA (as defined in footnote 3 in “Selected Historical Consolidated Financial and Operating”). We believe this corporate performance objective best reflected our overall company goals for fiscal year 2010, which balanced the achievement of revenue growth and improving our operating efficiency, and is a meaningful measure of our core operating performance.

The corporate performance objective is based upon the achievement of Adjusted EBITDA targets that are set at a threshold amount and a target amount for the fiscal year by the compensation committee and/or board of directors. No maximum amount is set. As in prior years, the threshold amount for fiscal year 2010 was set at an amount equal to the prior year actual Adjusted EBITDA. The following table sets forth the Adjusted EBITDA targets for fiscal year 2010.

Fiscal year 2010
Level of Payout	adjusted EBITDA target

Threshold	$65.1 million
Target	$70.0 million

No annual cash incentive would be payable to our named executive officers unless the threshold amount is exceeded. Upon achievement of performance between threshold and target, cash incentive award amounts will be based upon straight-line interpolation. Upon achievement of performance in excess of target, 25% of the amount that actual Adjusted EBITDA exceeds the target amount funds a cash incentive award pool that is allocated to certain executive officers, including our named executive officers. We refer to this amount as the “Additional Cash Incentive Award Pool”. The Additional Cash Incentive Award Pool is allocated to each executive officer based upon the amount, as a percentage, such executive officer received in relation to the total cash incentive award amount paid to all executive officers for achieving the target amount, excluding any amounts paid from the Additional Cash Incentive Award Pool.

For fiscal year 2010, our actual Adjusted EBITDA was $75.0 million, which exceeded the target for the year. Accordingly, in fiscal year 2010, each named executive officer earned his or her target cash incentive award and an additional cash incentive award from the Additional Cash Incentive Award Pool.

For fiscal year 2010, the Additional Cash Incentive Award Pool was funded in the amount of approximately $1.3 million, and was allocated as described above. The total amounts awarded to our named executive officers for fiscal year 2010 are set forth below:

	Target cash	Additional cash	Total cash
	incentive award	incentive award	incentive award
	amount	pool amount	amount
Name	($)	($)	($)

G. Thomas Vogel	462,000	449,189	911,189
Amy L. Bertauski	141,900	137,965	279,865
Robert R. Effner	135,300	131,548	266,848
Stephen R. Anderson	116,550	113,318	229,868
Lynne D. Wildman	89,775	87,286	177,061

We have not adopted a policy regarding the recovery of awards or payments in the event the performance measures upon which the awards or payments are based are restated or otherwise adjusted in a manner that would have reduced the size of the awards or payments.

Long-Term Equity-Based Compensation

Before the Merger.  The compensation committee and/or board of directors believe that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success and serves as a retention incentive. We have awarded equity-based compensation in the form of stock options with performance- and time-based goals required to be met before the options may be exercised.

Generally, each executive officer is provided with a stock option grant when he or she joins our company based upon his or her position with us and relevant prior experience. These inducement grants generally vest ratably over the course of four to five years to encourage executive retention and to compensate our executive officers for their contribution to our success over a period of time. In addition to stock options granted upon commencement of employment with us, our compensation committee may grant additional stock options to retain our executives and to recognize the achievement of corporate and individual goals and/or strong individual performance.

Stock options are granted with an exercise price equal to or greater than the fair market value of the underlying stock on the applicable date of grant. Because there is no public market for LRI Holdings or Roadhouse Holding shares, fair market value is set based on the good-faith determination of the board of directors. From time to time, the board of directors has engaged a third party valuation firm and has considered the valuation of our common stock as determined by the third party firm as a key factor in its good-faith determination of fair market value.

In general, stock option grants to our executive officers are awarded at the discretion of the compensation committee and/or board of directors in consultation with our President and Chief Executive Officer. In making its decisions, the compensation committee and/or board of directors considers the executive officer’s current position with our company, the size of his or her total compensation package and the amount of existing vested and unvested stock options, if any, then held by the executive officer. The compensation committee and/or board of directors has made all stock option grant decisions with respect to our executive officers.

Historically, we provided our named executive officers with performance-based stock options that vested ratably over a five-year period from the date of grant, subject to continued employment on the vesting date, and on a change in control. A greater number of stock options were granted to our more senior executives who have more strategic responsibilities and a more direct impact on corporate results. A percentage of performance-based stock options became exercisable when the former principal stockholders (i) received net proceeds equal to or in excess of a specified multiple of its internal investment and (ii) achieved a stipulated internal rate of return, or IRR, on its initial investment in connection with an approved sale or qualified public offering. The percentage exercisable for the performance targets for each option grant was as follows: 33.3% of the options became exercisable if the net proceeds multiple was equal to or greater than 2 and the IRR target equaled or exceeded 15%; 66.6% of the options became exercisable if the net proceeds multiple was equal to or greater than 2 and the IRR target equaled or exceeded 25%; 100% of the options became exercisable if the net proceeds multiple was equal to or greater than 3 and the IRR target equaled or exceeded 35%.

After the Merger.  Subsequent to the end of fiscal year 2010, upon consummation of the Merger, all stock options held by our employees, including our named executive officers, vested and were exercised and the common stock was canceled in exchange for proceeds from the Merger. On January 18, 2011, Roadhouse Holding adopted the 2011 Plan effective October 4, 2010, pursuant to which options to purchase approximately 13% of the common stock of Roadhouse Holding on a fully diluted basis are available for grant to our officers and key employees. Approximately 96% of the total option pool was awarded on March 1, 2011 to approximately 45 of our employees, including our named executive officers, and one director. The purpose of these grants is to align the incentives of our executives with the interests of our stockholders, and the individual amount of the grants is determined based on the factors described above for long-term incentive grants generally. The remaining 4% of the option pool is reserved for future grants.

A portion of the stock options under the 2011 plan are subject to time-based vesting and a portion are performance-based. Time-based options granted on March 1, 2011 vest ratably on each of October 4, 2011, 2012, 2013 and 2014. Future grants of time-vested options will vest ratably on the first four anniversaries of the date of grant. Performance-based stock options do not become exercisable unless and until the Kelso Affiliates, in connection with certain change of control transactions (i) receive proceeds equal to or in excess of 1.75 times their initial investment and (ii) achieve an internal rate of return, or IRR, on their initial investment, compounded annually, of at least 10%. Pursuant to each option grant, provided the conditions described above are satisfied, all or a portion of the options will vest from 0% to 100% in the same proportion as the proceeds received by the Kelso Affiliates range from 1.75 to 4.25 times their initial investment. For example, if the proceeds received by the Kelso Affiliates equal 3.00 times their initial investment, 50% of the options will vest. The table below shows the March 1, 2011 grants made to each of our named executive officers at an exercise price equal to $100.00 per share:

	Number of
	performance-	Number of time-
Name	based options	based options

G. Thomas Vogel	53,667	26,833
Amy L. Bertauski	26,067	13,033
Robert R. Effner	18,400	9,200
Stephen R. Anderson	15,333	7,667
Lynne D. Wildman	13,800	6,900

Any shares purchased by management, officers or key employees, upon the exercise of any stock option, are subject to the provisions of the Stockholders’ Agreement and the Registration Rights Agreement. See “Certain Relationships and Related Party Transactions.” Because the exercise and cancellation of all existing options and the new option issuance took place after the end of fiscal year 2010, these actions do not appear in the tables below.

Benefits

We provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance;

•	short-term and long-term disability; and

•	a 401(k) plan.

We believe these benefits are generally consistent with those offered by companies with which we compete for employees.

Retirement Benefits and Nonqualified Deferred Compensation

We maintain the Logan’s Roadhouse, Inc. Non-Qualified Savings Plan, which we refer to as the “Savings Plan”, which is intended to be an unfunded nonqualified deferred compensation plan maintained for a select group of management or highly compensated employees. The Savings Plan allows eligible employees, including our named executive officers, to defer receipt of a portion of their base compensation (currently between 1% and 50%) and/or all or a portion of their cash incentive award. We currently match 25% up to 3% of the eligible employee’s total cash compensation.

Employment Agreements and Severance and Change in Control Benefits for Mr. Vogel

We have entered into an employment agreement that contains severance benefits and change of control provisions with Mr. Vogel, our President and Chief Executive Officer, the terms of which are described under the heading “Executive Compensation — Potential Payments Upon Termination or Change in Control.” We believe these severance and change in control benefits are an essential element of our executive compensation package for our President and Chief Executive Officer and assist us in retaining the President and Chief Executive Officer.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the year ended August 1, 2010 earned by, awarded to or paid to our named executive officers.

				Non-equity
			Option	incentive plan	All other
		Salary	awards	compensation	compensation	Total
	Year	($)	(1)($)	($)(2)	($)(3)	($)

G. Thomas Vogel	2010	462,000	—	911,189	5,110	1,378,299
President and Chief Executive Officer
Amy L. Bertauski	2010	236,500	—	279,865	1,023	517,388
Chief Financial Officer
Robert R. Effner	2010	225,500	—	266,848	—	492,348
Chief Development Officer
Stephen R. Anderson	2010	194,250	—	229,868	3,731	427,849
Senior Vice President of Marketing, Food & Beverage
Lynne D. Wildman	2010	199,500	—	177,061	1,496	378,057
Vice President of Purchasing

(1)	The stock option awards made to our executive officers in connection with the Merger occurred subsequent to the end of fiscal year 2010 and therefore are not included in this table.

(2)	Represents amounts earned for fiscal year 2010 under our annual cash incentive program. The material terms of these annual incentive awards are described in this section under “— Elements of Compensation — Cash Incentive Awards”.

(3)	Represents the following:

		Disability
	Savings plan	insurance
Name	($)	($)

G. Thomas Vogel	—	5,110
Amy L. Bertauski	1,023	—
Robert R. Effner	—	—
Stephen R. Anderson	3,731	—
Lynne D. Wildman	1,496	—

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended August 1, 2010. We did not make any equity-based awards to our named executive officers during fiscal year 2010.

	Estimated future payouts under
	non-equity incentive plan awards(1)
	Threshold	Target	Maximum
Name	($)(2)	($)	($)

G. Thomas Vogel	—	462,000	—
Amy L. Bertauski	—	141,900	—
Robert R. Effner	—	135,300	—
Stephen R. Anderson	—	116,550	—
Lynne D. Wildman	—	89,775	—

(1)	These amounts reflect the threshold and target cash incentive award amounts under our fiscal year 2010 annual cash incentive program. There were no maximum cash incentive amounts under this program. The amounts actually paid to our named executive officers under the fiscal year 2010 annual cash incentive program are shown above in the Summary Compensation Table in the column titled “Non-equity incentive plan compensation.” For a description of the 2010 annual cash incentive program, see “Compensation Discussion & Analysis — Elements of Compensation — Cash Incentive Awards.”

(2)	No annual cash incentive would be payable to our named executive officers unless the threshold amount is exceeded. Upon achievement of performance between threshold and target, cash incentive award amounts will be based upon straight-line interpolation. For example, if threshold EBITDA was exceeded by $1, each executive would receive a threshold bonus in an amount less than $1,000.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We are party to an employment agreement with Mr. Vogel, our President and Chief Executive Officer. We have not entered into an employment agreement with any of our other named executive officers. While we amended Mr. Vogel’s employment agreement, effective March 23, 2011, there were no material changes to the terms thereof.

Under the terms of the agreement with Mr. Vogel, he is entitled to an annual base salary, subject to annual review by our board of directors for potential increase. Currently, Mr. Vogel’s annual base salary under this agreement is $550,000. In addition, Mr. Vogel’s employment agreement provides that his target cash incentive award is equal to 100% of his base salary. The term of Mr. Vogel’s employment agreement continues until termination by us for cause or without cause, upon his death or disability or upon Mr. Vogel’s election for good reason (as such terms are defined in his agreement) or no reason.

If we terminate Mr. Vogel’s employment without cause or Mr. Vogel terminates his employment for good reason, Mr. Vogel is entitled to receive severance equal to:

•	his base salary earned through the date of termination,

•	a pro rata portion of his annual cash incentive award compensation through the date of termination,

•	any accrued expenses and vacation,

•	any previously deferred compensation,

•	an amount equal to 150% of his base salary in effect as of the date of termination payable over 18 months or in lump sum, and

•	participation in the life, medical and disability insurance programs in effect for a period of 18 months from the date of termination.

Mr. Vogel’s receipt of severance is contingent upon execution of a general release of any and all claims arising out of or related to his employment with us and the termination of his employment.

If Mr. Vogel terminates his employment without good reason, Mr. Vogel is entitled to receive severance equal to:

•	his base salary earned through the date of termination,

•	a pro rata portion of his annual cash incentive award compensation through the date of termination,

•	any accrued expenses and vacation, and

•	any previously deferred compensation.

Mr. Vogel’s receipt of severance is contingent upon execution of a general release of any and all claims arising out of or related to his employment with us and the termination of his employment.

If we terminate Mr. Vogel’s employment for cause, Mr. Vogel is only entitled to receive his base salary and benefits earned through the date of termination.

If Mr. Vogel’s employment is terminated upon his death or disability, Mr. Vogel is entitled to receive severance equal to:

•	his base salary earned through the date of termination,

•	a pro rata portion of his annual cash incentive award compensation through the date of termination,

•	any accrued expenses and vacation,

•	any previously deferred compensation, and

•	any applicable death or disability benefits, for a period of 18 months in the case of disability benefits, pursuant to Company plans, programs or policies on the date of his death or disability.

Mr. Vogel has also agreed to customary restrictions with respect to the use of our confidential information, and has agreed that all intellectual property developed or conceived by him while he is employed by us that relates to our business is our property. During the term of Mr. Vogel’s employment with us and during the 18 month period immediately thereafter, Mr. Vogel has agreed not to solicit or hire any of our employees or to violate any confidentiality, non-competition, employment or other agreement with us or any policy of the Company. Pursuant to his employment agreement, Mr. Vogel may not compete with us during the term of his employment or for 18 months following his date of termination. During any period in which Mr. Vogel has breached the above restrictions, we have no obligations to pay Mr. Vogel any severance described above.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards held as of August 1, 2010. Subsequent to the end of fiscal year 2010, in connection with the Merger, all options vested and were exercised and the common stock was canceled in exchange for $216.27 per share, less the exercise price.

Option awards
Equity incentive
plan awards:
number of
securities
underlying
		unexercised	Option	Option
		unearned options	exercise	expiration
Name	Grant date	(#)(1)	price ($)	date

G. Thomas Vogel	07/01/07	41,176	10.00	07/01/17
Amy L. Bertauski	07/01/07 12/06/08	13,529 2,059	10.00 10.00	07/01/17 12/06/18
Robert R. Effner	07/01/07 12/06/08	8,824 2,941	10.00 10.00	07/01/17 12/06/18
Stephen R. Anderson	07/01/07 12/06/08	8,824 1,000	10.00 10.00	07/01/17 12/06/18
Lynne D. Wildman	07/01/07 12/06/08	8,824 1,000	10.00 10.00	07/01/17 12/06/18

(1)	These options vested ratably at a rate of 20% per year over five years, subject to continued employment with us. In addition, these performance-based stock options generally did not have any value to the recipient or become exercisable unless and until each of our former principal stockholders (i) received net proceeds equal to or in excess of a specified multiple of its internal investment and (ii) achieved a stipulated internal rate of return, or IRR, on its initial investment in connection with an approved sale or qualified public offering. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity-Based Compensation”.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to nonqualified deferred compensation under the Savings Plan for the fiscal year ended August 1, 2010.

				Aggregate
	Executive	Company	Aggregate	withdrawals/	Aggregate
	contributions	contributions	earnings	distributions	balance
Name	($)(1)	($)(2)	($)(3)	($)	($)

G. Thomas Vogel	—	—	—	—	—
Amy L. Bertauski	4,093	1,023	5,483	—	62,746
Robert R. Effner	—	—	5,468	—	54,800
Stephen R. Anderson	14,923	3,731	6,705	—	76,888
Lynne D. Wildman	19,950	1,496	10,495	—	117,070

(1)	Amounts in this column include base salary and bonus that was deferred and are also included in “Salary” and/or “Non-equity incentive plan compensation” in the Summary Compensation Table.

(2)	Represents our allocation in fiscal year 2010 under the Savings Plan. Amounts in this column are also included in the “All other compensation” column in the Summary Compensation Table.

(3)	The aggregate earnings represent the market value change of the Savings Plan during fiscal year 2010. Because the earnings are not preferential or above-market, they are not included in the Summary Compensation Table.

We maintain the Savings Plan, an unfunded nonqualified deferred compensation plan for a select group of management or highly compensated employees. The Savings Plan allows eligible employees, including our named executive officers, to defer receipt of a portion of their base compensation (currently between 1% and 50%) and/or all or a portion of their cash incentive award. We currently match 25% up to 3% of the eligible employee’s total cash compensation. Participants in our Savings Plan elect among certain designated deemed investments which mirror the available investment options under our 401(k) plan. A bookkeeping account has been established to record each participant’s deferrals and any contributions by us, and such accounts are credited with the amount of gain or loss that such account earned or lost based on the investment alternatives chosen by the participant and any withdrawals or distributions. The Savings Plan is unfunded, but we have established a grantor trust to hold assets to assist us in paying the benefits.

Potential Payments Upon Termination or Change in Control

G. Thomas Vogel.  The information below describes and quantifies compensation that would become payable under Mr. Vogel’s employment agreement if, as of August 1, 2010, his employment with us had been terminated or there was a change in control of our company on such date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, actual amounts paid or distributed in any termination or change in control may be different. Factors that could affect these amounts include the timing during the year of any such event and whether each of our principal stockholders, has (i) received net proceeds equal to or in excess of a specified multiple of its internal investment and (ii) achieved a stipulated IRR on its initial investment in connection with an approved sale or qualified public offering.

		Termination				Termination
		without				without
		good reason				cause or for
	Termination	or on			Change in	good
Benefit	for cause	retirement(1)	Disability(2)	Death(3)	control(4)	reason(5)

Base salary	$—	$—	$—	$—	$—	$693,000
Annual cash incentive award	—	911,189	911,189	911,189	—	911,189

Value of accelerated options	—	—	—	—	8,493,374	—
Health benefits continuation	—	—	11,406	—	—	11,406

Total	$—	$911,189	$922,595	$911,189	$8,493,374	$1,615,595

(1)	Represents the annual cash incentive award for fiscal year 2010, which is the pro rata portion of his annual cash incentive award compensation through the date of termination.

(2)	Represents (i) the annual cash incentive award for fiscal year 2010, which is the pro rata portion of his annual cash incentive award compensation through the date of termination and (ii) the estimated cost to the Company of his participation in the disability insurance program for 18 months from the date of disability.

(3)	Represents the annual cash incentive award for fiscal year 2010, which is the pro rata portion of his annual cash incentive award compensation through the date of termination.

(4)	In order for the performance-based stock options held by Mr. Vogel at August 1, 2010 to become exercisable, each of our former principal stockholders must have (i) received net proceeds equal to or in excess of a specified multiple of its internal investment and (ii) achieved a stipulated IRR on its initial investment in connection with an approved sale or qualified public offering. The value in the table above assumes a change in control as of August 1, 2010, at the price per share received in connection with the Merger that was completed in October 2010.

(5)	Represents (i) an amount equal to 150% of his base salary in effect on the date of termination ($462,000), (ii) the annual cash incentive award for fiscal year 2010, which is the pro rata portion of his annual cash incentive award compensation through the date of termination, and (iii) the estimated cost to the Company of his participation in the life, medical and disability insurance programs for 18 months from the date of termination.

Other Named Executive Officers.  We did not have employment agreements with any of the other named executive officers as of August 1, 2010, and no severance amounts would have been payable to these individuals if their employment had been terminated on such date. In addition, in order for the performance-based stock options held by the named executive officers to become exercisable, each of our formal principal stockholders, must have (i) received net proceeds equal to or in excess of a specified multiple of its internal investment and (ii) achieved a stipulated IRR on its initial investment in connection with an approved sale or qualified public offering. Assuming a change in control as of August 1, 2010, at the price per share received in connection with the Merger that was completed in October 2010, the value of the accelerated options for the other named executive officers would have been as follows: Ms. Bertauski, $3,215,337; Mr. Effner, $2,426,767; Mr. Anderson, $2,026,396; and Ms. Wildman, $2,026,396.

LRI Holdings, Inc. Option Plan (2007 Plan)

Our board of directors adopted the 2007 Plan effective March 1, 2007. Under the 2007 Plan, we were authorized to grant options for up to 176,471 shares of LRI Holdings Class A common stock. In connection with the Merger, all outstanding options under the 2007 Plan vested and were exercised and the common stock canceled in exchange for proceeds from the Merger. In addition, the 2007 Plan was terminated. No further option grants will be made under the 2007 Plan.

Roadhouse Holding Stock Incentive Plan (2011 Plan)

The board of directors of Roadhouse Holding adopted the 2011 Plan effective January 18, 2011. Under the 2011 Plan, we are authorized to grant options for up to 345,000 shares of Roadhouse Holding common stock.

Administration.  The 2011 Plan is administered by the LRI Holdings, Inc. compensation committee. The compensation committee has the authority to determine the exercise price of the awards, the recipients of awards granted under the 2011 Plan and the terms, conditions and restrictions applicable to all awards granted under the 2011 Plan. The compensation committee approves the form of award agreements and has authority to accelerate or extend the exercisability of any award issued under the 2011 Plan. The compensation committee has the authority to amend, alter or discontinue the 2011 Plan at any time, provided that, subject to certain exceptions, no such amendment could adversely affect any then outstanding award without the consent of the applicable recipient.

Eligibility.  The 2011 Plan permits the grant of awards to our officers, employees or non-employee directors.

Awards.  The 2011 Plan provides only for the grant of stock options. A stock option may be an incentive stock option within the meaning of Section 422 of the U.S. Internal Revenue Service Code of 1986, or the Code, or a nonstatutory stock option. Service-based options granted on March 1, 2011 vest ratably on each of October 4, 2011, 2012, 2013 and 2014. Future grants of service-vested options will vest ratably on the first four anniversaries of the date of grant. Performance-based stock options do not become exercisable unless and until the Kelso Affiliates, in connection with certain change of control transactions, (i) receive proceeds equal to or in excess of 1.75 times their initial investment and (ii) achieve an internal rate of return, or IRR, on their initial investment, compounded annually, of at least 10%. Pursuant to each option grant, provided the conditions described above are satisfied, all or a portion of the options will vest from 0% to 100% in the same proportion as the proceeds received by the Kelso Affiliates range from 1.75 to 4.25 times their initial investment. For example, if the proceeds received by the Kelso Affiliates equal 3.00 times their initial investment, 50% of the options will vest.

Other Agreements.  The 2011 Plan also provides that as a condition to issuance of shares pursuant to exercise of a stock option, that a recipient become a party to the Roadhouse Holding Stockholders’ Agreement and Registration Rights Agreement, as amended and in effect from time to time. See “Certain Relationships and Related Party Transactions.”

Option Agreements

Options granted under the 2011 Plan are evidenced by option agreements that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award and additional terms related to the exercisability and vesting of awards in the event of certain conditions regarding the participant’s employment.

The compensation committee determines the number of shares of Roadhouse Holding common stock subject to each option, the term of each option, which may not exceed ten years, the exercise price, the vesting schedule, if any, and the other material terms of each option. Incentive and nonstatutory stock options may be granted pursuant to incentive and nonstatutory stock option agreements adopted by the compensation committee. No stock option may have an exercise price less than the fair market value of a share of the underlying common stock at the time of grant. Options are exercisable at such time or times and subject to such terms and conditions as determined by the compensation committee at grant and the exercisability of such options may be accelerated by the compensation committee.

DIRECTOR COMPENSATION

Members of our board of directors who are also our employees or who are affiliated with Kelso do not receive cash or equity compensation for service on our board of directors. In addition, Michael P. O’Donnell, who is our only non-employee director who is not affiliated with Kelso, receives an annual retainer fee of $25,000 and, on March 1, 2011, Mr. O’Donnell was granted options to purchase 3,450 shares of our common stock with a per share exercise price of $100.00. Of these options, 1,150 options vest at a rate of 25% per year over four years, subject to his continued service as a member of our board of directors and 2,300 of the options are performance-based options that do not become exercisable unless and until the Kelso Affiliates achieve a stipulated rate of return on their investment in connection with an exit event. See “Compensation Discussion and Analysis-Elements of Compensation — Long-Term Equity-Based Compensation.” Each member of our board of directors is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he serves.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Roadhouse Holding owns, through Roadhouse Intermediate Inc., Roadhouse Midco Inc. and Parent, 100% of our common stock. The Kelso Affiliates and the Management Investors own all of the common stock of Roadhouse Holding.

The following table sets forth information as of June 6, 2011 with respect to the ownership of the common stock of Roadhouse Holding by:

•	each person known to own beneficially more than five percent of the common stock of Roadhouse Holding,

•	each of our directors,

•	each of the executive officers named in the Summary Compensation Table appearing under “Executive Compensation”, and

•	all of our executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes to the table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Number of shares	Percent of
Name of beneficial owner	beneficially owned	class (%)

Kelso Investment Associates VIII, L.P.(1)(2)	2,231,000	97.00
KEP VI, LLC(1)(2)	2,231,000	97.00
Frank T. Nickell(1)(2)	2,231,000	97.00
Thomas R. Wall, IV(1)(2)	2,231,000	97.00
George E. Matelich(1)(2)	2,231,000	97.00
Michael B. Goldberg(1)(2)	2,231,000	97.00
David I. Wahrhaftig(1)(2)	2,231,000	97.00
Frank K. Bynum, Jr.(1)(2)	2,231,000	97.00
Philip E. Berney(1)(2)(3)	2,231,000	97.00
Frank J. Loverro(1)(2)	2,231,000	97.00
James J. Connors, II(1)(2)	2,231,000	97.00
Church M. Moore(1)(2)	2,231,000	97.00
Stanley de J. Osborne(1)(2)(3)	2,231,000	97.00
Christopher L. Collins(1)(2)	2,231,000	97.00
Stephen C. Dutton(2)(3)	0	0.00
Michael P. O’Donnell(3)(5)	0	0.00
G. Thomas Vogel(3)(4)(5)	21,000	*
Amy L. Bertauski(4)(5)	10,000	*
Robert R. Effner(4)(5)	5,000	*
Stephen R. Anderson(4)(5)	7,000	*
Lynne Wildman(4)(5)	5,000	*
All executive officers and directors, as a group (11 persons)(1)	2,294,500	99.76

*	Less than one percent.

(1)	Kelso Investment Associates VIII, L.P. (“KIA VIII”) owns 1,922,505 shares of common stock and is controlled by its general partner, Kelso GP VIII, L.P. Kelso GP VIII, L.P. is in turn controlled by its general partner, Kelso GP VIII, LLC. KEP VI, LLC (“KEP VI” and, together with KIA VIII, the “Kelso Funds”) owns 308,495 shares of common stock. Both Kelso GP VIII, LLC and KEP VI are managed and controlled by the following twelve managing members: Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore, Stanley de J. Osborne, and Christopher L. Collins (the “Kelso Individuals”). The Kelso Funds, due to their common control by the Kelso Individuals, could be deemed to beneficially own each of the other’s shares of common stock but each disclaims such beneficial ownership. The Kelso Individuals may be deemed to share beneficial ownership of shares of common stock owned of record or beneficially by the Kelso Funds by virtue of their status as managing members of each of the Kelso Funds. Each of the Kelso Individuals share investment and voting power with respect to the shares of common stock owned by KIA VIII and KEP VI but disclaims beneficial ownership of such shares.

(2)	The business address for these persons is c/o Kelso & Company, L.P., 320 Park Avenue, 24th Floor, New York, New York 10022.

(3)	Members of our board of directors.

(4)	Named executive officers.

(5)	The business address for these persons is c/o LRI Holdings, Inc., 3011 Armory Drive, Suite 300, Nashville, Tennessee 37204.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders’ Agreement

The Kelso Affiliates and the Management Investors own all of the outstanding capital stock of our ultimate parent company, Roadhouse Holding. Roadhouse Holding entered into a stockholders’ agreement, dated October 4, 2010, between the Kelso Affiliates and the Management Investors (the “Stockholders Agreement”) that contains, among other things, provisions relating to Roadhouse Holding’s governance, transfer restrictions, call rights, tag-along rights and drag-along rights. The Stockholders Agreement provides that the Kelso Affiliates are entitled to elect (or cause to be elected) all of Roadhouse Holding’s directors. Mr. Vogel will continue as a member of the board so long as he remains employed as our CEO and is duly appointed.

Stockholders Registration Rights Agreement

Roadhouse Holding and its stockholders entered into a registration rights agreement substantially simultaneously with the consummation of the Merger, which grants such stockholders certain registration rights (the “Stockholders Registration Rights Agreement”). The Kelso Affiliates have demand registration rights and all of the other parties to the Stockholders Registration Rights Agreement have the right to participate in any demand registration on a pro rata basis, subject to certain conditions. In addition, if Roadhouse Holding proposes to register any of its shares (other than registrations related to exchange offers, benefit plans and certain other exceptions), all of the other parties to the Stockholders Registration Rights Agreement have the right to include their shares in such registration, subject to certain conditions.

Management Subscription Agreements

Simultaneously with the consummation of the Merger, the following executive officers entered into management subscription agreements with Roadhouse Holding pursuant to which they agreed to subscribe for and purchase an aggregate of approximately 3% of our common stock for an aggregate purchase price of $6.35 million: G. Thomas Vogel ($2,100,000), Amy L. Bertauski ($1,000,000), James B. Kuehnhold ($800,000), Stephen R. Anderson ($700,000), Lynne Wildman ($500,000), Paul S. Pendleton ($750,000) and Robert R. Effner ($500,000). The purchase price per share was equal to the purchase price per share paid by the Kelso Affiliates in connection with the Merger. See “Security Ownership of Certain Beneficial Owners and Management.”

Advisory Agreement

In connection with the Transactions, Logan’s Roadhouse, Inc. entered into an advisory agreement with Kelso pursuant to which:

•	we paid to Kelso a one-time advisory fee of $7 million and reimbursed Kelso for Kelso’s out-of-pocket costs and expenses incurred in connection with the Merger;

•	Kelso provides us with financial advisory and management consulting services in return for annual fees in an aggregate amount of $1 million to be paid quarterly;

•	we will pay to Kelso a transaction services fee upon the completion of certain types of transactions that directly or indirectly involve us; and

•	we will indemnify Kelso and certain of Kelso’s officers, directors, partners, employees, agents and control persons (as such term is used in the Securities Act) in connection with the Merger, Kelso’s investment in Roadhouse Holding, Kelso’s control of Roadhouse Holding or any of its subsidiaries (including us) and the services rendered to us under the advisory agreement.

Related Party Transactions Relating to Pre-Transactions Relationships

Stockholders’ Agreement

On December 6, 2006, we entered into a stockholders’ agreement, which we refer to as the stockholders’ agreement, with LRI Acquisition, LLC, The Canyon Value Realization Fund (Cayman), Ltd., Canyon Value Realization Fund, LP, Black Canyon Direct Investment Fund, L.P., Performance Direct Investments II, L.P. and

certain members of management signatory thereto. The stockholders’ agreement entitled BRS to nominate three members of our board, Black Canyon and Canyon Capital to each nominate one member of our board and jointly to nominate one member of our board and provided that our Chief Executive Officer would be a member of the board. The stockholders’ agreement also placed certain restrictions on the sale or transfer of shares of our Class A common stock to third parties until December 6, 2012. After December 6, 2012, the stockholders’ agreement provided first offer rights to us and then to BRS, Black Canyon and Canyon Capital and provided tag-along rights in the event of a sale by a stockholder. In addition, subject to certain exceptions, the stockholders’ agreement granted holders of our Class A common stock preemptive rights with respect to issuances of additional common stock. The stockholders’ agreement was terminated in connection with the Transactions.

Management and Consulting Services Agreement

On December 6, 2006, Logan’s Roadhouse, Inc. entered into a management and consulting services agreement, as amended and restated on June 7, 2007, with BRS, Canyon Capital and Black Canyon, relating to business and organizational strategy and financial advisory services performed by BRS, Black Canyon and Canyon Capital to us from time to time. Under the management and consulting services agreement, we paid BRS, Black Canyon and Canyon Capital an aggregate annual management fee equal to 2% of our Adjusted EBITDA for such fiscal year and a transaction fee in an aggregate amount equal to 2% of our enterprise value. The annual management fee was paid 66 2/3% to BRS and pursuant to a letter agreement between Black Canyon and Canyon Capital, dated March 9, 2010, 33 1/3% to Black Canyon. The management and consulting services agreement also provided that we reimburse BRS, Black Canyon and Canyon Capital for all reasonable out-of-pocket expenses incurred in connection with the management and consulting services agreement. In addition, the management and consulting services agreement provided for customary indemnification provisions. The management and consulting services agreement was terminated in connection with the Transactions.

Registration Rights Agreement

On December 6, 2006, we entered into a registration rights agreement with LRI Acquisition, LLC, The Canyon Value Realization Fund (Cayman), Ltd., Canyon Value Realization Fund, LP, Black Canyon Direct Investment Fund, L.P., Performance Direct Investments II, L.P. and certain members of management signatory thereto, pursuant to which we agreed to register for sale under the Securities Act shares of any class of our common stock under certain circumstances. The registration rights agreement was terminated in connection with the Transactions.

Management Subscription Agreement

Certain of our executive officers were granted cash retention awards that were scheduled to be paid by us in accordance with a vesting schedule for each executive, as long as the executive remained employed by us on the vesting date. On the date of the 2006 Acquisition, we accelerated the payment of the cash awards to enable the executives to make equity investments in our Class A common stock and Series A preferred stock. The accelerated amounts were treated as loans to be forgiven in accordance with a schedule corresponding to the original vesting schedule for the cash awards. In the event that an executive was no longer employed by us, the executive was required to repay any outstanding loan amount that had not yet been forgiven. The executives’ obligations to repay any amounts were secured by a pledge by each of the executives of the Class A common stock and Series A preferred stock purchased with the accelerated payment amount.

The amount forgiven subsequent to the end of fiscal year 2009 for Mr. Vogel was scheduled to be forgiven on August 2, 2010, subject to such executive’s continued employment with us. On June 3, 2010, our board of directors accelerated the reduction of the remaining outstanding accelerated payment amount of $356,891, and no amounts remain outstanding for any of our executives. The management subscription agreement was terminated in connection with the Transactions.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Revolving Credit Facility

Overview

In connection with the Transactions, we entered the Credit Agreement and related security and other agreements for the Senior Secured Revolving Credit Facility with JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, Credit Suisse AG, as syndication agent, and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as joint senior lead arrangers and joint bookrunners.

The Senior Secured Revolving Credit Facility provides senior secured financing of up to $30.0 million. As of May 1, 2011, $4.4 million of undrawn letters of credit are outstanding, and we have the ability to incur $25.6 million of indebtedness under the Senior Secured Revolving Credit Facility.

Interest Rate and Fees

Borrowings under the Senior Secured Revolving Credit Facility bear interest at a rate equal to, at our option, either (a) an alternate base rate determined by reference to the highest of (i) the rate of interest publicly announced by JPMorgan as its prime rate in effect at its principal office in New York City, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) a LIBOR Rate determined by reference to the cost of funds for U.S. dollar deposits in the London Interbank Market for an interest period of one month plus 1.00% or (b) with respect to any Eurodollar borrowing, a LIBOR rate, determined by reference to the cost of funds for U.S. dollar deposits in the London Interbank Market for the interest period equal to one, two, three or six months (as selected by us), in each case plus an applicable margin. The applicable margin for borrowings under the Senior Secured Revolving Credit Facility was initially 3.75% with respect to alternate base rate borrowings and 4.75% with respect to Eurodollar borrowings. The applicable margin currently ranges from 3.25% to 3.75% with respect to alternate base rate borrowings and from 4.25% to 4.75% with respect to Eurodollar borrowings, depending on our total leverage ratio.

In addition to paying interest on outstanding principal under the Senior Secured Revolving Credit Facility, we are required to pay a commitment fee of 0.75% per annum in respect of the unutilized portion of the commitments thereunder. We also pay customary letter of credit and agency fees.

Mandatory Prepayments

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Senior Secured Revolving Credit Facility exceeds the commitment amount, we are required to repay outstanding loans and replace or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. In certain circumstances we are required to cash collateralize any defaulting lender’s percentage of existing letters of credit and/or repay outstanding swingline loans.

Voluntary Prepayments

We may voluntarily prepay outstanding loans at any time without premium or penalty, other than customary “breakage” costs with respect to a prepayment of Eurodollar borrowings prior to the last day of the relevant interest period, and reborrow loans under the Senior Secured Revolving Credit Facility subject to certain conditions.

We may also voluntarily reduce the unutilized portion of the commitment amount at any time without premium or penalty.

Final Maturity

The principal amount of the loans outstanding under the Senior Secured Revolving Credit Facility, together with accrued and unpaid interest thereon, will be due and payable in full at maturity, and the commitments under the Senior Secured Revolving Credit Facility will terminate, on October 4, 2015, which is five years from the date of the completion of the Transactions.

Guarantees and Security

All obligations under the Senior Secured Revolving Credit Facility are unconditionally guaranteed by (a) LRI Holdings and (b) the Issuer’s existing and future domestic subsidiaries, subject to exceptions.

All obligations under the Senior Secured Revolving Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by (a) all of our stock and (b) substantially all of Logan’s Roadhouse Inc.’s owned assets and the assets of LRI Holdings and the subsidiary Guarantors, including:

•	a perfected pledge of all of the equity interests held by us and by any Guarantor of their respective direct and indirect subsidiaries, which pledge, in the case of any foreign subsidiaries and Foreign Subsidiary Holding Companies (as defined in “Description of Notes”), will be limited to 66% of the capital stock of first tier foreign subsidiaries or Foreign Subsidiary Holding Companies; and

•	perfected security interests in substantially all material tangible and intangible assets owned by us and each Guarantor except for (a) vehicles and leaseholds; (b) certain interests in real property; (c) alcoholic beverage inventory and (d) certain other exceptions.

Certain covenants and Events of Default

The Senior Secured Revolving Credit Facility contains a number of covenants that, among other things, restrict our ability and the ability of the Guarantors, subject to certain exceptions, to:

•	incur additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or indebtedness;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts to LRI Holdings from any of our or its subsidiaries;

•	engage in certain transactions with affiliates;

•	sell assets, including capital stock of any of our or its subsidiaries;

•	consolidate or merge;

•	create liens;

•	enter into sale leaseback transactions;

•	amend, modify or permit the amendment or modification of any senior secured second lien Note documents or, subject to certain exceptions, make any voluntary prepayment in respect thereof;

•	change the business conducted by us and the Guarantors; and

•	incur capital expenditures.

The foregoing restrictions are subject to a number of limitations and exceptions, including with respect to our ability to pay dividends, make investments, repay certain indebtedness and make capital expenditures.

The Senior Secured Revolving Credit Facility contains certain customary affirmative covenants and events of default, including a change of control default. Under the Senior Secured Revolving Credit Facility, there is also an event of default if we exceed a specified maximum total leverage ratio or fail to maintain a specified minimum rent adjusted interest coverage ratio at any time that a loan under the Senior Secured Revolving Credit Facility shall be made or is outstanding under the Senior Secured Revolving Credit Facility that is not cash collateralized at 103% of the face amount thereof.

DESCRIPTION OF THE NOTES

The Issuer will issue the New Notes under the Indenture, dated as of October 4, 2010, as supplemented (the “Indenture”), among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The terms of the New Notes will be substantially identical to the terms of the Old Notes except that the New Notes will be registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the Old Notes, and will not entitle their holders to registration rights. New Notes will otherwise be treated as Old Notes for purposes of the Indenture.

This Description of the Notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Because this Description of the Notes is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the Notes, the Indenture, the Security Agreement, dated October 4, 2010 (as amended by the joinder agreement thereto) made by the Issuer and the Guarantors in favor of the Collateral Agent, and the Intercreditor Agreement, dated October 4, 2010 (as amended by the joinder agreement thereto). You should refer to the Notes, the Indenture, the Security Agreement and the Intercreditor Agreement for a complete description of the obligations of the Issuer and the Guarantors and your rights. The Indenture (including the form of Note included as an exhibit thereto), the Security Agreement and the Intercreditor Agreement have been filed as exhibits to the registration statement of which this prospectus constitutes a part. Copies of the Indenture, the Security Agreement and the Intercreditor Agreement are available as set forth under “Where You Can Find More Information.”

You will find the definitions of capitalized terms used in this description under the heading “— Certain Definitions.” For purposes of this description, references to “the Issuer,” “we,” “our,” “us” refer to Logan’s Roadhouse, Inc. and not any of its subsidiaries. “Holdings” refers only to LRI Holdings, Inc. and not to any of its subsidiaries. References to certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The Notes.

The Notes are:

•	senior secured obligations of the Issuer;

•	unconditionally guaranteed on a senior secured basis by Holdings and each of the Issuer’s Subsidiaries that are borrowers under or guarantee Indebtedness under the Credit Agreement or other Indebtedness of the Issuer or any Subsidiary Guarantor; provided that, under certain circumstances, a Guarantor will be deemed released from all of its obligations under the Indenture and its Note Guarantee (as defined below) will terminate. As of May 1, 2011, each of the Issuer’s Subsidiaries was a Guarantor. See “— Note Guarantees”;

•	secured by second-priority Liens and security interests, subject to Permitted Liens, in substantially all of the tangible and intangible assets (other than Excluded Assets (as defined below)) of the Issuer and the Guarantors, now owned or hereafter acquired by the Issuer and any Guarantor, that secure borrowings by the Issuer under the Credit Agreement or other Indebtedness of the Issuer or any Guarantor on a first-priority basis, including all of the Capital Stock of the Issuer and the Subsidiary Guarantors owned by any direct or indirect parent entity of the Issuer (with the exception of pledges of stock of the Issuer or any Subsidiary Guarantor to the extent that they would result in the filing with the SEC of separate financial statements of the Issuer or any such Subsidiary Guarantor);

•	ranked equally in right of payment to all existing and future senior Indebtedness of the Issuer and senior in right of payment to any existing and future subordinated Indebtedness of the Issuer;

•	effectively senior to all of the Issuer’s existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Liens on the Collateral);

•	effectively subordinated to the Issuer’s obligations under the Credit Agreement, to the extent of the value of the Collateral that secures such obligations on a first-priority basis;

•	structurally subordinated to obligations of any existing and future Subsidiaries of the Issuer that are not Subsidiary Guarantors;

•	limited to an aggregate principal amount of $355.0 million, subject to our ability to issue Additional Notes;

•	mature on October 15, 2017; and

•	issued in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof.

The Note Guarantees.

The Guarantees of the Notes (the “Note Guarantees”) are:

•	senior secured obligations of the Guarantors;

•	secured by second-priority Liens and security interests, subject to Permitted Liens, in the Collateral of the Guarantors;

•	ranked equally in right of payment with all existing and future senior Indebtedness of the Guarantors and senior in right of payment to any existing and future subordinated Indebtedness of the Guarantors;

•	effectively senior to all of the Guarantors’ existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to senior Liens on the Collateral);

•	effectively subordinated to the Guarantors’ obligations under the Credit Agreement, to the extent of the value of the Collateral that secures such obligations on a first-priority basis; and

•	structurally subordinated to obligations of any Subsidiaries of such Guarantor that are not Subsidiary Guarantors.

Interest.

Interest on the Notes:

•	accrues at the rate of 10.75% per annum;

•	accrues from the most recent interest payment date;

•	is payable in cash semi-annually in arrears on April 15 and October 15;

•	is payable to the holders of record on the April 1 and October 1 immediately preceding the related interest payment dates; and

•	is computed on the basis of a 360-day year comprising twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Issuer in Minneapolis, Minnesota, except that we may, at our option, pay interest on the Notes by check mailed to Holders at their registered addresses as they appear in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in Minneapolis, Minnesota to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Note. See “— Book-Entry Settlement and Clearance.”

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuer, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Issuer may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below, the Notes are not redeemable at the Issuer’s option until October 15, 2013. On and after October 15, 2013, the Issuer may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice sent by electronic transmission (for Notes held in book entry form) or mailed by first-class mail to each Holder’s registered address at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Percentage

2013	108.063%
2014	105.375%
2015	102.688%
2016 and thereafter	100.000%

Prior to October 15, 2013, the Issuer may on any one or more occasions redeem up to 35% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 110.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2) the redemption occurs within 60 days after the closing of such Equity Offering.

In addition:

(1) The Issuer may redeem the Notes, in whole but not in part, at any time prior to October 15, 2013, upon not less than 30 nor more than 60 days’ prior notice (sent by electronic transmission for Notes held in book entry form) of mailed by first-class mail to each Holder’s registered address. The Issuer may redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(2) At any time and from time to time during each of the 12-month periods commencing on October 15, in each of 2010, 2011 and 2012, the Issuer may redeem up to 10% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid and additional interest, if any, to the redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notice of any such redemption must be mailed to each Holder of Notes being redeemed not less than 30 or more than 60 days prior to the redemption date and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption may be given prior to the completion thereof, and may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Equity Offering.

If an optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no Additional Interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such similar method in accordance with the procedures of DTC, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase the Notes as described under the caption “— Repurchase at the Option of Holders.”

The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

The Notes are senior secured obligations of the Issuer and rank senior in right of payment to all existing and future liabilities of the Issuer that are expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future Indebtedness of the Issuer that is not so subordinated. The Notes are effectively senior to all of the Issuer’s and Guarantors’ existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral). The Notes are effectively subordinated to the Issuer’s and the Guarantors’ obligations under the Credit Agreement to the extent the Collateral secures such obligations on a first-priority basis. The Notes are structurally subordinated to the obligations of existing and future Subsidiaries of the Issuer that are not Guarantors.

In the event of bankruptcy, liquidation, reorganization or other winding-up of the Issuer or any of the Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Agreement or other senior Secured Indebtedness, the assets of the Issuer or any of the Guarantors that secure the Credit Agreement or other senior Secured Indebtedness will be available to pay obligations on the Notes and the Note Guarantees only after all Indebtedness under such Credit Agreement or other senior Secured Indebtedness and certain hedging obligations and cash management obligations have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the Notes and the Note Guarantees then outstanding.

As of May 1, 2011:

•	the Issuer and the Subsidiary Guarantors have approximately $355.0 million of total Indebtedness, representing the Notes; and

•	the Issuer and the Subsidiary Guarantors have approximately $355.0 million of Secured Indebtedness, representing the Notes, and the Issuer has commitments under the Credit Agreement available to it of $30.0 million (less approximately $4.4 million in outstanding letters of credit), all of which will be secured on a first-priority basis if borrowed.

Although the Indenture limits the amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial. See “Certain Covenants — Limitation on Indebtedness.”

Note Guarantees

The Notes are guaranteed by Holdings and each of the Issuer’s Subsidiaries that are borrowers under or that guarantee Indebtedness under the Credit Agreement or other Indebtedness of the Issuer or any Subsidiary Guarantor. Each of the Issuer’s Subsidiaries is a guarantor under the Credit Agreement and is a Subsidiary Guarantor with respect to the Notes.

The Guarantors, jointly and severally, unconditionally guarantee, on a senior secured basis, the Issuer’s obligations under the Notes and all obligations under the Indenture. Each Note Guarantee is secured on a second-priority basis by the portion (if any) of the Collateral owned by such Guarantor. Such Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. The obligations of the Guarantors under the Note Guarantees rank equally in right of payment with all other Indebtedness of such Guarantors, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Note Guarantees, in which case the obligations of the Guarantors under the Note Guarantees rank senior in right of payment to such other Indebtedness. The Note Guarantees are effectively senior to all of the Guarantors’ existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral). The Note Guarantees are effectively subordinated to the Guarantors’ obligations under the Credit Agreement to the extent the Guarantors’ Collateral secures such obligations on a first-priority basis.

As of May 1, 2011, the Guarantors have no Guarantor Subordinated Obligations.

Although the Indenture limits the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial. As of May 1, 2011, each of the Issuer’s Subsidiaries was a guarantor of the Notes.

Any entity that makes a payment under its Note Guarantee is entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The obligations of each Guarantor under its Note Guarantee is limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. If a Note Guarantee is rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such Indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk factors — Risks Related to the Notes — Federal and state fraudulent transfer laws may permit a court to void the Notes and/or the guarantees and, if that occurs, you may not receive any payments on the Notes.”

Each Note Guarantee by a Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1) (a) in the case of a Subsidiary Guarantor, any sale, exchange or transfer (whether by merger, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or the sale of all or substantially all the assets of such Subsidiary Guarantor (other than by lease) to a Person which is not the Issuer or a Restricted Subsidiary; provided that (x) such sale, exchange, transfer or disposition is made in compliance with the Indenture, including the covenants described under “Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and “— Certain Covenants — Merger and Consolidation,” and (y) all the obligations of such Subsidiary Guarantor under all Indebtedness of the Issuer or its Restricted Subsidiaries terminate upon consummation of such transaction;

(b) in the case of a Subsidiary Guarantor, the release or discharge of such Subsidiary Guarantor from its Guarantee of Indebtedness of the Issuer under the Credit Agreement (including by reason of the termination of the Credit Agreement), all other Indebtedness of the Issuer and its Restricted Subsidiaries and/or the Guarantee that resulted in the obligation of such Subsidiary Guarantor to guarantee the Notes, if such Subsidiary Guarantor would not then otherwise be required to guarantee the Notes pursuant to the Indenture, except a discharge or release by or as a result of payment by such Subsidiary Guarantor under such Guarantee; provided, that if such Person has Incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Subsidiary Guarantor under the covenant “— Certain Covenants — Limitation on Indebtedness,” such Subsidiary Guarantor’s obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under “— Certain Covenants — Limitation on Indebtedness”;

(c) in the case of a Subsidiary Guarantor, upon its proper designation as an Unrestricted Subsidiary; or

(d) the Issuer exercising its legal defeasance option or covenant defeasance option, as described under “— Certain Covenants — Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

In the event that any released Guarantor thereafter borrows under or guarantees Indebtedness under the Credit Agreement or guarantees any other debt of the Issuer or any Subsidiary Guarantor, such former Guarantor will again provide a Note Guarantee of the Notes and assume by written agreement all of the obligations of a Guarantor under the Registration Rights Agreement, the applicable Collateral Documents and the Intercreditor Agreement. See “— Certain Covenants — Future Guarantors.”

Collateral

Assets Pledged as Collateral

Except for the Excluded Assets (defined below), the Notes and the Note Guarantees are secured by second-priority Liens, subject to Permitted Liens, in substantially all of the assets of the Issuer and the Guarantors (subject to certain exceptions in addition to those specified below and to the grant of further Permitted Liens), including, without limitation, the following assets (the “Collateral”):

•	all accounts;

•	all chattel paper;

•	all deposit accounts;

•	all documents;

•	all equipment;

•	all fixtures;

•	all general intangibles;

•	all intellectual property and intellectual property licenses (including without limitation patents, trademarks and copyrights);

•	all instruments;

•	all inventory;

•	all investment property;

•	all letter of credit rights;

•	all real property constituting Premises (as defined below);

•	all Equity Interests of the Issuer and each Subsidiary owned directly by the Issuer or any Guarantor (which, in the case of each Foreign Subsidiary or Foreign Subsidiary Holding Company will be limited to 66% of the issued and outstanding Capital Stock of such Foreign Subsidiary or Foreign Subsidiary Holding Company owned by the Issuer or a Guarantor at any time);

•	all other property not otherwise described above (except for any property specifically excluded);

•	all books and records related to the foregoing; and

•	to the extent not otherwise included, all proceeds, supporting obligations and products of any and all of the foregoing and all collateral security and guarantees given by the Issuer or the Guarantors with respect to the foregoing.

Even though the Notes and Note Guarantees are secured, pursuant to the terms of the Collateral Documents and the Intercreditor Agreement, the security interests in the Collateral securing the Notes and the Note Guarantees under the Collateral Documents rank junior in priority to any and all security interests in the Collateral at any time granted to secure the Credit Agreement Obligations or other First Priority Lien Obligations and rank equally in priority with the security interests in the Collateral securing any other Pari Passu Lien Obligations. In addition, the Notes are not secured by any of the assets of any Non-Guarantor Subsidiary. See “Risk Factors — Risks Related to the Notes.”

Excluded Assets

The Collateral excludes certain items of property (“Excluded Assets”), including, without limitation, the following:

•	assets (including vehicles) covered by a certificate of title or ownership title to the extent that a Lien therein cannot be perfected by the filing of Uniform Commercial Code financing statements in the jurisdictions of organization of the Issuer or the applicable Guarantor;

•	any letter of credit rights to the extent applicable law requires the application of the proceeds of a drawing of such letter of credit for a specified purpose;

•	(i) (A) any Capital Stock of a Foreign Subsidiary or Foreign Subsidiary Holding Company in excess of 66% of the issued and outstanding Capital Stock of such Foreign Subsidiary or Foreign Subsidiary Holding Company or (B) any issued and outstanding Capital Stock of any Foreign Subsidiary that is not a first tier Wholly Owned Subsidiary, (ii) any Capital Stock of any non Wholly Owned Subsidiary owned on or acquired after the Issue Date if the pledge of such Capital Stock would violate any applicable law or regulation or an enforceable contractual obligation binding on or relating to such Capital Stock or (iii) any interests held by the Issuer or any Restricted Subsidiary in any not-for-profit entity or fund or in any real estate investment trust;

•	any right, title or interest in any license from a non-affiliate to which the Issuer or any Guarantor is a party or any of their respective right, title or interest under such license to the extent such license grants a license to the Issuer or Guarantor, as applicable, to use any copyrights; trademarks, patents or other forms of intellectual property and prohibits the grant of a security interest therein to secure the Notes;

•	any right, title or interest in any license, contract or agreement to which the Issuer or any Guarantor is a party or any of their respective right, title or interest thereunder to the extent, but only to the extent, that a transfer of which is not permitted by applicable law or a grant thereof would violate the terms of such license, contract or agreement to which the Issuer or any Guarantor is a party, or result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of, any such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the Uniform Commercial Code or any other applicable law or regulation (including Title 11 of the United States Code); provided that, immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and there shall be deemed to have been granted a security interest in, all such rights and interests as if such provision had never been in effect;

•	any assets to the extent that, and for so long as, granting a security interest therein would violate applicable law or regulation or an enforceable contractual obligation (after giving effect to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the Uniform Commercial Code and other applicable law) binding (i) on assets acquired after the Issue Date that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets and (ii) on any assets owned on the Issue Date or acquired after the Issue Date that are subject to a Permitted Lien specified in clauses (10) and (22) of the definition of “Permitted Liens”; provided that, immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Guarantor shall be deemed to have granted a security interest in, all such assets as if such provision had never been in effect;

•	any equipment or other asset that is subject to a purchase money lien or a Capitalized Lease Obligation, in each case, as permitted by the Indenture, if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any person (other than the Issuer or the applicable Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted by the Indenture;

•	leasehold interests in real property;

•	owned real property other than the Premises described under “— Collateral — Assets Pledged as Collateral”;

•	other exceptions described in the Security Documents; and

•	any interest in alcoholic beverage inventory.

The collateral does not include any Capital Stock of a Subsidiary of LRI Holdings, including the Issuer, to the extent that the pledge of such Capital Stock results in LRI Holdings or such Subsidiary being required to file separate financial statements of such Subsidiary with the SEC (or any other governmental agency) under Rule 3-16 of Regulation S-X under the Securities Act, and any such Capital Stock covered by a pledge that triggers such a requirement to file financial statements of such Subsidiary with the SEC ceases automatically to be included in the collateral. Accordingly, a significant portion of the capital stock of the Issuer is not included in the pledge as collateral as a result of the filing of the registration statement of which this prospectus forms a part, to the extent that the pledge of such Capital Stock would result in Holdings or the Issuer being required to file separate financial statements of the Issuer with the SEC (or any governmental agency) under Rule 3-16 of Regulation S-X under the Securities Act. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of the Issuer or any Subsidiary of the Issuer due to the fact that the Issuer’s or such Subsidiary’s Capital Stock secures the Notes, then the Capital Stock of the Issuer or such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Documents may be amended or modified, without the consent of any Holder, to the extent necessary to release the security interests in favor of the Collateral Agent on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) the Issuer’s or such Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of the Issuer or such Subsidiary, then the Capital Stock of the Issuer or such Subsidiary, as applicable, shall automatically be deemed to be a part of the Collateral but only to the extent necessary not to be subject to any such financial statement requirement.

We have granted or taken the actions required to perfect the security interests in the assets of the type constituting the Collateral In particular, we have provided control agreements with respect to certain cash and Cash Equivalent accounts and other collateral accounts as required by the terms of the Collateral Documents and provided mortgages with respect to any real property constituting Current Premises.

Intercreditor Arrangements

The Collateral securing the Notes and the Note Guarantees also serves as collateral to secure the obligations of the Issuer and the Guarantors under the Credit Agreement on a first-priority basis, and Hedging Obligations with lenders and affiliates and cash management obligations owed to lenders and affiliates are also secured on a first-priority basis. On October 4, 2010, the Issuer, the Guarantors, the Collateral Agent, on behalf of itself and the Holders, and the administrative agent under the Credit Agreement (the “Administrative Agent”) entered into an Intercreditor Agreement which defines the rights of lenders and certain other parties under the Credit Agreement (the “Credit Agreement Secured Parties”) and related agreements and the Holders with respect to the Collateral. The Intercreditor Agreement provides, among other things, that (1) Liens on the Collateral securing the Notes are junior to the Liens in favor of the Administrative Agent securing the Credit Agreement Obligations and other First Priority Lien Obligations, and consequently, the Credit Agreement Secured Parties and holders of other First Priority Lien Obligations, are entitled to receive the proceeds from the disposition of any Collateral prior to the Holders and (2) certain procedures for enforcing the second-priority Liens on the Collateral shall be followed (including a 180-day standstill in the rights of the Holders against the Collateral). The Indenture provides that (a) if Indebtedness is Incurred under clause (1) of the second paragraph under “— Certain Covenants — Limitation on Indebtedness” and such Indebtedness is secured on a first-priority basis by any Collateral held or released by the Administrative Agent and the Notes and the Note Guarantees are secured by any such asset that qualifies as Collateral, then the Collateral Agent and the representative of the holders of such Indebtedness will become party to an intercreditor agreement with terms substantially similar to the Intercreditor Agreement, (b) if Indebtedness is Incurred that is, and is permitted to be pursuant to the terms of the Indenture, secured on a second-priority basis by any Collateral held or released by the Administrative Agent and the Notes and the Note Guarantees are secured by any such asset that qualifies as Collateral, then the Collateral Agent, at the request of the Issuer, will agree to enter into an intercreditor agreement with customary terms and provisions, or an amendment or supplement to the Intercreditor Agreement, with the representative of holders of such Indebtedness and the Administrative Agent (if the Administrative Agent so agrees) and (c) if Indebtedness is Incurred that is, and is permitted to be pursuant to the terms of the Indenture, secured on a junior priority basis by any Collateral, then the Collateral Agent, at the request of the Issuer, will agree to enter into an intercreditor agreement, with customary terms and provisions, or a supplement to the Intercreditor Agreement, with the representative of the holders of such Indebtedness and the Administrative Agent (if the Administrative Agent so agrees).

Pursuant to the terms of the Intercreditor Agreement, so long as Credit Agreement Obligations or other First Priority Lien Obligations are secured, the Administrative Agent (or representative of any other First Priority Lien Obligations) will determine the time and method by which the security interests in the Collateral will be enforced except as provided in the following paragraph. The Collateral Agent, except in certain limited circumstances described below, is not permitted to enforce the security interests and certain other rights related to the Notes on the Collateral even if an Event of Default has occurred and the Notes have been accelerated except in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to the Notes or any Note Guarantee. After the discharge of the first-priority Liens securing the Credit Agreement Obligations and other First Priority Lien Obligations, the Collateral Agent, acting at the instruction of the Holders of a majority in principal amount of the Notes and holders of any Pari Passu Lien Obligations, voting as one class, in accordance with the provisions of the Indenture and the Collateral Documents, will determine the time and method by which its Liens on the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Collateral Documents for the ratable benefit of the Holders and holders of the Pari Passu Lien Obligations.

The Collateral Agent may exercise rights and remedies with respect to the security interests in the Collateral after the passage of a period of 180 days from the first date on which the Collateral Agent has notified the Administrative Agent that an Event of Default has occurred, but only to the extent that the Administrative Agent is not diligently pursuing in good faith the exercise of its rights and remedies with respect to the Collateral or an insolvency proceeding with respect to the Issuer or any Guarantor has not been commenced. If the Holders receive any amounts contrary to the terms of the Intercreditor Agreement, they will be obligated to hold such amounts in trust and turn them over to the Credit Agreement Secured Parties.

Holders are deemed to have agreed to and accepted the terms of the Intercreditor Agreement by their acceptance of the Notes.

Use and Release of Collateral

So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions, the Issuer and the Guarantors are entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Collateral Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Collateral Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income therefrom.

Sufficiency of Collateral

No appraisal of the value of the Collateral was made in connection with the offering of the Old Notes and the value of the Collateral in the event of liquidation may be materially different from book value. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry and the industries we serve, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited, to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time (or at all) or in an orderly manner. In addition, in the event of a bankruptcy or other insolvency, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Certain Covenants with Respect to the Collateral

The Collateral is pledged pursuant to the Collateral Documents, which contain provisions relating to identification of the Collateral and the maintenance of perfected Liens therein. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents and the Indenture as they relate to the Collateral.

Maintenance of Collateral

The Collateral Documents or the Indenture, subject to certain exceptions, provide that the Issuer and the Guarantors shall maintain the Collateral in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted) and to do all other acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral. The Collateral Documents or the Indenture, subject to certain exceptions, also provide that the Issuer and the Guarantors shall pay all real estate and other taxes, and maintain in full force and effect all material permits and certain insurance coverages.

After-Acquired Property

Upon the acquisition by any of the Issuer or Guarantors after the Issue Date of (1) any after-acquired assets, including, but not limited to, any owned real property that qualifies as Collateral and as a Premises (“Qualified After-Acquired Real Property”), (2) any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any case, form part of the Collateral or (3) any material Additional Assets in compliance with the covenant described under “— Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock,” such Issuer or such Guarantor shall, except with respect to Excluded Assets, execute and deliver (i) with regard to Qualified After-Acquired Real Property, the items described under “Real Estate Mortgages and Filings” below as soon as reasonably practicable but in any event within 90 days after the date of acquisition and (ii) with regard to any other after-acquired property, to the extent required by the Collateral Documents, any information, documentation, financing statements or other certificates as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Assets) and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Further Assurances

To the extent required under the Indenture or any of the Collateral Documents, the Issuer and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further actions that may be required under applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Collateral Documents in the Collateral. In addition, to the extent required under the Indenture or any of the Collateral Documents, from time to time, the Issuer and the Guarantors will reasonably promptly secure the obligations under the Indenture and Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral to the extent required by the Collateral Documents. Such security interests and Liens will be created under the Collateral Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Trustee.

The Indenture provides that the Issuer will comply with the applicable provisions of the Trust Indenture Act as they relate to the Collateral. The Issuer has complied with Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Notes, and will continue to do so, as long as the Indenture is qualified under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuer is not required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel (which may be internal counsel), that under the terms of Section 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable to one or a series of released Collateral.

Impairment of Security Interest

Neither the Issuer nor any of the Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral. Neither the Issuer nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Administrative Agent and the Collateral Agent), any interest whatsoever in the

Collateral, other than Permitted Liens. Neither the Issuer nor any of the Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person in a manner that conflicts with the Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement. The Issuer will, and will cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents.

Real Estate Mortgages and Filings

With respect to (a) any fee interest in any individual real property having a fair market value (together with improvements thereon) of at least $1.5 million (individually and collectively, the “Current Premises”) owned by the Issuer or a Guarantor on the Issue Date, (b) any fee interest in any individual real property acquired by the Issuer or a Guarantor after the Issue Date (i) having a value (based on the purchase price plus actual improvement costs) of at least $1.5 million and (ii) owned by the Issuer or such Guarantor for 12 months (individually and collectively, the “After-Acquired Threshold Premises”) or (c) to the extent that the aggregate value of all real property owned by the Issuer or a Guarantor (based on the purchase price plus actual improvement costs), excluding both the Current Premises and the After-Acquired Threshold Premises, not then subject to a Mortgage in favor of the Collateral Agent (the “Sub-Threshold Properties”) exceeds $10.0 million in the aggregate, any fee interest in any one or more Sub-Threshold Properties such that the remaining Sub-Threshold Properties have an aggregate value of not more than $10.0 million; provided that the Issuer may select the individual Sub-Threshold Properties to become subject to a Mortgage in its sole discretion (any such Sub-Threshold Properties so selected by the Issuer, together with the Current Premises and the After-Acquired Threshold Premises, the “Premises”) as soon as reasonably practicable but in any event within 90 days of the Issue Date (in the case of Current Premises) or 90 days of the date such Premises meets the requirements of clauses (b) or (c) above, as applicable:

(1) the Issuer or such Guarantor shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Holders, fully executed counterparts of Mortgages, in accordance with the requirements of the Indenture or the Collateral Documents, duly executed by the Issuer or such Guarantor, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary fixture filings, as may be necessary to create a valid, perfected at least second-priority Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2) the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, and its successors or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid and at least second-priority Liens thereon free and clear of all Liens, defects and encumbrances, other than Permitted Liens, all such title insurance policies to be in amounts equal to 110% of the estimated fair market value of the Premises covered thereby, and such policies shall also include, to the extent available, all such endorsements as shall be reasonably required and shall be accompanied by evidence of the payment in full of all premiums thereon (or that satisfactory arrangements for such payment have been made); and

(3) with respect to any Premises other than the Current Premises, the Issuer or the Guarantors will deliver to the Collateral Agent such filings, surveys (and any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies), local counsel opinions, flood hazard determinations and any required flood insurance, along with such other documents, instruments, certificates agreements, and any other documents necessary to comply with clauses (1) and (2) above and to perfect the Collateral Agent’s security interest and second priority Lien in such Premises.

The Issuer did not complete all the actions necessary to perfect the Mortgages until after the issuance of the Old Notes. If the Issuer or any Subsidiary Guarantor were to become subject to a bankruptcy proceeding, any Mortgages recorded or perfected after the Issue Date would face a greater risk of being invalidated than if they had been recorded or perfected on the Issue Date. Additionally, a failure, for any reason that is not permitted or contemplated under the Collateral Documents and Intercreditor Agreement, to record the Mortgages may result in a default under the Indenture.

Negative Pledge

The Indenture provides that the Issuer and its Restricted Subsidiaries will not further pledge the Collateral as security or otherwise, subject to Permitted Liens. The Issuer, however, subject to compliance by the Issuer with the “Limitation on indebtedness” covenant, has the ability under the Indenture to issue an unlimited aggregate principal amount of Additional Notes having identical terms and conditions as the Notes, all of which may be secured by the Collateral (subject, in each case to the limitations of “— Certain Covenants — Limitation on Liens”).

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, but subject in all cases to the terms of the Intercreditor Agreement, the Collateral Documents provide for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the Collateral Agent and the distribution of the net proceeds of any such sale to the Holders on a pro rata basis, subject to any prior Liens on the Collateral and the provisions of the Intercreditor Agreement. The Intercreditor Agreement provides, among other things, that (1) Liens on the Collateral securing the Notes are junior to the Liens of the Administrative Agent, and consequently, the Credit Agreement Secured Parties (and any holders of other First Priority Lien Obligations), including the lenders or their affiliates under the Credit Agreement with whom the Issuer and the Guarantors have Incurred certain Hedging Obligations and banking services obligations, are entitled to receive the proceeds from the disposition of any such Collateral prior to the Holders, (2) during any insolvency proceedings, the Administrative Agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (3) certain procedures for enforcing the Liens on the Collateral be followed (including a 180-day standstill in the rights of the Holders against the Collateral). In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Issuer’s obligations under the Notes.

Certain Bankruptcy Limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy or other insolvency laws in the event that a bankruptcy case were to be commenced by or against the Issuer or any Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor or any other collateral, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders would hold secured claims to the extent of the value of the Collateral to which the Holders are entitled, and unsecured claims with respect to such shortfall.

In addition, because a portion of the Collateral may in the future consist of pledges of a portion of the Capital Stock of the Issuer’s Foreign Subsidiaries, the validity of those pledges under applicable foreign law, and the ability of the Holders to realize upon that Collateral under applicable foreign law, may be limited by such law, which limitations may or may not affect such Liens.

Information Regarding Collateral

The Issuer will furnish to the Collateral Agent, with respect to the Issuer or any Guarantor, promptly (and in any event within 30 days after such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Organizational Identification Number. The Issuer and the Guarantors agree not to effect or permit any change referred to in the preceding sentence unless all filings are made under the Uniform Commercial Code or otherwise that are required in the Collateral Documents in order for the Collateral to be made subject to the Lien of the Collateral Agent under the Collateral Documents in the manner and to the extent required by the Indenture or any of the Collateral Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by the Collateral Documents. The Issuer also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

Refinancings of the Credit Agreement and the Notes

The obligations under the Credit Agreement and the obligations under the Indenture and the Notes may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the Credit Agreement or any security document related thereto or under the Indenture and the Collateral Documents) of the Administrative Agent, the Collateral Agent or the Holder of any Notes, all without affecting the Lien priorities provided for in the Intercreditor Agreement; provided, however, that the lenders providing or holders of any such refinancing or replacement Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreement pursuant to such documents or agreements (including amendments or supplements to the Intercreditor Agreement) as the Administrative Agent or the Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Administrative Agent or the Collateral Agent, as the case may be.

In addition, if at any time in connection with or after the discharge of Credit Agreement Obligations, the Issuer enters into any replacement of the Credit Agreement secured by the Collateral (or any portion thereof) on a first-priority basis, then such prior discharge of Credit Agreement Obligations shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreement, the Indenture and the Collateral Documents and the Obligations under such replacement Credit Agreement shall automatically be treated as Lender Debt for all purposes of the Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of the Collateral (or such portion thereof) set forth therein. During the period the Credit Agreement is not in existence, the Notes and the Note Guarantees will be secured by a first-priority lien in the Collateral (subject to the Issuer’s ability to enter into a replacement Credit Agreement).

In connection with any refinancing or replacement contemplated by the foregoing paragraph, the Intercreditor Agreement may be amended at the request and sole expense of the Issuer, and without the consent of the Administrative Agent, the Collateral Agent or the Holder of any Notes, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement Indebtedness in compliance with the Credit Agreement and the Indenture and (b) to establish that Liens on any Collateral securing such refinancing or replacement Indebtedness shall have the same priority (or junior priority) as the Liens on any Collateral securing the Indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

Release of Liens in Respect of the Notes

The Liens on the Collateral will be released with respect to the Notes and the Note Guarantees, as applicable:

(1) in whole, upon payment in full of the principal of, accrued and unpaid interest, including Additional Interest, if any, and premium, if any, on the Notes;

(2) in whole, upon satisfaction and discharge of the Indenture;

(3) in whole, upon a legal or covenant defeasance as described under the caption “— Defeasance”;

(4) in part, as to any property constituting Collateral (A) that is sold or otherwise disposed of by the Issuer or any of the Guarantors in a transaction permitted by “Repurchase at the option of Holders — Limitation on Sales of Assets and Subsidiary Stock” or “Limitation on Sale/Leaseback Transactions” and by the Collateral Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the Indenture and the Collateral Documents; (B) that is cash used in the ordinary course of its business or cash or Net Available Cash used for any one or more purposes permitted by subsection (a) of “— Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock”; or (C) otherwise in accordance with, or as expressly provided for under, the Indenture or the Intercreditor Agreement;

(5) in whole as to all Collateral that is owned by a Guarantor that is released from its Note Guarantee in accordance with the Indenture;

(6) in whole or in part, with the consent of Holders of 66 2/3% in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of Notes); and

(7) upon the taking of Collateral by eminent domain, condemnation or in similar circumstances; provided that any compensation received with respect to such taking is applied in accordance with clause (1) of the covenant “Repurchase at the option of Holders — Limitation on Sales of Assets and Subsidiary Stock”.

provided, that, in the case of any release in whole pursuant to clauses (1) through (3) above, all amounts owing to the Trustee under the Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement have been paid or otherwise provided for to the reasonable satisfaction of the Trustee.

To the extent required by the Indenture, the Issuer or the Guarantors, as the case may be, will furnish to the Trustee, prior to each proposed release of such Collateral pursuant to the Collateral Documents and the Indenture, an Officers’ Certificate as required by the Indenture; provided, however, in no event shall the Indenture require an Officers’ Certificate for the release of a Lien on Collateral that is sold or pledged in the ordinary course of business to the extent such sale or pledge is permitted by the Indenture.

Upon compliance by the Issuer or the Guarantors, as the case may be, with the conditions precedent set forth above, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Issuer or the Guarantors, as the case may be, the released Collateral and, if necessary, the Collateral Agent shall, at the Issuer’s expense, cause to be filed such documents or instruments (that are prepared by the Issuer and provided to the Collateral Agent) as shall be necessary to provide for the release by the Collateral Agent of the released Collateral.

Repurchase at the Option of Holders

Change of Control

If a Change of Control (as defined in “— Certain Definitions” on page 171) occurs, unless the Issuer exercises or has exercised its right to redeem all of the Notes as described under “— Optional Redemption,” each Holder will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or larger integral multiples of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to

101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Issuer exercises or has exercised its right to redeem all of the Notes as described under “— Optional Redemption,” the Issuer will mail or send electronically a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or sent electronically) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Issuer, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of $2,000 or larger integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Notes equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Notes will be in a principal amount of $2,000 or larger integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the relevant interest payment date to the Person in whose name a Notes is registered at the close of business on such record date, and no Additional Interest will be payable to Holders who tender pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Issuer’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control may constitute a default under the Credit Agreement. In addition, certain events that may constitute a change of control under the Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. The Credit Agreement and any future Indebtedness of the Issuer and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such future Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to repurchase the Notes could cause a default under the Credit Agreement or such future Indebtedness, even if the Change of Control itself does not, including due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Credit Agreement may, and future Indebtedness may, prohibit the Issuer’s prepayment of Notes before their scheduled maturity. Consequently, if the Issuer is not able to prepay the Indebtedness under the Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite consents, the Issuer will be unable to fulfill its repurchase obligations if Holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A payment default or acceleration under the Indenture will result in a cross-default under the Credit Agreement.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Issuer by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Issuer and its subsidiaries or Holdings and its subsidiaries, in each case taken as a whole, to any Person other than a direct or indirect parent entity or a Permitted Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction or a series of related transactions would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above. Certain provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Limitation on Sales of Assets and Subsidiary Stock

(1) The Issuer will not, and will not permit any of its Subsidiary Guarantors to, make any Asset Sale (as defined in “— Certain Definitions” on page 168) of Collateral unless:

(i) the Issuer or such Subsidiary Guarantor, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Sale) of the shares and assets subject to such Asset Sale;

(ii) in the case of Asset Sales involving consideration in excess of $5.0 million, the fair market value is determined in good faith by the Board of Directors (including as to the value of all non-cash consideration);

(iii) at least 75% of the consideration from such Asset Sale received by the Issuer or such Subsidiary Guarantor, as the case may be, is in the form of cash or Cash Equivalents; and

(iv) the remaining consideration (other than Excluded Assets) from such Asset Sale that is not in the form of cash or Cash Equivalents is substantially simultaneously with its acquisition pledged under the Collateral Documents, with the Lien on such Collateral securing the Notes being of the same priority with respect to the Notes as the Lien on the assets disposed of.

Subject to the terms of the Intercreditor Agreement and any Credit Agreement Obligation, an amount equal to 100% of the Net Available Cash from any Asset Sales of Collateral or Recovery Event shall, within 365 days from the later of (i) the date of such Asset Sale or Recovery Event and (ii) the date of receipt of such Net Available Cash, at the Issuer’s election, (a) be used by the Issuer or a Subsidiary Guarantor to invest in Additional Assets (which may include performance of a Restoration of the affected Collateral in the event of a Recovery Event), which Additional Assets are substantially simultaneously with their acquisition pledged under the Collateral Documents (or, in the case of real property, mortgaged as and when required by the provisions described under “— Real Estate Mortgages and Filings” above), with the Lien on such Collateral securing the Notes being of the same priority with respect to the Notes as the Lien on the assets disposed of, (b) be used to permanently prepay or permanently repay any Indebtedness constituting Credit Agreement Obligations or other First Priority Lien Obligations or (c) be applied toward an Asset Sale Offer as Excess Proceeds (as defined and as provided below); provided, however, that if the Issuer or any Subsidiary Guarantor completes an Asset Sale of Collateral (other than any Current Premises) constituting a Sale/Leaseback Transaction within 270 days from initiating the investment in the property subject to such Sale/Leaseback Transaction (the total amount of such investment in such property during such 270 day period shall be referred to as the “Initial Investment”), the Issuer shall only be required to, within 365 days of such Sale/Leaseback Transaction, apply an amount of Designated Sale/Leaseback Consideration received from such Sale/Leaseback Transaction equal to (A) the Net Available Cash from such Sale/Leaseback Transaction minus (B) an amount equal to the Initial Investment in accordance with clauses (a), (b) or (c) above.

In the case of any application of Net Available Cash or Designated Sale/Leaseback Consideration pursuant to clause (a) of the preceding paragraph, a binding commitment shall be treated as a permitted application of the Net Available Cash or Designated Sale/Leaseback Consideration, as the case may be, from the date of such commitment so long as the Issuer or the applicable Subsidiary Guarantor enters into such commitment (a “Collateral Acceptable Commitment”) with the good faith expectation that such Net Available Cash or Designated Sale/Leaseback Consideration, as the case may be, will be applied to satisfy such commitment within 180 days of such commitment and, in the event any Collateral Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash or Designated Sale/Leaseback Consideration, as the case may be, is applied in connection therewith, the Issuer or such Subsidiary Guarantor enters into another Collateral Acceptable Commitment (a “Collateral Second Commitment”) within 90 days of such cancellation or termination and with the good faith expectation that such Net Available Cash or Designated Sale/Leaseback Consideration, as the case may be, will be applied within 180 days of such Collateral Second Commitment, it being understood that if a Collateral Second Commitment is later cancelled or terminated for any reason before such Net Available Cash or Designated Sale/Leaseback Consideration, as the case may be, is applied, then such Net Available Cash or Designated Sale/Leaseback Consideration, as the case may be, shall constitute (and be applied as) Excess Proceeds.

Pending the final application of any such Net Available Cash, the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture, the Collateral Documents or any Credit Agreement Obligation.

(2) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale of assets or property not constituting Collateral unless:

(i) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Sale) of the shares and assets subject to such Asset Sale;

(ii) in the case of Asset Sales involving consideration in excess of $5.0 million, the fair market value is determined in good faith by the Board of Directors (including as to the value of all non-cash consideration);

(iii) at least 75% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(iv) an amount equal to 100% of the Net Available Cash from such Asset Sale is applied by the Issuer or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Sale and the receipt of such Net Available Cash, as follows:

(a) to permanently reduce (and permanently reduce commitments with respect thereto) Credit Agreement Obligations or other First Priority Lien Obligations;

(b) to permanently reduce obligations under other Indebtedness of the Issuer (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations) (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer); provided that the Issuer shall equally and ratably reduce obligations under the Notes as provided under “— Optional Redemption,” through open market purchases or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(c) to invest in Additional Assets; provided that, to the extent such Additional Assets are of the type that would constitute Collateral under the Collateral Documents, such Additional Assets are concurrently added to the Collateral securing the Notes and the Note Guarantees in the manner and to the extent required in the Indenture or any of the Collateral Documents;

(d) applied as Excess Proceeds to make an Asset Sale Offer (as defined and as provided below); or

(e) any combination of the foregoing.

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b), (c), (d) or (e) above, the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided further that in the case of clause (c), a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 90 days of such cancellation or termination and with the good faith expectation that such Net Available Cash will be applied within 180 days of such Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

For the purposes of clauses (1)(iii) and (2)(iii) above and for no other purpose, the following will be deemed to be cash:

(1) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Issuer and all Restricted Subsidiaries have been validly released;

(2) any securities, Notes or other obligations received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; and

(3) Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding not to exceed an amount equal to the greater of (x) $5.0 million and (y) 3.0% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration

(with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent change in value).

Any Net Available Cash from Asset Sales (including Asset Sales of Collateral) or Recovery Events that is not applied or invested as provided in the preceding subsections (1) and (2) of this covenant or in accordance with the Collateral Documents will be deemed to constitute “Excess Proceeds.” On or before the 366th day after an Asset Sale or Recovery Event, as may be extended as described above, if the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer (“Asset Sale Offer”) to all Holders of Notes and to the extent required by the terms of other Pari Passu Lien Obligations, to all holders of other Pari Passu Lien Obligations outstanding with similar provisions requiring the Issuer to make an offer to purchase such Pari Passu Lien Obligations with the proceeds from any Asset Sale or Recovery Event (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Notes surrendered by Holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Sale Offer will commence no later than 15 Business Days after the date Excess Proceeds exceeding $20.0 million are required to be applied by the Issuer to make an Asset Sale Offer and will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Issuer will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Sale Offer.

If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date.

Pending the final application of any Net Available Cash pursuant to this covenant, the holder of such Net Available Cash may apply such Net Available Cash temporarily to reduce Indebtedness outstanding under a revolving Debt Facility or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

On or before the Asset Sale Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof. The Issuer will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this covenant and, in addition, the Issuer will deliver all certificates and Notes required, if any, by the agreements governing the Pari Passu Notes. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Sale Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note or a new Pari Passu Note, as applicable, and the Trustee, upon delivery of an Officers’ Certificate from the Issuer, will authenticate and mail or deliver such new Note or new Pari Passu Note, as applicable, to such holder, in a principal amount equal to any unpurchased portion of the Note or Pari Passu Note surrendered; provided that each such new Note or new Pari Passu Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Issuer will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date.

The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of such conflict.

Certain Covenants

Effectiveness of Covenants

From and after the first day following the Issue Date that:

(a) the Notes have an Investment Grade Rating from both of the Ratings Agencies; and

(b) no Default has occurred and is continuing under the Indenture;

the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the following headings (collectively, the “Suspended Covenants”):

•	“— Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock,”

•	“— Limitation on Indebtedness,”

•	“— Limitation on Restricted Payments,”

•	“— Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“— Limitation on Affiliate Transactions,”

•	Clause (4) of the first paragraph of “— Merger and Consolidation,”

•	“— Limitation on Lines of Business,” and

•	“— Future Guarantors.”

If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Collateral Documents, the Intercreditor Agreement, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during any Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising after commencement of a Suspension Period and prior to the immediately following Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The periods of time between the date of suspension of the covenants and the immediately following Reinstatement Date are each referred to as a “Suspension Period.”

On a Reinstatement Date, all Indebtedness Incurred during the immediately preceding Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “— Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “— Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “— Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph of “Limitation on Indebtedness.” Calculations made after a Reinstatement Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenants described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the immediately preceding Suspension Period. Accordingly, Restricted Payments made during such Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “— Limitation on Restricted Payments.” However, no Default or Event of Default will be deemed to have occurred as a result of the Reinstatement Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Issuer or any of the Restricted Subsidiaries during the Suspension Period (other than agreements to take actions after the Reinstatement Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reinstatement Date).

During any Suspension Period, the Board of Directors of the Issuer may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Indebtedness

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio for the Issuer and its Restricted Subsidiaries is at least 2.00 to 1.00.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Issuer or any Subsidiary Guarantor Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder in an aggregate amount not to exceed the greater of (x) $35.0 million and (y) 20.00% of Consolidated Net Tangible Assets, less the aggregate principal amount of all principal repayments with the proceeds from Asset Sales made pursuant to clause (b) of the second paragraph of clause (1) or clause 2(iv)(a) of “— Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock” in satisfaction of the requirements of such covenant;

(2) Indebtedness represented by the Notes (including any Note Guarantee) (other than any Additional Notes) and any Exchange Notes (including any Note Guarantee);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10) and (11) of this paragraph);

(4) Guarantees by (a) the Issuer or a Subsidiary Guarantor of Indebtedness permitted to be Incurred by the Issuer or a Subsidiary Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, and (b) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of the Indenture;

(5) Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any other Restricted Subsidiary; provided, however,

(a) if the Issuer is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated in right of payment to all obligations with respect to the Notes;

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Guarantor; and

(c) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer or any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary of the Issuer shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Subsidiary not permitted by this clause (5);

(6) Indebtedness of any Person Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Issuer or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Issuer or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, either

(a) the Issuer would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6); or

(b) the Consolidated Coverage Ratio of the Issuer and its Restricted Subsidiaries is equal to or higher than such ratio immediately prior to such acquisition or merger;

(7) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8) Indebtedness (including Capitalized Lease Obligations) of the Issuer or a Restricted Subsidiary Incurred to finance the purchase, lease, construction, design, installation, remodeling or improvement of any property, plant or equipment used or to be used in the business of the Issuer or such Restricted Subsidiary, whether through the direct purchase of such property, plant or equipment or the purchase of Capital Stock of any Person owning such property, plant or equipment, and any Indebtedness of the Issuer or a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed the greater of (x) $10.0 million and (y) 5.75% of Consolidated Net Tangible Assets in the aggregate together with all other Indebtedness issued and outstanding under this clause (8);

(9) Indebtedness Incurred by the Issuer or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(10) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Issuer or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, provided that

(a) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition; and

(b) such Indebtedness is not reflected on the balance sheet of the Issuer or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (10);

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(12) the Incurrence or issuance by the Issuer or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (6) and (12) of the second paragraph of this covenant or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Issuer, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith prior to its respective maturity;

(13) Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending or other funds made available by food, beverage and packaging suppliers in connection with incentive arrangements;

(14) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(15) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(16) Indebtedness consisting of Indebtedness issued by the Issuer or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent entity, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of the Issuer or any of their direct or indirect parent to the extent described in clause (7) of the second paragraph of the covenant “— Limitation on Restricted Payments”;

(17) Indebtedness representing (i) deferred compensation to employees of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business or (ii) obligations of the Issuer or any Restricted Subsidiary under deferred compensation or other similar arrangements Incurred by such Person in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary in accordance with the terms of the Indenture; and

(18) other Indebtedness of the Issuer and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (18) and then outstanding, will not exceed the greater of (x) $30.0 million and (y) 17.25% of Consolidated Net Tangible Assets at any time outstanding.

The Issuer will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Issuer unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Note Guarantee to at least the same extent as such refinanced Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance

Indebtedness of the Issuer or a Subsidiary Guarantor. For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this covenant, the Issuer, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later classify such item of Indebtedness in any manner that complies with the second paragraph of this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses under the second paragraph of this covenant; provided that all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

(2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Non-Guarantor Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6) the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Issuer will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “— Limitation on Indebtedness” covenant, the Issuer shall be in Default of this covenant).

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation, other than the Merger, involving the Issuer or any of its Restricted Subsidiaries) other than:

(a) dividends or distributions payable solely in Capital Stock of the Issuer (other than Disqualified Stock); and

(b) dividends or distributions by a Restricted Subsidiary payable to the Issuer or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Issuer or any direct or indirect parent entity held by Persons other than the Issuer or a Restricted Subsidiary (other than in exchange for Capital Stock of the Issuer (other than Disqualified Stock));

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Lien Obligations, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a) Indebtedness of the Issuer owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Issuer or any other Subsidiary Guarantor permitted under clause (5) of the second paragraph of the covenant “— Limitation on Indebtedness;” or

(b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Lien Obligations, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment;

(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”); provided, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any present or former employees, members of management or consultants of the Issuer, any Restricted Subsidiary or any direct or indirect parent entity in connection with a repurchase of Capital Stock of the Issuer or any such direct or indirect parent entity will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default shall have occurred and be continuing (or would result therefrom);

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer is able to Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “— Limitation on Indebtedness” covenant; and

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (7), (8), (9), (10), (11), (13), (14), (15), (16) and (17) of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from August 2, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of marketable securities or other property received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than:

(A) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Issuer or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination;

(B) Net Cash Proceeds received by the Issuer from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph under the caption “— Optional Redemption;” and

(C) Excluded Contributions;

(iii) the amount by which Indebtedness of the Issuer or its Restricted Subsidiaries is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Issuer) subsequent to the Issue Date of any Indebtedness of the Issuer or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the fair market value of any other property, distributed by the Issuer upon such conversion or exchange); and

(iv) the amount equal to the net reduction in Restricted Investments made by the Issuer or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to any purchaser other than the Issuer or any of its Subsidiaries, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Issuer or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Issuer or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary;

which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Junior Lien Obligations, Senior Unsecured Pari Passu Indebtedness or Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer or any direct or indirect parent entity or contributions to equity capital of the Issuer

(other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement (A) of Junior Lien Obligations, Senior Unsecured Pari Passu Indebtedness or Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer or (B) of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations or (C) of Junior Lien Obligations of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of Junior Lien Obligations of the Issuer or Senior Unsecured Pari Passu Indebtedness of the Issuer or (D) of Junior Lien Obligations of a Subsidiary Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Junior Lien Obligations or Senior Unsecured Pari Passu Indebtedness of the Issuer or such Subsidiary Guarantor or Guarantor Subordinated Obligations of such Subsidiary Guarantor or (E) of Senior Unsecured Pari Passu Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of Senior Unsecured Pari Passu Indebtedness of the Issuer or (F) of Senior Unsecured Pari Passu Indebtedness of a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of Senior Unsecured Pari Passu Indebtedness of the Issuer or such Subsidiary Guarantor or Guarantor Subordinated Obligations of such Subsidiary Guarantor that, in each case, is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Issuer or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness” and constitutes Refinancing Indebtedness;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Lien Obligations, Senior Unsecured Pari Passu Indebtedness or Subordinated Obligation of the Issuer (a) at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to the “— Repurchase at the Option of Holders — Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “— Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(5) any purchase or redemption of Junior Lien Obligations, Senior Unsecured Pari Passu Indebtedness or Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “— Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock” above;

(6) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(7) the purchase, redemption or other acquisition, cancellation or retirement for value (or dividends or distributions in connection therewith) of Capital Stock or equity appreciation rights of the Issuer or Holdings or any direct or indirect parent entity held by any existing or former employees, members of management or consultants of the Issuer or Holdings or any Subsidiary of the Issuer or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees, members of management or consultants approved by the Board of Directors; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Issuer and its Restricted Subsidiaries; and provided further that such redemptions or repurchases pursuant to this clause will not exceed $3.0 million in the aggregate during any calendar year (with unused amounts in any calendar year being carried over to the immediately succeeding calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

(a) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Capital Stock of Holdings, in each case to existing or former employees, members of management or consultants of the Issuer, any of its Subsidiaries or Holdings or any direct or indirect parent entity that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the Net Cash Proceeds described in the clauses (a) and (b) of this clause (7);

(8) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Subsidiary Guarantor issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense;”

(9) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(10) the declaration and payment of cash dividends, distributions, loans, advances or other transfers by the Issuer to any direct or indirect parent entity in amounts required for such parent entity to pay, in each case without duplication:

(a) foreign, federal, state and local taxes, to the extent such taxes are attributable to the income or business of the Issuer or any of its Restricted Subsidiaries and, to the extent of the amount actually received from the Issuer’s Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income or business of such Unrestricted Subsidiaries; provided that the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and Unrestricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(b) fees and expenses (including franchise or similar taxes) required to maintain the corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of such direct or indirect parent entity, if applicable, and general corporate overhead expenses of such direct or indirect parent entity in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Restricted Subsidiaries (provided, that for so long as such direct or indirect parent entity owns no assets other than the Capital Stock in the Issuer or another direct or indirect parent entity, such fees and expenses shall be deemed for purposes of this clause (10) to be so attributable to such ownership or operation); and

(c) in amounts required for any direct or indirect parent entity to pay fees and expenses, other than to Affiliates of the Issuer, related to (i) the maintenance by such parent entity of its corporate or other entity existence and performance of its obligations under the Indenture and the Registration Rights Agreement and similar obligations under the Debt Facility to the extent such obligations are permitted by the covenant described under “Limitation on Activities of Holdings” and (ii) any unsuccessful equity or debt offering of such direct or indirect parent entity (the proceeds of which were to be contributed to the Issuer);

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(12) the declaration and payment of dividends on the Issuer’s Common Stock (or dividends, distributions or advances to any direct or indirect parent entity to allow such direct or indirect parent entity to pay dividends on its Common Stock) following the first Equity Offering of the Issuer’s Common Stock in a registered public offering (or of such direct or indirect parent entity’s Common Stock in a registered public offering, as the case may be) after the Issue Date, of in the case of the first Equity Offering of the Issuer’s Common Stock to the public, up to 6% per annum of the Net Cash Proceeds received by the Issuer in such Equity Offering or in the case of the first Equity Offering of such direct or indirect parent entity’s Common Stock to the public, up to 6% per annum of the amount contributed by such direct or indirect parent entity to the Issuer from the Net Cash Proceeds received by such direct or indirect parent entity in such public offering, in each case, other than public offerings of the Issuer’s or such direct or indirect parent entity’s Common Stock registered on Form S-4 or S-8;

(13) any payments made in connection with the Transactions pursuant to the Merger Agreement and any other agreements or documents related to the Transactions (without giving effect to subsequent amendments, waivers or other modifications to such agreements or documents) or as otherwise described in the Offering Memorandum, including any payments or other transfers to Holdings that are applied (by Holdings or otherwise) to reduce the intercompany loan owed by Holdings to the Issuer with respect to the proceeds of the Notes (the “Intercompany Loan”);

(14) Investments that are made in an aggregate amount not to exceed the amount of Excluded Contributions;

(15) Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(16) Restricted Payments by the Issuer to any direct or indirect parent entity to finance any Investment permitted to be made pursuant to this covenant; provided that (i) such Restricted Payment shall be made concurrently with the closing of such Investment (and no earlier than one (1) Business Day prior to the closing of such Investment) and (ii) such direct or indirect parent entity shall, immediately following the closing thereof, cause (a) all property acquired (whether assets or Capital Stock) to be contributed to the Issuer or a Restricted Subsidiary or (b) the merger, amalgamation, consolidation or sale of all or substantially all assets (to the extent permitted pursuant to the covenant described below under “— Merger and Consolidation”) of the person formed or acquired into the Issuer or a Restricted Subsidiary in order to consummate such acquisition or Investment; and

(17) other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (17) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed $20.0 million;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (8), (11), (12) and (17), no Default shall have occurred and be continuing or would occur as a consequence thereof.

Notwithstanding anything to the contrary in the foregoing, Restricted Investments of assets and property constituting Collateral (other than cash and Cash Equivalents) made pursuant to the first paragraph of this “— Limitation on Restricted Payments” covenant may only be made in Subsidiary Guarantors.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Issuer acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Issuer to exceed $5.0 million. Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “— Limitation on Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom. In addition, if the Issuer or any Guarantor, directly or indirectly, shall create, incur or suffer to exist any Lien securing Credit Agreement Obligations or other First Priority Lien Obligations, the Issuer or such Guarantor, as the case may be, must concurrently grant at least a second-priority Lien, subject to Permitted Liens, upon such property as security for the Notes and the Note Guarantees.

Limitation on Sale/Leaseback Transactions

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1) the Issuer or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness;”

(2) the Issuer or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction under the covenant described under “— Limitation on Liens;” and

(3) the Sale/Leaseback Transaction is treated as an Asset Sale and all of the conditions of the Indenture described under “— Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Issuer or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Issuer or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions pursuant to the Credit Agreement, the Collateral Documents, the Intercreditor Agreement and related documentation and other agreements in effect at or entered into on the Issue Date;

(b) the Indenture, the Notes, the Exchange Notes and the Note Guarantees and any related documentation in effect or entered into in connection therewith;

(c) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property);

(d) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (a), (b), (c), (f) or this clause (d); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, taken as a whole, no more restrictive than the encumbrances and restrictions contained in the agreements referred to in clauses (a), (b), (c) or (f) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(e) in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be Incurred under the provisions of the covenant described under “— Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness and customary restrictions and conditions contained in the documents relating to any such Lien;

(f) purchase money obligations, Sale/Leaseback Transactions and Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(g) contracts for the sale of assets, including any restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale of all or a portion of the Capital Stock or assets of such Subsidiary;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(j) any customary provisions in leases, subleases or licenses and other agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(k) applicable law or any applicable rule, regulation or order; and

(l) (x) other Indebtedness Incurred or Preferred Stock issued by the Issuer or a Subsidiary Guarantor in accordance with “— Limitation on Indebtedness,” that are, in the good faith judgment of the Board of Directors of the Issuer, not materially more restrictive, taken as a whole, than those applicable to the Issuer in the Indenture or the Credit Agreement on the Issue Date (which results in encumbrances or restrictions comparable to those applicable to the Issuer at a Restricted Subsidiary level), or (y) other Indebtedness Incurred or Preferred Stock issued by a Non-Guarantor Subsidiary, in each case permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Limitation on Indebtedness”; provided that with respect to clause (y), such encumbrances or restrictions will not materially affect the Issuer’s ability to make anticipated principal and interest payments on the Notes (as determined in good faith by the Board of Directors of the Issuer).

Limitation on Affiliate Transactions

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate consideration in excess of $1.0 million unless:

(1) the terms of such Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Issuer or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, either, in the Issuer’s sole discretion, the Issuer has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate or such transaction has been approved by a majority of members of such Board of Directors having no personal stake in such transaction.

The preceding paragraph will not apply to:

(1) any transaction between the Issuer and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries and any Guarantees issued by the Issuer or a Restricted Subsidiary for the benefit of the Issuer or a Restricted Subsidiary, as the case may be, in accordance with “— Limitation on Indebtedness;”

(2) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” and the definition of “Permitted Investments” (other than pursuant to clauses (2), (16) and (17) thereof);

(3) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, stock options, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers, directors and employees approved by the Board of Directors of the Issuer or any direct or indirect parent entity or of any Restricted Subsidiary, as applicable;

(4) the payment or reimbursement of reasonable and customary fees and expenses paid to and indemnity provided on behalf of, officers, directors or employees of the Issuer or any Restricted Subsidiary or any direct or indirect parent entity;

(5) loans or advances (or the cancellation thereof) to employees, officers or directors of the Issuer or any Restricted Subsidiary in the ordinary course of business, in an aggregate principal amount outstanding at any time not in excess of $2.0 million;

(6) any agreement as in effect as of the Issue Date, as such agreement may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Issuer when taken as a whole than the terms of such agreement in effect on the Issue Date;

(7) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Issuer or a Restricted Subsidiary; provided, that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Issuer when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger);

(8) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Issuer and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or Senior Management of the Issuer, such transactions are on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(9) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Issuer and the granting of registration and other customary rights in connection therewith;

(10) payments by the Issuer or any Subsidiary Guarantor to the Sponsor or any of its Affiliates for any investment banking, financing, investment, underwriting, placement agent, financial advisory or similar services, including without limitation in connection with acquisitions or divestitures, which payments are approved by a majority of disinterested members of the Board of Directors;

(11) the payment of management, consulting, monitoring and advisory fees and related expenses and termination fees pursuant to the Sponsor Management Agreement not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Issuer when taken as a whole as compared to the Sponsor Management Agreement as in effect on the Issue Date);

(12) the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (12) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Issuer when taken as a whole as compared to the such transaction, agreement or arrangement as in effect on the Issue Date;

(13) the execution of the Transactions, and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this Offering Memorandum;

(14) the entering into of any tax sharing agreement or arrangement that complies with the covenant described under “— Limitation on Restricted Payments;”

(15) pledges of Capital Stock of Unrestricted Subsidiaries;

(16) transactions in which the Issuer or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that might reasonably have been obtained by the Issuer or such Restricted Subsidiary in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate; and

(17) any employment agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business and otherwise permitted by the Indenture.

Reporting

Notwithstanding that the Issuer may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Issuer will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Issuer is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Issuer were so subject. The Issuer will also, within 15 days after the date on which the Issuer was so required to file or would be so required to file if the Issuer were so subject, transmit by mail to all Holders, as their names and addresses appear in the Note register, and to the Trustee (or make available on a website which may be non public and may be maintained by the Issuer or a third party) copies of any such information, documents and reports (without exhibits) so required or would be so required to be filed.

Within two Business Days of transmitting such reports, information and documents to the Holders and the Trustee pursuant to the immediately preceding paragraph, the Issuer shall also post copies of such reports, information and documents required by the immediately preceding paragraph on a website (which may be nonpublic and may be maintained by the Issuer or a third party, including the SEC) to which access will be given to holders, prospective investors in the Notes and securities analysts and market making financial institutions that are reasonably satisfactory to the Issuer. The Issuer shall hold quarterly conference calls that are publicly accessible after the Issuer’s financial statements for the prior fiscal period have been made available in accordance with the immediately preceding paragraph, provided that such conference calls shall be held no later than five Business Days after the date that such financial statements are made available. No fewer than three Business Days prior to the date of the conference call required to be held in accordance with the preceding sentence, the Issuer shall issue a press release to the appropriate U.S. wire services announcing the time and the date of such conference call and directing the beneficial owners of, and prospective investors in, the Notes and securities analysts to contact an individual at the Issuer (for whom contact information shall be provided in such press release) to obtain information on how to access such conference call. Notwithstanding any provision in the Indenture to the contrary, the failure to comply with the requirements of this paragraph with respect to any fiscal period will not constitute a Default or an Event of Default unless such failure continues for a period of 90 days after the date when the report for such fiscal period was required to be made available in accordance with the immediately preceding paragraph.

The Issuer will be deemed to have satisfied the requirements of the first paragraph of this section if Holdings files and provides reports, information and documents of the types otherwise so required, in each case within the applicable time periods, and the Issuer is not required to file such reports, information and documents separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by Holdings; provided that such financial statements are accompanied by consolidating financial information for Holdings, the Issuer, the Subsidiary Guarantors and the Subsidiaries of the Issuer that are not Guarantors in the manner prescribed by the SEC to the extent such financial information would be required by the SEC. The Issuer will be deemed to have satisfied the requirements of the second paragraph of this section if Holdings complies with such requirements with respect to its reports, information and documents. The Issuer also will comply with the provisions of Trust Indenture Act Section 314(a).

In addition, the Issuer and the Guarantors have agreed that they will make available to the Holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Merger and Consolidation

The Issuer will not consolidate with or merge with or into or wind up into (whether or not such Issuer is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any territory thereof;

(2) the Successor Company (if other than such Issuer) assumes all of the obligations of the Issuer under the Notes and the Indenture pursuant to a supplemental indenture or other documentation and instruments in forms satisfactory to the Trustee and assumes by written agreement all of the obligations of the Issuer under the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement and the Successor Company shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “— Limitation on Indebtedness” covenant, or

(b) the Consolidated Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) unless the Issuer is the Successor Company, each Guarantor (unless it is the other party to the transactions above, in which case clause (2) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Registration Rights Agreement, Collateral Documents and the Intercreditor Agreement shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and

(6) in any of the foregoing transactions involving the execution and delivery of a supplemental indenture, such Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided that in giving such Opinion of Counsel such counsel may rely on an officer’s certificate as to compliance with the foregoing clauses (3) and (4) and as to any matters of fact.

Notwithstanding the preceding clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Issuer so long as no Capital Stock of such Restricted Subsidiary is distributed to any Person other than the Issuer; and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another jurisdiction in the United States of America, any State of the United States, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

In addition, Holdings will not, nor will the Issuer permit any Subsidiary Guarantor to, consolidate with or merge with or into or wind up into (whether or not Holdings or such Subsidiary Guarantor is the surviving corporation), or, directly or indirectly, sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets any Person (other than to another Subsidiary Guarantor in the case of a Subsidiary Guarantor) unless:

(1) (a) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any territory thereof;

(b) the Successor Guarantor, if other than such Guarantor, expressly assumes, by supplemental indenture or other documentation or instruments, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under the Note Guarantee, the Indenture, the Collateral Documents, the Intercreditor Agreement and the Registration Rights Agreement and will cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and

(c) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(2) with respect to a Subsidiary Guarantor, the transaction is made in compliance with the covenant described under “— Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and this “— Merger and Consolidation” covenant.

Notwithstanding the foregoing, any Guarantor may merge with or into or transfer all or part of its properties and assets to a Subsidiary Guarantor or the Issuer or merge with a Restricted Subsidiary of the Issuer solely for the purpose of reincorporating the Guarantor in a State of the United States, the District of

Columbia or any territory thereof, as long as the amount of Indebtedness of such Guarantor and the Restricted Subsidiaries of the Issuer is not increased thereby.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Issuer, Holdings or a Subsidiary Guarantor, as the case may be, will be released from its obligations under the Indenture and its Note Guarantee, as the case may be, and the Successor Company and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor, as the case may be, under the Indenture, the Note Guarantee (if a Guarantor), the Collateral Documents (as applicable), the Intercreditor Agreement and the Registration Rights Agreement, but the predecessor Issuer or Guarantor in the case of a lease of all or substantially all of its assets will not be released from its obligations to pay the principal, interest and premium (if any) on the Notes or, in the case of a Guarantor, will not be released from its obligations under its Note Guarantee. Solely for the purpose of computing amounts described in clauses (c)(i), (c)(ii), (c)(iii) and (c)(iv) of “— Certain Covenants — Limitation on Restricted Payments,” the Successor Company shall only be deemed to have succeeded and be substituted for the Issuer with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

Future Guarantors

The Issuer will cause each Restricted Subsidiary that becomes a borrower under or that Guarantees, on the Issue Date or at any time thereafter, Indebtedness under the Credit Agreement or that Guarantees any other Indebtedness of the Issuer or the Subsidiary Guarantors, to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior secured basis and all other obligations under the Indenture. Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “— Note Guarantees.”

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Person that becomes a Guarantor after the Issue Date shall also become a party to the applicable Collateral Documents and the Intercreditor Agreement and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the Collateral) and certificates and opinions of counsel (to the extent, and substantially in the form delivered, with respect to the Current Premises (but no greater scope)) as may be necessary to vest in the Collateral Agent a perfected second-priority security interest (subject to Permitted Liens) in properties and assets that constitute Collateral as security for the Notes or the Note Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Collateral Documents and the Indenture, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect; provided, however, that if granting such second-priority security interest in any such property or asset requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent.

Limitation on Lines of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Similar Business.

Payments for Consent

None of the Issuer or the Guarantors will permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Limitation on Activities of Holdings

Holdings shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any business or operations other than (a) its direct ownership of all of the Equity Interests in, and its management of, the Issuer, (b) the Transactions and the other transactions contemplated by the Merger Agreement and the other agreements contemplated thereby (collectively, the “Merger Documents”), including with respect to the Intercompany Loan (c) performance of its obligations under the Credit Agreement, the Indenture, the Intercreditor Agreement, the Registration Rights Agreement, the Collateral Documents and the other agreements contemplated thereby (collectively, the “Loan Documents”) and other activities to the extent permitted by and in compliance with the Loan Documents, (d) the provision of administrative, legal, accounting, tax and management services to, or on behalf of, any of its Subsidiaries, (e) the entry into, and exercise of rights and performance of obligations in respect of (A) any other agreement to which it is a party on the Issue Date and described in the Offering Memorandum; in each case as amended, supplemented waived or otherwise modified from time to time, and any refinancings, refundings, renewals or extensions thereof in accordance with such Loan Documents, (B) contracts and agreements with officers, directors and employees of Holdings or any of its Subsidiaries relating to their employment or directorships, (C) insurance policies and related contracts and agreements, and (D) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities or any offering, issuance or sale thereof, (f) the offering, issuance, sale and repurchase or redemption of, and dividends or distributions on its equity securities, (g) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (h) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (i) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents and underwriters with respect to equity securities and, counsel, accountants and other advisors and consultants, (j) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (k) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable and (l) other activities incidental or related to the foregoing.

Events of Default

Each of the following is an Event of Default:

(1) default in any payment of interest or Additional Interest (as required by the Registration Rights Agreement) on any Note when due and such default continues for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by any Issuer or any Guarantor to comply with its obligations under “Certain Covenants — Merger and Consolidation;”

(4) failure by the Issuer or the Guarantors to comply for 60 days after notice as provided below with its other covenants or agreements contained in the Indenture (subject to clause (10) of this paragraph) or any of their agreements contained in the Collateral Documents or the Intercreditor Agreement;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of the Restricted Subsidiaries), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) certain events of bankruptcy, insolvency or reorganization of either the Issuer or a Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(7) failure by the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”);

(8) any Note Guarantee, Collateral Document or obligation under the Intercreditor Agreement ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under the Indenture or its Note Guarantee;

(9) with respect to any Collateral having a fair market value in excess of $20.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of the Indenture or the Intercreditor Agreement, which failure continues for 60 days or (B) the assertion by the Issuer or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; or

(10) failure by the Issuer or Holdings to comply with the agreements described in the second paragraph under “Certain Covenants — Reporting” after the 90-day period specified in the last sentence of such paragraph.

However, a default under clause (4) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (6) above) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the

Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under “— Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Issuer or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (6) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Notes. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee or the Collateral Agent, if an Event of Default occurs and is continuing, the Trustee or the Collateral Agent will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered to the Trustee or the Collateral Agent indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes (subject to the Intercreditor Agreement) unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee and the Collateral Agent, as the case may be, however, may refuse to follow any direction that conflicts with law or the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement or that the Trustee or the Collateral Agent determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee or the Collateral Agent in personal liability. Prior to taking any action under the Indenture, the Trustee or the Collateral Agent will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer is also required to deliver to the Trustee, within 30 days after the occurrence and during the continuance thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposing to take in respect thereof.

Subject to certain limited exceptions, pursuant to the terms of the Intercreditor Agreement, so long as the Credit Agreement Obligations are secured, the Administrative Agent will determine the time and method by which the security interests in the Collateral will be enforced. See “— Collateral — Intercreditor Arrangements” above.

Amendments and Waivers

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of interest or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption or repurchase of any Note or change the date on which any Note may be redeemed or repurchased as described above under “— Optional Redemption,” “Repurchase at the Option of Holders — Change of Control” or “Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock;”

(5) make any Note payable in money other than that stated in such Note;

(6) impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes (it being understood that a waiver of a Default or Event of Default in the payment of principal of or interest or premium or Additional Interest, if any, on the Notes issued hereunder is not permitted to impair the rights of non-consenting Holders);

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8) modify the Note Guarantees in any manner materially adverse to the Holders or release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in compliance with the terms thereof.

In addition, without the consent of the Holders of at least 66 2/3% of the principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment, supplement or waiver may (1) modify any Collateral

Document or the provisions in the Indenture dealing with Collateral Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release any Collateral other than in accordance with the Indenture, the Collateral Documents and the Intercreditor Agreement; or (2) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of the Indenture, the Collateral Documents and the Intercreditor Agreement.

Notwithstanding the foregoing, without the consent of any Holder, the Issuer, the Guarantors and the Trustee (and the Collateral Agent in the case of the Indenture, the Collateral Documents and the Intercreditor Agreement) may amend the Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Issuer or any Guarantor under the Indenture, the Notes, the Note Guarantees, the Collateral Documents, the Registration Rights Agreement and the Intercreditor Agreement in accordance with “— Certain Covenants — Merger and Consolidation”;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) add Guarantees with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(5) add Additional Assets as Collateral or grant any Lien in favor of the Collateral Agent to secure the Notes and Note Guarantees;

(6) confirm and evidence the release, termination or discharge any Guarantee or any Lien with respect to or securing the Notes when such release, termination or discharge is provided for in accordance with the terms of the Indenture, Collateral Documents or the Intercreditor Agreement;

(7) add to the covenants of the Issuer and its Restricted Subsidiaries, or Events of Default for the benefit of the Holders or to make changes that would provide additional rights to the Holders or surrender any right or power conferred upon the Issuer or any Guarantor;

(8) make any change that does not adversely affect the rights of any Holder;

(9) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(10) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(11) provide for or confirm the issuance of Additional Notes or Exchange Notes, in each case, in accordance with the Indenture, and which shall be treated, together with any outstanding Notes, as a single class of securities; or

(12) conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” is intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Issuer is required to mail to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

In addition, the Holders will be deemed to have consented for purposes of the Collateral Documents and the Intercreditor Agreement to any of the following amendments, waivers and other modifications to the Collateral Documents and the Intercreditor Agreement:

(1) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Lien Obligations that are Incurred in compliance with the Credit Agreement, the Indenture and the Collateral Documents and (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Obligations shall be pari passu under the Intercreditor Agreement with the Liens on such Collateral securing the Obligations under the Indenture and the Notes and junior and subordinated to the Liens on such Collateral securing any obligations under the Credit Agreement, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment;

(2) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness that is Incurred under the Credit Agreement and in compliance with the Indenture and the Collateral Documents and (B) to establish that the Liens on any Collateral securing such Indebtedness shall be pari passu under the Intercreditor Agreement with the Liens on such Collateral securing the obligations under the Credit Agreement and senior to the Liens on such Collateral securing any obligations under the Indenture and the Notes, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment;

(3) to effectuate the release of assets included in the Collateral from the Liens securing the Notes in accordance with the Indenture if those assets are owned by a Subsidiary Guarantor and that Subsidiary Guarantor is released from its Guarantee in accordance with the terms of the Indenture;

(4) to establish that the Liens on any Collateral securing any Indebtedness replacing the Credit Agreement permitted to be incurred under clause (1) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Indebtedness” that represent First Priority Lien Obligations shall be senior to the Liens on such Collateral securing any obligations under the Indenture, the notes, the Exchange Notes and the Note Guarantees, which obligations shall continue to be secured on a second-priority basis on the Collateral; and

(5) upon any cancellation or termination of the Credit Agreement without a replacement thereof, to establish that the Collateral shall become first priority Collateral.

Any such additional party and the Administrative Agent, Trustee and the Collateral Agent shall be entitled to rely upon an Officer’s Certificate certifying that such Pari Passu Lien Obligations or Indebtedness, as the case may be, was issued or borrowed in compliance with the Credit Agreement, the Indenture and the Collateral Documents.

See also “— Certain Covenants With Respect to the Collateral — Refinancings of the Credit Agreement and the Notes.”

Defeasance

The Issuer may, at its option and at any time, terminate all of its obligations and the obligations of the Guarantors under the Notes and the Indenture (“legal defeasance”) except for:

(1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the legal defeasance provisions of the Indenture.

If the Issuer exercises the legal defeasance option, the Liens on the Collateral will be released and the Note Guarantees in effect at such time will terminate.

The Issuer at any time may terminate its obligations under certain covenants under the Indenture, including those described under “Repurchase at the Option of Holders”, “Change of Control” “— Certain Covenants” (other than “— Merger and Consolidation”), the operation of the default provisions relating to such covenants, upon a payment default, the cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “— Events of Default” above and the limitations contained in clauses (4) and (6) under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) (only with respect to the failure of the Issuer to comply with clause (4) under “— Certain Covenants — Merger and Consolidation” above) (4), (5), (6) (with respect only to Significant Subsidiaries), (7), (8), (9) or (10) under “— Events of Default” above.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of certified public accountants without consideration of any reinvestment of interest, to pay the principal of, or interest and premium, if any, and Additional Interest, if any, on the outstanding Notes issued thereunder on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of legal defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel of recognized standing with respect to U.S. federal income tax matters reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the respective outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel of recognized standing with respect to U.S. federal income tax matters reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of the Restricted Subsidiaries is a party or by which the Issuer or any of the Restricted Subsidiaries is bound;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit and such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under any Debt Facility or material agreement or instrument to which the Issuer or any Restricted Subsidiary is a party or by which the Issuer or any Restricted Subsidiary is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the grant of any Lien securing such borrowings);

(6) the Issuer will have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including, that no intervening bankruptcy of the Issuer between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to Section 547 of Title 11 of the U.S. Code;

(7) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(8) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each to the effect that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Satisfaction and Discharge

The Indenture and the Collateral Documents will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all Notes issued under the Indenture, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of certified public accountants, without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

No manager, director, officer, employee, incorporator or stockholder (other than in its capacity as a Guarantor) of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or such Guarantor under the Notes, the Indenture, the Note Guarantees, the Intercreditor Agreement or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Notices

Notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes and is the Collateral Agent under the Indenture and the Collateral Documents.

The holders of a majority in principal amount of the then-outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee indemnity reasonably satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York. The Collateral Documents and the Intercreditor Agreement are governed by, and construed in accordance with, the laws of the State of New York. However, the Mortgages will be governed by, and construed in accordance with, the laws of the states in which the applicable Premises is located.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness (a) of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Issuer or a Restricted Subsidiary in a Similar Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on October 15, 2013 (each such redemption price being described under “— Optional Redemption”) plus (ii) all required interest payments due on such Note through October 15, 2013 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

“Asset Sale” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Issuer or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) a disposition of assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Guarantor or by a Non-Guarantor Subsidiary to the Issuer or a Restricted Subsidiary; provided that in the case of a sale of Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(2) the sale of Cash Equivalents in the ordinary course of business;

(3) a disposition of inventory or other damaged, obsolete or worn-out assets in the ordinary course of business;

(4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Issuer and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to “Certain Covenants — Merger and Consolidation” or any disposition that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to a Wholly Owned Subsidiary;

(7) for purposes of “— Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Issuer or its Restricted Subsidiaries) or a disposition subject to “— Certain Covenants — Limitation on Restricted Payments;”

(8) dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than $5.0 million, with unused amounts in any calendar year being carried over to the immediately succeeding year;

(9) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under “— Certain Covenants — Limitation on Indebtedness;”

(12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries;

(13) foreclosure or any similar action with respect to assets;

(14) any lease, sale, transfer or other disposition by the Issuer or any of the Restricted Subsidiaries of a restaurant of the Issuer or such Restricted Subsidiary so long as (i) such restaurant was acquired by the Issuer or such Restricted Subsidiary from a franchisee with the intent of reselling such restaurant (which intent is documented at the time of such acquisition) and (ii) such disposition occurs within twelve (12) months of the acquisition of such restaurant by the Issuer or such Restricted Subsidiary;

(15) any concurrent exchange or swap of assets, with an aggregate fair market value not to exceed $5.0 million in any calendar year, in exchange for goods and/or services (including in connection with any outsourcing arrangements) of comparable or greater value and useful to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(16) any licensing or sub-licensing of intellectual property in connection with any franchise arrangements in the ordinary course of business or consistent with past practice; and

(17) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that (i) if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations” and (ii) obligations under lease arrangements entered into in connection with property that is the subject of a Sale/Leaseback Transaction shall not be considered Attributable Indebtedness to the extent such obligations would not appear as an obligation or liability on the balance sheet of the Issuer for purposes of GAAP.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Lender” means the lenders or holders of Indebtedness under the Credit Agreement or any replacement thereof.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors;

(2) with respect to a partnership, the Board of Directors or other like governing body, as applicable, of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) U.S. dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;

(4) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“Change of Control” means:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a direct or indirect parent entity, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent entities, whether as a result of the issuance of securities of the Issuer or any of its direct or indirect parent entities, any merger, consolidation, liquidation or dissolution of the Issuer or any of its direct or indirect parent entities, any direct or indirect transfer of securities by any Permitted Holder or otherwise; or

(2) the Issuer merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Issuer and its Restricted Subsidiaries or Holdings taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than transactions with a Permitted Holder; or

(3) during any period of two consecutive years (during which period the Issuer has been a party to the Indenture), individuals who at the beginning of such period were members of the Board of Directors of the Issuer (together with any new members thereof whose election by such Board of Directors or whose nomination for election by holders of Capital Stock of the Issuer was approved by one or more Permitted Holders or by a vote of a majority of the members of such Board of Directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; or

(4) the Issuer ceases to be a Wholly-Owned Subsidiary of Holdings (except in a transaction consummated in accordance with the covenant described above under the heading “— Certain Covenants — Merger and Consolidation”).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means Wells Fargo Bank, National Association, acting in its capacity as collateral agent under the Collateral Documents, or any successor thereto.

“Collateral Documents” means the Mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing (including, without limitation, the financing statements under the Uniform Commercial Code of the relevant state), as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the holders and the Trustee or notice of such pledge, assignment or grant is given.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Issuer or any Restricted Subsidiary designed to protect the Issuer or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Issuer and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Issuer or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Issuer or any Restricted Subsidiary will have made any Asset Sale or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Issuer or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the

Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Issuer or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Issuer (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) and evidenced by an Officers’ Certificate setting forth the basis of such calculations. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Issuer, the interest rate shall be calculated by applying such optional rate chosen by the Issuer.

“Consolidated EBITDA” means, for any period, the sum of (all determined on a consolidated basis for the Issuer and its Subsidiaries in accordance with GAAP for the most recently completed period) (a) net income (or net loss), plus (b) without duplication and in each case solely to the extent deducted in determining such net income (or net loss), the sum of (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) extraordinary losses and charges, (v) non-recurring cash losses or charges up to $500,000 in any fiscal year, (vi) Sponsor management fees in an amount not to exceed $1.0 million per annum, (vii) non-cash stock based compensation expenses, (viii) other non-recurring, non-cash charges including write-downs, write-offs, losses attributable to the early extinguishment of debt or charges associated with restructurings, (ix) expenses (including termination payments) related to Interest Rate Agreements, (x) Preopening Costs associated with new restaurant store openings, not to exceed $300,000 in the aggregate per restaurant, (xi) impairment costs and other charges related to restaurant store closings, (xii) expenses associated with the Transaction, (xiii) expenses and adjustments related to purchase accounting and (xiv) non-cash rent expense, non-recurring fees and expenses related to any Sale/Leaseback Transactions and reasonable fees, expenses or charges during such period related to any Permitted Investment, Asset Sales, Indebtedness permitted to be Incurred or Equity Offering (including any fees and expenses (including legal fees and expenses) related to the filing of any Form S-1 registration statement of the Issuer with the Securities and Exchange Commission) (in each case, whether or not completed), minus, (c) without duplication and to the extent included in determining such net income (or net loss), the sum of (i) any extraordinary or non-cash gains, (ii) any gains (or plus losses) realized in connection with any disposition of property (other than any gains which represent the reversal of a reserve accrued for the payment of cash charges in any future period and any gains from sales of inventory in the ordinary course of business) and (iii) gains (including cash termination payments received) relating to Interest Rate Agreements minus (d) the amount of all cash payments made in such period to the extent that such payments relate to any reserve or similar non-cash charge incurred in a previous period that was added back in determining Consolidated EBITDA pursuant to the preceding subclause (b); provided that, Consolidated EBITDA for such period shall not include the cumulative effect of a change in accounting principles during such period.

Notwithstanding the foregoing, clauses (a) and (b) relating to amounts attributable to a Restricted Subsidiary of a Person will be added to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (a) and (b) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Issuer and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) non-cash interest expense, but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations (or other derivative instruments pursuant to GAAP);

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) interest actually paid by the Issuer or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

(6) costs associated with Hedging Obligations (including amortization of fees) related to Indebtedness; provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of the Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Issuer or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Issuer or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Issuer and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Issuer. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Issuer or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Issuer and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Issuer’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Issuer or a Restricted Subsidiary;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of “Certain Covenants — Limitation on Restricted Payments,” any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which has not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that:

(a) subject to clauses (3) through (10) below, the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Issuer or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer;

(4) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5) any extraordinary gain or loss;

(6) the cumulative effect of a change in accounting principles;

(7) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees;

(8) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes;

(9) (i) the non-cash portion of “straight-line” rent expense shall be excluded, (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included, (iii) the non-cash amortization of tenant allowances shall be excluded, (iv) franchise development fees and cash received from landlords for tenant allowances shall be included and (v) to the extent not already included in Net Income, the cash portion of sublease rentals received shall be included (for the avoidance of doubt, the net effect of the adjustments in this clause (10) shall be to compute rent expense and rental income on a cash basis for purposes of determining Consolidated Net Income); and

(10) any net income (loss) included in the consolidated statement of operations due to the application of Financial Accounting Standard No. 160 “Noncontrolling Interests in Consolidated Financial Statements.”

Any cash amounts dividended, distributed, loaned or otherwise transferred to Holdings by the Issuer or its Restricted Subsidiaries pursuant to clause (10) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” without duplication of any amounts otherwise deducted in calculating Consolidated Net Income, shall be deducted in calculating the Consolidated Net Income of the Issuer and its Restricted Subsidiaries.

“Consolidated Net Tangible Assets” means Consolidated Total Assets after deducting, to the extent otherwise included therein, the amounts of (without duplication):

(1) all current liabilities;

(2) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; and

(3) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Total Assets” means as of any date of determination, the total amount of assets which would appear on a consolidated balance sheet of the Issuer and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer or Holdings, as the case may be, who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement dated as of the Issue Date, by and among Roadhouse Financing Inc., as borrower, Roadhouse Merger Inc. as guarantor, JPMorgan Chase Bank, N.A., as administrative agent, Credit Suisse AG as syndication agent, JPMorgan Chase Bank, N.A. and Credit Suisse AG, as co-documentation agent, and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as co-lead arranger and joint bookrunner, and the lenders and issuing banks party thereto from time to time (as supplemented by the Joinder dated as of the Issue Date, by and among Logan’s Roadhouse, Inc., LRI Holdings, Inc., Logan’s Roadhouse of Texas, Inc. and Logan’s Roadhouse of Kansas, Inc.), and as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, provided that such additional Indebtedness is Incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Indebtedness”); provided that a Credit Agreement shall not (1) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (2) relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness and the representative of such Indebtedness shall execute the Intercreditor Agreement or an amendment or supplement to the Intercreditor Agreement agreeing to the terms of the Intercreditor Agreement.

“Credit Agreement Obligations” means Indebtedness outstanding under the Credit Agreement that is secured by a Permitted Lien described under clause (1) of the definition thereof, and all other Obligations (including Obligations not constituting Indebtedness) of the Issuer or any Guarantor under the Credit

Agreement or any related agreement, including Hedging Obligations and cash management obligations with lenders and their affiliates (whether or not such affiliate continues thereafter to be an affiliate), so long as such Obligations under the Credit Agreement represent First Priority Lien Obligations.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means, with respect to the Issuer or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or Notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Designated Sale/Leaseback Consideration” means the consideration received by the Issuer or a Subsidiary Guarantor in connection with a Sale/Leaseback Transaction that is designated as a Sale/Leaseback Transaction for purposes of the covenant described under “Repurchase at the option of Holders — Limitation on Sales of Assets and Subsidiary Stock” pursuant to an Officers’ Certificate (one Officer signing such Officers’ Certificate shall be the Chief Financial Officer) setting forth a brief description of the Sale/Leaseback Transaction and the calculation of the amount of Designated Sale/Leaseback Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable or exchangeable) provide that the Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Issuer with the provisions of the Indenture described under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock” and unless such repurchase or redemption complies with “— Certain Covenants — Limitation on Restricted Payments.”

“Equity Interests” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock; and

(v) all warrants, options or other rights to acquire any of the interests described in clauses (i) through (iv) above (but excluding any debt security that is convertible into, or exchangeable for, any of the interests described in clauses (i) through (iv) above).

“Equity Offering” means a public offering for cash by the Issuer or any of its direct or indirect parent entities to the extent contributed to the Issuer as equity (other than Disqualified Stock), as the case may be, of its Common Stock, or options, warrants or rights with respect to its Common Stock to the extent an amount equal to the cash proceeds of such offering is contributed to the Issuer in the case of an offering by a parent entity, other than (x) public offerings with respect to the Issuer’s or any of its direct or indirect parent entities’, as the case may be, Common Stock, or options, warrants or rights, registered on Form S-4 or S-8 or (y) an issuance to any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means Notes issued in a registered exchange offer pursuant to the Registration Rights Agreement.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their fair market value by the Issuer’s Board of Directors in good faith) received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Issuer, in each case after the Issue Date and in each case designated as Excluded Contributions pursuant to an officer’s certificate on or promptly after the date such capital contribution is made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain covenants — Limitations on Restricted Payments.”

“First Priority Lien Obligations” means Obligations of the Issuer or any Subsidiary Guarantor under Debt Facilities permitted to be Incurred under clause (1) of the second paragraph of “— Certain Covenants — Limitation on Indebtedness” that has priority relative to the Notes and the Note Guarantees with respect to the Collateral.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Restricted Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary organized under the laws of the United States of America or any state or territory thereof or the District of Columbia, substantially all of the assets of which consist of equity of one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP. For the avoidance of doubt, all calculations, ratios and computations with respect to leases contained in the Indenture will be computed in conformity with GAAP as in effect as of the Issue Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposits in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Holdings and each Restricted Subsidiary that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary that provides a Note Guarantee in accordance with the Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to its Note Guarantee.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means LRI Holdings, Inc., a Delaware corporation.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, Notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto, except to the extent such letter of credit, bankers’ acceptance or other similar instrument relates to a trade payable and any such reimbursement obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such assets at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of securitization transactions.

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (i) contingent obligations, incurred in the ordinary course of business and not in respect of borrowed money; (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or (iv) obligations arising after the Issue Date under sections 2.9, 5.2, 5.14 or 8.2 of the Merger Agreement.

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness,” provided that such money is held to secure the payment of such interest.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means the Intercreditor Agreement to be entered into among the Issuer, the Guarantors, the Trustee, the Collateral Agent, on behalf of itself and the Holders, and the Administrative Agent, on behalf of itself and the lenders under the Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Issuer or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Issuer.

For purposes of “— Certain Covenants — Limitation on Restricted Payments,”

(1) “Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Issuer in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer; and

(3) if the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Issuer in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB− (or the equivalent) by Standard & Poor’s Ratings Group, Inc., in each case, with a stable or better outlook.

“Issue Date” means October 4, 2010.

“Junior Lien Obligations” means any Indebtedness of the Issuer or any Guarantor which is or will be secured by a Lien on the Collateral on a basis that is junior to the Notes, the Exchange Notes and the Note Guarantees.

“Lender Debt” means any (i) Indebtedness outstanding from time to time under the Credit Agreement, (ii) any Indebtedness which has a first-priority security interest in the Collateral (subject to Permitted Liens) and (iii) all cash management Obligations and Hedging Obligations Incurred with any Bank Lender or any of its affiliates.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Investor” means the officers, directors, employees and other members of the management of any direct or indirect parent entity, the Issuer or any of its Subsidiaries, or family members or relatives thereof, or trusts or partnerships for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or its direct or indirect parent entity.

“Merger Agreement” means the Agreement and Plan of Merger entered into on August 27, 2010 among LRI Holdings, Inc., Roadhouse Holdings Inc., Roadhouse Merger Inc. and LRI Acquisition, LLC, as amended, supplemented or modified from time to time prior to the Issue Date, in accordance with its terms.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Available Cash” from any Asset Sale (including an Asset Sale of Collateral) or Recovery Event means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a Note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2) all payments made on any Indebtedness that is secured with a higher priority than the Notes and the Note Guarantees by assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale.

“Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any Collateral.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements); provided that the cash proceeds of an Equity Offering by a direct or indirect parent entity of the Issuer shall not be deemed Net Cash Proceeds, except to the extent such cash proceeds are contributed to the Issuer.

“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any Collateral.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Issuer or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) pursuant to which there is no recourse against any of the assets of the Issuer or its Restricted Subsidiaries, except that representations, warranties, covenants and indemnities entered into by the Issuer or any Restricted Subsidiary that are reasonably customary in securitization of receivables transactions shall not be considered recourse.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and Notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto and, collectively, all such Note Guarantees. Each Note Guarantee shall be in the form prescribed in the Indenture.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated September 27, 2010, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President or the Secretary of the Issuer. Officer of any Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes without giving effect to collateral arrangements.

“Pari Passu Lien Obligations” means any Additional Notes and any other Indebtedness that has a stated maturity date that is longer than the Notes and that is permitted to have Pari Passu Payment Lien Priority relative to the Notes with respect to the Collateral and is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness (other than any Additional Notes) shall have executed a joinder to the Collateral Documents in the form provided therein. For the avoidance of doubt, Pari Passu Lien Obligations shall not include First Priority Lien Obligations.

“Pari Passu Payment Lien Priority” means, relative to specified Indebtedness and other obligations having equal Lien priority on the Notes and the Note Guarantees, as the case may be, on the Collateral.

“Permitted Holders” means any of (a) the Sponsor or funds controlled or managed by the Sponsor (other than any portfolio companies of any of the foregoing) and (b) the Management Investors (but only with respect to their “beneficial ownership” (within the meaning of 13d-3 and 13d-5 under the Exchange Act) of up to 10% in the aggregate of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent entity, as the case may be) and (c) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Capital Stock of the Issuer or any direct or indirect parent entity or securities convertible into or exchangeable or exerciseable for such Capital Stock. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the Indenture) will thereafter constitute additional Permitted Holders.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(1) the Issuer or a Restricted Subsidiary;

(2) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Subsidiary Guarantor; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Subsidiary Guarantor, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees, officers or directors of the Issuer or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not in excess of $2.0 million at any time outstanding;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with “— Repurchase at the Option of Holders — Limitation on Sales of Assets and Subsidiary Stock” or any other disposition of assets not constituting an Asset Sale;

(9) Investments in existence on, or made pursuant to binding commitments existing on, the Issue Date and described in the Offering Memorandum or an Investment consisting of an extension, modification or renewal of any Investment existing on the Issue Date and described in the prospectus (other than reimbursements of Investments in the Issuer or any Subsidiary); provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(10) Currency Agreements, Interest Rate Agreements , Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “— Certain Covenants — Limitation on Indebtedness;”

(11) Guarantees issued in accordance with “— Certain Covenants — Limitations on Indebtedness;”

(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Issuer and its Restricted Subsidiaries in connection with such plans;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “— Limitation on Affiliate Transactions” (except transactions described in clauses (2), (5), (8) and (16) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business;

(16) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “— Merger and Consolidation” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and do not constitute a material portion of the assets of the entity so acquired; and

(17) Investments by the Issuer or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (17), in an aggregate amount at the time of such Investment not to exceed $20.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and related Obligations Incurred pursuant to clause (1) of the second paragraph under “— Certain Covenants — Limitation on Indebtedness”; provided that any such Indebtedness may be First Priority Lien Obligations, Pari Passu Lien Obligations or Junior Lien Obligations; provided further that any such Liens granted by the Issuer or any Restricted Subsidiary pursuant to this clause (1) secure the Old Notes, the New Notes and the Note Guarantees on at least a second-priority basis (other than Excluded Collateral);

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other obligations

Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b) such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Customary Liens relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other accounts maintained with a depositary or custodial institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from financing statement filings under the Uniform Commercial Code as in effect in any applicable jurisdiction regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(15) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary;

(17) Liens securing the Notes and Note Guarantees issued on the Issue Date and any Exchange Notes and related Note Guarantees and any obligations owing to the Trustee or the Collateral Agent under the Indenture, the Collateral Documents or the Intercreditor Agreement;

(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens in favor of the Issuer or any Restricted Subsidiary;

(21) Liens under industrial revenue, municipal or similar bonds;

(22) Liens arising as a result of agreements to enter into a Sale/Leaseback Transaction and not securing Indebtedness; provided, that such Liens shall not extend beyond the property that is the subject of such Sale/Leaseback Transaction;

(23) Liens solely on any cash earnest money deposits made by the Issuer or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under the Indenture;

(24) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under the Indenture;

(25) Liens on Equity Interests in joint ventures securing obligations of such joint ventures;

(26) Liens on proceeds of insurance policies securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unpaid insurance premiums;

(27) Liens on the Collateral securing Pari Passu Indebtedness incurred to finance an acquisition permitted under the Indenture in a principal amount not to exceed $50.0 million in the aggregate, provided that (x) such Indebtedness is incurred pursuant to the covenant described above under “— Limitation on Incurrence of Indebtedness” and such Indebtedness has Pari Passu Payment Lien Priority pursuant to the Intercreditor Agreement and (y) the Consolidated Coverage Ratio of the Issuer and its Restricted Subsidiaries after giving pro forma effect to such acquisition would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such acquisition; and

(28) Liens on the Collateral securing Pari Passu Indebtedness permitted to be Incurred under the Indenture, provided that such Indebtedness has Pari Passu Payment Lien Priority pursuant to the Intercreditor Agreement, in an aggregate principal amount outstanding at any one time not to exceed an amount equal to the greater of (x) $15.0 million and (y) 8.75% of Consolidated Net Tangible Assets.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Preopening Costs” means “start-up costs” (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) related to the acquisition, opening and organizing of new restaurants, including, without limitation, the cost of feasibility studies, staff training and recruiting and travel costs for employees engaged in such start-up activities.

“Rating Agencies” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Issuer or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (a) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (b) without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees, underwriting discounts and other costs and expenses Incurred in connection therewith);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Issuer or a Guarantor.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the Issue Date by and among the Issuer, the Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Issuer and the other parties thereto, as such agreements may be amended from time to time.

“Restoration” has the meaning ascribed to it in the applicable Collateral Document.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to restaurant properties whether now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such restaurant to a Person (other than the Issuer or any of its Subsidiaries) and the Issuer or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Management” means the Chief Executive Officer and the Chief Financial Officer of the Issuer.

“Senior Unsecured Pari Passu Indebtedness” means:

(1) with respect to the Issuer, any Indebtedness that ranks pari passu in right of payment to the Notes but is unsecured; and

(2) with respect to any Guarantor, any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Note Guarantee but is unsecured.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor” means Kelso & Company, L.P. and any of its Affiliates other than any portfolio companies.

“Sponsor Management Agreement” means the Advisory Agreement dated as of the Issue Date between Kelso & Company, L.P. and Logan’s Roadhouse, Inc., as the same may be amended, modified or supplemented from time to time.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Issuer.

“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Transactions” means the transactions described under “The Transactions” section of the Offering Memorandum.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 15, 2013; provided, however, that if the period from the redemption date to October 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to October 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) neither such Subsidiary nor any of its Subsidiaries owns any Capital Stock or Indebtedness of or has any Investment in, or owns or holds any Lien on any property of, any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Issuer in such Subsidiary complies with “— Certain Covenants — Limitation on Restricted Payments;”

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Issuer and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary with terms substantially less favorable to the Issuer than those that might have been obtained from Persons who are not Affiliates of the Issuer.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Issuer could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “— Certain Covenants — Limitation on Indebtedness” covenant on a pro forma basis taking into account such designation.

“U.S. Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by such Person or one or more other Wholly Owned Subsidiaries of such Person.

Book-Entry Settlement and Clearance

The Global Notes

The New Notes will be issued in book-entry form only, which means that the New Notes will be represented by one or more permanent global certificates (“Global Notes”) registered in the name of DTC or its nominee. You may hold interests in the New Notes directly through DTC, Euroclear or Clearstream if you are a participant in any of these clearing systems, or indirectly through organizations which are participants in those systems. Links have been established among DTC, Clearstream and Euroclear to facilitate the issuance of the Notes and cross-market transfers of the Notes associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries.

Book-Entry Procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•	will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the Trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	the Issuer, at its option, notifies the trustee that the Issuer elects to cause the issuance of certificated Notes; or

•	certain other events provided in the Indenture should occur.

EXCHANGE OFFER; REGISTRATION RIGHTS

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4 relating to the New Notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits. We refer you to the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the registration statement.

When the SEC declares the registration statement effective, we will offer the New Notes (and the related Note guarantees) in return for the Old Notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to the holders of Old Notes. For each Old Note surrendered to us in the exchange offer, the holders of Old Notes will receive a New Note of equal principal amount. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor. A holder of Old Notes that participates in the exchange offer will be required to make certain representations to us as described in “The Exchange Offer.” We and the Guarantors have agreed to use reasonable best efforts to complete the exchange offer not later than 60 days after the registration statement is declared effective by the SEC. Under existing interpretations of the SEC contained in several no-action letters to third parties, the New Notes (and the related Note guarantees) will generally be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the New Notes. See “The Exchange Offer” and “Plan of Distribution.”

Old Notes which are not tendered for exchange, or are tendered but not accepted, in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

If we determine that a registered exchange offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the staff of the SEC, if for any reason, the exchange offer is not for any other reason completed within 300 days of October 4, 2010, or, in certain circumstances, any Initial Purchaser so requests in connection with any offer or sale of Notes, we and the Guarantors will use reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the Notes and to keep that shelf registration statement effective until the date that the Notes cease to be “registrable securities” (as defined in the Registration Rights Agreement), or such shorter period that will terminate when all Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We and the Guarantors will, in the event of such a shelf registration, provide to each participating holder of Notes copies of a prospectus, notify each participating holder of Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Notes. A holder of Notes that sells Notes under the shelf registration statement generally will be required to make certain representations to us (as described in the Registration Rights Agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder of Notes (including certain indemnification obligations). Holders of Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their Notes for registered Notes in the exchange offer.

If (a) we have not exchanged New Notes for all Old Notes validly tendered in accordance with the terms of the exchange offer or, if a shelf registration statement is required and is not declared effective, on or prior to the 300th day after October 4, 2010 or (b) if applicable, a shelf registration statement covering resales of the Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable at any time during the required effectiveness period, and such failure to remain effective or be usable exists for more than 30 days (whether or not consecutive) in any 12-month period (the 31st such date, the “Trigger Date”), then additional interest shall accrue on the principal amount of the Notes that are “registrable securities” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) commencing on (x) the 301st day following October 4, 2010, in the case of (a) above, or (y) the Trigger Date, in the case of (b) above, until the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such Notes cease to be “registrable securities.” In the case of a shelf registration statement required to be filed pursuant to a request by an Initial Purchaser, the increase in interest rate described above begins to apply on the later of the 301st day following October 4, 2010 and the 90th day following such request, if the shelf registration statement has not yet become effective. Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Notes is payable.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of New Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than underwriting discounts and commissions, brokerage commissions and applicable transfer taxes, and will indemnify certain Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the New Notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such New Notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such New Notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such New Notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relating to the exchange offer (as described under the heading “The Exchange Offer”). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold the Notes as part of a straddle, hedge, conversion or other integrated transaction or U.S. Holders that have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. As used in this discussion, the term “Holder” means a beneficial owner of a Note.

The exchange of an Old Note for a New Note pursuant to the exchange offer will not result in a taxable exchange to a Holder of such Old Note. Accordingly, a Holder of an Old Note will not recognize any gain or loss upon the exchange of an Old Note for a New Note pursuant to the exchange offer. Such Holder’s holding period for such New Note will include the holding period for such Old Note, and such Holder’s adjusted tax basis in such New Note will be the same as such Holder’s adjusted tax basis in such Old Note. The U.S. federal income tax considerations relating to the Old Notes will generally continue to apply to the New Notes. Similarly, there will be no U.S. federal income tax consequences to a Holder of an Old Note that does not participate in the exchange offer.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND ANY OTHER TAX CONSIDERATIONS TO THEM RELATING TO THE NOTES, INCLUDING THE TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER OR NOT PARTICIPATING IN THE EXCHANGE OFFER.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of Old Notes for New Notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code (“ERISA Plans”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each arrangement or ERISA Plan, a “Plan”).

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition, exchange or holding of Notes by an ERISA Plan with respect to which the Issuer or the Guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, exchanged and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase, exchange or holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) or ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.

Because of the foregoing, the Notes should not be purchased, exchanged or held by any person investing “plan assets” of any Plan, unless such purchase, exchange and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by exchange of a Note each holder, or in the case of a transfer of the Note, subsequent transferee will be deemed to have represented and warranted that either (a) no portion of the assets used by such holder or transferee to acquire, exchange or hold the Notes constitutes assets of any Plan or (b) the acquisition, exchange and holding, as applicable, of the Notes by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or exchanging the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

VALIDITY OF THE NOTES

Debevoise & Plimpton LLP, New York, New York will pass upon the validity of the New Notes and the guarantees. Debevoise & Plimpton LLP has in the past provided, and continues to provide, legal services to Kelso and its affiliates. Debevoise & Plimpton LLP will rely upon the opinion of Bass, Berry & Sims PLC, Nashville, Tennessee, as to certain matters of Tennessee law, the opinion of Brown McCarroll, L.L.P., Dallas, Texas, as to certain matters of Texas law, and the opinion of Stinson Morrison Hecker LLP, Kansas City, Missouri, as to certain matters of Kansas law.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the New Notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

Following effectiveness of the registration statement relating to the exchange offer, we will file annual, quarterly and current reports and other information with the SEC. The Indenture requires us to distribute to the holders of the Notes annual reports containing our financial statements audited by our independent auditors as well as other information, documents and other information we file with the SEC under Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer’s registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

LRI Holdings, Inc.
3011 Armory Drive, Suite 300
Nashville, Tennessee 37204
Attn: Chief Financial Officer
(615) 885-9056

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by       , 2011.

EXPERTS

The consolidated balance sheets of LRI Holdings, Inc. and subsidiaries as of August 1, 2010 and August 2, 2009, and the related consolidated statements of income (loss), changes in stockholders’ equity, and cash flows for each of the three fiscal years in the period ended August 1, 2010, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of August 1, 2010 and August 2, 2009	F-3
Consolidated Statements of Income (Loss) for the years ended August 1, 2010, August 2, 2009 and August 3, 2008	F-4
Consolidated Statements of Cash Flows for the years ended August 1, 2010, August 2, 2009 and August 3, 2008	F-5
Consolidated Statements of Changes in Stockholders’ Equity for the years ended August 1, 2010, August 2, 2009 and August 3, 2008	F-6
Notes to Consolidated Financial Statements	F-7
Condensed Consolidated Balance Sheets as of May 1, 2011 and August 1, 2010	F-29
Condensed Consolidated Statements of Income (Loss) for the period from October 4, 2010 to May 1, 2011, for the period from August 2, 2010 to October 3, 2010 and the thirty-nine weeks ended May 2, 2010	F-30
Condensed Consolidated Statements of Cash Flows for the period from October 4, 2010 to May 1, 2011, for the period from August 2, 2010 to October 3, 2010 and the thirty-nine weeks ended May 2, 2010	F-31
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the period from October 4, 2010 to May 1, 2011, for the period from August 2, 2010 to October 3, 2010 and the thirty-nine weeks ended May 2, 2010
F-32
Notes to Unaudited Condensed Consolidated Financial Statements	F-33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
LRI Holdings, Inc.
Nashville, Tennessee

We have audited the accompanying consolidated balance sheets of LRI Holdings, Inc. and subsidiaries (the “Company”) as of August 1, 2010 and August 2, 2009, and the related consolidated statements of income (loss), changes in stockholders’ equity, and cash flows for each of the three fiscal years in the period ended August 1, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at August 1, 2010, and August 2, 2009, and the results of its operations and its cash flows for each of the three years in the period ended August 1, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 19 to the consolidated financial statements, on August 27, 2010 the Company entered into an Agreement and Plan of Merger.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
September 17, 2010, except for Note 18, as to which the date is April 18, 2011.

LRI Holdings, Inc.

Consolidated Balance Sheets

(In thousands of dollars, except share data)	August 1, 2010	August 2, 2009

ASSETS
Current assets:
Cash and cash equivalents	$52,211	$13,069
Receivables	6,816	6,465
Inventories	10,051	9,637
Prepaid expenses and other current assets	7,642	6,957
Income taxes receivable	551	3,112
Deferred income taxes	1,195	620
Assets held for sale	—	1,200

Total current assets	78,466	41,060

Property and equipment, net	196,437	195,854
Other assets	7,277	8,521
Goodwill	81,207	81,207
Tradename	56,971	56,971
Other intangible assets, net	22,787	24,643

Total assets	$443,145	$408,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,312	$12,648
Current maturities of long-term debt	1,380	1,380
Other current liabilities and accrued expenses	37,896	33,196

Total current liabilities	54,588	47,224

Long-term debt	217,303	218,683
Deferred income taxes	44,529	37,730
Other long-term obligations	32,942	30,901

Total liabilities	349,362	334,538

Commitments and contingencies (Note 13)	—	—

Series A preferred stock (par value $0.01 per share; liquidation preference $64,508; 100,000 shares authorized; 64,508 shares issued and outstanding)	60,170	60,170

Stockholders’ equity:
Common stock (par value $0.01 per share; 1,900,000 shares authorized; 992,427 shares issued and outstanding)	10	10
Additional paid-in capital	12,831	12,831
Accumulated other comprehensive loss	—	(44)
Retained earnings	20,772	751

Total stockholders’ equity	33,613	13,548

Total liabilities and stockholders’ equity	$443,145	$408,256

The accompanying notes to consolidated financial statements are an integral part of these statements.

LRI Holdings, Inc.

Consolidated Statements of Income (Loss)

	Fiscal year	Fiscal year	Fiscal year
(In thousands of dollars)	2010	2009	2008

Revenues:
Net sales	$555,460	$533,248	$529,424
Franchise fees and royalties	2,068	2,248	2,574

Total revenues	557,528	535,496	531,998

Costs and expenses:
Restaurant operating costs -
Cost of goods sold	174,186	172,836	176,010
Labor and other related expenses	165,877	161,173	164,074
Occupancy costs	42,397	39,923	37,952
Other restaurant operating expenses	81,826	79,263	80,255
Depreciation and amortization	17,040	17,206	16,146
Pre-opening expenses	2,111	2,137	3,170
General and administrative	24,216	25,126	26,538
Impairment and store closing charges	91	23,187	6,622

Total costs and expenses	507,744	520,851	510,767

Income from operations	49,784	14,645	21,231
Other income (expense):
Interest expense, net	(18,857)	(20,557)	(22,618)
Other income (expense), net	798	(1,543)	(2,631)

Total other expense	(18,059)	(22,100)	(25,249)

Income (loss) before income Taxes	31,725	(7,455)	(4,018)
Provision for (benefit from) income taxes	11,704	(5,484)	(3,392)

Net income (loss)	20,021	(1,971)	(626)
Undeclared preferred dividend	(12,075)	(10,568)	(9,605)

Net income (loss) attributable to common stockholders	$7,946	$(12,539)	$(10,231)

The accompanying notes to consolidated financial statements are an integral part of these statements.

LRI Holdings, Inc.

Consolidated Statements of Cash Flows

	Fiscal year	Fiscal year	Fiscal year
(In thousands of dollars)	2010	2009	2008

Cash flows from operating activities:
Net income (loss)	$20,021	$(1,971)	$(626)
Adjustments to reconcile net income (loss) to net cash provided by operating activities —
Depreciation and amortization	17,040	17,206	16,146
Other amortization	1,331	1,217	1,138
In-kind interest on debt added to principal	—	1,394	2,771
Unrealized (gain) loss on interest rate swap	(798)	151	1,998
Loss on sale/disposal of property and equipment	928	880	2,183
Amortization of deferred gain on sale-leaseback	(79)	(68)	(55)
Impairment charges for long-lived assets	72	6,252	6,623
Tradename impairment	—	16,781	—
Changes in operating assets and liabilities -
Receivables	(351)	47	297
Inventories	(414)	68	(1,021)
Prepaid expenses and other current assets	93	(661)	(2,624)
Other non-current assets and intangibles	(330)	206	(840)
Accounts payable	2,582	(1,299)	(2,713)
Income taxes payable/receivable	2,561	(1,540)	(2)
Other current liabilities and accrued expenses	4,930	40	2,145
Deferred income taxes	6,199	(7,375)	(4,463)
Other long-term obligations	2,615	4,172	7,244

Net cash provided by operating activities	56,400	35,500	28,201

Cash flows from investing activities:
Purchase of property and equipment	(26,367)	(27,039)	(37,372)
Proceeds from sale of assets held for sale	1,184	—	15
Proceeds from sale-leaseback transactions, net of expenses	10,083	—	18,013
Proceeds from insurance settlement	—	—	606

Net cash used in investing activities	(15,100)	(27,039)	(18,738)

Cash flows from financing activities:
Payments on term loan facility	(1,380)	(1,380)	(1,380)
Payments on revolving credit facility	(3,000)	(42,806)	(75,872)
Borrowings on revolving credit facility	3,000	42,806	71,107
Payments for deferred offering costs	(778)	—	—
Repurchase of shares	—	(200)	(70)

Net cash used in financing activities	(2,158)	(1,580)	(6,215)

Increase in cash and cash equivalents	39,142	6,881	3,248
Cash and cash equivalents, beginning of period	13,069	6,188	2,940

Cash and cash equivalents, end of period	$52,211	$13,069	$6,188

Supplemental disclosures of non-cash investing and financing activities:
Property accrued in accounts payable and accrued expenses	$2,968	$3,056	$2,953

Asset retirement obligation additions	$52	$4	$64

Deferred gain on sale-leaseback transactions	$628	$—	$1,944

Interest rate derivative instrument	$(70)	$(245)	$315

Cash paid during the year for:
Interest, excluding amounts capitalized	$17,191	$17,982	$18,480

Income taxes	$3,573	$4,622	$1,574

The accompanying notes to consolidated financial statements are an integral part of these statements.

LRI Holdings, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

				Accumulated		Total
			Additional	other		stockholders’	Shares of
	Shares of		paid-in	comprehensive	Retained	equity	preferred	Preferred
(in thousands of dollars, except share data)	common	Common	capital	income/(loss)	earnings	(Permanent)	(Temporary)	(Temporary)

Balances at July 29, 2007	999,867	$10	$13,101	$—	$3,348	$16,459	64,992	$60,170
Net loss	—	—	—	—	(626)	(626)	—	—
Change in fair value of interest rate swap, net of tax benefit of $118	—	—	—	(198)	—	(198)	—	—

Total comprehensive loss						(824)
Repurchase of shares from management	(2,040)	—	(70)	—	—	(70)	(133)	—

Balances at August 3, 2008	997,827	$10	$13,031	$(198)	$2,722	$15,565	64,859	$60,170
Net loss	—	—	—	—	(1,971)	(1,971)	—	—
Change in fair value of interest rate swap, net of tax provision of $91	—	—	—	154	—	154	—	—

Total comprehensive loss						(1,817)
Repurchase of shares from management	(5,400)	—	(200)	—	—	(200)	(351)	—

Balances at August 2, 2009	992,427	$10	$12,831	$(44)	$751	$13,548	64,508	$60,170
Net income	—	—	—	—	20,021	20,021	—	—
Change in fair value of interest rate swap, net of tax provision of $26	—	—	—	44	—	44	—	—

Total comprehensive income						20,065

Balances at August 1, 2010	992,427	$10	$12,831	$(0)	$20,772	$33,613	64,508	$60,170

The accompanying notes to consolidated financial statements are an integral part of these statements.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements
(in thousands of dollars, except share amounts)

1.	Basis of Presentation and Description of the Business

LRI Holdings, Inc. and subsidiaries (collectively, with its subsidiaries, “the Company”) is engaged in the operation and development of a full-service restaurant chain. As of August 1, 2010 and August 2, 2009, the Company operated 186 and 177 company-operated restaurants, respectively, and 26 franchisee-operated restaurants, at both period ends, in 20 states (23 states, including franchised locations).

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and all intercompany balances and transactions have been eliminated during consolidation. The Company operates on a 52 or 53-week fiscal year ending on the Sunday nearest to July 31. The fiscal year period ended August 3, 2008 (“fiscal year 2008”) consists of 53 weeks. The fiscal year periods ended August 2, 2009 (“fiscal year 2009”) and August 1, 2010 (“fiscal year 2010”) each consist of 52 weeks. Approximately every six years a 53-week fiscal year occurs.

2.	Summary of Significant Accounting Policies

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Receivables

Receivables consist primarily of bank credit card receivables, which are short in duration and considered collectible. The Company, therefore, does not provide for an allowance for doubtful accounts.

Inventories

Inventories consist of food, beverages and supplies and are valued at the lower of cost (first-in, first out method) or market. Supplies, consisting mainly of dishes, utensils and small equipment, represented $6,682 and $6,392 of the total inventory balance at August 1, 2010 and August 2, 2009, respectively.

Property and equipment

Property and equipment is recorded at cost. Expenditures for improvements and major remodels are capitalized and minor replacement, maintenance and repairs are charged to expense. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives or the terms of the underlying leases of the related assets.

Useful lives for property and equipment is established for each asset class as follows:

Land	Indefinite
Buildings	35 years
Restaurant equipment	3 - 15 years
Leasehold improvements	7 - 35 years

Other assets

Other assets consist primarily of unamortized debt issuance costs, deposits and assets related to the Company’s non-qualified employee deferred compensation plan. Debt issuance costs are amortized to interest expense over the term of the related debt.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

Goodwill and tradename

Goodwill represents the excess of cost over the fair value of net assets acquired in a purchase business combination. Goodwill and the Company’s indefinite-lived tradename asset are not amortized, but are subject to annual impairment testing, or more frequently, if indications of impairment exist. In the annual impairment test of goodwill, the Company primarily uses the income approach method of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies to determine the fair value. The estimated fair value of the Company is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the implied fair value of the Company’s goodwill is determined by allocating the estimated fair value to the Company’s assets and liabilities (including any unrecognized intangible assets) as if the Company had been acquired in a business combination. The amount of impairment for goodwill is measured as the excess of its carrying value over its implied fair value.

In the annual impairment test of the indefinite-lived tradename asset, the Company primarily uses the relief from royalty method under the income approach method of valuation. The amount of impairment, if any, is measured as the excess of its carrying value over its implied fair value.

The Company performs both annual impairment tests as of the end of the second quarter (see Note 5).

Other Intangible Assets

Acquired intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. If determined to have a definite life, intangible assets are recorded at cost and amortized over their estimated useful lives.

Useful lives for other intangible assets are as follows:

Franchise agreements	23 years
Liquor licenses	Life of lease/building or indefinite
Favorable leases	Life of lease
Menu	5 years

Impairment and store closing charges

The Company assesses the impairment of long-lived assets whenever changes in circumstances indicate that the carrying value may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or group of assets to the estimated undiscounted future identifiable cash flows expected to be generated by those assets. Identifiable cash flows are measured at the lowest level where they are essentially independent of cash flows of other groups of assets and liabilities, generally at the restaurant level. If the carrying amount of an asset or group of assets exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset (see Note 7).

Insurance Reserves

The Company self-insures a significant portion of expected losses under the Company’s workers’ compensation, employee health, general liability and property insurance programs. The Company has purchased insurance for individual claims for certain coverages that exceed certain deductible limits, as well as aggregate limits above certain risk thresholds. The Company records a liability, within other current liabilities and accrued expenses, for the estimated exposure for aggregate incurred but unpaid losses below those limits.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

Summarized activity for the insurance reserves includes:

	Fiscal year	Fiscal year	Fiscal year
	2010	2009	2008

Reserve balance- beginning of year	$4,652	$4,645	$3,795
Add: provision	8,623	8,367	10,618
Less: payments	(7,904)	(8,360)	(9,768)

Reserve balance- end of year	$5,371	$4,652	$4,645

Revenue recognition

The Company records revenue from the sale of food and beverage products as they are sold, net of sales tax. Proceeds from the sale of gift cards are recorded as deferred revenue and recognized as income when the gift card is redeemed by the holder or the likelihood of redemption, based upon our historical redemption patterns, becomes remote.

Franchise fees received are recognized as income when the Company has performed all required obligations to assist the franchisee in opening a new franchise restaurant. Franchise royalties are a percentage of net sales of franchised restaurants and are recognized as income when earned.

Cost of goods sold

Cost of goods sold is primarily food and beverage costs for inventory and related purchasing and distribution costs. Vendor allowances received in connection with the purchase of a vendor’s products are recognized as a reduction of the related food and beverage costs as earned.

Pre-opening expenses

Pre-opening expenses incurred with the opening of a new restaurant are expensed when incurred. These costs primarily include manager salaries, employee payroll, rent and supplies.

Advertising

The Company expenses production costs of commercials in the fiscal period the advertising is first aired. Other advertising costs of the Company are expensed in the fiscal period incurred. The Company receives 0.5% of franchisee net sales as a marketing contribution which is recorded as an offset to the Company’s advertising costs. Net advertising expense was $12,698, $9,203 and $5,937 for fiscal years 2010, 2009 and 2008, respectively.

Leases

The Company has ground leases, ground plus building leases and office space leases that are recorded as operating leases, most of which contain rent escalation clauses and rent holiday periods. In accordance with applicable accounting guidance, rent expense under these leases is recognized on a straight-line basis over the shorter of the useful life, or the related lease life including probable renewal periods. The difference in the straight-line expense in any year and amounts payable under the leases during that year is recorded as deferred rent liability. The Company uses a lease life that begins on the date that the Company becomes legally obligated under the lease and extends through renewal periods that can be exercised at the Company’s option, when it is probable at the inception of the lease that the Company will exercise those renewal options.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

Certain leases provide for contingent rent, which is determined as a percentage of sales in excess of specified minimum sales levels. The Company recognizes contingent rent expense prior to the achievement of the specified sales target that triggers the contingent rent, provided achievement of the sales target is considered probable.

Occasionally, the Company is responsible for the construction of leased restaurant locations and for paying project costs that may be in excess of an agreed upon amount with the landlord. Applicable accounting guidance requires the Company to be considered the owner of these types of projects during the construction period. At August 1, 2010 and August 2, 2009, costs of $2,574 and $4,462 are included within “Property and Equipment, net” as “Construction in progress”.

Sale-leaseback transactions

The Company accounts for the sale-leaseback of real estate assets in accordance with applicable accounting guidance. Losses on sale-leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale-leaseback transactions are deferred and amortized over the related lease term.

Share-based compensation

In fiscal year 2007, the Company adopted the LRI Holdings, Inc. Option Plan (the “Option Plan”). The Company applied the fair value recognition provisions of applicable accounting guidance to options issued under the Option Plan. The grant date fair value of those options was estimated using a simulation analysis in an option pricing framework, incorporating Geometric Brownian Motion in the equity value calculation (see Note 17).

Income taxes

Income taxes are accounted for pursuant to applicable accounting guidance, which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the tax affected differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by valuation allowances, which represents the estimated amount of deferred tax assets that may not be realized based upon estimated future taxable income. Future taxable income, reversals of temporary differences, available carry back periods and changes in tax laws could affect these estimates. Employer tax credits for FICA taxes paid on employee tip income are accounted for by the flow-through method.

The Company recognizes a tax position in the consolidated financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities that have full knowledge of all relevant information. A recognized tax position is then measured at the largest amount of benefit that is greater than 50% likely to be realized upon settlement.

Comprehensive income (loss)

Comprehensive income (loss) consists of the net income (loss) and other gains and losses affecting stockholders’ equity that, under GAAP, are excluded from net income. Other comprehensive income (loss) as presented in the consolidated statements of changes in stockholders’ equity for fiscal years 2010, 2009 and 2008 consisted of the unrealized gain (loss), net of tax, of the Company’s cash flow hedges.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

Derivative instruments

The Company’s policy is to account for derivative instruments and hedging activities in accordance with applicable accounting guidance, which requires that all derivative instruments be recorded at fair value in the consolidated financial statements. The Company does not hold or use derivative financial instruments for trading or speculative purposes (see Note 9).

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment reporting

The Company aggregates its operations into a single reportable segment within the casual dining industry, providing similar products to similar customers, exclusively in the United States. The restaurants also possess similar pricing structures, resulting in similar long-term expected financial performance characteristics. Accordingly, no further segment reporting beyond the consolidated financial statements is presented.

Fair value of financial instruments

The company measures certain financial assets and liabilities at fair value in accordance with the applicable accounting guidance. These assets and liabilities are measured at each reporting period and certain of these are revalued as required (see Note 10).

Application of new accounting standards

On August 3, 2009, the Company adopted the Accounting Standards Codification (“ASC”) as issued by the Financial Accounting Standards Board (“FASB”). The ASC is the single source of authoritative nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. The adoption did not have an impact on the Company’s consolidated financial statements.

On August 3, 2009, the Company adopted, on a prospective basis, accounting guidance related to accounting for business combinations. The adoption did not have a material impact on the Company’s consolidated financial statements. However, the application will significantly change how the Company accounts for any future business combinations.

On August 3, 2009, the Company adopted accounting guidance requiring additional disclosure about the derivative instruments and hedging activities. The adoption did not have a material impact on the Company’s consolidated financial statements.

On August 3, 2009, the Company adopted, on a prospective basis, accounting guidance as issued by the FASB for certain nonfinancial assets and liabilities that are recorded or disclosed at fair value on a nonrecurring basis. The adoption did not have a material impact on the Company’s consolidated financial statements.

On August 3, 2009, the Company adopted accounting guidance which clarified the accounting for uncertainty in income taxes recognized in financial statements. Further accounting guidance addressed how a company should determine whether a tax position is effectively settled for the purpose of recognizing

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

previously unrecognized tax benefits. The adoption did not have a material impact on the Company’s consolidated financial statements.

3.	Property and Equipment, net

Property and equipment, net, as of August 1, 2010 and August 2, 2009, consists of the following:

	August 1,	August 2,
	2010	2009

Land	$6,395	$2,661
Buildings	3,328	3,310
Restaurant equipment	63,021	56,083
Leasehold improvements	163,931	158,337

	236,675	220,391
Accumulated depreciation and amortization	(50,316)	(35,777)

	186,359	184,614
Construction in progress	10,078	11,240

Property and equipment, net	$196,437	$195,854

Depreciation and amortization expense, for property and equipment, was as follows:

Fiscal year 2010	$15,465
Fiscal year 2009	$15,661
Fiscal year 2008	$14,783

Interest capitalized into the cost of property and equipment was $253, $329 and $509 for fiscal years 2010, 2009 and 2008, respectively. The Company had property and equipment purchases accrued in “Accounts payable” and “Other current liabilities and accrued expenses” in the accompanying consolidated balance sheets of $2,968 and $3,056 at August 1, 2010 and August 2, 2009, respectively.

4.	Other Assets

Other assets, as of August 1, 2010 and August 2, 2009, consist of the following:

	August 1,	August 2,
	2010	2009

Debt issuance costs, net	$4,695	$6,179
Deposits	960	994
Non-qualified savings plan assets	1,110	806
Deferred sale and leaseback transaction costs, net	512	542

Total	$7,277	$8,521

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

5.	Goodwill and Intangible Assets

Goodwill and intangible assets, as of August 1, 2010 and August 2, 2009, consist of the following:

	Gross carrying	Accumulated	Net carrying
	amount	amortization	amount

August 1, 2010
Goodwill	$81,207	$—	$81,207

Tradename	$56,971	$—	$56,971

Indefinite-lived intangible assets:
Liquor licenses	$1,850	$—	$1,850
Definite-lived intangible assets:
Franchise agreements	10,950	(1,062)	9,888
Favorable leases	9,112	(1,247)	7,865
Liquor licenses	1,929	(316)	1,613
Menu	5,774	(4,203)	1,571

Total	$29,615	$(6,828)	$22,787

August 2, 2009
Goodwill	$81,207	$—	$81,207

Tradename	$56,971	$—	$56,971

Indefinite-lived intangible assets:
Liquor licenses	$1,790	$—	$1,790
Definite-lived intangible assets:
Franchise agreements	10,950	(729)	10,221
Favorable leases	9,112	(904)	8,208
Liquor licenses	1,929	(230)	1,699
Menu	5,774	(3,049)	2,725

Total	$29,555	$(4,912)	$24,643

Total amortization of intangibles was $1,916, $1,888 and $1,706 for fiscal years 2010, 2009 and 2008, respectively, $1,574, $1,545 and $1,363, respectively, is included in “Depreciation and amortization”; and $342, $343 and $343, respectively, is included in “Occupancy costs” for each fiscal year.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

Estimated amortization of intangibles subject to amortization expense and favorable leases subject to rent expense over the next five fiscal years and thereafter is as follows:

	Amortization	Rent
Year	expense	expense

Fiscal 2011	$1,604	$342
Fiscal 2012	896	342
Fiscal 2013	466	342
Fiscal 2014	468	342
Fiscal 2015	471	342
Thereafter	9,167	6,155

Total	$13,072	$7,865

The Company performed its annual assessment of goodwill as of the end of the second quarter of fiscal years 2010, 2009 and 2008, and concluded there was no indication of impairment. The Company plans to continue its annual assessment of goodwill as of the end of the second quarter of each fiscal year. The Company also performed its annual assessment of the indefinite-lived tradename intangible asset as of the end of the second quarter of fiscal years 2010, 2009 and 2008, and concluded there was no indication of impairment in fiscal year 2010 or fiscal year 2008. In fiscal year 2009, the Company recorded impairment charges of $16,781 relating to the indefinite-lived tradename asset. The fair value calculation is dependent on a number of factors, including estimates of future growth and trends, discount rates and other variables.

6.	Other Current Liabilities and Accrued Expenses and Other Long-Term Obligations

Other current liabilities and accrued expenses, as of August 1, 2010 and August 2, 2009, consist of the following:

	August 1,	August 2,
	2010	2009

Accrued expenses	$2,504	$849
Accrued interest	340	391
Bonus and incentive awards	4,833	5,444
Accrued vacation	830	818
Deferred revenue	3,753	3,641
Derivative liability	1,865	171
Insurance reserves	5,371	4,652
Payroll related accruals	10,827	10,387
Taxes payable	7,573	6,843

Total	$37,896	$33,196

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

Other long-term obligations, as of August 1, 2010 and August 2, 2009, consist of the following:

	August 1,	August 2,
	2010	2009

Deferred rent liability	$14,861	$11,101
Asset retirement obligation	1,955	1,756
Non-qualified savings plan liability	1,110	806
Deferred management compensation	1,421	1,350
Unfavorable leases	10,521	11,016
Derivative liability	—	2,672
Deferred gain on sale and leaseback transaction	2,285	1,766
Other	789	434

Total	$32,942	$30,901

7.	Impairment and Store Closing Charges

Impairment Charges

The Company performed a long-lived asset impairment analysis during fiscal 2010 and determined that no additional restaurants had carrying amounts in excess of their fair value; however, the Company did write-off additions related to 3 previously impaired restaurants. The same analysis was performed during fiscal years 2009 and 2008, the Company determined that eight restaurants and three restaurants, respectively, had carrying amounts in excess of their fair value. The assessments compared the carrying amounts of each restaurant to the estimated future undiscounted net cash flows of that restaurant and an impairment charge was recorded based on the amount by which the carrying amount of the assets exceeded their fair value. Fair value was determined based on an assessment of individual site characteristics and local real estate market conditions along with estimates of future cash flows. Impairment charges of $89, $6,452 and $6,622 were recorded in fiscal years 2010, 2009 and 2008, respectively.

Store Closing Charges

During fiscal year 2009, the Company closed one restaurant which had been impaired in fiscal year 2008. Additional store closing costs of $153 were recorded, offset by an adjustment to the estimated fair value of ($200). The store closing costs primarily include inventory writeoffs, employee termination benefits and other incidental store closing charges. As of August 2, 2009, $1,200 was included in assets held for sale related to this property. The property was sold in fiscal year 2010, resulting in additional store closing costs of $19; offset by an adjustment to the fair value of ($17).

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

8.	Credit Arrangements and Long-Term Obligations

Credit arrangements and long-term obligations at August 1, 2010 and August 2, 2009 consist of the following:

	August 1,	August 2,
	2010	2009

$138 million Term Loan Facility, bearing interest at Eurodollar Rate plus 2.25% (2.60% and 2.59% at August 1, 2010 and August 2, 2009, respectively)	$132,825	$134,205
$30 million Revolving Credit Facility	—	—
$80 million Senior Subordinated Unsecured Mezzanine Term Notes, bearing interest at 13.25%	85,858	85,858

	218,683	220,063
Less: current maturities	(1,380)	(1,380)

Long-term obligations, less current maturities	$217,303	$218,683

Credit agreement

On December 6, 2006, the Company entered into a senior secured credit facility, as amended, with a financial institution (“the Senior Secured Credit Facility”) for aggregate borrowings of up to $168,000 consisting of the following:

•	A six-year term loan facility (the “Term Loan Facility”) of $138,000, maturing on December 6, 2012, and requiring quarterly principal payments of $345 from January 28, 2007 through July 29, 2012, a principal payment of $65,033 on September 6, 2012 and the remaining unpaid principal balance due on December 6, 2012.

•	A five-year revolving credit facility (the “Revolving Credit Facility”) of up to $30,000 in revolving credit loans and letters of credit (with sub-limits on swing line borrowings equal to $5,000 and letters of credit equal to $12,000) which is available until December 6, 2011.

Obligations under the Senior Secured Credit Facility and the guarantees are collateralized by a security agreement, which includes all of the Company’s tangible and intangible assets.

The Company may, without premium penalty, terminate in whole or reduce in part the unused portions of the Term Loan Facility and the Revolving Credit Facility. Any terminations or reductions of the unused Revolving Credit Facility become permanent.

The Company’s availability on the Revolving Credit Facility was $26,155 and $25,776 at August 1, 2010 and August 2, 2009, respectively, net of outstanding letters of credit to secure coverage for the Company’s workers’ compensation and surety bond insurance programs.

Within the fiscal year 2009 and 2008 statement of cash flows, the cash flows associated with borrowings and repayments under the Revolving Credit Facility were inappropriately presented on a net basis rather than on a gross basis. Although each of the borrowings was repaid within three months, the stated maturity for such borrowings was December 6, 2011, the expiration date of the Revolving Credit Facility. Such cash flows in these consolidated financial statements have been correctly presented as gross borrowings and gross repayments.

In addition, on an annual basis, the Company is required to prepay, on the 125th day following the end of each fiscal year, excess cash, as defined in the Senior Secured Credit Facility. The Company made excess cash

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

prepayments during fiscal years 2010 and 2009 of $2,660 and $3,966, respectively, which was used to repay outstanding borrowings under the Revolving Credit Facility.

The fair value of the Term Loan Facility was $122,199 and $112,732 at August 1, 2010 and August 2, 2009, respectively, based on trading activity between lenders of the debt. There were no amounts borrowed under the Revolving Credit Facility at August 1, 2010 or August 2, 2009.

Senior subordinated unsecured mezzanine term notes

The Company also issued $80,000 aggregate principal amount of Senior Subordinated Unsecured Mezzanine Term Notes (the “Mezzanine Notes”) due June 6, 2014 to private investors. Interest on the notes accrues at 13.25% per annum, with 3.25% of that amount payable, at the Company’s option, in-kind as an addition to the outstanding principal amount. The Company added no paid-in-kind interest to the principal balances in fiscal year 2010 and $1,394 in fiscal year 2009.

The Company has the option to prepay the notes, in whole or part, at a redemption price equal to the outstanding principal amount of the notes, plus accrued and unpaid interest thereon, plus a redemption premium equal to 2% of the outstanding principal amount. The prepayment redemption premium expires on December 7, 2010.

At August 1, 2010 and August 2, 2009, there were no quoted market prices or recent trading activity for the Company’s Mezzanine Notes, and a reasonable estimate of the fair value could not be made without incurring excessive cost.

Additional disclosures

Required principal payments on long-term debt at August 1, 2010 are as follows:

Fiscal 2011	$1,380
Fiscal 2012	1,380
Fiscal 2013	130,065
Fiscal 2014	85,858

$218,683

Both the Senior Secured Credit Facility and the Mezzanine Notes contain, among other things, restrictive covenants that may limit the Company’s ability to finance future operations, capital needs or to engage in other business activities.

Additionally, both the Senior Secured Credit Facility and the Mezzanine Notes contain non-financial and financial debt covenants, including a minimum fixed charge coverage ratio, a maximum consolidated total leverage ratio and a maximum capital expenditure limit. These ratios and tests, if not met, could have an adverse effect on the Company’s business by limiting the Company’s ability to take advantage of financing, other corporate opportunities and to fund the Company’s operations. At August 1, 2010 and August 2, 2009, the Company was in compliance with the financial covenants as described in both the Senior Secured Credit Facility and the Mezzanine Notes.

Debt issuance costs

Amortization of debt issuance costs was $1,484, $1,369 and $1,290 for fiscal years 2010, 2009 and 2008, respectively.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

9.	Derivative Instruments

The Company uses interest rate-related derivative instruments to manage the Company’s exposure on debt instruments. The Company had the following derivative instruments during the presented periods.

Interest rate swaps

Effective March 6, 2007, the Company entered into the $75M Swap, a three-year interest rate swap agreement, with a notional amount of $75,000, which the Company uses to convert variable rates on the Company’s long-term debt to fixed rates, effectively capping $75,000 of debt at a base rate of 5.20% plus spread. The $75M Swap was not a designated hedge under applicable accounting guidance. Effective March 31, 2009, this swap was converted to a new agreement with an expiration date of June 6, 2011, capping the $75,000 at a base rate of 3.13% plus spread. The new swap is a designated cash flow hedge.

Effective September 6, 2007, the Company entered into the $15M Swap, a two-year interest rate swap agreement, with a notional amount of $15,000, which the Company used to convert variable rates on the Company’s long-term debt to fixed rates, effectively capping $15,000 of the Company’s outstanding debt at a base rate of 4.94% plus spread. The $15M Swap was a designated cash flow hedge. For fiscal year 2009, the Company recorded unrealized losses, net of tax, for the change in the fair value of $154 in “Accumulated other comprehensive income”. The $15M Swap expired in fiscal year 2010, resulting in removal of the previously recorded unrealized losses to “Accumulated other comprehensive income” of $44, net of tax. At August 1, 2010, the estimated fair value of the Company’s derivative instrument was as follows:

	Balance Sheet Location	Fair value
August 1, 2010
Interest Rate Swap ($15 million)	Other current liabilities and accrued expenses	$—
Interest Rate Swap ($75 million)	Other current liabilities and accrued expenses	$(1,865)

Total		$(1,865)

August 2, 2009
Interest Rate Swap ($15 million)	Other current liabilities and accrued expenses	$(171)
Interest Rate Swap ($75 million)	Other long-term obligations	$(2,672)

Total		$(2,843)

The amounts of gains and losses related to the Company’s derivative financial instruments designated as hedging instruments are presented as follows:

	Location of gain	Amount of gain/(loss) recognized
	recognized in earnings	in earnings on derivatives
	on derivatives	August 1, 2010	August 2, 2009	August 3, 2008

Interest Rate Contract ($75 million)	Other expense, net	$798	$(1,543)	$(2,631)

10.	Fair Value Measurements

Effective fiscal year 2010, the Company adopted new guidance for fair value measurements, related to nonfinancial assets and liabilities, however the Company did not have any significant nonfinancial assets or liabilities that required a fair value measurement on a recurring basis. The Company’s nonfinancial assets relate primarily to long-lived assets and goodwill. Effective fiscal year 2009, the Company adopted the guidance for fair value measurements related to financial assets and liabilities.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

The guidance for fair value measurements establishes the authoritative definition of fair value, sets out a framework for measuring fair value and outlines the required disclosures regarding the fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability (the exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels of inputs to the valuation methodology are:

Level 1 — Observable inputs such as quoted prices in active markets;

Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The following tables summarize the Company’s financial assets and liabilities measured at fair value on a recurring basis as of August 1, 2010 and August 2, 2009:

	Quoted prices	Significant
	in active	other	Significant
	markets for	observable	unobservable
	identical assets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Fair value

As of August 1, 2010
Deferred compensation plan assets*	$1,110			$1,110

Total assets at fair value	$1,110	$—	$—	$1,110

Interest rate swap liability**		$1,865		$1,865

Total liabilities at fair value	$—	$1,865	$—	$1,865

As of August 2, 2009
Deferred compensation plan assets*	$806			$806

Total assets at fair value	$806	$—	$—	$806

Interest rate swap liability**		$2,843		$2,843

Total liabilities at fair value	$—	$2,843	$—	$2,843

*	Represents plan assets established under a Rabbi Trust for the Company’s non-qualified savings plan. The assets of the Rabbi Trust are invested in mutual funds and are reported at fair value based on active market quotes.

**	Fair value for the interest rate swap liability is determined based on the present value of expected future cash flows considering the risks involved and using discount rates appropriate for the duration and considers counterparty risk.

Certain financial assets and liabilities are recorded at their carrying amounts which approximate fair value, based on their short-term nature or variable interest rate. These financial assets and liabilities include cash and cash equivalents, accounts receivable and accounts payable.

At August 1, 2010, the Company did not have any significant nonfinancial assets or liabilities that required a fair value measurement on a recurring basis.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

The Company tests goodwill and other nonfinancial assets and liabilities on a non-recurring basis. The test for goodwill is completed at least annually. Fair value is determined using a combination of income-based and market-based approaches utilizing widely accepted valuation techniques. Under the income approach, the Company uses the discounted cash flow method to derive fair value by calculating the present value of estimated after-tax cash flows. The market approach is based on analysis of comparable company market multiples. The inputs, and values derived under both methods, are categorized as Level 3. For the year ended August 1, 2010, the Company did not have any asset impairment charges related to the fair value measurement of goodwill (see Note 5).

The Company generally estimates long-lived asset fair values, including property and equipment and leasehold improvements, using the income approach. The inputs used to determine fair value relate primarily to future assumptions regarding restaurant sales and profitability. These inputs are categorized as Level 3 inputs. The inputs used represent management’s assumptions about what information market participants would use in pricing the assets and are based upon the best information available at the balance sheet date. For the year ended August 1, 2010, the Company reported $89 of asset impairment charges related to the fair value measurement (see Note 7).

11.	Income Taxes

Significant components of the Company’s net deferred tax liability consisted of the following:

	August 1,	August 2,
	2010	2009

Deferred tax assets:
Financial accruals not currently deductible for tax	$3,352	$2,988
Deferred Rent	5,732	4,174
Difference in basis of unfavorable leases	4,058	4,142
General business and other tax credits	—	3,873
Other	—	26

Deferred tax assets	13,142	15,203

Deferred tax liabilities:
Difference in basis of intangibles	30,300	30,258
Excess tax depreciation over book	20,954	18,315
Supplies Inventory	2,577	2,403
Other	2,645	1,337

Deferred tax liabilities	56,476	52,313

Net deferred tax liability	$43,334	$37,110

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not, that some portion or all of the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. Based upon the Company’s assessment at August 1, 2010 and August 2, 2009, it was determined that it is more likely than not that the net deferred tax assets will be realized, through the reversal of deferred tax liabilities and the generation of future taxable income. Therefore, the Company did not provide for a valuation allowance against the deferred tax assets.

The Company has decreased the current deferred income taxes and the income taxes payable balances by $744 within the August 2, 2009 consolidated balance sheet for the correction of an immaterial classification.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

The components of the provision for (benefit from) income taxes were as follows:

	Fiscal year	Fiscal year	Fiscal year
	2010	2009	2008

Current:
Federal	$4,097	$864	$435
State and local	1,382	1,682	754
Deferred:
Federal	5,989	(7,362)	(3,727)
State and local	236	(668)	(854)

Total provision for (benefit from) income taxes	$11,704	$(5,484)	$(3,392)

The provision for income taxes is based on the current estimate of the annual effective tax rate and is adjusted as necessary for discrete events occurring in a particular period. The effective income tax rate for the fiscal year ended August 1, 2010 was 36.9% compared to 73.6% and 84.4% for the fiscal years ended August 2, 2009 and August 3, 2008, respectively. The tax rate for fiscal year 2010 was impacted by a one-time charge to adjust the federal tax rate applied to the deferred balances from 34% to 35%, offset by wage credits. A reconciliation of the provision for (benefit from) income taxes and the amount computed by multiplying the income before the provision for (benefit from) income taxes by the U.S. federal statutory rate for fiscal years 2010, 2009 and 2008 is as follows:

	Fiscal year	Fiscal year	Fiscal year
	2010	2009	2008

Provision (benefit) computed at federal statutory income tax rate	35.0%	34.0%	34.0%
State and local income taxes, net of federal benefit	4.9%	(8.1)%	9.5%
General business and other tax credits	(6.7)%	54.1%	42.3%
Effect of rate change and other, net	3.7%	(6.4)%	(1.4)%

Total provision for income taxes	36.9%	73.6%	84.4%

As of August 1, 2010, the Company did not have material unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. For the presented periods, no interest or penalties have been recorded in the consolidated financial statements.

During fiscal year 2010, the Internal Revenue Service (“IRS”) examined the Company’s consolidated federal income tax returns for the years ended July 29, 2007 and August 3, 2008. The Company reached a settlement with the IRS for those tax periods which did not have a material impact on the consolidated financial statements.

12.	Leases

As of August 1, 2010, the Company leases 183 restaurant facilities as well as office facilities and equipment under non-cancelable operating lease agreements. These leases have all been classified as operating leases. A majority of the Company’s lease agreements provide for renewal options and contain escalation clauses. Additionally, certain restaurant leases provide for contingent rent payments based upon sales volume in excess of specified minimum levels.

The following is a schedule by year of the future minimum rental payments required under operating leases as of August 1, 2010. Included in the amounts below are optional renewal periods associated with such

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

leases that the Company is not currently legally obligated to exercise; however, it is probable that the Company will exercise these options.

Year	Total

Fiscal 2011	$33,016
Fiscal 2012	33,519
Fiscal 2013	33,861
Fiscal 2014	34,152
Fiscal 2015	34,230
Thereafter	566,822

Total	$735,600

Rent expense for the periods presented was:

	Minimum	Contingent	Total

Fiscal year 2010	$35,632	$107	$35,739
Fiscal year 2009	$34,401	$158	$34,559
Fiscal year 2008	$32,287	$199	$32,486

During fiscal year 2010, the Company sold six restaurant buildings constructed on leased land for an aggregate purchase price and net cash proceeds of $10,083. The Company leased back the real estate assets associated with these restaurants pursuant to non-cancelable operating leases with initial terms of 20 years. The transactions resulted in deferred gains of $658 and a realized loss of $30. The deferred gains are amortized over the lives of the related leases.

During fiscal year 2008, the Company sold the real estate assets associated with six restaurants for an aggregate purchase price of $18,415, which resulted in net cash proceeds of $18,013 after deduction of expenses and other prepaid items. The Company leased back the real estate assets associated with these restaurants pursuant to non-cancelable operating leases with initial terms of 20 years. The Company accounted for the transaction in accordance with applicable accounting guidance, resulting in a deferred gain of $1,944 and a realized loss of $1,206. The Company also deferred transaction costs of $614.

The deferred gain and deferred transaction costs are amortized over the life of the related leases.

13.	Commitments and Contingencies

Litigation

Based upon information currently available, the Company is not a party to any litigation that management believes could have a material adverse effect on the Company’s business or the Company’s consolidated financial statements.

Guarantees

LRI Holdings, Inc. has fully and unconditionally guaranteed both the Senior Secured Credit Facility and the Mezzanine Notes on behalf of Logan’s Roadhouse, Inc.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

Indemnifications

The Company is party to certain indemnifications to third parties in the ordinary course of business. The probability of incurring an actual liability under such indemnifications is sufficiently remote that no liability has been recorded.

14.	Related Party Transactions

Stockholders agreement

On December 6, 2006, the Company entered into a stockholders’ agreement (“the Stockholders Agreement”) with all of the Company’s stockholders, which include certain of the Company’s management. Under the terms of the Stockholders Agreement, the Company’s major stockholders are entitled to designate six members of the Company’s seven-member board of directors, with the seventh member being the Company’s Chief Executive Officer. The Stockholders Agreement also places certain restrictions on the sale or transfer of shares of the Company’s Class A common stock to third parties and requires first offer rights to the Company and then to the major stockholders. In addition, subject to certain exceptions, including issuances pursuant to an initial public offering, the Stockholders Agreement grants holders of the Company’s Class A common stock preemptive rights with respect to issuances of additional Class A common stock.

Management agreement and acquisition fees

On December 6, 2006, the Company entered into a management and consulting services agreement (“the Management Agreement”), as amended and restated on June 7, 2007, with Bruckmann, Rosser, Sherrill & Co., Inc. (“BRS”), Canyon Capital Advisors, LLC (“Canyon Capital”) and Black Canyon Management LLC (“Black Canyon”), owners of LRI Holdings, Inc. (collectively, “the Service Providers”). The Management Agreement has a 10-year initial term and automatically renews for one-year terms, unless cancelled by either party, by written notice, within 90 days before each expiration date. The Company can terminate the Management Agreement upon a consummation of an approved sale, as defined, or an initial public offering, subject to a buyout fee, as defined in the Management Agreement.

Under the terms of the Management Agreement, the Service Providers receive an aggregate annual fee equal to 2% of the Company’s fiscal year Adjusted EBITDA (“the Management Fee”) as defined in the Management Agreement, plus reasonable out-of-pocket expenses. The Management Agreement also entitles the Service Providers to transaction fees in an amount equal to 2% of the aggregate value of an occurring transaction, as defined, plus reasonable out-of-pocket fees and expenses. The Company has agreed to indemnify the Service Providers for any losses and liabilities arising out of the Management Agreement. The Company incurred $1,501, $1,302 and $1,100 in Management Fees for fiscal years 2010, 2009 and 2008, respectively. At August 1, 2010 and August 2, 2009, the Company had prepaid Management Fees of $760 and $453. Additionally, the Company had $101 of accrued Management Fees as of August 1, 2010.

15.	Employee Retirement Plans

Employee savings plan

The Logan’s Roadhouse, Inc. Employee Savings Plan, is a defined contribution plan that complies with Section 401(k) of the Internal Revenue Code of 1986, as amended, (the “IRC”). Employees may voluntarily contribute between 1% and 50% of their annual pay into the plan, subject to IRC limitations. The Company matches 25% of employee contributions to the plan, up to 6% of the employee’s compensation. The Company’s matching contributions are funded concurrent with each payroll, and the expense of the matching program was $174, $172 and $133 for fiscal years 2010, 2009 and 2008, respectively.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

Non-qualified savings plan

The Company established the Logan’s Roadhouse, Inc. Non-Qualified Savings Plan for the benefit of a select group of management. Eligible employees can defer between 1% and 50% of their base compensation and/or between 1% and 100% of performance based compensation, as defined. The Company matches 25% of the first 3% of the eligible employee’s pay contributed to plan. In accordance with applicable accounting guidance, the accounts of the rabbi trust are included in the Company’s consolidated financial statements. The amount included in other assets and the offsetting liability for the plan was $1,110 and $806 at August 1, 2010 and August 2, 2009, respectively. The Company’s matching contributions are funded concurrent with each payroll, and the expense of the matching program was $31, $23 and $36 for fiscal years 2010, 2009 and 2008, respectively.

16.	Capitalization

Preferred stock

The Company’s board of directors is authorized to issue a maximum of 100,000 (one-hundred thousand) shares of preferred stock, with a $0.01 par value per share of which 75,000 (seventy-five thousand) shares are further designated as Series A preferred stock. The number of authorized shares of Series A preferred stock cannot be increased without the written consent of at least 66 2/3% of the aggregate liquidation value of the holders of the Series A preferred stock.

Each holder of Series A preferred stock is entitled to receive cash dividends, when declared or otherwise payable, on each share, calculated on a daily basis to equal a rate of 13.0% per annum (compounded semi-annually) of the $1,000 per share liquidation preference plus all accumulated and unpaid dividends whether or not declared (i.e. cumulative compounding preferred stock). The liquidation value and accumulated dividends are entitled to be paid, before any distribution or payment is made to any other junior securities. At August 1, 2010 and August 2, 2009, undeclared and unpaid dividends on the Series A preferred stock totaled $37,801 (or $585.99 per share) and 25,725 (or $398.79 per share), respectively.

In fiscal year 2007, members of management were given the option of investing certain fixed cash awards assumed by the Company, as discussed in Note 17. The Company has accounted for the equity associated with the invested management awards pursuant to applicable accounting guidance. At August 1, 2010 and August 2, 2009, there were 1,231, shares of Series A preferred stock, related to invested management awards, issued and outstanding; however, due to certain restrictions and resale limitations, $1,178 and $1,119, respectively, related to these shares is excluded from the equity section and treated as deferred management compensation. Certain members of management also invested personal cash. At August 1, 2010 and August 2, 2009, there were 357 shares of Series A preferred stock issued and outstanding relating to these cash investments by management. The value associated with these shares, $340, is reflected within Additional paid-in capital for both years.

The holders of Series A preferred stock are not entitled or permitted to vote on any matter except as required by law. At August 1, 2010 and August 2, 2009, 64,508, shares of Series A preferred stock, including all management shares discussed above, were issued and outstanding.

During fiscal year 2009, 351 shares of Series A preferred stock were repurchased from members of management at fair value for $439. No shares of Series A preferred stock were repurchased in fiscal year 2010.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

Common stock

The Company’s board of directors is authorized to issue a maximum of 1,900,000 (one million, nine-hundred thousand) shares of common stock, with a $0.01 par value per share.

Subject to any preferences for preferred shares then outstanding, each share of the Company’s common stock is entitled to participate equally in dividends as and when declared by the Company’s board of directors as the Company’s funds are legally available therefore. The holders of the Company’s common stock do not have any preemptive or preferential rights to purchase or to subscribe for any additional shares of common stock or any other securities that may be issued by the Company. There is no provision for redemption or conversion of the Company’s common stock.

In the event of liquidation, dissolution or winding up of the Company’s business, whether voluntarily or involuntarily, the holders of the Company’s common stock (and the holders of any class or series of preferred stock entitled to participate with the Company’s common stock in the distribution of assets) will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders, after the satisfaction of all liabilities or after adequate provision is made therefore and after distribution to holders of any class of stock having preference over the Company’s common stock in the case of liquidation.

As discussed above, members of management were given the option of investing certain fixed cash awards, which have been accounted for pursuant to applicable accounting guidance. At August 1, 2010 and August 2, 2009, there were 18,949, shares of common stock, related to invested management awards, issued and outstanding, and $243 and $231, respectively, related to these shares is excluded from the equity section and treated as deferred management compensation. At August 1, 2010 and August 2, 2009, there were 5,478, respectively, shares of common stock issued and outstanding relating to personal cash investments by management. The value associated with these shares at August 1, 2010 and August 2, 2009, $70, is reflected within Additional paid-in capital for both years.

At August 1, 2010 and August 2, 2009, 992,427, shares of common stock, including all management shares discussed above, were issued and outstanding.

During fiscal year 2009, 5,400 shares of common stock were repurchased from members of management at fair value for $56. No shares of common stock were repurchased in fiscal year 2010.

17.	Share-Based Awards and Compensation Plans

In fiscal year 2007, the Company adopted the Option Plan, as discussed in Note 2. Under the Option Plan, the Company is authorized to issue options for up to 176,471 shares of common stock, to certain employees and directors of the Company. The Company awarded 3,176 and 31,439 options to purchase common stock at a price of $10.00 per share during fiscal years 2010 and 2009, respectively, and none in fiscal year 2008. The fair value of the Company’s common stock was $9.61 per share on the date of grant. The options vest over a five-year period and expire 10 years subsequent to the date of grant.

Options, to the extent vested, become exercisable only upon the Company’s achieving certain milestones for two of the Company’s majority stockholders.

As of August 1, 2010, August 2, 2009 and August 3, 2008, the likelihood of the Company’s meeting either of the milestone objectives above was not probable. As such, the Company has not recorded any compensation expense pursuant to applicable accounting guidance during fiscal years 2010, 2009 or 2008.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

The following table summarizes information about stock options outstanding at August 1, 2010, August 2, 2009 and August 3, 2008:

	Fiscal year		Fiscal year		Fiscal year
	2010		2009		2008
		Weighted-		Weighted-		Weighted-
		average		average		average
Fixed options	Shares	price	Shares	price	Shares	price

Outstanding at beginning of period	165,200	$10.00	156,492	$10.00	168,635	$10.00
Granted	3,176	$10.00	31,439	$10.00	—	$—
Exercised	—	$—	—	$—	—	$—
Forfeited or canceled	—	$—	(22,731)	$10.00	(12,143)	$10.00

Outstanding at end of period	168,376	$10.00	165,200	$10.00	156,492	$10.00

Vested	86,545	$—	53,505	$—	31,298	$—
Exercisable	none	$—	none	$—	none	$—
Expected to vest	81,831	$10.00	111,695	$10.00	107,950	$10.00
Weighted-average grant-date fair value of options granted during the year		$4.05		$4.05		$—

The following table summarizes stock options outstanding, vested and exercisable at August 1, 2010:

Options outstanding			Options vested		Options exercisable
Weighted-
	average	Weighted-		Weighted-		Weighted-
	remaining	average		average		average
Number	contractual	exercise	Number	exercise	Number	exercise
outstanding	life	price	vested	price	exercisable	price

168,376	7.26	$10.00	86,545	$10.00	none	$10.00

The fair value of the options was estimated using a simulation analysis in an Option Pricing framework, incorporating Geometric Brownian Motion in the equity value calculation.

18.	Condensed Consolidating Financial Information

In contemplation of an offering of 10.75% Senior Secured Notes to be issued by Logan’s Roadhouse, Inc. and guaranteed on a senior basis by its parent company, LRI Holdings, and each of its subsidiaries, the Company is providing condensed consolidating financial statements pursuant to SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” The guarantees are full and unconditional and joint and several.

The condensed consolidating financial information of Logan’s Roadhouse, Inc. and the guarantors is presented below. Other than the income tax expense (benefit) ($11,704, ($5,484), and ($3,392) for fiscal years 2010, 2009 and 2008, respectively), the non-issuer income statement and cash flow results differ from the consolidated entity by immaterial amounts ($110, $184, and $151 of general and administrative expense in fiscal years 2010, 2009 and 2008, respectively) and are therefore not presented.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(in thousands of dollars, except share amounts)

		Issuer and
	LRI Holdings,	subsidiary	Consolidating	LRI Holdings,
August 1, 2010:	Inc.	guarantors	adjustments	Inc.

ASSETS
Current assets	$1,746	$77,497	$(777)	$78,466
Property and equipment, net	—	196,437	—	196,437
Other assets	—	7,277	—	7,277
Investment in subsidiary	137,351	—	(137,351)	—
Goodwill	—	81,207	—	81,207
Tradename	—	56,971	—	56,971
Other intangible assets, net	—	22,787	—	22,787

Total assets	$139,097	$442,176	$(138,128)	$443,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$785	$54,580	$(777)	$54,588
Long-term debt	—	217,303	—	217,303
Deferred income taxes	44,529	—	—	44,529
Other long-term obligations	—	32,942	—	32,942
Preferred stock	60,170	—	—	60,170
Stockholders’ equity	33,613	137,351	(137,351)	33,613

Total liabilities and stockholders’ equity	$139,097	$442,176	$(138,128)	$443,145

		Issuer and
	LRI Holdings,	subsidiary	Consolidating	LRI Holdings,
August 2, 2009:	Inc.	guarantors	adjustments	Inc.

ASSETS
Current assets	$3,731	$38,002	$(673)	$41,060
Property and equipment, net	—	195,854	—	195,854
Other assets	—	8,521	—	8,521
Investment in subsidiary	108,392	—	(108,392)	—
Goodwill	—	81,207	—	81,207
Tradename	—	56,971	—	56,971
Other intangible assets, net	—	24,643	—	24,643

Total assets	$112,123	$405,198	$(109,065)	$408,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$675	$47,222	$(673)	$47,224
Long-term debt	—	218,683	—	218,683
Deferred income taxes	37,730	—	—	37,730
Other long-term obligations	—	30,901	—	30,901
Preferred stock	60,170	—	—	60,170
Stockholders’ equity	13,548	108,392	(108,392)	13,548

Total liabilities and stockholders’ equity	$112,123	$405,198	$(109,065)	$408,256

In the above guarantor financial statements, the income tax related balance sheet amounts have been included in LRI Holdings, as LRI Holdings is the entity that files the consolidated tax return. Primarily all of the activities resulting in the income tax receivable and deferred tax balances, however, relate to the activities of Logan’s Roadhouse, Inc.

LRI Holdings, Inc.

Notes to Consolidated Financial Statements — (Continued)
(In thousands of dollars, except share amounts)

19.	Subsequent Events

On August 27, 2010 the Company entered into an agreement and plan of the merger (the “Merger”). The Merger is to be financed by $230,000 cash investment by a private equity investor, and affiliates, and certain members of management along with a private placement offering of $355,000 in Senior Secured Notes (the “Offering”). The consummation of the Merger is contingent upon conditions specified in the merger agreement. If the Merger is completed, the private equity investor and certain members of management will beneficially own all of the common stock of the Company. Additionally, if the Merger is successfully completed, certain obligations of the Company related to management shares of 20,180, preferred shares (excluding management shares) of 63,277 and options of 168,376 become due and payable (see Notes 16 and 17). Upon successful completion of the Merger, the Company will also repay outstanding debt under the Term Loan Facility and Mezzanine Notes, including the redemption premium and accrued interest. The Company has deferred offering costs which will be expensed in fiscal year 2011 if the Merger is successfully completed.

Subsequent events have been evaluated through September 17, 2010, which is the date the consolidated financial statements were issued.

LRI Holdings, Inc.

Condensed Consolidated Balance Sheets

	May 1, 2011	August 1, 2010*
(In thousands of dollars, except share data)	(Successor)	(Predecessor)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,672	$52,211
Receivables	10,795	6,816
Inventories	10,947	10,051
Prepaid expenses and other current assets	3,476	7,642
Income taxes receivable	5,653	551
Deferred income taxes	960	1,195

Total current assets	39,503	78,466

Property and equipment, net	223,993	196,437
Other assets	19,990	7,277
Goodwill	334,851	81,207
Tradename	71,694	56,971
Other intangible assets, net	24,476	22,787

Total assets	$714,507	$443,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,024	$15,312
Current maturities of long-term debt	—	1,380
Payable to Roadhouse Holding Inc.	555	—
Other current liabilities and accrued expenses	41,583	37,896

Total current liabilities	56,162	54,588

Long-term debt	355,000	217,303
Deferred income taxes	40,677	44,529
Other long-term obligations	33,762	32,942

Total liabilities	485,601	349,362

Commitments and contingencies (Note 9)	—	—

Series A preferred stock (none authorized as of May 1, 2011; 100,000 shares authorized; 64,508 shares issued and outstanding as of August 1, 2010; par value $0.01 per share; liquidation preference $64,508)	—	60,170

Stockholders’ equity:
Common stock (100 shares authorized; 1 share issued and outstanding as of May 1, 2011; par value $0.01 per share; 1,900,000 shares; 992,427 authorized shares issued and outstanding as of August 1, 2010; par value per $0.01 share)	—	10
Additional paid-in capital	230,000	12,831
Retained (deficit) earnings	(1,094)	20,772

Total stockholders’ equity	228,906	33,613

Total liabilities and stockholders’ equity	$714,507	$443,145

*	This condensed consolidated balance sheet has been derived from the audited consolidated balance sheet as of August 1, 2010 in the Company’s annual financial statements.

See accompanying notes to the unaudited condensed consolidated financial statements.

LRI Holdings, Inc.

Condensed Consolidated Statements of Income (Loss)

	Period from	Period from	Thirty-nine
	October 4, 2010 to	August 2, 2010 to	weeks ended
	May 1, 2011	October 3, 2010	May 2, 2010
(In thousands of dollars)	(Successor)	(Predecessor)	(Predecessor)
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net sales	$346,182	$93,762	$414,483
Franchise fees and royalties	1,245	348	1,531

Total revenues	347,427	94,110	416,014

Costs and expenses:
Restaurant operating costs -
Cost of goods sold	112,967	29,172	130,220
Labor and other related expenses	100,989	28,578	123,945
Occupancy costs	25,333	8,046	31,677
Other restaurant operating expenses	49,374	15,478	60,472
Depreciation and amortization	10,019	3,112	12,761
Pre-opening expenses	2,442	783	1,791
General and administrative	24,384	14,440	17,219
Impairment and store closing charges	—	—	3

Total costs and expenses	325,508	99,609	378,088

Income (loss) from operations	21,919	(5,499)	37,926
Other income (expense):
Interest expense, net	(23,586)	(3,147)	(14,246)
Other income, net	15	182	496

Total other expense	(23,571)	(2,965)	(13,750)

(Loss) income before income taxes	(1,652)	(8,464)	24,176
(Benefit from) provision for income taxes	(558)	(4,675)	9,062

Net (loss) income	(1,094)	(3,789)	15,114
Undeclared preferred dividend	—	(2,270)	(8,926)

Net (loss) income attributable to common stockholders	$(1,094)	$(6,059)	$6,188

See accompanying notes to the unaudited condensed consolidated financial statements.

LRI Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

	Period from	Period from	Thirty-nine
	October 4, 2010 to	August 2, 2010 to	weeks ended
	May 1, 2011	October 3, 2010	May 2, 2010
(In thousands of dollars)	(Successor)	(Predecessor)	(Predecessor)
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net (loss) income	$(1,094)	$(3,789)	$15,114
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities —
Depreciation and amortization	10,019	3,112	12,761
Other amortization	3,050	241	984
Unrealized gain on interest rate swap	—	(182)	(496)
Loss on sale/disposal of property and equipment	437	203	545
Amortization of deferred gain on sale and leaseback	(2)	(18)	(54)
Impairment charges for long-lived assets	—	—	(16)
Share-based compensation expense	569	—	—
Excess tax benefit realized upon exercise of stock options	—	8,358	—
Changes in operating assets and liabilities -
Receivables	(947)	126	(424)
Inventories	(691)	(205)	(738)
Prepaid expenses and other current assets	5,048	1,668	3,132
Other non-current assets and intangibles	(474)	(179)	(232)
Accounts payable	(2,379)	413	146
Payable to Roadhouse Holding Inc.	(14)	—	—
Income taxes payable / receivable	(576)	(4,525)	7,855
Other current liabilities and accrued expenses	(23,621)	4,942	(2,467)
Deferred income taxes	—	(8,523)	182
Other long-term obligations	3,061	1,022	3,264

Net cash (used in) provided by operating activities	(7,614)	2,664	39,556

Cash flows from investing activities:
Acquisition of LRI Holdings, net of cash acquired	(311,633)	—	—
Purchase of property and equipment	(20,478)	(7,036)	(16,221)
Proceeds from sale of assets held for sale	—	—	1,184
Proceeds from sale and leaseback transactions, net of expenses	1,793	1,656	8,558

Net cash used in investing activities	(330,318)	(5,380)	(6,479)

Cash flows from financing activities:
Proceeds from issuance of Senior Secured Notes	355,000	—	—
Payments for debt issuance fees	(18,995)	—	—
Contribution from parent	230,000	—	—
Repayment of Predecessor’s senior secured credit facility	(132,825)	—	—
Repayment of Predecessor’s senior subordinated unsecured mezzanine term notes, including prepayment premium	(87,576)	—	—
Payments on term loan facility	—	—	(1,035)
Payments on revolving credit facility	—	—	(3,000)
Borrowings on revolving credit facility	—	—	3,000

Net cash provided by (used in) financing activities	345,604	—	(1,035)

Increase (decrease) in cash and cash equivalents	7,672	(2,716)	32,042
Cash and cash equivalents, beginning of period	—	52,211	13,069

Cash and cash equivalents, end of period	$7,672	$49,495	$45,111

Cash paid during the period for:
Interest, excluding amounts capitalized	$20,132	$3,493	$12,888

Income taxes	$71	$22	$1,065

See accompanying notes to the unaudited condensed consolidated financial statements.

LRI Holdings, Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

				Accumulated		Total
			Additional	other	Retained	stockholders’	Preferred
	Common		paid-in	comprehensive	earnings	equity	Shares	Amount
(In thousands of dollars, except share data)	Shares	Amount	capital	income	(deficit)	(Permanent)	(Temporary)	(Temporary)
	(Unaudited)

Balances at August 2, 2009 (Predecessor)	992,427	$10	$12,831	$(44)	$751	$13,548	64,508	$60,170
Net income	—	—	—	—	15,114	15,114	—	—
Change in fair value of interest rate swap, net of tax provision of $26	—	—	—	44	—	44	—	—

Total comprehensive income	—	—	—	—	—	15,158	—	—

Balances at May 2, 2010 (Predecessor)	992,427	$10	$12,831	$—	$15,865	$28,706	64,508	$60,170

Balances at August 1, 2010 (Predecessor)	992,427	$10	$12,831	$—	$20,772	$33,613	64,508	$60,170
Net loss	—	—	—	—	(3,789)	(3,789)	—	—

Balances at October 3, 2010 (Predecessor)	992,427	$10	$12,831	$—	$16,983	$29,824	64,508	$60,170

Balances at October 4, 2010 (date of Transactions)	—	$—	$—	$—	$—	$—	—	$—
Capital contribution	1	—	230,000	—	—	230,000	—	—
Net loss	—	—	—	—	(1,094)	(1,094)	—	—

Balances at May 1, 2011 (Successor)	1	$—	$230,000	$—	$(1,094)	$228,906	—	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements
(In thousands, except share amounts)

1.	Basis of Presentation and Description of the Business

LRI Holdings, Inc. and subsidiaries (also referenced as “LRI Holdings”, “we”, “our”, the “Company” and in each reference refers to LRI Holdings, Inc. together with its predecessors and its consolidated subsidiaries as a combined entity, unless otherwise indicated) is engaged in the operation and development of a full-service restaurant chain. As of May 1, 2011, the Company had 201 company-operated restaurants and 26 franchisee-operated restaurants in 20 states (23 states, including franchised locations). Our fiscal year consists of a 52 or 53-week period ending on the Sunday nearest to July 31.

On October 4, 2010, LRI Holdings was acquired by certain wholly owned subsidiaries of Roadhouse Holding Inc. (“RHI”), a newly-formed Delaware corporation owned by affiliates of Kelso & Company, L.P. (the “Kelso Affiliates”) (97% ownership) and certain members of management of the Company (3% ownership) (together with the transactions described in Note 2, the “Transactions”). Although the Company is a wholly owned subsidiary of an indirect wholly owned subsidiary of RHI, RHI is the ultimate parent of the Company. Prior to October 4, 2010, RHI and its subsidiaries had no assets, liabilities or operations.

The Transactions, more fully described in Note 2, is being accounted for in accordance with accounting guidance for business combinations and has resulted in the recognition of assets acquired and liabilities assumed at fair value. The consolidated financial statements for all periods prior to October 4, 2010 are those of the Company prior to the Transactions (“Predecessor”). The consolidated financial statements for the period beginning October 4, 2010 are those of the Company subsequent to the Transactions (“Successor”). As a result of the Transactions, the financial statements after October 4, 2010 are not comparable to those prior to that date.

The Company’s interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and all intercompany balances and transactions have been eliminated during consolidation. In the opinion of management, these financial statements contain all adjustments (consisting of normal recurring entries) necessary to present fairly the financial position, results of operations and cash flows for the periods presented. However, the operating results are not necessarily indicative of the expected results for the full fiscal year.

2.	The Transactions

On the closing date of the Transactions discussed in Note 1, the following events occurred:

•	All issued and outstanding shares of LRI Holdings’ common stock and preferred stock and all vested and unvested options to purchase LRI Holdings’ common stock (all holders of such stock and options are defined as “Sellers”) were converted into, or canceled in exchange for, the right to receive an aggregate of $353,943 in cash;

•	New equity contributions of $230,000 were made by the Kelso Affiliates and certain members of our management to purchase shares of RHI;

•	All outstanding debt and accrued interest related to the Predecessor’s senior secured credit facility was retired. The amount of principal and accrued interest paid on the date of closing was $133,097. Additionally, the interest rate swap agreement related to outstanding borrowings under such senior secured credit facility was terminated by payment of a termination fee on the date of closing of $1,658;

•	All outstanding borrowings, accrued interest and a prepayment premium related to the Predecessor’s senior subordinated unsecured mezzanine term notes were repaid. The amount paid at closing to retire these notes including the prepayment premium was $89,661;

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

•	Logan’s Roadhouse, Inc., a wholly owned subsidiary of LRI Holdings, issued $355,000 of 10.75% senior secured notes due 2017 (“Senior Secured Notes”), guaranteed by LRI Holdings and the subsidiaries of Logan’s Roadhouse, Inc.;

•	Logan’s Roadhouse, Inc. entered into a senior secured revolving credit facility, guaranteed by LRI Holdings and the subsidiaries of Logan’s Roadhouse, Inc., which provides for senior secured revolving credit borrowings of up to $30,000 (“Senior Secured Revolving Credit Facility”), including a $12,000 letter of credit sub-facility and a $5,000 swingline sub-facility with a maturity date of October 4, 2015.

The Transactions resulted in a change in ownership of substantially all of the Company’s outstanding common stock and is accounted for in accordance with accounting guidance for business combinations and, accordingly resulted in the recognition of assets and liabilities assumed at fair value as of October 4, 2010. The purchase price paid in the Transactions has been “pushed down” to the Company’s financial statements. The allocation of purchase price is subject to change based on finalization of a study related to the tax treatment of certain costs related to the Transactions. These adjustments, if any, will not impact cash flows including cash payments of interest and rent but may result in increases or decreases to net income, and those amounts may be material.

The following table summarizes the preliminary allocation of the purchase price to assets acquired and liabilities assumed:

Purchase price:
Cash (contribution from parent)	$230,000
Senior Secured Notes	355,000

Total consideration	$585,000

Assets acquired:
Cash and cash equivalents	$34,452
Receivables	9,847
Inventories	10,256
Prepaid expenses and other current assets	8,525
Income taxes receivable	5,077
Deferred income taxes	960
Property and equipment	214,825
Other assets	20,765
Goodwill	334,851
Tradename	71,694
Other intangible assets	27,373

Total assets acquired	738,625

Liabilities assumed:
Accounts payable	16,444
Other current liabilities and accrued expenses	65,235
Deferred income taxes	40,677
Other long- term obligations	31,269

Total liabilities assumed	153,625

Net assets acquired	585,000

Net assets acquired, exclusive of cash acquired	$550,548

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

The following table represents the allocation of purchase price to intangible assets along with the related useful lives (all definite-lived intangible assets are amortized straight-line over the amortization period):

		Weighted
		average
	Amount	years

Menu	$5,356	5.0
Franchise agreements	2,588	19.2
Favorable contracts	2,533	0.8
Favorable leases	12,960	17.8
Liquor licenses	2,370	21.2
Liquor licenses	1,566	Indefinite

Indefinite-lived intangible assets include goodwill in the amount of $334,851 and a tradename in the amount of $71,694 which are not subject to amortization but will be reviewed for impairment annually or more frequently if changes in circumstances require. The goodwill arising from the Transactions is largely attributable to the growth potential of the Company. No intangibles, including goodwill, are deductible for tax purposes.

The following table presents the change in goodwill since the date of the Transactions:

Goodwill, as of October 4, 2010	$334,106
Tax related adjustments	30
Finalization of valuation studies	715

Goodwill, as of May 1, 2011	$334,851

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

The following table presents intangible assets, excluding goodwill and the tradename, subject to and not subject to amortization:

	May 1, 2011	August 1, 2010
	(Successor)	(Predecessor)

Intangible assets:
Non-amortizable intangible assets	$1,641	$1,850
Amortizable intangible assets	25,807	27,765

	27,448	29,615
Accumulated amortization	(2,972)	(6,828)

Total net intangible assets	$24,476	$22,787

Total amortization of intangible assets was $2,972, $357, and $1,438 for the Successor period from October 4, 2010 to May 1, 2011, the Predecessor period from August 2, 2010 to October 3, 2010 and the thirty-nine weeks ended May 2, 2010, respectively.

Estimated future amortization of intangible assets to amortization expense, favorable leases to rent expense and favorable contracts to cost of goods sold is as follows:

	Amortization	Rent	Cost of
	expense	expense	goods sold

Fiscal 2011 (remaining)	$332	$188	$741
Fiscal 2012	1,329	753	—
Fiscal 2013	1,329	753	—
Fiscal 2014	1,329	753	—
Fiscal 2015	1,329	753	—
Thereafter	3,913	9,333	—

Total	$9,561	$12,533	$741

Costs incurred in connection with the Transactions resulted in general and administrative expense of $11,077 in the Successor period ended May 1, 2011; $10,272 in the Predecessor period ended October 3, 2010 (additional costs of $18,892 were not expensed in this Predecessor period as such amounts were contingent upon the closing of the Transactions); and $18,995 of debt issuance costs recorded in other assets to be amortized over the lives of the related debt instruments.

Related party disclosures

At the time of the Transactions, Seller proceeds of $17,800 were deposited into an escrow account to serve as security for and as a sole source of payment of Seller obligations relating to Predecessor periods. Of this amount, $674 was paid to the Company as a result of certain purchase price adjustments and $326 was released to Sellers in the Successor period ended May 1, 2011. The remaining escrow funds will be managed in accordance with the terms of an escrow agreement with final distribution of all remaining escrow amounts being made 30 days after delivery of the Company’s audited financial statements for fiscal year 2011.

In accordance with the terms of the Transactions, Sellers are entitled to any actual refunds of income taxes relating to Predecessor periods which will be paid after filing of the Predecessor income tax returns and receipt of those tax refunds by the Company. The deductibility of stock option expense and transaction costs

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

related to the Transactions resulted in an income tax receivable at October 3, 2010 of $5,077 which remains outstanding and an offsetting payable to Sellers of the same amount as of May 1, 2011.

The Predecessor’s management and consulting services agreement was terminated in connection with the Transactions and certain transaction and contract termination fees were paid in accordance with the agreement. On October 4, 2010, the Company entered into a consulting and advisory services agreement with the Kelso Affiliates to provide services in connection with the Transactions for a one-time fee of $7,000, plus out-of-pocket costs and expenses, which was paid in the Successor period ended May 1, 2011. The consulting and advisory services agreement also provides for an ongoing annual advisory fee of $1,000 and continued reimbursement of out-of-pocket costs and expenses.

Supplemental pro forma financial information

The unaudited pro forma results of operations presented below assumes the Transactions occurred at the beginning of the prior fiscal year and is carried forward through the interim period presented. This unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the historical results that would have occurred if the Transactions had actually taken place on the dates indicated and is not necessarily indicative of our future consolidated results of operations. Pro forma adjustments reflect expenses that exist as a result of the Transactions and consist primarily of interest, depreciation and amortization and income tax expenses. For purposes of comparison, the prior year periods presented include the amortization of the current year favorable contract.

Thirty-nine weeks
ended

May 1, 2011:
As reported:
Total revenues	$441,537
Net income (loss)	(4,883)
Supplemental pro forma:
Total revenues	441,537
Net income	5,159
May 2, 2010:
As reported:
Total revenues	416,014
Net income	15,114
Supplemental pro forma:
Total revenues	416,014
Net income	3,686

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

3.	Property and Equipment, net

Property and equipment, net, as of May 1, 2011 and August 1, 2010, consists of the following:

	May 1, 2011	August 1, 2010
	(Successor)	(Predecessor)

Land	$6,636	$6,395
Buildings	11,448	3,328
Restaurant equipment	40,602	63,021
Leasehold improvements	169,234	163,931

	227,920	236,675
Accumulated depreciation and amortization	(9,133)	(50,316)

	218,787	186,359
Construction in progress	5,206	10,078

Property and equipment, net	$223,993	$196,437

Depreciation and amortization expense for property and equipment, was as follows:

Period from October 4, 2010 to May 1, 2011 (Successor)	9,266
Period from August 2, 2010 to October 3, 2010 (Predecessor)	2,818
Thirty-nine weeks ended May 2, 2010 (Predecessor)	11,580

4.	Other Assets

Other assets, as of May 1, 2011 and August, 1, 2010, consist of the following:

	May 1, 2011	August 1, 2010
	(Successor)	(Predecessor)

Debt issuance costs, net	$17,371	$4,695
Deposits	1,055	960
Non-qualified savings plan assets	1,564	1,110
Deferred sale and leaseback transaction costs, net	—	512

Total	$19,990	$7,277

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

5.	Other Current Liabilities and Accrued Expenses and Other Long-Term Obligations

Other current liabilities and accrued expenses, as of May 1, 2011 and August 1, 2010, consist of the following:

	May 1, 2011	August 1, 2010
	(Successor)	(Predecessor)

Accrued expenses	$1,306	$2,504
Accrued interest	1,702	340
Bonus and incentive awards	2,746	4,833
Accrued vacation	899	830
Deferred revenue	5,025	3,753
Derivative liability	—	1,865
Insurance reserves	6,616	5,371
Payable to Seller (see Note 2)	7,514	—
Payroll related accruals	8,656	10,827
Taxes payable	7,119	7,573

Total	$41,583	$37,896

Other long-term obligations, as of May 1, 2011 and August 1, 2010, consist of the following:

	May 1, 2011	August 1, 2010
	(Successor)	(Predecessor)

Deferred rent liability	$2,803	$14,861
Asset retirement obligation	1,646	1,955
Non-qualified savings plan liability	1,564	1,110
Deferred management compensation	—	1,421
Unfavorable leases, net	26,986	10,521
Deferred gain on sale and leaseback transactions, net	113	2,285
Other	650	789

Total	$33,762	$32,942

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

6.	Long-Term Debt

Long-term debt, as of May 1, 2011 and August 1, 2010, consists of the following:

	May 1, 2011	August 1, 2010
	(Successor)	(Predecessor)

Senior Secured Notes, bearing interest at 10.75%	$355,000	$—
Term Loan Facility, bearing interest at Eurodollar rate plus 2.25% (2.60% at August 1, 2010)	—	132,825
Senior Secured Revolving Credit Facility	—	—
Senior Subordinated Unsecured Mezzanine Term Notes, bearing interest at 13.25%	—	85,858

	355,000	218,683
Less: current maturities	—	(1,380)

Long-term debt, less current maturities	$355,000	$217,303

Senior Secured Revolving Credit Facility

In connection with the Transactions, the Company entered into the Senior Secured Revolving Credit Facility that provides a $30,000 revolving credit facility with a maturity date of October 4, 2015. The Senior Secured Revolving Credit Facility includes a $12,000 letter of credit sub-facility and a $5,000 swingline sub-facility. As of May 1, 2011, the Company had no borrowings drawn on the Senior Secured Revolving Credit Facility and $4,354 of undrawn outstanding letters of credit resulting in available credit of $25,646.

The Senior Secured Revolving Credit Facility is collateralized on a first-priority basis by a security agreement, which includes the tangible and intangible assets of the borrower and those of LRI Holdings and all subsidiaries, and is guaranteed by LRI Holdings and the subsidiaries of Logan’s Roadhouse, Inc.

The Senior Secured Revolving Credit Facility contains non-financial and financial debt covenants, including a maximum consolidated leverage ratio, a minimum consolidated interest coverage ratio and a maximum capital expenditure limit. These covenants, if not met, could have an adverse effect on the Company’s business by limiting the Company’s ability to take advantage of financing, other corporate opportunities and to fund the Company’s operations. As of May 1, 2011, the Company was in compliance with the required financial covenants.

Senior Secured Notes

In connection with the Transactions, Logan’s Roadhouse, Inc. issued $355,000 aggregate principal amount of Senior Secured Notes due 2017. Interest on the notes is payable semi-annually and accrues at the rate of 10.75% per annum.

The Senior Secured Notes are secured on a second-priority basis by the collateral securing the Senior Secured Revolving Credit Facility and are guaranteed by LRI Holdings and the subsidiaries of Logan’s Roadhouse, Inc.

On or after October 15, 2013, Logan’s Roadhouse, Inc. may redeem all or part of the Senior Secured Notes at redemption prices (expressed as a percentage of principal amount) ranging from 108.1% to 100.0%, plus accrued and unpaid interest. Prior to October 15, 2013, Logan’s Roadhouse, Inc. may on one or more occasions redeem up to 35% of the original principal amount of the notes using the proceeds of certain equity offerings at a redemption price of 110.8% of the principal amount, plus any accrued and unpaid interest. At

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

any time during the 12-month periods commencing on October 15, in each of 2010, 2011 and 2012, Logan’s Roadhouse, Inc. may redeem up to 10% of the original principal amount at a redemption price equal to 103.0%, plus any accrued and unpaid interest. As of May 1, 2011, no portion of the notes has been redeemed.

As of May 1, 2011, the fair value of the Senior Secured Notes was $383,400.

Payments of dividends to stockholders are restricted in accordance with the terms of the Senior Secured Notes and the Senior Secured Revolving Credit Facility.

Debt issuance costs

Incurred in connection with obtaining new financing, $18,995 of debt issuance costs were capitalized and will be amortized to interest expense over the lives of the respective debt instruments. Amortization of these debt issuance costs was $1,625 in the Successor period ended May 1 2011.

Amortization of debt issuance costs related to Predecessor debt was $269 and $1,098 in the Predecessor period from August 2, 2010 to October 3, 2010 and the thirty-nine weeks ended May 2, 2010, respectively.

7.	Fair Value Measurements

Accounting guidance related to fair value measurements establishes a framework for measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date.

The three levels of inputs to the valuation methodology are:

Level 1 — Observable inputs such as quoted prices in active markets;

Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 — Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis as of May 1, 2011 and August 1, 2010:

		Fair value
		May 1, 2011	August 1, 2010
	Level	(Successor)	(Predecessor)

Deferred compensation plan assets*	1	$1,564	$1,110
Interest rate swap liability**	2	—	(1,865)

Total		$1,564	$(755)

*	Represents plan assets established under a Rabbi Trust for the Company’s non-qualified savings plan. The assets of the Rabbi Trust are invested in mutual funds and are reported at fair value based on active market quotes.

**	Fair value for the interest rate swap liability was determined based on the present value of expected future cash flows considering the risks involved and using discount rates appropriate for the duration and considers counterparty risk.

Certain financial assets and liabilities are recorded at their carrying amounts which approximate fair value, based on their short-term nature or variable interest rate. These financial assets and liabilities include cash and cash equivalents, accounts receivable and accounts payable.

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

At May 1, 2011 and August 1, 2010, the Company did not have any significant nonfinancial assets or liabilities that required a fair value measurement on a recurring or nonrecurring basis.

8.	Income Taxes

The provision for income taxes is based on the current estimate of the annual effective tax rate and is adjusted as necessary for discrete events occurring in a particular period. A reconciliation of the (benefit from) provision for income taxes to the U.S. federal statutory rate for each of the Successor period from October 4, 2010 to May 1, 2011, the Predecessor period from August 2, 2010 to October 3, 2010 and the thirty-nine weeks ended May 2, 2010 is as follows:

	Period from	Period from	Thirty-nine weeks
	October 4, 2010 to	August 2, 2010 to	ended
	May 1, 2011	October 3, 2010	May 2, 2010
	(Successor)	(Predecessor)	(Predecessor)

(Benefit) provision computed at federal statutory income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	15.6%	(3.3)%	5.5%
General business and other tax credits	(78.2)%	4.6%	(6.6)%
Transaction-related costs	59.4%	18.0%	0.0%
Other, net	2.0%	0.9%	3.6%

Total (benefit from) provision for income taxes	33.8%	55.2%	37.5%

The effective income tax rate for the Successor period ended May 1, 2011 was impacted by the tax treatment of certain transaction related costs offset by the magnified effect of wage credits on low estimated pre-tax income. The effective income tax rate for the Predecessor period ended October 3, 2010 was impacted by the tax treatment of certain transaction related costs. The effective income tax rate for the Predecessor thirty-nine week period ended May 2, 2010 was impacted by a one-time charge to adjust the federal tax rate applied to the deferred balances from 34% to 35%, offset by wage credits.

For the Successor periods after October 4, 2010, the Company will be included in the consolidated tax return of RHI. For the Predecessor periods, the Company’s consolidated tax return was filed by LRI Holdings. For all periods presented, the Company’s income tax provision has been prepared as if the Company filed a federal tax return at the LRI Holdings consolidated level.

9.	Commitments and Contingencies

Litigation

Based upon information currently available, the Company is not a party to any litigation that management believes could have a material adverse effect on the Company’s business or the Company’s consolidated financial statements.

Guarantees

LRI Holdings has fully and unconditionally guaranteed both the Senior Secured Revolving Credit Facility and the Senior Secured Notes.

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

Indemnifications

The Company is party to certain indemnifications to third parties in the ordinary course of business. The probability of incurring an actual liability under such indemnifications is sufficiently remote that no liability has been recorded.

10.	Share-based Compensation

On January 18, 2011, the members of the Board of Directors of RHI approved the adoption of the Roadhouse Holding Inc. Stock Incentive Plan (the “2011 Plan”). The 2011 Plan allows for the granting of options to acquire stock in RHI to any eligible employees and members of the Board of RHI or any subsidiary company. The 2011 Plan authorizes 345,000 shares for awards of options. Options granted under the 2011 Plan terminate on the ten-year anniversary of the grants.

The grant date fair values of the options granted have been determined utilizing the Black-Scholes option pricing model. Since the Company does not have publicly traded equity securities, the expected volatilities are based on historical volatility of comparable public companies. The expected term of the options granted represents the period of time that the options are expected to be outstanding. The significant assumptions used in determining the underlying fair value of the options granted in fiscal year 2011 are as follows:

	Service- based	Performance
	options	options

Valuation model	Black-Scholes	Black-Scholes
Expected volatility	75.0%	70.0%
Risk-free interest rate	2.4%	2.0%
Dividend yield	0.0%	0.0%
Expected term	6.25 years	5.0 years
Fair value of options granted	$36.49	$23.90

Service-based options contain a service (or time-based) vesting provision, whereby the options will vest annually in four equal amounts. Upon a change in control of RHI all service-based options will fully vest.

Performance options become exercisable on the date of a change in control if the share value results in the Kelso Affiliates receiving a specific internal rate of return on their investment.

The following table presents a summary of stock option activity under the 2011 Plan for the Successor period ended May 1, 2011:

	Service-based	Weighted average	Performance	Weighted average
	options	exercise price	options	exercise price

Outstanding at the beginning of the period	—	$—	—	$—
Granted	109,480	100.00	218,960	100.00
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at the end of the period	109,480	$100.00	218,960	$100.00

As of the end of the period:
Vested	—	$—	—	$—

Exerciseable	—	$—	—	$—

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

The Company recorded share based-compensation expense related to the service-based options of $569 within general and administrative expenses in the Successor period ended May 1, 2011. The Company did not record compensation expense related to the performance based options as the likelihood of a change in control is not probable. As of May 1, 2011, the Company had unrecognized compensation expense of $3,425 related to service-based options, which is expected to be recognized over a weighted average period of approximately 3.4 years. The weighted average grant date fair value per option granted during the Successor period ended May 1, 2011 was $36.49 and $23.90 for service-based and performance options, respectively. The average remaining term for all options outstanding at May 1, 2011 is approximately 9.8 years.

11.	Condensed Consolidating Financial Information

The Senior Secured Notes (described in Note 6) were issued by Logan’s Roadhouse, Inc. and guaranteed on a senior basis by its parent company, LRI Holdings, and each of its subsidiaries. The guarantees are full and unconditional and joint and several. The Company is providing condensed consolidating financial statements pursuant to SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.”

The condensed consolidating financial information of Logan’s Roadhouse, Inc. and the guarantors is presented below. Other than the interest accrued on the intercompany loan between LRI Holdings and Logan’s Roadhouse, Inc. ($1,155 for the Successor period from October 4, 2010 to May 1, 2011) and the income tax (benefit) expense (($558), ($4,675) and $9,062 in the Successor period from October 4, 2010 to May 1, 2011, the Predecessor period from August 2, 2010 to October 3, 2010, and the thirty-nine week Predecessor period ended May 2, 2010, respectively), the non-issuer income statement and cash flow results differ from the consolidated entity by immaterial amounts ($20, $33, and $69 of general and administrative expense in the Successor period from October 4, 2010 to May 1, 2011, the Predecessor period from August 2, 2010 to October 3, 2010 and the thirty-nine week Predecessor period ended May 2, 2010, respectively) and are therefore not presented.

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

		Issuer and
	LRI Holdings,	subsidiary	Consolidating	LRI Holdings,
May 1, 2011 (Successor):	Inc.	guarantors	adjustments	Inc.

ASSETS
Current assets	$6,613	$32,890	$—	$39,503
Property and equipment, net	—	223,993	—	223,993
Other assets	—	136,175	(116,185)	19,990
Investment in subsidiary	379,155	—	(379,155)	—
Goodwill	—	334,851	—	334,851
Tradename	—	71,694	—	71,694
Other intangible assets, net	—	24,476	—	24,476

Total assets	$385,768	$824,079	$(495,340)	$714,507

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities	$—	$56,162	$—	$56,162
Long-term debt	—	355,000	—	355,000
Deferred income taxes	40,677	—	—	40,677
Other long-term obligations	116,185	33,762	(116,185)	33,762
Stockholder’s equity	228,906	379,155	(379,155)	228,906

Total liabilities and stockholder’s equity	$385,768	$824,079	$(495,340)	$714,507

		Issuer and
	LRI Holdings,	subsidiary	Consolidating	LRI Holdings,
August 1, 2010 (Predecessor):	Inc.	guarantors	adjustments	Inc.

ASSETS
Current assets	$1,746	$77,497	$(777)	$78,466
Property and equipment, net	—	196,437	—	196,437
Other assets	—	7,277	—	7,277
Investment in subsidiary	137,351	—	(137,351)	—
Goodwill	—	81,207	—	81,207
Tradename	—	56,971	—	56,971
Other intangible assets, net	—	22,787	—	22,787

Total assets	$139,097	$442,176	$(138,128)	$443,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$785	$54,580	$(777)	$54,588
Long-term debt	—	217,303	—	217,303
Deferred income taxes	44,529	—	—	44,529
Other long-term obligations	—	32,942	—	32,942
Preferred stock	60,170	—	—	60,170
Stockholders’ equity	33,613	137,351	(137,351)	33,613

Total liabilities and stockholders’ equity	$139,097	$442,176	$(138,128)	$443,145

LRI Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements — (Continued)
(In thousands, except share amounts)

In the above guarantor financial statements, the income tax related balance sheet amounts have been included in LRI Holdings, as LRI Holdings is the entity that files the consolidated tax return for the Predecessor period and RHI, the indirect parent of LRI Holdings, is the entity that files the consolidated tax return for the Successor period. Primarily all of the activities resulting in the income tax receivable and deferred tax balances, however, relate to the activities of Logan’s Roadhouse, Inc.

12.	Subsequent Events

In accordance with accounting guidance, the Company performed a review for subsequent events through June 6, 2011 and none were noted.

Logan’s Roadhouse, Inc.

Offer to Exchange
$355,000,000 Outstanding 10.75% Senior Secured Notes due 2017
for
$355,000,000 Registered 10.75% Senior Secured Notes due 2017

PROSPECTUS
          , 2011

DEALER PROSPECTUS DELIVERY OBLIGATION

Until          , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

LRI Holdings, Inc.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Logan’s Roadhouse, Inc.

The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

Section 5.6 of the Amended Bylaws of Logan’s Roadhouse, Inc. provides that it shall indemnify and advance expenses to each director and officer of the Corporation, or any person who may have served at the request of its Board of Directors or its Chief Executive Officer as a director or officer of another corporation (and, in either case, his heirs, executors and administrators), to the full extent allowed by the laws of the State of Tennessee, both as now in effect and as hereafter adopted.

Additionally, Logan’s Roadhouse, Inc. has obtained directors’ and officers’ liability insurance, the effect of which is to indemnify its directors and officers against certain damages and expenses because of any expense, liability or loss whether or not Logan’s Roadhouse, Inc. would have the power to indemnify such person against such expense, liability or loss under Section 5.6 of the Bylaws of Logan’s Roadhouse, Inc. or the TBCA.

Logan’s Roadhouse of Kansas, Inc.

Section 17-6305 (“Section 17-6305”) of the Kansas General Corporation Code (“KGCC”) provides that a Kansas corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Kansas corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where a present or former officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) which such person has actually and reasonably incurred.

Section 17-6305 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 17-6305.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Kansas Guarantor’s articles of incorporation, its bylaws, agreement, vote of stockholders or disinterested directors or otherwise. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or the bylaws may not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Logan’s Roadhouse of Texas, Inc.

Chapter 8 of the Texas Business Organizations Code permits Texas corporations, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the corporation against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the corporation. Section 8.151 of the Texas Business Organizations Code also permits Texas corporations to purchase and maintain liability insurance for directors and officers.

Sections 9.1 and 9.4 of the By laws of Logan’s Roadhouse of Texas, Inc. allows it to indemnify or advance the expenses of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in favor of by reason of the fact that he is or was its director, officer, employee, or agent against expenses (including, attorneys fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation.

Additionally, Logan’s Roadhouse of Texas, Inc. has obtained directors’ and officers’ liability insurance, the effect of which is to indemnify its directors and officers against certain damages and expenses because of any expense, liability or loss whether or not Logan’s Roadhouse, Inc. would have the power to indemnify such person against such expense, liability or loss under Article IX of the Bylaws of Logan’s Roadhouse of Texas, Inc.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits.

The following exhibits are included as exhibits to this Registration Statement.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of August 27, 2010, by and among LRI Holdings, Inc., Roadhouse Parent Inc., Roadhouse Merger Inc. and LRI Acquisition, LLC, as the Stockholders’ Representative.*
3.1	Amended and Restated Certificate of Incorporation of LRI Holdings, Inc.*
3.2	Amended and Restated By-Laws of LRI Holdings, Inc.*
3.3	Amended and Restated Charter (as amended) of Logan’s Roadhouse, Inc.*
3.4	Amended and Restated Bylaws of Logan’s Roadhouse, Inc.*
3.5	Articles of Incorporation of Logan’s Roadhouse of Texas, Inc.*
3.6	By-Laws of Logan’s Roadhouse of Texas, Inc.*
3.7	For Profit Articles of Incorporation of Logan’s Roadhouse of Kansas, Inc.*
3.8	By-Laws of Logan’s Roadhouse of Kansas, Inc.*
4.1	Credit Agreement, dated as of October 4, 2010, among Roadhouse Merger Inc. (to be merged with and into LRI Holdings, Inc.) and Roadhouse Financing Inc. (to be merged with and into Logan’s Roadhouse, Inc.), as Borrower, the Several Lenders from Time to Time Parties thereto, JPMorgan Chase Bank, N.A., Credit Suisse AG, as Co-Documentation Agents, Credit Suisse AG, as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, together with the Joinder to the Credit Agreement, dated as of October 4, 2010, made by LRI Holdings, Inc. and Logan’s Roadhouse, Inc. for the benefit of the Lenders under the Credit Agreement.*
4.2	First Lien Guarantee and Collateral Agreement, dated as of October 4, 2010, made by Roadhouse Merger Inc. (to be merged with and into LRI Holdings, Inc.) and Roadhouse Financing Inc. (to be merged with and into Logan’s Roadhouse, Inc.) and the Guarantors Identified Therein, in favor of JPMorgan Chase Bank, N.A., as Administrative Agent, together with the Assumption Agreement to the First lien Guarantee and the Collateral Agreement, dated October 4, 2010, made by LRI Holdings, Inc., Logan’s Roadhouse, Inc., Logan’s Roadhouse of Texas, Inc. and Logan’s Roadhouse of Kansas, Inc. in favor of JPMorgan Chase Bank N.A., as Administrative Agent under the Credit Agreement.*
4.3	Security Agreement, dated as of October 4, 2010, made by Roadhouse Merger Inc. (to be merged with and into LRI Holdings, Inc.) and Roadhouse Financing Inc. (to be merged with and into Logan’s Roadhouse, Inc.), in favor of Wells Fargo Bank, National Association, as Collateral Agent, together with the Joinder Agreement to Security Agreement dated as of October 4, 2010 made by LRI Holdings, Inc., Logan’s Roadhouse, Inc., Logan’s Roadhouse of Texas, Inc., Logan’s Roadhouse of Kansas, Inc., in favor of Wells Fargo Bank, National Association, as Collateral Agent under the Security Agreement.*
4.4	Intercreditor Agreement, dated as of October 4, 2010, among JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Collateral Agent, Roadhouse Financing Inc. (to be merged with and into Logan’s Roadhouse, Inc.), and each of the other Loan Parties party thereto, together with the Joinder to Intercreditor Agreement dated as of October 4, 2010 by LRI Holdings, Inc., Logan’s Roadhouse, Inc., Logan’s Roadhouse of Texas, Inc., Logan’s Roadhouse of Kansas, Inc., in favor of JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association.*
4.5	Indenture, dated as of October 4, 2010, among Roadhouse Financing Inc. (to be merged with and into Logan’s Roadhouse, Inc.), Roadhouse Merger Inc. (to be merged with and into LRI Holdings, Inc.) and Wells Fargo Bank, National Association, as Trustee and Wells Fargo Bank, National Association, as Collateral Agent, relating to the 10.75% Senior Secured Notes due 2017, together with the Supplemental Indenture for Merger entered into as of October 4, 2010 by and among Logan’s Roadhouse, Inc., LRI Holdings, Inc., Logan’s Roadhouse of Texas, Inc., Logan’s Roadhouse of Kansas, Inc., Wells Fargo Bank, National Association, as Trustee and Wells Fargo Bank, National Association, as Collateral Agent under the Indenture.*
4.6	Form of 10.75% Senior Secured Note due 2017 (included in Exhibit 4.5 hereto).*

Exhibit
Number		Description

4.7		Registration Rights Agreement, dated as of October 4, 2010, by and among Roadhouse Financing Inc., Roadhouse Merger Inc., and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, relating to the 10.75% Senior Secured Notes due 2017, together with the Joinder to Registration Rights Agreement dated October 4, 2010 by and among Roadhouse Financing Inc., Roadhouse Merger Inc., and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC.*
5.1		Opinion of Debevoise & Plimpton LLP.*
5.2		Form of Opinion of Bass, Berry & Sims PLC.
5.3		Opinion of Stinson Morrison Hecker LLP.
5.4		Opinion of Brown McCarroll, L.L.P.
10	.1†	Employment agreement with G. Thomas Vogel, effective as of March 23, 2011.*
10	.2†	Roadhouse Holding Inc. Stock Incentive Plan.*
10	.3†	Stockholders’ Agreement, dated November 19, 2010, among Roadhouse Holding Inc., Kelso Investment Associates VIII, L.P., Stephen R. Anderson, Amy L. Bertauski, David Cavallin, Scott Dever, Robert R. Effner, James B. Kuehnhold, Paul S. Pendleton, Lynne D. Wildman and George T. Vogel.*
10	.4†	Advisory Agreement, dated October 4, 2010, between Logan’s Roadhouse, Inc. and Kelso & Company, L.P.*
10	.5†	Stockholder’s Registration Rights Agreement, dated as of November 19, 2010, among Roadhouse Holding Inc., Kelso Investment Associates VIII, L.P., KEP VI, LLC, Stephen R. Anderson, Amy L. Bertauski, David Cavallin, Scott Dever, Robert R. Effner, James B. Kuehnhold, Paul S. Pendleton, Lynne D. Wildman and George T. Vogel.*
10	.6†	Form of Stock Option Agreement.*
10	.7†	Logan’s Roadhouse, Inc. Non-Qualified Savings Plan.*
10	.8†	Logan’s Roadhouse, Inc. Non-Qualified Savings Plan, Rabbi Trust Agreement.*
10	.9†	Logan’s Roadhouse, Inc. 2007 Stock Option Plan.*
12.1		Statement regarding Computation of Ratios of Earnings to Fixed Charges.
21.1		List of Subsidiaries.*
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).*
23.3		Consent of Bass, Berry & Sims PLC (included in Exhibit 5.2).
23.4		Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.3).
23.5		Consent of Brown McCarroll, L.L.P. (included in Exhibit 5.4).
25.1		Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association.*
99.1		Form of Letter of Transmittal.
99.2		Form of Notice of Guaranteed Delivery.*
99.3		Form of Letter to Nominee.*
99.4		Form of Letter to Clients.*
99.5		Instruction to Registered Holder or DTC Participant From Beneficial Owner.*

†	Denotes management contract or compensatory plan or arrangement.

*	Previously filed.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, LRI Holdings, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on June 6, 2011.

LRI HOLDINGS, INC.

By:	/s/ Amy L. Bertauski
Name:     Amy L. Bertauski

Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 6, 2011 by the following persons in the capacities indicated.

Signature	Title

* G. Thomas Vogel	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Amy L. Bertauski Amy L. Bertauski	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Philip E. Berney	Director

* Stephen C. Dutton	Director

* Michael P. O’Donnell	Director

* Stanley de J. Osborne	Director

By:	/s/ Amy L. Bertauski Amy L. Bertauski as attorney-in-fact pursuant to authority granted by powers of attorney, copies of which have been previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Logan’s Roadhouse, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on June 6, 2011.

LOGAN’S ROADHOUSE, INC.

By:	/s/ Amy L. Bertauski
Name:     Amy L. Bertauski

Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 6, 2011 by the following persons in the capacities indicated.

Signature	Title

* G. Thomas Vogel	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Amy L. Bertauski Amy L. Bertauski	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Philip E. Berney	Director

* Stephen C. Dutton	Director

* Michael P. O’Donnell	Director

* Stanley de J. Osborne	Director

By:	/s/ Amy L. Bertauski Amy L. Bertauski as attorney-in-fact pursuant to authority granted by powers of attorney, copies of which have been previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Logan’s Roadhouse of Kansas, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on June 6, 2011.

LOGAN’S ROADHOUSE OF KANSAS, INC.

By:	/s/ Amy L. Bertauski
Name:      Amy L. Bertauski

Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 6, 2011 by the following persons in the capacities indicated.

Signature	Title

* G. Thomas Vogel	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Amy L. Bertauski Amy L. Bertauski	Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Amy L. Bertauski Amy L. Bertauski as attorney-in-fact pursuant to authority granted by powers of attorney, copies of which have been previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Logan’s Roadhouse of Texas, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on June 6, 2011.

LOGAN’S ROADHOUSE OF TEXAS, INC.

By:	/s/ Amy L. Bertauski
Name:     Amy L. Bertauski

Title:	Assistant Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 6, 2011 by the following persons in the capacities indicated.

Signature	Title

* William M. Brown	President, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

* Robert A. Dennison III	Secretary and Director

/s/ Amy L. Bertauski Amy L. Bertauski	Assistant Treasurer and Director

By:	/s/ Amy L. Bertauski Amy L. Bertauski as attorney-in-fact pursuant to authority granted by powers of attorney, copies of which have been previously filed

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of August 27, 2010, by and among LRI Holdings, Inc., Roadhouse Parent Inc., Roadhouse Merger Inc. and LRI Acquisition, LLC, as the Stockholders’ Representative.*
3.1	Amended and Restated Certificate of Incorporation of LRI Holdings, Inc.*
3.2	Amended and Restated By-Laws of LRI Holdings, Inc.*
3.3	Amended and Restated Charter (as amended) of Logan’s Roadhouse, Inc.*
3.4	Amended and Restated Bylaws of Logan’s Roadhouse, Inc.*
3.5	Articles of Incorporation of Logan’s Roadhouse of Texas, Inc.*
3.6	By-Laws of Logan’s Roadhouse of Texas, Inc.*
3.7	For Profit Articles of Incorporation of Logan’s Roadhouse of Kansas, Inc.*
3.8	By-Laws of Logan’s Roadhouse of Kansas, Inc.*
4.1	Credit Agreement, dated as of October 4, 2010, among Roadhouse Merger Inc. (to be merged with and into LRI Holdings, Inc.) and Roadhouse Financing Inc. (to be merged with and into Logan’s Roadhouse, Inc.), as Borrower, the Several Lenders from Time to Time Parties thereto, JPMorgan Chase Bank, N.A., Credit Suisse AG, as Co-Documentation Agents, Credit Suisse AG, as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, together with the Joinder to the Credit Agreement, dated as of October 4, 2010, made by LRI Holdings, Inc. and Logan’s Roadhouse, Inc. for the benefit of the Lenders under the Credit Agreement.*
4.2	First Lien Guarantee and Collateral Agreement, dated as of October 4, 2010, made by Roadhouse Merger Inc. (to be merged with and into LRI Holdings, Inc.) and Roadhouse Financing Inc. (to be merged with and into Logan’s Roadhouse, Inc.) and the Guarantors Identified Therein, in favor of JPMorgan Chase Bank, N.A., as Administrative Agent, together with the Assumption Agreement to the First lien Guarantee and the Collateral Agreement, dated October 4, 2010, made by LRI Holdings, Inc., Logan’s Roadhouse, Inc., Logan’s Roadhouse of Texas, Inc. and Logan’s Roadhouse of Kansas, Inc. in favor of JPMorgan Chase Bank N.A., as Administrative Agent under the Credit Agreement.*
4.3	Security Agreement, dated as of October 4, 2010, made by Roadhouse Merger Inc. (to be merged with and into LRI Holdings, Inc.) and Roadhouse Financing Inc. (to be merged with and into Logan’s Roadhouse, Inc.), in favor of Wells Fargo Bank, National Association, as Collateral Agent, together with the Joinder Agreement to Security Agreement dated as of October 4, 2010 made by LRI Holdings, Inc., Logan’s Roadhouse, Inc., Logan’s Roadhouse of Texas, Inc., Logan’s Roadhouse of Kansas, Inc., in favor of Wells Fargo Bank, National Association, as Collateral Agent under the Security Agreement.*
4.4	Intercreditor Agreement, dated as of October 4, 2010, among JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Collateral Agent, Roadhouse Financing Inc. (to be merged with and into Logan’s Roadhouse, Inc.), and each of the other Loan Parties party thereto, together with the Joinder to Intercreditor Agreement dated as of October 4, 2010 by LRI Holdings, Inc., Logan’s Roadhouse, Inc., Logan’s Roadhouse of Texas, Inc., Logan’s Roadhouse of Kansas, Inc., in favor of JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association.*
4.5	Indenture, dated as of October 4, 2010, among Roadhouse Financing Inc. (to be merged with and into Logan’s Roadhouse, Inc.), Roadhouse Merger Inc. (to be merged with and into LRI Holdings, Inc.) and Wells Fargo Bank, National Association, as Trustee and Wells Fargo Bank, National Association, as Collateral Agent, relating to the 10.75% Senior Secured Notes due 2017, together with the Supplemental Indenture for Merger entered into as of October 4, 2010 by and among Logan’s Roadhouse, Inc., LRI Holdings, Inc., Logan’s Roadhouse of Texas, Inc., Logan’s Roadhouse of Kansas, Inc., Wells Fargo Bank, National Association, as Trustee and Wells Fargo Bank, National Association, as Collateral Agent under the Indenture.*
4.6	Form of 10.75% Senior Secured Note due 2017 (included in Exhibit 4.5 hereto).*

Exhibit
Number		Description

4.7		Registration Rights Agreement, dated as of October 4, 2010, by and among Roadhouse Financing Inc., Roadhouse Merger Inc., and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, relating to the 10.75% Senior Secured Notes due 2017, together with the Joinder to Registration Rights Agreement dated October 4, 2010 by and among Roadhouse Financing Inc., Roadhouse Merger Inc., and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC.*
5.1		Opinion of Debevoise & Plimpton LLP.*
5.2		Form of Opinion of Bass, Berry & Sims PLC.
5.3		Opinion of Stinson Morrison Hecker LLP.
5.4		Opinion of Brown McCarroll, L.L.P.
10	.1†	Employment agreement with G. Thomas Vogel, effective as of March 23, 2011.*
10	.2†	Roadhouse Holding Inc. Stock Incentive Plan.*
10	.3†	Stockholders’ Agreement, dated November 19, 2010, among Roadhouse Holding Inc., Kelso Investment Associates VIII, L.P., Stephen R. Anderson, Amy L. Bertauski, David Cavallin, Scott Dever, Robert R. Effner, James B. Kuehnhold, Paul S. Pendleton, Lynne D. Wildman and George T. Vogel.*
10	.4†	Advisory Agreement, dated October 4, 2010, between Logan’s Roadhouse, Inc. and Kelso & Company, L.P.*
10	.5†	Stockholder’s Registration Rights Agreement, dated as of November 19, 2010, among Roadhouse Holding Inc., Kelso Investment Associates VIII, L.P., KEP VI, LLC, Stephen R. Anderson, Amy L. Bertauski, David Cavallin, Scott Dever, Robert R. Effner, James B. Kuehnhold, Paul S. Pendleton, Lynne D. Wildman and George T. Vogel.*
10	.6†	Form of Stock Option Agreement.*
10	.7†	Logan’s Roadhouse, Inc. Non-Qualified Savings Plan.*
10	.8†	Logan’s Roadhouse, Inc. Non-Qualified Savings Plan, Rabbi Trust Agreement.*
10	.9†	Logan’s Roadhouse, Inc. 2007 Stock Option Plan.*
12.1		Statement regarding Computation of Ratios of Earnings to Fixed Charges.
21.1		List of Subsidiaries.*
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).*
23.3		Consent of Bass, Berry & Sims PLC (included in Exhibit 5.2).
23.4		Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.3).
23.5		Consent of Brown McCarroll, L.L.P. (included in Exhibit 5.4).
25.1		Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association.*
99.1		Form of Letter of Transmittal.
99.2		Form of Notice of Guaranteed Delivery.*
99.3		Form of Letter to Nominee.*
99.4		Form of Letter to Clients.*
99.5		Instruction to Registered Holder or DTC Participant From Beneficial Owner.*

†	Denotes management contract or compensatory plan or arrangement.

*	Previously filed.